 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 22, 1998
                                                      REGISTRATION NO. 333-65491
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            AMENDMENT NO. 2 TO
                                    FORM S-4
                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933

                           REGENCY REALTY CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         FLORIDA                      6798                  59-3191743
     (STATE OR OTHER      (PRIMARY STANDARD INDUSTRIAL   (I.R.S. EMPLOYER
       JURISDICTION       CLASSIFICATION CODE NUMBER)  IDENTIFICATION NO.)
   OF INCORPORATION OR
      ORGANIZATION)

                       121 WEST FORSYTH STREET, SUITE 200
                          JACKSONVILLE, FLORIDA 32202
                                 (904) 356-7000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                             MARTIN E. STEIN, JR.,
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                       121 WEST FORSYTH STREET, SUITE 200
                          JACKSONVILLE, FLORIDA 32202
                                 (904) 356-7000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:

      CHARLES E. COMMANDER III                      MICHAEL T. BLAIR
           LINDA Y. KELSO                         MAYER, BROWN & PLATT
           FOLEY & LARDNER                      190 SOUTH LASALLE STREET
          200 LAURA STREET                       CHICAGO, ILLINOIS 60603
     JACKSONVILLE, FLORIDA 32202                     (312) 782-0600
           (904) 359-2000

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                        REGENCY REALTY CORPORATION
                     [LOGO OF Regency REALTY APPEARS HERE]

NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Regency Realty
Corporation, a Florida corporation ("Regency"), will be held on          , 1999
at    , Eastern Standard Time, at     ,     , Jacksonville, Florida 32202, for
the following purposes:

  1. to consider and vote upon the approval of the Agreement and Plan of Merger dated as of September 23, 1998 (the "Merger Agreement"), between Regency and Pacific Retail Trust, a Maryland real estate investment trust ("Pacific Retail"), pursuant to which among other matters, (i) Pacific Retail will be merged with and into Regency, (ii) each outstanding Pacific Retail common share will be converted into the right to receive 0.48 share of Regency common stock and (iii) each outstanding Pacific Retail preferred share will be converted into the right to receive 0.48 share of Regency preferred stock of a comparable series, all as more fully described in the accompanying Joint Proxy Statement and Prospectus;

  2. to consider and vote upon amendments to Regency's Articles of Incorporation (the "Regency Articles Amendment") to permit Security Capital Holdings S.A. ("SC-USRealty"), Regency's largest shareholder and the controlling shareholder of Pacific Retail, to acquire the Regency common stock issuable to it in the merger and to prohibit Non-U.S. Persons (other than Security Capital Holdings S.A. and certain related parties) from directly or indirectly acquiring Regency capital stock so long as Non-U.S. Persons own 50% or more of the issued and outstanding shares of Regency capital stock, as more fully described in the accompanying Joint Proxy Statement and Prospectus;

  3. to consider and vote on Amendment No. 1 to the Regency 1993 Long-Term Omnibus Plan (the "Regency Incentive Plan") to increase the number of shares available for award under the Regency Incentive Plan to incorporate the shares authorized under Pacific Retail's stock option plan and to expand the class of eligible participants to include three departing Pacific Retail executives, as more fully described in the accompanying Joint Proxy Statement and Prospectus; and

  4. to transact any other business that may properly come before the special meeting or any adjournment or postponement thereof.

Copies of the Merger Agreement and the Regency Articles Amendment are set forth as Annex A and Annex D, respectively, to the Joint Proxy Statement and Prospectus and are incorporated herein by reference.

The Regency Board of Directors has fixed December 18, 1998, as the record date for the determination of shareholders entitled to notice of and to vote at the special meeting. The affirmative vote of the holders of a majority of the outstanding Regency common stock is required to approve the Merger Agreement. Assuming the presence of a quorum, the affirmative vote of a majority of the outstanding shares of Regency common stock voting with respect to the proposed Regency Articles Amendment is required to approve Proposal 2. The affirmative vote of a majority of the Regency common stock voted with respect to the amendment to the Regency Incentive Plan is required to approve Proposal 3 (provided that more than 50% of the votes entitled to be cast are voted on the proposal). The approval of each proposal is a condition to the approval of each other proposal. Holders of Regency common stock are not entitled to dissenters' rights under Florida law in connection with any of the proposals.

The attached Joint Proxy Statement and Prospectus is being sent to the holder of Regency's Class B Non-Voting Common Stock for its information only; such holder is not entitled to notice of, or to vote at, the special meeting.

REGENCY'S BOARD OF DIRECTORS HAS APPROVED AND RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE MERGER AND THE TWO OTHER PROPOSALS BEING SUBMITTED TO A VOTE OF SHAREHOLDERS.

IT IS VERY IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE SPECIAL MEETING WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED PRE-ADDRESSED, POSTAGE-PAID ENVELOPE.

                                          Very truly yours,

                                          J. Christian Leavitt
                                          Secretary

December  , 1998

                              PACIFIC RETAIL TRUST

NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Pacific Retail Trust, a
Maryland real estate investment trust ("Pacific Retail"), will be held on January 29, 1999 at 8:30 a.m., Central time, at the offices of Pacific Retail, 8140 Walnut Hill Lane, Suite 400, Dallas, Texas, 75231, for the following purposes:

  1. to consider and vote upon the approval of the Agreement and Plan of Merger dated as of September 23, 1998 (the "Merger Agreement"), between Pacific Retail and Regency Realty Corporation, a Florida corporation ("Regency") (an affiliate of Security Capital Holdings S.A., Pacific Retail's largest shareholder), pursuant to which among other matters,
     (i) Pacific Retail will be merged with and into Regency, (ii) each outstanding Pacific Retail common share will be converted into the right to receive 0.48 share of Regency common stock and (iii) each outstanding Pacific Retail preferred share will be converted into the right to receive 0.48 share of Regency preferred stock of a comparable series, all as more fully described in the accompanying Joint Proxy Statement and Prospectus; and

  2. to transact any other business that may properly come before the special meeting or any adjournment or postponement thereof.

A copy of the Merger Agreement is set forth as Annex A to the Joint Proxy Statement and Prospectus and is incorporated herein by reference.

The Pacific Retail Board of Trustees has fixed        , 1998, as the record
date for the determination of shareholders entitled to notice of and to vote at the special meeting. The affirmative vote of the holders of a majority of the votes entitled to be cast by holders of Pacific Retail common shares and preferred shares, voting together as a single class, is required to approve the merger and the Merger Agreement.

HOLDERS OF PACIFIC RETAIL COMMON SHARES AND PREFERRED SHARES ARE ENTITLED TO DISSENTERS' RIGHTS UNDER MARYLAND LAW IN CONNECTION WITH THE PROPOSALS.

PACIFIC RETAIL'S BOARD OF TRUSTEES HAS APPROVED THE MERGER AND RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE MERGER.

Whether or not you plan to attend the special meeting, please complete, date and sign the enclosed proxy card and mail it promptly in the enclosed pre-addressed, postage-paid envelope.

                                          Very truly yours,

                                          Jane E. Mody
                                          Secretary

December  , 1998

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+THE INFORMATION IN THIS JOINT PROXY STATEMENT AND PROSPECTUS IS NOT COMPLETE + +AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION + +STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. +
+THIS JOINT PROXY STATEMENT AND PROSPECTUS IS NOT AN OFFER TO SELL THESE       +
+SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY      +
+STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
PROPOSED MERGER

                             YOUR VOTE IS IMPORTANT

THE BOARD OF DIRECTORS OF REGENCY REALTY CORPORATION AND THE BOARD OF TRUSTEES OF PACIFIC RETAIL TRUST SOLICIT YOUR VOTE WITH RESPECT TO THE MERGER OF PACIFIC RETAIL INTO REGENCY.

J EXCHANGE RATIO:

               Each Pacific Retail share will be converted into .48 of a Regency share.

J Based on the closing price of Regency common stock on the New York Stock
  Exchange on     , 1998, the equivalent value of a Pacific Retail common share
  on such date was $   . Regency common stock is traded on the New York Stock
  Exchange under the symbol "REG." We encourage you to get updated Regency stock quotations.

J Based on the ownership of Security Capital Holdings S.A. and management in Regency and Pacific Retail, the approval of the merger and each other proposal is assured.

                                                % OF REGENCY VOTING STOCK
                               MAXIMUM SHARES    OWNED BY PACIFIC RETAIL
                             ISSUABLE IN MERGER SHAREHOLDERS AFTER MERGER
                             ------------------ -------------------------
      Regency common stock       30,749,097               53.3%
      Regency preferred
       stock (1 holder)           1,502,532                2.6%

J Upon completion of the merger, Security Capital Holdings S.A. will own 52.3% of the Regency common stock.

J SEE "RISK FACTORS" BEGINNING ON PAGE 19 FOR A DISCUSSION OF RISKS RELATING TO
  THE MERGER.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this Joint Proxy Statement and Prospectus. Any representation to the contrary is a criminal offense.

   Joint Proxy Statement and Prospectus dated     , 1998 and first mailed to
                          shareholders on     , 1998.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
MERGER SUMMARY............................................................   1
Historical Financial Data of Regency......................................  10
Historical Financial Data of Pacific Retail...............................  12
Regency Pro Forma Summary Financial Data..................................  13
Comparative Market and Per Share Data.....................................  15
Disclosure Regarding Forward-Looking Statements...........................  16
INCORPORATION BY REFERENCE................................................  17
RISK FACTORS..............................................................  19
  Risk Factors Relating to the Merger.....................................  19
  Risk Factors Relating to Ownership of Regency Common Stock..............  20
REGENCY...................................................................  28
  Operating and Investment Philosophy.....................................  28
  Grocery-Anchored Infill Strategy........................................  29
  Research Driven Market Selection........................................  29
  Retail Operating System.................................................  29
  Acquisition Track Record................................................  30
  Capital Strategy........................................................  31
  Available Information...................................................  31
PACIFIC RETAIL............................................................  32
  Description of Business.................................................  32
  Properties..............................................................  33
  Tenants.................................................................  33
  Leases and Rental Revenues..............................................  34
  Historical Financial Data of Pacific Retail.............................  36
  Management's Discussion and Analysis of Financial Condition and Results
   of Operations..........................................................  37
  Investment Policies of Pacific Retail...................................  43
THE COMBINED COMPANY......................................................  48
THE MERGER................................................................  50
  Terms of the Merger.....................................................  50
  The Subsidiary Mergers..................................................  50
  Background of the Merger................................................  51
  Reasons for the Merger; Recommendations of the Regency Board............  57
  Opinion of Regency's Financial Advisor..................................  59
  Reasons for the Merger; Recommendations of the Pacific Retail Board.....  65
  Opinion of Pacific Retail's Financial Advisor...........................  67
  Interests of Certain Parties............................................  73
  Voting Agreement........................................................  73
  Transfer Restriction Agreements.........................................  74
  Amendment to Stockholders Agreement.....................................  74
  Material Federal Income Tax Consequences................................  77
  Accounting Treatment....................................................  82
  Restrictions on Sales by Affiliates.....................................  82
  Dissenters' Rights......................................................  82
THE MERGER AGREEMENT......................................................  84
  Regency Board Recommendation............................................  84
  Pacific Retail Board Recommendation.....................................  84

                                                                           PAGE
                                                                           ----
  General.................................................................  84
  Effective Time of the Merger............................................  84
  Exchange of Pacific Retail Share Certificates...........................  85
  Conditions to the Merger................................................  86
  Representations and Warranties..........................................  87
  Certain Covenants.......................................................  87
  Distributions...........................................................  90
  No Solicitation of Transactions.........................................  90
  Termination.............................................................  91
  Termination Amount......................................................  92
  Indemnification.........................................................  93
  Amendment And Waiver....................................................  94
APPROVAL OF THE REGENCY ARTICLES AMENDMENT................................  94
  Description of Amendment................................................  94
  Possible Effect of Proposed Amendment...................................  97
AMENDMENT TO THE REGENCY INCENTIVE PLAN...................................  98
  General.................................................................  98
  Increase in Number of Shares............................................  98
  Possible Effect of Proposed Increase....................................  99
  Description of the Plan.................................................  99
  Amendment to Allow Substitute Options for Departing Pacific Retail
   Executives............................................................. 101
  Substitute Options After the Merger..................................... 102
  Other Regency Incentive Plan Programs................................... 103
INFORMATION CONCERNING EXECUTIVE OFFICERS AND DIRECTORS OF REGENCY AFTER
 THE MERGER............................................................... 104
  Executive Compensation.................................................. 106
THE SPECIAL MEETINGS OF SHAREHOLDERS...................................... 108
  The Regency Special Meeting............................................. 108
  The Pacific Retail Special Meeting...................................... 109
COMPARISON OF SHAREHOLDER RIGHTS.......................................... 111
  Authorized Shares....................................................... 112
  Special Meetings of Shareholders........................................ 112
  Shareholder Nominations and Proposals................................... 112
  Limitation of Personal Liability of Directors........................... 113
  Classified Board of Directors........................................... 113
  Removal of Directors.................................................... 113
  Standard of Conduct for Directors and Trustees.......................... 114
  Board Committees........................................................ 114
  Amendment of Pacific Retail Declaration or the Regency Articles......... 114
  Shareholder Inspection of Books and Records............................. 115
  Dividends and Other Distributions....................................... 115
  Maryland Asset Requirements............................................. 116
  Action by Written Consent of Shareholders............................... 116
  Appraisal Rights........................................................ 116
  Indemnification......................................................... 117
  Business Combinations................................................... 118
  Control Share Acquisitions.............................................. 119
  Other Constituencies.................................................... 120

                                                                           PAGE
                                                                           ----
DESCRIPTION OF REGENCY SECURITIES......................................     121
  Regency Common Stock.................................................     121
  Special Common Stock.................................................     121
  Regency Preferred Stock..............................................     122
  Restrictions on Ownership............................................     124
  Staggered Board of Directors.........................................     127
  Advance Notice Provisions for Shareholder Nominations and Shareholder
   Proposals...........................................................     127
  Certain Provisions of Florida Law....................................     128
PRINCIPAL SHAREHOLDERS OF PACIFIC RETAIL...............................     128
CERTAIN PACIFIC RETAIL RELATIONSHIPS AND TRANSACTIONS..................     130
  Investor Agreement...................................................     130
  Registration Rights Agreements.......................................     130
  Shareholders Agreement...............................................     131
  Private Offerings....................................................     131
  Partnership Affiliation..............................................     132
  Share Purchase Program...............................................     132
LEGAL MATTERS..........................................................     133
INDEPENDENT PUBLIC ACCOUNTANTS AND EXPERTS.............................     133
EXPENSES OF SOLICITATION...............................................     133
SHAREHOLDER PROPOSALS..................................................     134
INDEX TO FINANCIAL STATEMENTS..........................................    FS-1
ANNEXES
  Agreement and Plan of Merger......................................... Annex A
  Opinion of Prudential Securities Incorporated........................ Annex B
  Opinion of Goldman, Sachs & Co....................................... Annex C
  Amendment to Articles of Incorporation of Regency Realty Corporation. Annex D
  Amendment No. 3 to Stockholders Agreement............................ Annex E
  Designations of Regency Series 1 and Series 2 Preferred Stock........ Annex F
  Title 3, Subtitle 2 of the Maryland General Corporation Law and Title
   8, Subtitle 5 of the Corporations and Associations Article of the
   Annotated Code of Maryland.......................................... Annex G

MERGER SUMMARY

The following summary is qualified in its entirety by the detailed information appearing elsewhere or incorporated in this Joint Proxy Statement and Prospectus. We urge you to review the entire Joint Proxy Statement and Prospectus including its Annexes. Page references are provided in this summary to assist your review.

THE MERGING COMPANIES

                                            121 West Forsyth Street
REGENCY (see page 28)                       Suite 200
                                            Jacksonville, Florida 32202
                                            (904) 356-7000

Regency acquires, owns, develops and manages grocery-anchored, neighborhood shopping centers in the eastern United States. With the completion of its initial public offering in 1993, Regency became a real estate investment trust. It was previously part of the real estate business of The Regency Group, Inc. which began in 1963.

                                            8140 Walnut Hill Lane
PACIFIC RETAIL (see page 32)                Dallas, Texas 75231
                                            (214) 696-9500

Pacific Retail acquires, owns, develops and manages primarily grocery-anchored, neighborhood shopping centers in the western United States. It was formed as a Maryland real estate investment trust in 1995.

THE TERMS OF THE MERGER (see page 50)

When the merger becomes effective upon satisfaction of certain conditions, the following will occur:

    [_]  Pacific Retail will merge into Regency.

    [_] Each outstanding Pacific Retail common share will convert into the right to receive 0.48 share of Regency common stock.

Regency Series 1 and Regency Series 2 preferred stock will be issued based on a
0.48 exchange ratio to Opportunity Capital Partners Limited Partnership, the sole holder of Pacific Retail preferred shares and the holder of 1,000,000 Pacific Retail common shares. The Regency preferred stock will be convertible into a maximum of 1,502,532 shares of common stock, which would represent 2.6% of the common stock if outstanding as of December 18, 1998. Opportunity Capital Partners Limited Partnership also owns 1,804,730 shares of Regency common stock and will receive 480,000 shares of Regency common stock in the merger in exchange for Pacific Retail common shares. Through its ownership of Regency common and preferred stock, it will control 6.6% of the vote of Regency shareholders after the merger.

Regency shareholders will continue to own their existing shares after the merger.

DISSENTERS' RIGHTS

REGENCY

Because the Regency common stock is listed on the New York Stock Exchange, Regency shareholders do not have dissenters' rights under Florida law.

PACIFIC RETAIL (see page 82)

If you own Pacific Retail common or preferred shares, you have the right to dissent from the merger and receive cash for the fair value of your shares. To exercise this right, you must strictly comply with the procedures outlined under Maryland law. This includes filing a written objection to the merger before or at the Pacific Retail special meeting and not voting in favor of the merger. Failure to follow the procedures under Maryland law will result in you losing your right to receive cash for the fair value of your shares. The merger agreement provides that if holders of more than 10% of the Pacific Retail shares dissent from the merger, the merger may not close.

THE COMBINED COMPANY










DIVIDEND DISTRIBUTIONS (see page 90)

Regency expects to continue its present dividend policy after the merger, although such distributions are dependent upon Regency's cash flow available for distribution and are determined in the discretion of Regency's board of directors.

Based on Regency's 1998 annual distribution of $1.76 per share and the 0.48 exchange ratio, holders of Pacific Retail common shares would have received an equivalent distribution of $0.8448 per Pacific Retail common share giving effect to the merger, a 9.7% increase over Pacific Retail's 1998 annual distribution of $0.77 per share. No assurance can be given that past distribution levels will be maintained.

PRIMARY BENEFITS OF MERGING (see page 48)

The merger will create the largest national REIT that focuses predominantly on grocery-anchored shopping centers. Management expects this to generate greater funds from operation per share than would be generated by the separate companies because the combined company can:

   [_] Use the combined research capacities to identify acquisition, development and leasing opportunities throughout the U.S., including expansion opportunities for leading grocery chains and national retailers with which the separate companies have relationships.

   [_] Create operating and financial efficiencies of over $5 million annually by the year 2000, primarily from:

          . more favorable terms for debt and equity offerings because of size and geographic diversification, and

          . cost savings by reducing common overhead.

POTENTIAL DETRIMENTS OF MERGING (see page 48)

   [_] The exchange ratio was fixed at the time the merger agreement was signed. At the time shares are exchanged, Regency shares may have a greater value, to the detriment of Regency shareholders, or a lower value, to the detriment of Pacific Retail's shareholders, than the fixed value. The value to be received by Pacific Retail shareholders cannot be guaranteed.

   [_] The large size of the combining companies may make rapid integration of Regency and Pacific Retail more difficult, and the efficiencies expected to result from the merger may be delayed.

   [_] SC-USRealty will own 59.4% of Regency's common stock, or 52.3% fully diluted. Any change of control of Regency would be extremely unlikely after the merger, unless SC-USRealty concurs. SC-USRealty will control the vote of Regency's shareholders after the merger if SC-USRealty's standstill agreement ends and SC-USRealty continues to own more than 50% of the Regency common stock.

   [_] Holders of Regency and Pacific Retail shares will each become subject to the real estate risks of the markets in which the other company currently operates.

VOTING CONTROL OF MERGING COMPANIES BY SC-USREALTY & MANAGEMENT

REGENCY

SC-USRealty owns 46.0% of the outstanding Regency common stock and has agreed to vote all of its Regency common stock in favor of each proposal. As of the Regency record date, Regency's directors and executive officers, all of whom have indicated that they will vote their Regency common stock in favor of each proposal, owned approximately 7.8% of the outstanding Regency common stock. Assuming that SC-USRealty and such directors and executive officers vote in favor of each proposal, each proposal will be approved.

PACIFIC RETAIL

SC-USRealty owns 69.9% of the total number of votes entitled to be cast and has agreed to vote all of its Pacific Retail shares in favor of the merger. Assuming that SC-USRealty votes in favor of the merger, the merger will be approved. As of the Pacific Retail record date, Pacific Retail's trustees and executive officers, all of whom have indicated that they will vote their Pacific Retail shares in favor of the merger, owned approximately 0.7% of the total number of votes entitled to be cast.

RECOMMENDATION OF EACH COMPANY'S BOARD

Pacific Retail's board has unanimously approved the merger. The members of Regency's board present at the meeting, other than SC-USRealty's representatives, who abstained from the vote, unanimously approved the merger. BOTH BOARDS RECOMMEND THAT THEIR SHAREHOLDERS VOTE "FOR" THE MERGER.

OPINION OF REGENCY'S FINANCIAL ADVISOR (see page 59)

In the opinion of Prudential Securities Incorporated dated September 23, 1998, the consideration to be paid by Regency in the merger is fair, from a financial point of view, to the shareholders of Regency other than SC-USRealty. Regency has agreed to pay Prudential Securities $350,000 upon consummation of the merger, in addition to a $250,000 fee already paid, and to indemnify them against certain liabilities arising out of their service as Regency's financial advisor.

You are urged to read their complete opinion in Annex B and the more detailed description of their opinion and its scope beginning on page 59.

OPINION OF PACIFIC RETAIL'S FINANCIAL ADVISOR (see page 67)

In the opinion of Goldman, Sachs & Co. dated September 23, 1998, the exchange ratio of 0.48 share of Regency common stock to be paid for each Pacific Retail common share is fair from a financial point of view to the holders of Pacific Retail common shares other than SC-USRealty. No part of Goldman Sachs' $500,000 fee is dependent upon completion of the merger. Pacific Retail has agreed to indemnify Goldman Sachs for certain liabilities arising out of their service as Pacific Retail's financial advisor.

You are urged to read their complete opinion in Annex C and the more detailed description of their opinion and its scope beginning on page 67.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES (see page 77)

In the opinion of Mayer, Brown & Platt, based on certain factual representations of Regency, Pacific Retail and SC-USRealty, the merger will be treated for federal income tax purposes as a reorganization within the meaning of section 368(a) of the Internal Revenue Code. Accordingly,

    J no gain or loss will be recognized by Pacific Retail shareholders except to the extent of cash received for fractional shares or pursuant to the exercise of dissenters' rights,

    J  no gain or loss will be recognized by Regency shareholders, and

    J  no gain or loss will be recognized by the merging companies.

In the opinion of Foley & Lardner, based on certain factual representations of Regency and Pacific Retail, the consummation of the merger will not jeopardize the status of Regency as a real estate investment trust under the Internal Revenue Code.

INFORMATION ABOUT THE MERGER AGREEMENT

We encourage you to read the merger agreement, attached as Annex A, in its entirety.

EFFECTIVE TIME OF THE MERGER

We currently expect the merger to become effective at 11:59 p.m., Eastern
Standard Time, on     , 1999 if all conditions to the merger are met.

CONDITIONS TO MERGER (see page 86)

The completion of the merger depends upon meeting a number of conditions, including:

    1. Approval of the merger by the shareholders of Pacific Retail and Regency.

    2. Approval by Regency's shareholders of Regency's articles amendment.

    3. Approval by Regency's shareholders of Amendment No. 1 to the Regency Incentive Plan.

    4. The consent of the lenders under Regency's and Pacific Retail's lines of credit.

    5. The authorization for listing on the New York Stock Exchange of the Regency common stock issuable as a result of the merger.

    6. Holders of not more than 10% of Pacific Retail common shares and preferred shares together exercising dissenters' rights.

    7. The receipt of legal opinions regarding the impact of the merger on Regency's REIT status and the treatment of the merger as a reorganization for tax purposes.

Any of the conditions to closing may be waived by the parties other than the shareholder approval conditions in 1, 2 and 3 above. If a material condition to the merger is waived, we will amend this Joint Proxy Statement and Prospectus and resolicit your votes.

TERMINATION (see page 91)

Regency and Pacific Retail can agree to terminate the merger agreement at any time, even if the shareholders of both companies have approved the merger. Also, either company can decide, without consent of the other, to terminate the merger agreement, if:

    1. The merger has not been completed on or before March 31, 1999,

    2. The other party materially fails to perform under the merger agreement,

    3. The board of the terminating party withdraws or modifies its recommendation that its shareholders approve the merger agreement because, for example, it receives an offer for a better deal, or

    4. The other party continues to negotiate or does not reject a proposal for an alternative transaction with another person within 15 days after receiving an alternative proposal.

MERGER TERMINATION FEE (see page 92)

Pacific Retail or Regency may be required to pay a $20 million termination fee under the following circumstances:

    J If a party terminates the merger agreement because its board withdraws or modifies its recommendation that shareholders approve the merger, because, for example, it receives an offer for a better deal, then it must pay $20 million to the other party.

    J If (a) the merger agreement is terminated by one party because the other party receives another offer and (b) within one year of termination the party receiving the offer agrees to a similar transaction, then it must pay the $20 million termination fee.

THE SPECIAL MEETINGS OF SHAREHOLDERS

THE PACIFIC RETAIL SPECIAL MEETING (see page 109)

    J  The Pacific Retail special meeting of shareholders is scheduled to be
       held at 8:30 a.m., central time, on      , 1999, at the offices of
       Pacific Retail at 8140 Walnut Hill Lane, Suite 400, Dallas, Texas
       75231.

    J  The Pacific Retail Board of Trustees fixed the close of business on
           , 1998 as the record date for the determination of holders of Pacific Retail shares entitled to notice of and to vote at the meeting.

THE PACIFIC RETAIL VOTE

    J Merger approval requires the affirmative vote of a majority of the votes entitled to be cast by holders Pacific Retail common and preferred shares, voting together as one class.

THE REGENCY SPECIAL MEETING (see page 108)

    J  The Regency special meeting of shareholders is scheduled to be held
       at     a.m., eastern standard time, EST on     , 1999, at    .

    J The Regency Board of Directors fixed the close of business on December 18, 1998 as the record date for determination of holders of Regency common stock entitled to notice of and to vote at the meeting.

OTHER REGENCY MEETING MATTERS

In addition to the merger, Regency shareholders are being asked to vote on amendments to Regency's articles of incorporation and Regency's employee incentive plan.

AMENDMENT OF REGENCY ARTICLES OF INCORPORATION (see page 94)

   [_] The Regency articles amendment will make it clear that SC-USRealty has the right to acquire the shares of Regency common stock issuable to it in the merger even though such issuance will cause more than 50% of the fair market value of Regency's common stock to be owned by non-U.S. persons.

   [_] The proposed Regency articles amendment contains prohibitions on the transfer of Regency stock to non-U.S. persons which will:

              . preserve Regency's ability to requalify as a domestically controlled REIT if ownership by non-U.S. persons falls below 50% or more by value of Regency's outstanding capital stock; and

              . ensure that once Regency returns to the status of a
                domestically controlled REIT, it will remain a domestically controlled REIT unless such restrictions are waived by SC-USRealty.

    Benefits and Detriments of the Amendment

   [_] The approval of the Regency articles amendment is a condition to the merger and was necessary to induce SC-USRealty to agree to vote its shares of Regency common stock in favor of the merger. Regency's ability to requalify as a domestically controlled REIT and its ability to remain a domestically controlled REIT if it does requalify are not expected to otherwise benefit any current shareholder of Regency other than SC-USRealty.

   [_] The transfer restrictions described above will limit the ability of shareholders other than SC-USRealty to transfer their shares to foreign persons.

   [_] We have attached a copy of the Regency articles amendment as Annex D.

AMENDMENT NO 1. TO REGENCY INCENTIVE PLAN (see page 98)

   [_] The Regency board of directors is proposing to increase the number of shares available for award under the Regency Incentive Plan by the number of shares, adjusted for the merger, authorized under the corresponding Pacific Retail option plan.

    J The Regency board is also proposing to amend the Regency Incentive Plan to permit the grant of substitute options to three departing Pacific Retail executives, in lieu of any other severance compensation.

    Benefits and Detriments of the Amendment

    J The amendment to the Regency Incentive Plan will provide the following benefits to Regency:

      . Shares will not otherwise be available to provide substitute options to employees or trustees of Pacific Retail who become employees or directors of Regency;

      . The ability to grant options improves Regency's ability to attract and maintain qualified personnel.

    J However, the Amendment to the Regency Incentive Plan may cause dilution to Regency's shareholders.

THE REGENCY VOTE (see page 108)

The following affirmative votes are required to approve each proposal:

        PROPOSAL               VOTE REQUIRED
        --------               -------------
 J Merger                      Majority of common stock outstanding
 J Articles Amendment          Majority of shares of common stock voting,
                                assuming a quorum
 J Amendment to Incentive Plan Majority of shares of common stock voting, if more than 50% of stock outstanding has voted

The approval of each proposal is a condition to the approval of each other proposal.

                      HISTORICAL FINANCIAL DATA OF REGENCY

The following table sets forth selected financial data relating to the results of operations and historical financial condition of Regency as of and for the nine months ended September 30, 1998 and September 30, 1997 and the years ended December 31, 1997, 1996, 1995, 1994 and 1993 (amounts in thousands, except per share data and property data). Such selected financial data is qualified in its entirety by and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes included in Regency's Quarterly Report on Form 10-Q for the nine months ended September 30, 1998 and Annual Report on Form 10-K for the year ended December 31, 1997, which are incorporated by reference in this Joint Proxy Statement and Prospectus.

                                        REGENCY REALTY CORPORATION
                          ----------------------------------------------------------
                                                                                       REGENCY
                                                                                     PROPERTIES
                           NINE MONTHS                                     PERIOD      PERIOD
                              ENDED                                        ENDED        ENDED
                          SEPTEMBER 30,      YEAR ENDED DECEMBER 31,    DECEMBER 31, NOVEMBER 3,
                          ---------------  ---------------------------- ------------ -----------
                           1998     1997    1997    1996   1995   1994      1993        1993
                          -------  ------  ------  ------ ------ ------ ------------ -----------
                           (UNAUDITED)
OPERATING DATA:
Revenues:
  Rental revenues.......  $93,717  62,840  89,306  43,433 31,555 25,673    3,094        7,375
  Management, leasing
   and brokerage fees...    8,023   6,289   8,448   3,444  2,426  2,332      572        2,247
  Equity in income of
   real estate
   partnership
   investments..........      511      20      33      70      4     17        3           18
                          -------  ------  ------  ------ ------ ------    -----       ------
    Total revenues......  102,251  69,149  97,787  46,948 33,985 28,022    3,669        9,640
                          -------  ------  ------  ------ ------ ------    -----       ------
Operating expenses:
  Operating, maintenance
   and real estate
   taxes................   22,128  16,016  22,904  12,065  8,683  7,140      862        3,365
  General and
   administrative.......   10,638   7,762   9,964   6,048  4,894  4,531      736        2,835
  Depreciation and
   amortization.........   17,985  11,502  16,303   8,059  5,854  5,266      679        1,564
                          -------  ------  ------  ------ ------ ------    -----       ------
    Total operating
     expenses...........   50,751  35,280  49,171  26,172 19,431 16,937    2,277        7,764
                          -------  ------  ------  ------ ------ ------    -----       ------
Interest expense net of
 income.................   18,320  14,020  18,667  10,811  8,969  5,701      496        3,937
                          -------  ------  ------  ------ ------ ------    -----       ------
Income before minority
 interests..............   33,180  19,849  29,949   9,965  5,585  5,384      895       (2,061)
Minority interests of
 partnership units......   (3,112) (1,776) (2,042)    --     --     --       --           --
Minority interest of
 limited partners.......     (390)   (566)   (505)    --     --     --       --           126
Equity in loss of
 unconsolidated
 partnership............      --      --      --      --     --     --       --          (111)
Other non-recurring
 income, net............   10,737     --      --      --     --     --       --         3,291
                          -------  ------  ------  ------ ------ ------    -----       ------
Net income..............   40,415  17,507  27,402   9,965  5,585  5,384      895        1,245
Preferred stock
 dividends..............      --      --      --       58    591    283      --           --
                          -------  ------  ------  ------ ------ ------    -----       ------
Net income for common
 stockholders...........  $40,415  17,507  27,402   9,907  4,994  5,101      895        1,245
                          =======  ======  ======  ====== ====== ======    =====       ======
Earnings per share
 (EPS):
  Basic.................  $  1.45     .89    1.28    0.82   0.75   0.80     0.14          N/A
  Diluted...............     1.42     .87    1.23    0.82   0.75   0.80     0.14          N/A
Distributions per common
 share..................     1.32    1.26    1.68    1.62   1.58   1.50      --           --

                                           REGENCY REALTY CORPORATION
                         ---------------------------------------------------------------
                                                                                           REGENCY
                                                                                         PROPERTIES
                            NINE MONTHS                                        PERIOD      PERIOD
                               ENDED                                           ENDED        ENDED
                           SEPTEMBER 30,        YEAR ENDED DECEMBER 31,     DECEMBER 31, NOVEMBER 3,
                         ------------------ ------------------------------- ------------ -----------
                            1998     1997    1997    1996    1995    1994       1993        1993
                         ---------- ------- ------- ------- ------- ------- ------------ -----------
                            (UNAUDITED)
OTHER DATA:
  Common stock
   outstanding including
   Class B common if
   converted............     28,479  26,226  26,967  13,590   9,704   6,455     6,333         N/A
  Exchangeable
   partnership units
   outstanding to
   minority interests...      1,307     574     574      29     --      --        --          --
  Consolidated ratios of
   earnings to combined
   fixed charges and
   preferred stock
   dividends............        2.0     2.0     2.2     1.8     1.4     1.7       N/A         N/A
  Company owned gross
   leasable area........     14,170   9,365   9,981   5,512   3,981   3,182     2,337       1,145
  Number of properties
   owned (at end of
   period)..............        125      87      89      50      36      30        23           8
BALANCE SHEET DATA:
  Real estate
   investments at cost.. $1,177,030 789,712 834,402 393,403 279,046 217,539   152,821         N/A
  Total assets..........  1,173,037 778,650 826,849 386,524 271,005 214,082   153,653         N/A
  Total debt............    478,679 240,108 278,050 171,607 115,617 107,998    53,521         N/A
  Stockholders' equity..    552,067 498,056 513,627 206,726 147,007 101,760    97,416         N/A

                  HISTORICAL FINANCIAL DATA OF PACIFIC RETAIL

The following table sets forth selected financial data relating to the results of operations and historical financial condition of Pacific Retail as of and for the nine months ended September 30, 1998 and September 30, 1997 and the years ended December 31, 1997 and 1996, and as of and for the period from inception (April 27, 1995) through December 31, 1995 (amounts in thousands, except per share data and property data). Such selected financial data is qualified in its entirety by and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes of Pacific Retail included elsewhere in this Joint Proxy Statement and Prospectus.

                              NINE MONTHS ENDED     YEAR ENDED        PERIOD
                                SEPTEMBER 30,      DECEMBER 31,       ENDED
                              ------------------- ---------------- DECEMBER 31,
                                 1998      1997    1997     1996       1995
                              ----------  ------- -------  ------- ------------
                                 (UNAUDITED)
OPERATING DATA:
Revenues:
  Rental revenues............ $   90,500   54,092  79,002   27,513     1,816
  Management, leasing and
   brokerage fees............         46      352     392       53        11
                              ----------  ------- -------  -------    ------
      Total revenues.........     90,546   54,444  79,394   27,566     1,827
                              ----------  ------- -------  -------    ------
Operating expenses:
  Operating, maintenance and
   real estate taxes.........     21,393   13,385  19,739    6,719       473
  General and administrative.      6,937    4,767   6,542    3,566       511
  Depreciation and
   amortization                   17,058   10,210  14,715    5,083       350
                              ----------  ------- -------  -------    ------
      Total operating
       expenses..............     45,388   28,362  40,996   15,368     1,334
                              ----------  ------- -------  -------    ------
Interest expense net of
 income......................     11,013    7,580  11,187    2,134        98
Income before minority
 interests...................     34,145   18,502  27,211   10,064       395
Minority interests of
 redeemable operating
 partnership units...........        606      354     491      193       --
Minority interest of
 development subsidiary......        (28)     --       (1)     --        --
                              ----------  ------- -------  -------    ------
Net income...................     33,567   18,148  26,721    9,871       395
Preferred share dividends....      1,764    1,646   2,195    1,177       112
                              ----------  ------- -------  -------    ------
Net income for common
 shareholders................ $   31,803   16,502  24,526    8,694       283
                              ==========  ======= =======  =======    ======
Earnings per share (EPS):
  Basic...................... $     0.50     0.44    0.61     0.54      0.18
  Diluted.................... $     0.49     0.44    0.61     0.54      0.18
Distributions per common
 share....................... $     0.58     0.54    0.72     0.62      0.11
OTHER DATA:
  Common stock outstanding...     64,059   44,367  64,023   23,960     5,400
  Preferred shares series A..      1,130    1,130   1,130    1,130     1,130
  Preferred shares series B..      2,000    2,000   2,000    2,000       --
  Company owned gross
   leasable area.............      8,085    6,164   6,806    3,718       798
  Number of properties owned
   at end of period..........         71       48      56       29         6
BALANCE SHEET DATA:
  Real estate investments.... $1,080,740  748,649 851,458  380,070    63,790
  Total assets............... $1,073,637  750,237 857,244  400,176    68,452
  Total debt................. $  328,159  248,399 118,114  122,636     3,478
  Minority interest.......... $   19,346    7,650   7,681    7,710       --
  Shareholders' equity....... $  726,131  494,188 731,450  269,830    64,975

                    REGENCY PRO FORMA SUMMARY FINANCIAL DATA

The following table sets forth unaudited pro forma condensed financial information as of and for the nine months ended September 30, 1998 and the year ended December 31, 1997 (amounts in thousands except per share data and property data), giving effect, where appropriate, to (1) the acquisition of certain properties and (2) the merger. The following information should be read in conjunction with the Regency historical and pro forma financial statements incorporated by reference herein, and the Pacific Retail historical and pro forma financial statements included elsewhere in this Joint Proxy Statement and Prospectus. The unaudited pro forma summary information is intended for informational purposes and is not necessarily indicative of the future financial position or future results of operations of Regency or of the financial position or the results of operations of Regency that would have actually occurred had the merger been completed as of the date or for the periods presented.

                                  NINE MONTHS ENDED                      YEAR ENDED
                                 SEPTEMBER 30, 1998                   DECEMBER 31, 1997
                          ----------------------------------  ---------------------------------
                           REGENCY   PACIFIC RETAIL COMBINED   REGENCY  PACIFIC RETAIL COMBINED
                          PRO FORMA    PRO FORMA    COMPANY   PRO FORMA   PRO FORMA    COMPANY
                          ---------  -------------- --------  --------- -------------- --------
OPERATING DATA:
Revenues:
  Rental revenues.......  $103,300       96,100     199,400    131,648     119,995     251,643
  Management, leasing
   and brokerage fees...     8,023           45       8,068      9,057         --        9,057
  Equity in income of
   real estate
   partnership
   investments..........       511          --          511         33         --           33
                          --------       ------     -------    -------     -------     -------
    Total revenues......   111,834       96,145     207,979    140,738     119,995     260,733
Operating expenses:
  Operating, maintenance
   and real estate
   taxes................    23,922       22,710      46,632     30,273      28,779      59,052
  General and
   administrative.......    11,125        7,099      18,224     12,813       7,790      20,603
  Depreciation and
   amortization.........    19,705       18,074      38,688     24,270      21,069      46,551
                          --------       ------     -------    -------     -------     -------
    Total operating
     expenses...........    54,752       47,883     103,544     67,356      57,638     126,206
Interest expense net of
 income.................    19,374       14,635      34,009     37,095      35,061      72,156
                          --------       ------     -------    -------     -------     -------
Income before minority
 interests..............    37,708       33,627      70,426     36,287      27,296      62,371
Minority interest of
 partnership units......    (6,449)        (427)     (6,867)    (8,244)       (430)     (8,662)
Other non-recurring
 income, net............     1,401          --        1,401        --          --          --
                          --------       ------     -------    -------     -------     -------
Net income..............    32,660       33,200      64,960     28,043      26,866      53,709
Preferred stock
 dividends..............       --        (1,764)     (1,764)       --       (2,195)     (2,195)
                          --------       ------     -------    -------     -------     -------
Net income for common
 stockholders...........  $ 32,660       31,436      63,196     28,043      24,671      51,514
                          ========       ======     =======    =======     =======     =======
Earnings per share
 (EPS):
  Basic.................  $   1.14         0.49        1.06       1.31        0.61        1.26
  Diluted...............      1.13         0.48        1.04       1.22        0.60        1.21
Distributions per common
 share..................      1.32         0.58        1.32       1.68        0.72        1.68

                                  NINE MONTHS ENDED                     YEAR ENDED
                                 SEPTEMBER 30, 1998                  DECEMBER 31, 1997
                         ----------------------------------- ---------------------------------
                          REGENCY   PACIFIC RETAIL COMBINED   REGENCY  PACIFIC RETAIL COMBINED
                         PRO FORMA    PRO FORMA     COMPANY  PRO FORMA   PRO FORMA    COMPANY
                         ---------- -------------- --------- --------- -------------- --------
OTHER DATA:
  Common stock
   outstanding including
   Class B common and
   Series 2 preferred if
   converted............     28,479      67,189       60,730  26,967       67,153         N/A
  Exchangeable
   partnership units
   outstanding to
   minority interests...      1,307       1,641        2,095     574          765         N/A
  Consolidated ratios of
   earnings to combined
   fixed charges and
   preferred stock
   dividends............        2.1         2.5          2.3     1.7          1.5         1.6
  Company owned gross
   leasable area........     14,170       8,085       22,255   9,981        6,806      16,787
  Number of properties
   owned (at end of
   period)..............        125          71          196      89           56         145
BALANCE SHEET DATA:
  Real estate
   investments ......... $1,196,230   1,080,740    2,289,528     N/A          N/A         N/A
  Total assets..........  1,192,237   1,073,637    2,291,028     N/A          N/A         N/A
  Total debt............    497,879     308,563      806,442     N/A          N/A         N/A
  Stockholders' equity..    552,067     726,132    1,304,326     N/A          N/A         N/A

                     COMPARATIVE MARKET AND PER SHARE DATA

The Regency common stock is listed and traded on the New York Stock Exchange under the symbol "REG." There is no public market for the Pacific Retail common shares or Pacific Retail preferred shares.

The merger consideration is fixed and the market price of Regency common stock may change. As a result, the market value of the Regency common stock or Regency preferred stock that holders of Pacific Retail common shares or Pacific Retail preferred shares will receive in the merger may increase or decrease prior to and following the merger. We urge you to obtain current market quotations for Regency common stock. On September 23, 1998 (the last trading day prior to the announcement of the signing of the Merger Agreement) the closing price of the Regency common stock, was $23.44. The value of a Pacific Retail common share on such date on an equivalent per share basis was $11.25.

The following tables set forth for Regency common stock and Pacific Retail common shares certain historical and pro forma summary per share financial information and equivalent per share data based on the conversion of each Pacific Retail common share into 0.48 shares of Regency common stock. The combined pro forma summary amounts included in the table below are based on the purchase method of accounting. The following information should be read in conjunction with the historical and/or pro forma financial statements and accompanying notes of Regency and Pacific Retail included or incorporated by reference in this Joint Proxy Statement and Prospectus.

                           NINE MONTHS ENDED       YEAR ENDED          YEAR ENDED            YEAR ENDED
                          SEPTEMBER 30, 1998    DECEMBER 31, 1997   DECEMBER 31, 1996     DECEMBER 31, 1995
                          --------------------  ------------------  -------------------   -------------------
                                      PACIFIC             PACIFIC              PACIFIC               PACIFIC
                           REGENCY    RETAIL    REGENCY    RETAIL   REGENCY     RETAIL    REGENCY     RETAIL
                          ---------  ---------  --------  --------  ---------  --------   ---------  --------
Earnings per share from
 operations
 attributable to common
 shares:
Basic:
  Historical............   $    1.45        .50      1.28       .61        .82       .54         .75       .18
  Pro forma prior to
   merger(1)............        1.14        .48      1.31       .61        --        --          --        --
  Combined pro forma....        1.06        --       1.26       --         --        --          --        --
  0.48 combined pro
   forma................         --         .51       --        .60        --        --          --        --
Diluted:
  Historical............        1.42        .49      1.23       .61        .82       .54         .75       .18
  Pro forma prior to
   merger(1)............        1.13        .48      1.22       .60        --        --          --        --
  Combined pro forma....        1.04        --       1.21       --         --        --          --        --
  0.48 combined pro
   forma................         --         .50       --        .58        --        --          --        --
Distributions per common
 share:
  Historical............        1.32        .58      1.68       .72       1.62       .62        1.58       .11
  Combined pro forma....        1.32        --       1.68       --         --        --          --        --
  0.48 combined pro
   forma................         --         .63       --        .81        --        --          --        --
Book value per common
 share (at end of
 period):
  Historical............       21.65      10.85     21.41     10.94      19.47      9.96       21.84      9.94
  Pro forma prior to
   merger(1)............       21.65      10.85       --        --         --        --          --        --
  Combined pro forma....       22.56        --        --        --         --        --          --        --
  0.48 combined pro
   forma................         --       10.83       --        --         --        --          --        --

-------
(1)Reflects the pro forma effect of acquisitions by Regency and Pacific Retail as described on pages FS-2 and FS-8.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

The statements contained in this Joint Proxy Statement and Prospectus that are not historical facts are forward-looking statements and, with respect to Regency, within Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based on current expectations, estimates and projections about the industry and markets in which Pacific Retail and Regency operate, management's beliefs and assumptions made by management. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "should," variations of such words and similar expressions are intended to identify forward-looking statements. Such statements involve known and unknown risks, uncertainties and other factors, including those identified under the caption "Risk Factors" and elsewhere in this Joint Proxy Statement and Prospectus, that may cause actual results to be materially different from any future results expressed or implied by such forward-looking statements. You should not place undue reliance on these forward-looking statements, which speak only as of the date hereof.

                           INCORPORATION BY REFERENCE

This Joint Proxy Statement and Prospectus incorporates important business and financial information about Regency that is not included in or delivered with this document. This information is available without charge upon oral or written request addressed to Ms. Lesley Stocker, Shareholder Communications, 121 West Forsyth Street, Suite 200, Jacksonville, Florida 32202, (telephone:
(904) 356-7000) and will be provided by first class mail within one business day of receipt of such request. IN ORDER TO ENSURE TIMELY DELIVERY OF THE
DOCUMENTS, YOU MUST REQUEST THE INFORMATION BY      , 1999.

The following documents, which have been filed with the Securities and Exchange Commission by Regency pursuant to the Securities Exchange Act of 1934 (File No. 1-12298), are incorporated by reference in this Joint Proxy Statement and
Prospectus:

  (a) Regency's Annual Report on Form 10-K for the year ended December 31,
      1997;

  (b) Regency's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998;

  (c) Regency's Quarterly Report on Form 10-Q for the quarter ended June 30,
      1998;

  (d) Regency's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998;

  (e) Regency's Current Report on Form 8-K dated January 12, 1998 and filed February 4, 1998, as amended by Form 8-K/A dated March 11, 1998 and filed March 19, 1998;

  (f) Regency's Current Report on Form 8-K dated January 14, 1998 and filed July 20, 1998;

  (g) Regency's Current Report on Form 8-K dated and filed September 24,
      1998;

  (h) Regency's Current Report on Form 8-K dated and filed October 7, 1998;
      and

  (i) The description of Regency common stock contained in Regency's Registration Statement on Form 8-A filed with the Securities and Exchange Commission on August 30, 1993, and declared effective on October 29, 1993, including portions of Regency's Registration Statement on Form S-11 (No. 33-67258) incorporated by reference therein.

All documents filed by Regency pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this Joint Proxy Statement and Prospectus and prior to the dates of the Regency special meeting and the Pacific Retail special meeting shall be deemed incorporated in and a part of this Joint Proxy Statement and Prospectus from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated herein shall be deemed modified or superseded for purposes of this Joint Proxy Statement and Prospectus to the extent that a statement contained herein or in any other subsequently filed document that is deemed to be incorporated herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement and Prospectus.

You should rely only on the information contained in this document or that we have referred you to. We have not authorized anyone to provide you with information that is different. This Joint Proxy
Statement and Prospectus is not an offer to sell these securities in any state where the offer and sale is not permitted. The information in this Joint Proxy Statement and Prospectus is current as of the date it is mailed to security holders, and not necessarily as of any later date. If any material change occurs during the period that this Joint Proxy Statement and Prospectus is required to be delivered, this Joint Proxy Statement and Prospectus will be supplemented.

All information regarding Regency in this Joint Proxy Statement and Prospectus has been supplied by Regency, and all information regarding Pacific Retail in this Joint Proxy Statement and Prospectus has been supplied by Pacific Retail.

                                  RISK FACTORS

You should consider carefully the factors set forth below in evaluating the merger, which describe the material risks of completing the merger and exchanging interests in Pacific Retail for interests in Regency.

RISK FACTORS RELATING TO THE MERGER

 MERGER CONSIDERATION IS FIXED AND WILL NOT REFLECT A CHANGE IN STOCK VALUE AT CLOSING

The value of Regency stock and Pacific Retail shares at the effective time of the merger may be different from the price and value as of the date the merger consideration was determined. For example, if the market price of Regency common stock decreases, Pacific Retail shareholders will not receive additional consideration at closing to compensate for this decrease. Likewise, even if the value of Pacific Retail declines, Regency will issue the same number of shares at closing. This difference could be caused by changes in the operations and prospects of Regency or Pacific Retail, general market and economic conditions and other factors.

 FAIRNESS OPINIONS WILL NOT BE UPDATED

Regency does not intend to obtain an updated fairness opinion of Prudential Securities and Pacific Retail does not intend to obtain an updated fairness opinion of Goldman Sachs prior to the effective time of the merger.

 CONFLICTS OF INTEREST COULD INFLUENCE FAIRNESS OF MERGER

  J SC-USRealty has invested approximately $523.0 million in the securities of Pacific Retail and has invested approximately $235.5 million in the securities of Regency. As a result, the parties may have had an incentive to structure the merger in a manner that would favor SC-USRealty's larger investment in Pacific Retail in order to induce SC-USRealty to vote for the merger. If the parties structured the merger in this manner, the result would have been an exchange ratio that attributes a higher value to Pacific Retail, to the detriment of Regency's public shareholders.

  J If the merger is consummated, certain officers and trustees of Pacific Retail at the effective time of the merger will become officers and directors of Regency. As a result, such officers and trustees may have an incentive to pursue the merger even if the merger were not in the best interest of all Pacific Retail shareholders.

    . Mary Lou Rogers, currently a director of Regency, a trustee of Pacific Retail and a Managing Director of Security Capital Group Incorporated, SC-USRealty's largest shareholder, will become President and Chief Operating Officer of Regency. Regency anticipates granting options to Ms. Rogers following the merger but has not yet determined the number to be granted.

    . Dennis H. Alberts, a trustee and the Chief Executive Officer of Pacific Retail, Jane E. Mody, a Managing Director and the Chief Financial Officer of Pacific Retail, and Joshua M. Brown, a Managing Director of Pacific Retail, will be granted options by Regency in replacement of their existing Pacific Retail options in lieu of severance compensation.

    . Messrs. Schweitzer, Worrell, Cozad, Alberts and Kelley, each trustees of Pacific Retail, will become directors of Regency after the merger and will be granted options to acquire 2,000 shares each of Regency Common Stock pursuant to the Regency Incentive Plan upon their appointment to the Regency board and will be granted annual options during their tenure as directors.

 SUBSTANTIAL EXPENSES AND PAYMENTS IF MERGER FAILS TO OCCUR

The merger may not be completed. If the merger is not completed, Regency and Pacific Retail will have incurred substantial expenses. If a party receives a proposal for a better deal and its board withdraws its recommendation as a result, the party terminating the merger agreement will be required to pay the other party a $20 million termination fee. In addition, if a party receives an alternative proposal that leads the other party to terminate the agreement, the recipient must pay a $20 million termination fee if it signs a letter of intent or agrees to an alternative proposal within one year after termination. See "The Merger Agreement--Termination Amount."

 SHAREHOLDERS OF REGENCY HAVE DIFFERENT RIGHTS THAN SHAREHOLDERS OF PACIFIC
RETAIL

The rights of shareholders of Pacific Retail currently are governed by Maryland law and Pacific Retail's Declaration of Trust and bylaws. Upon completion of the merger, shareholders of Pacific Retail will become shareholders of Regency and their rights will be governed by Florida law and the Regency Articles and bylaws. The rights of shareholders of Regency may differ materially and adversely from the rights of shareholders of Pacific Retail. For example the Regency bylaws contain deadlines for delivery of any shareholder nomination or proposal for action at a shareholder meeting. See "Comparison of Shareholder Rights--Shareholder Nominations and Proposals." This deadline may prevent shareholders from making director nominations and other shareholder proposals if the shareholder does not meet the appropriate deadline.

In addition, Regency's board, unlike Pacific Retail's board, is divided into three classes of directors. The terms of the classes expire in 1999, 2000 and 2001, respectively. As the term of each class expires, directors for that class will be elected for a three-year term and the directors in the other two classes will continue in office. The staggered terms for directors may delay or defer the shareholders' ability to change control of Regency without the consent of its board of directors, even if a majority of the shareholders believe a change of control transaction is in their interest, including transactions in which the shareholders might receive a premium for their shares. See "Comparison of Shareholder Rights--Classified Board of Directors."

RISK FACTORS RELATING TO OWNERSHIP OF REGENCY COMMON STOCK

 PRINCIPAL SHAREHOLDER'S OWNERSHIP POSITION WILL MAKE CHANGE OF CONTROL
   EXTREMELY UNLIKELY

As of September 23, 1998, SC-USRealty beneficially owned 46.0% of the outstanding Regency common stock, or 37.5% on a fully diluted basis, and 69.9% of the outstanding Pacific Retail voting shares. As a result, SC-USRealty currently controls approximately 46.0% of the Regency vote and 69.9% of the Pacific Retail vote on the merger. If the merger is consummated, SC-USRealty will own approximately 59.4% of the outstanding Regency stock, or 52.3% on a fully diluted basis.

Regency is a party to a stockholders agreement with SC-USRealty. Under the stockholders agreement, as amended concurrently with the effectiveness of the merger, SC-USRealty has the right to nominate the number of directors on Regency's board proportionate to its ownership in Regency, rounded down to the nearest whole number, but not more than 49% of Regency's board. Although "standstill" provisions in the amended stockholders agreement preclude SC-USRealty from owning more than 60% of the Regency common stock on a fully diluted basis and limit SC-USRealty's ability to vote its shares, SC-USRealty may exercise substantial influence over Regency's affairs.

SC-USRealty's majority ownership position and influence on the board will make a change of control of Regency extremely unlikely without SC-USRealty's concurrence. If the standstill ends, SC-

USRealty would be able to freely vote all of its shares of Regency common stock and so long as it maintains its majority position to elect all the directors on Regency's board. As a result, Regency may be a less attractive target for an unsolicited acquisition by an outsider, which may limit the opportunity for Regency shareholders to receive a premium for their Regency common stock.

 SC-USREALTY CONTRACTUAL LIMITATIONS MAY ADVERSELY AFFECT OPERATIONS

Regency has agreed with SC-USRealty to certain limitations on Regency's operations, including restrictions relating to:

  . incurrence of total indebtedness exceeding 60% of the gross book value of Regency's consolidated assets,

  .  investments in properties other than certain shopping centers,

  .  the amount of assets that it owns indirectly through other entities,


  .  the amount of assets managed by third parties,

  .  the amount of passive income produced by Regency, and

  .  entering into joint ventures or similar arrangements.

These restrictions, which are intended to permit SC-USRealty to comply with certain requirements of the Internal Revenue Code, and other countries' tax laws applicable to foreign investors, limit somewhat Regency's flexibility to structure transactions that might otherwise be advantageous to Regency. Although Regency does not believe that the limitations imposed on its activities will materially impair its ability to conduct its business, there can be no assurance that those limitations will not adversely affect Regency's operations in the future.

 SALES OF REGENCY STOCK BY SC-USREALTY MAY ADVERSELY AFFECT STOCK PRICE

So long as SC-USRealty owns more than 15% of Regency's common stock on a fully diluted basis, SC-USRealty may not dispose of its Regency shares except:

  .  to certain affiliates or financial institutional pledgees,

  . in transactions that meet the volume limitations and other requirements of Rule 144 under the Securities Act of 1933,

  .  in registered public offerings, or

  . in privately negotiated transactions, which must be approved by Regency, in its sole discretion, where a private sale would result in the transferee holding more than 9.8% of Regency's common stock.

Public sales by SC-USRealty of large amounts of Regency common stock could adversely affect the market price of the stock.

 PROHIBITIONS ON INVESTMENT BY NON-U.S. INVESTORS LIMITS SALE OF SHARES

Section 5.14 of the Regency Articles contains provisions designed to preserve Regency's status as a domestically controlled REIT. Section 5.14 of the Regency Articles as presently in effect invalidates the issuance or transfer of Regency's capital stock if it would result in the fair market value of all capital stock owned directly or indirectly by non-U.S. persons comprising 5% or more, excluding shares owned by SC-USRealty, or 50% or more, including shares owned by SC-USRealty, of the fair market value of Regency's outstanding capital stock.

The Regency Articles Amendment would amend Section 5.14 to make it clear that SC-USRealty may exchange all of its Pacific Retail common shares for shares of Regency common stock in the merger, even though non-U.S. persons will own more than 50% of the fair market value of Regency's outstanding capital stock after the merger. As a result, Regency will no longer qualify as a domestically controlled REIT for U.S. federal income tax purposes, and any sale or exchange of Regency's capital stock by a non-U.S. person during the period beginning on the closing date and ending five years after Regency has continually qualified as a domestically controlled REIT could be subject to taxation under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). For a detailed discussion regarding FIRPTA, see "The Merger--Material Federal Income Tax Consequences--Tax Treatment of Non-U.S. Holders."

The Regency Articles Amendment prohibits the transfer by any person other than SC-USRealty and certain related parties of Regency capital stock that will result in such stock being owned directly or indirectly by non-U.S. persons other than SC-USRealty and such related parties so long as non-U.S. persons own 50% or more of the fair market value of the outstanding Regency capital stock. At any time that non-U.S persons own less than 50% of the fair market value of the outstanding Regency capital stock, any transfer by any person (other than SC-USRealty and such related parties) is prohibited by the Regency Articles Amendment if it would result in the fair market value of all capital stock owned directly or indirectly by non-U.S. persons comprising 4.9% or more (excluding shares owned by SC-USRealty), or 50% or more (including shares owned by SC-USRealty), of the fair market value of Regency's outstanding capital stock.

With or without the proposed amendment, Regency capital stock is not a suitable investment for non-U.S. investors other than SC-USRealty, and transfers to non-U.S. persons will be prohibited in many circumstances. Under the Regency Articles as presently in effect and as proposed to be amended, any shares issued or transferred in violation of the transfer restrictions in Section 5.14 will be void, or if such remedy is invalid, will be subject to the provisions for "excess shares" described in "Description of Regency Securities-- Restrictions on Ownership."

Regency's failure to qualify as a domestically controlled REIT is not expected to have an adverse effect on any current shareholder other than SC-USRealty. However, the transfer restrictions summarized above will limit Regency's ability to raise capital from non-U.S. persons and also will limit the ability of shareholders other than SC-USRealty to transfer their shares to foreign persons.

 SIGNIFICANT OWNERSHIP BY ANOTHER INSTITUTIONAL INVESTOR

Opportunity Capital Partners Limited Partnership together with Opportunity Capital Partnership II will have beneficial ownership of 3,931,386 shares of Regency voting stock upon completion of the merger, or 6.8% of the shares outstanding, including the 1,502,532 shares of Regency preferred stock that they will receive in the merger. The investments of Opportunity Capital Partners Limited Partnerships, which are investment partnerships with a pension plan, are directed by their general partner, Opportunity Capital Corporation, which is a wholly-owned subsidiary of LaSalle Advisors Limited. LaSalle Advisors Limited also is the beneficial owner, on behalf of unrelated clients, of Regency's Class B Common Stock and 172,100 shares of Regency common stock. The Class B Common Stock will become convertible as a result of the merger into 2,975,468 shares of Regency common stock. As a result of the merger, LaSalle Advisors Limited will have voting and investment control over approximately 11.7% of Regency's common stock.

 LOSS OF REVENUES FROM MAJOR TENANT COULD REDUCE FUTURE CASH FLOW OF REGENCY

Regency derives significant revenues from anchor tenants such as Kroger or Publix that occupy more than one center. Kroger and Publix accounted for 3.0% and 7.7%, respectively, of Regency's rental revenues for the year ended December 31, 1997 and 8.8% and 7.1%, respectively, for the nine months ended September 30, 1998. Regency could be adversely affected by the loss of revenues in the event a major tenant:

  . files for bankruptcy or insolvency;

  . experiences a downturn in its business;

  . does not renew its leases as they expire; or

  . renews at lower rental rates.

Vacated anchor space, including space owned by the anchor, can adversely affect the revenues generated by the entire shopping center because of the loss of the departed anchor tenant's customer drawing power. Most anchors have the right to vacate and prevent retenanting by paying rent for the balance of the lease term. In addition, if certain major tenants cease to occupy a property, then certain other tenants are entitled to terminate their leases at the property.

If tenants seek the protection of the bankruptcy laws, they may reject and terminate their leases and thereby cause a reduction in the cash flow available for distribution by Regency. Such reduction could be material if a major tenant files bankruptcy.

 REGENCY COULD BE ADVERSELY AFFECTED BY POOR MARKET CONDITIONS WHERE PROPERTIES
   ARE GEOGRAPHICALLY CONCENTRATED

Regency's performance depends on the economic conditions in markets in which its properties are concentrated, including Florida and Georgia. Management believes that the merger will lessen the impact that any single local economy has on Regency's operating results. However, those results could be adversely affected if conditions, such as an oversupply of space or a reduction in demand for real estate, in Regency's primary market areas become more competitive relative to other geographic areas. In addition, as a result of the merger, Regency will be exposed to the risks associated with the markets in which Pacific Retail currently operates, particularly Texas and California.

 RAPID GROWTH THROUGH ACQUISITIONS PLACES STRAIN ON REGENCY'S RESOURCES

Regency has pursued extensive growth opportunities. Regency invested $395.7 million in acquisitions during 1997 and has invested an additional $317.2 million as of September 30, 1998. This expansion has placed significant demands on its operational, administrative and financial resources. At the time of its initial public offering in 1993, Regency had 102 employees and assets of $150 million. However, as of December 31, 1997, Regency had 360 employees, an increase of 350%, and assets of $827 million, an increase of 550%.

In addition, the acquisition of properties using borrowed funds increases Regency's ratio of total indebtedness to total assets at cost, although Regency has historically maintained a ratio of less than 50% in accordance with its internal policy. As of September 30, 1998, the ratio of Regency's total debt to total assets was 40.8%. You can expect the growth of Regency's real estate portfolio, including growth by reason of the merger, to continue to place a significant strain on Regency's operational, administrative and financial resources. Regency's future performance depends in part on its ability to successfully attract and retain qualified management personnel to manage Regency's growth and operations. Accordingly, Regency may not be able to maintain its historic rate of growth.

 PARTNERSHIP STRUCTURE MAY LIMIT FLEXIBILITY TO MANAGE REGENCY'S ASSETS

Regency's primary property-owning vehicle is Regency Centers, L.P., of which Regency is the general partner. From time to time, Regency acquires properties through Regency Centers, L.P. in exchange for limited partnership interests. This acquisition structure may permit limited partners who contribute properties to the partnership to defer some, if not all, of the income tax that they would incur if they sold the property.

Properties contributed to Regency Centers, L.P. may have unrealized gain attributable to the difference between the fair market value and adjusted tax basis in such properties prior to contribution. As a result, the sale of such properties could cause adverse tax consequences to the limited partners who contributed the properties. Generally, Regency Centers, L.P. has no obligation to consider the tax consequences of its actions to any limited partner. However, Regency Centers, L.P. may acquire properties in the future subject to material restrictions on refinancing or resale designed to minimize the adverse tax consequences to the limited partners who contribute the properties. These restrictions could significantly reduce Regency's flexibility to manage its assets by preventing it from reducing mortgage debt or selling a property when such a transaction might be in Regency's best interests in order to reduce interest costs or dispose of an under-performing property.

 UNSUCCESSFUL DEVELOPMENT ACTIVITIES COULD REDUCE CASH FLOW

Regency intends to pursue development activities as opportunities arise. Such development activities generally require various government and other approvals. Regency may not recover its investment in development projects for which approvals are not received.

Regency will incur risks associated with any such development activities. These risks include:

  1. the risk that development opportunities explored by Regency may be abandoned and the investment in such developments may be lost;

  2. the risk that construction costs of a project may exceed original estimates, possibly making the project unprofitable;

  3. lack of cash flow during the construction period; and

  4. the risk that occupancy rates and rents at a completed project will not be sufficient to make the project profitable.

In case of an unsuccessful development project, Regency's loss could exceed its investment in the project. Also, Regency's competitors seek properties for development and may have greater resources than Regency.

 REGENCY FACES COMPETITION FROM NUMEROUS SOURCES

The ownership of shopping centers is highly fragmented, with less than 10% owned by REITs. Regency faces competition from other REITs in the acquisition, ownership and leasing of shopping centers as well as from numerous small owners. Regency competes in the development of shopping centers with other REITs engaged in development activities as well as with local, regional and national real estate developers.

Regency competes in the acquisition of properties through proprietary research that identifies opportunities in markets with high barriers to entry and higher-than-average population growth and household income. Regency seeks to maximize rents per square foot by establishing relationships with supermarket chains that are first or second in their markets and leasing non-anchor space in multiple centers to national or regional tenants. Regency competes in the development of properties by applying its proprietary research methods to identify development and leasing opportunities and by pre-leasing an average of 85% of a center before beginning construction.

There can be no assurance, however, that other real estate owners or developers will not utilize similar research methods and target the same markets and anchor tenants that Regency targets or that such entities will successfully control these markets and tenants to the exclusion of Regency.


 INCREASED MARKET INTEREST RATES COULD REDUCE STOCK PRICES

The annual dividend rate on the Regency common stock as a percentage of its market price may influence the trading price of such stock. An increase in market interest rates may lead purchasers to demand a higher annual dividend rate, which could adversely affect the market price of such stock. A decrease in the market price of the Regency common stock could reduce Regency's ability to raise additional equity in the public markets.

 LOSS OF PROPERTY MANAGEMENT CONTRACTS COULD REDUCE DISTRIBUTIONS TO
SHAREHOLDERS

Regency is subject to the risks associated with the management of properties owned by third parties. Management contracts typically are cancelable upon 30 days' notice. Contracts may be lost due to the sale of the property or to competitors. Contracts also may not be renewed upon expiration or on terms consistent with current terms. Any of these developments would reduce Regency's ability to make expected distributions to its shareholders.

 LACK OF REFINANCING MAY REDUCE REGENCY'S CASH FLOW

Regency does not expect to generate sufficient funds from operations to make balloon principal payments when due on its indebtedness. Regency may not be able to refinance such indebtedness or to otherwise obtain funds to make such payments by selling assets or raising equity. An inability to make balloon payments when due could cause the mortgage lenders to foreclose on the properties securing such indebtedness, which would reduce the cash flow available for distributions to shareholders. In addition, interest rates and other terms on any loans obtained to refinance such indebtedness may be less favorable than the rates on the current indebtedness, which would also reduce Regency's cash flow.

As of September 30, 1998, 47.0% of Regency's properties were encumbered by debt in the amount of $311.3 million. Regency also had $167.4 million of unsecured debt outstanding as of September 30, 1998. Substantially all of Regency's debt is cross-defaulted, but not cross-collateralized. Regency's line of credit also imposes certain covenants which may limit Regency's flexibility in obtaining other financing, such as limitations on floating rate debt and a prohibition on negative pledge agreements. See "Regency--Capital Strategy."

Pacific Retail's unsecured line of credit will be consolidated with Regency's after the merger. As of September 30, 1998, Pacific Retail had $211.5 million outstanding under this line, together with mortgage debt of $97.1 million, including $1.3 million of tax exempt bond financing. Substantially all of Pacific Retail's mortgage debt is cross-defaulted, but not cross collateralized. Regency will assume all of Pacific Retail's indebtedness upon completion of the merger.

 INCREASED INTEREST RATES MAY REDUCE REGENCY'S CASH FLOW

Regency is obligated on floating rate debt. If Regency does not eliminate its exposure to increases in interest rates through interest rate protection or cap agreements, such increases may reduce cash flow and the Company's ability to service its debt and pay expected dividends to stockholders. As of September 30, 1998, Regency had outstanding debt of $58.6 million subject to floating interest rates, or 12.2% of its total indebtedness as of that date. Regency was a party to interest rate swap agreements with respect to $1.9 million of this floating rate debt, which matures on December 31, 1998. In the event of a significant increase in interest rates, Regency would consider entering into interest rate swap or cap agreements with respect to all or a portion of its remaining floating rate debt. Additionally, Regency is prohibited by the terms of its unsecured line of credit from incurring other floating rate debt in excess of 25% of the gross asset value of its assets unless it obtains interest rate swaps, caps or collars which prevent the effective interest rate on the portion of such other debt in excess of 25% from increasing above 9% per year.

Although swap agreements would enable Regency to convert floating rate liabilities to fixed rate liabilities and cap agreements would enable Regency to cap its maximum interest rate, they would expose Regency to the risk that the counterparties to such hedge agreements may not perform, which could increase Regency's exposure to rising interest rates. Generally, however, the counterparties to hedging agreements that Regency would enter into would be major financial institutions. If Regency enters into any swap agreements in the future, decreases in interest rates thereafter would increase Regency's interest expense as compared to the underlying floating rate debt and could result in Regency's making payments to unwind such agreements, such as in connection with a prepayment of the floating rate debt. Cap agreements would not protect Regency from increases up to the capped rate.

 COSTS OF ENVIRONMENTAL REMEDIATION COULD REDUCE DISTRIBUTIONS TO SHAREHOLDERS

Under various federal, state and local laws, ordinances and regulations, an owner or manager of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances on such property. These laws often impose liability without regard to whether the owner knew of, or was responsible for, the presence of the hazardous or toxic substances. The cost of required remediation and the owner's liability for remediation could exceed the value of the property and/or the aggregate assets of the owner. The presence of such substances, or the failure to properly remediate such substances, may adversely affect the owner's ability to sell or rent the property or borrow using the property as collateral.

Regency has approximately 31 properties and Pacific Retail has approximately 8 properties that will require or are currently undergoing varying levels of environmental remediation. These remediations are not expected to have a material financial effect on the combined company due to financial statement reserves and various state-regulated programs that shift the responsibility and cost for remediation to the state.

REGENCY'S SHAREHOLDERS WILL ACQUIRE UNSEASONED PACIFIC RETAIL PORTFOLIO

Pacific Retail acquired 25 of its 67 properties in 1997 for $440.1 million. Additionally, as of September 30, 1998, 73.73% of Pacific Retail's properties had been owned for less than one year, or if owned for more than one year, had not reached 93% occupancy. Accordingly, after the merger, Regency's shareholders will participate in the risks of absorbing a relatively new portfolio with a significant number of properties that have not yet achieved full occupancy.

                                    REGENCY

Regency acquires, owns, develops and manages neighborhood shopping centers in targeted infill markets in the eastern half of the United States. As of September 30, 1998, Regency owned, directly or indirectly, 125 properties, containing approximately 14.2 million square feet of gross leasable area ("GLA"). As of September 30, 1998, Regency had an investment in real estate of approximately $1.1 billion.

As of September 30, 1998, approximately 60% of Regency's 14.2 million square feet of GLA was located in Georgia and Florida. Regency's shopping centers (excluding centers under development) were approximately 92.7% leased as of September 30, 1998.

OPERATING AND INVESTMENT PHILOSOPHY

Regency's key operating and investment objective is to create long-term shareholder value by:

  . growing its high quality real estate portfolio of grocery-anchored neighborhood shopping centers in attractive infill markets,

  . maximizing the value of the portfolio through its "Retail Operating
    System," developed in conjunction with SC-USRealty, which incorporates research based investment strategies, value-added leasing and management systems, and customer-driven development programs, and

  . using conservative financial management and Regency's substantial capital base to access the most cost effective capital to fund Regency's growth.

Management believes that the key to achieving its objective is its single focus on, and growing critical mass of, quality grocery-anchored neighborhood shopping centers. In the opinion of management, Regency's premier platform of shopping centers in targeted markets, its proprietary research capabilities, its value enhancing Retail Operating System, its cohesive and experienced management team and its access to competitively priced capital enable it to maintain a competitive advantage over other operators.

Regency believes that ownership of the approximately 30,000 shopping centers throughout the United States is highly fragmented, with less than 10% owned by REITs, and that many centers are held by unsophisticated and undercapitalized owners. Regency has identified approximately 1,000 centers in its target markets as potential acquisition opportunities, of which less than 10% are owned by REITs. As a result, Regency believes that an opportunity exists for it to be a consolidating force in the industry. In addition, Regency believes that through proprietary demographic research and targeting, its portfolio and tenant mix can be customized for and marketed to national and regional retailers, thereby producing greater sales and a value-added shopping environment for both retailer and shopper.

Regency's shopping center properties feature some of the most attractive characteristics in the industry:

  . an average age of 7 years,

  . an average remaining grocery-anchor lease term of 13 years, and

  . an average grocery-anchor size of 46,000 square feet (42% of the square footage of the grocery-anchored centers on average).

GROCERY-ANCHORED INFILL STRATEGY

Regency focuses its investment strategy on grocery-anchored infill shopping centers. Infill locations are situated in densely populated residential communities where there are significant barriers to entry, such as zoning restrictions, growth management laws or limited availability of sites for development or expansions. Regency is focused on building a platform of grocery-anchored neighborhood shopping centers because grocery stores provide convenience shopping for daily necessities, generate foot traffic for adjacent "side shop" tenants and should be better able to withstand adverse economic conditions. By developing close relationships with the leading supermarket chains, Regency believes it can attract the best "side shop" merchants and enhance revenue potential. Based on Regency research, at September 30, 1998, 88 of Regency's shopping centers were anchored by the grocery store with the first or second leading market share, as measured by total market sales.

RESEARCH DRIVEN MARKET SELECTION

Regency has identified 21 markets in the eastern half of the United States as target markets. These markets were selected because, in general, they offer greater growth in population, household income and employment than the national averages. In addition, Regency believes that it can achieve "critical mass" in these markets (defined as owning or managing 4 to 5 shopping centers) and that it can generate sustainable competitive advantages, through long-term leases to the predominant grocery-anchor and other barriers to entry from competition. Within these markets, Regency's research staff further defines and selects submarkets and trade areas based on additional analysis of the above data. Regency then identifies target properties and their owners (including development opportunities) within these submarkets and trade areas based on 3-mile radius demographic data and ranks potential properties for purchase. The properties currently owned by Regency are in submarkets with an average 3-mile population of 69,000, average household income of $62,000 and projected 5-year population growth of 12%.

RETAIL OPERATING SYSTEM

Regency's Retail Operating System drives its value-added operating strategy. Its Retail Operating System is characterized by:

  . proactive leasing and management;

  . value enhancing remerchandising initiatives;

  . Regency's "preferred customer initiative"; and

  . a customer-driven development and redevelopment program.

Proactive leasing and management

Regency's integrated approach to property management strengthens its leasing and management efforts. Property managers are an integral component of the acquisition and integration teams. Thorough, candid tenant interviews by property managers during acquisition due diligence allow Regency to quickly assess both problem areas as well as opportunities for revenue enhancement prior to closing. Property managers are responsible not only for the general operations of their centers, but also for coordinating leasing efforts, thereby aligning their interests with Regency's. In addition, Regency's information systems allow managers to spot future lease expirations and to proactively market and remerchandise spaces several years in advance of such expirations.

Value enhancing remerchandising initiatives

Regency believes that certain shopping centers underserve their customers, reducing foot traffic and negatively affecting the tenants located in the shopping center. In response, Regency is initiating a remerchandising program which is directed at obtaining the optimum mix of tenants offering goods, personal services and entertainment and dining options in each of its shopping centers. By re-tenanting shopping centers with tenants that more effectively service the community, Regency expects to increase sales, and therefore the value of its shopping centers.

Preferred customer initiative

Regency has established a preferred customer initiative with dedicated personnel whose goal is to establish new and strengthen existing strategic relationships with successful retailers at the national, regional and local levels. Regency achieves this goal by establishing corporate relationships, negotiating standard lease forms and working with the preferred customers to match expansion plans with future availability in Regency's shopping centers. Regency monitors retail trends and the operating performance of these preferred customers. Management expects the benefits of the preferred customer initiative to improve the merchandising and performance of the shopping centers, establish brand recognition among leading operators, reduce turnover of tenants and reduce vacancies. Regency currently has identified and is developing relationships with 45 preferred customers, including Radio Shack, GNC, Hallmark Cards, Mailboxes, Etc. and Starbucks Coffee, and continues to target additional tenants with which to establish preferred customer relationships.

Customer-driven development and redevelopment program

Regency conducts its development and redevelopment program in close cooperation with its major customers, including Kroger, Publix and Eckerd. Regency uses its development capabilities to service these customer's growth needs by building or re-developing modern properties with state of the art supermarket formats that generate higher returns for Regency under new long-term leases. During 1997, Regency began development on 20 retail projects, including new developments, redevelopments and build-to-suits. Upon completion, Regency will have invested $77.4 million in these projects. In 1998, Regency has begun development on 21 retail projects, including new developments, redevelopments and build-to-suits. Upon completion, Regency will have invested $139 million in these projects. Regency manages its development risk by obtaining signed anchor leases prior to beginning construction.

ACQUISITION TRACK RECORD

Regency has grown its asset base significantly through acquisitions over the last several years, acquiring properties totaling $107.1 million in 1996, $406.9 million in 1997 and $317.2 million through September 30, 1998. Through these acquisitions, Regency has diversified geographically from its predominantly Florida-based portfolio and established a presence in many of its target markets. Upon identifying an acquisition target, Regency utilizes expertise from all of its functional areas, including acquisitions, due diligence and property management, to determine the appropriate purchase price and to develop a business plan for the center and design an integration plan for the management of the center. Regency believes that its established acquisition and integration procedures produce higher returns on its portfolio, reduce risk and position Regency to capitalize on consolidation in the shopping center industry.

CAPITAL STRATEGY

Regency intends to maintain a conservative capital structure designed to enhance access to capital on favorable terms, to allow growth through development and acquisition and to promote future earnings growth. Regency has adopted a policy of limiting total indebtedness to 50% of total assets at cost and maintaining a minimum debt service coverage ratio of 2:1.

As of September 30, 1998, 47.0% of Regency's properties were encumbered by debt in the amount of $311.3 million. Regency also has $167.4 million of unsecured debt outstanding as of September 30, 1998. Substantially all of Regency's debt is cross-defaulted, but not cross-collateralized. Pursuant to Regency's $300 million unsecured line of credit, Regency is required to comply with certain financial and other covenants customary with this type of unsecured financing. These financial covenants include (i) maintenance of minimum net worth, (ii) ratio of total liabilities to gross asset value, (iii) ratio of secured indebtedness to gross asset value, (iv) ratio of EBITDA to interest expense,
(v) ratio of EBITDA to debt service and reserve for replacements, and (vi) ratio of unencumbered net operating income to interest expense on unsecured indebtedness. In addition, Regency may not enter into a negative pledge agreement with another lender and may not incur other floating rate debt in excess of 25% of gross asset value without interest rate protection. The line is used primarily to finance the acquisition and development of real estate, but is available for general working capital purposes.

Since Regency's initial public offering in 1993, Regency has financed its growth in part through a series of public and private offerings of Regency equity and Regency Centers, L.P. units totaling, as of September 30, 1998, approximately $560.7 million, including the utilization by Regency Centers, L.P. of its units as consideration for acquisitions.

AVAILABLE INFORMATION

Regency files reports, proxy statements and other information with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934. The public may read and copy these reports, proxy statements and other information at the Securities and Exchange Commission's Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains a Web site at http://www.sec.gov that contains materials filed by Regency electronically with the Securities and Exchange Commission. In addition, the public may read such materials at the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which the Regency common stock is listed. Regency also maintains a Web site at www.regencyrealty.com.

Regency has filed with the Securities and Exchange Commission a registration statement on Form S-4 under the Securities Act of 1933, with respect to the Regency common stock and Regency preferred stock to be issued in the merger. This Joint Proxy Statement and Prospectus does not contain all of the information in such registration statement. For further information, refer to the registration statement.

                                 PACIFIC RETAIL

DESCRIPTION OF BUSINESS

Pacific Retail is a Maryland real estate investment trust organized in 1995. Pacific Retail is a fully integrated operating company focused on becoming the preeminent owner, operator and developer of grocery and drug store anchored neighborhood infill shopping centers in the high growth markets of the western United States. Pacific Retail has various national and regional retail tenants with whom it does business on an ongoing basis, including Albertson's, Randall's, Radio Shack, General Nutrition Centers and Hallmark Cards.

At September 30, 1998, Pacific Retail's operating properties contained 7.5 million square feet of GLA and were 96.1% leased. 65 of the properties are neighborhood infill shopping centers, of which 55 are grocery anchored and 29 are drug store anchored. The properties are located primarily in California (42.3% of GLA), Texas (30.8% of GLA), Arizona-Colorado (9.8% of GLA) and Washington-Oregon (17.1% of GLA). As of September 30, 1998, there were two revenue generating properties, one in Texas and one in California, that were classified as redevelopments and are not included as operating properties. These properties contain a total of 536,209 square feet of GLA. For more specific data and information about the properties owned by Pacific Retail, see "--Properties" and "--Management's Discussion and Analysis of Financial Condition and Results of Operations," included elsewhere in this Joint Proxy Statement and Prospectus.

Pacific Retail continues the development and refinement of its "Retail Operating System." This value-added retail strategy is being implemented through three groups, the Market Research Group, the Remerchandising/Marketing Group and the Regional Retail Group, with the objective of maximizing the overall performance of each of Pacific Retail's neighborhood infill shopping centers. The Market Research Group is responsible for conducting and evaluating critical market research to identify target markets for acquisition and development and define trade areas to determine consumer buying preferences for each of Pacific Retail's neighborhood infill shopping centers. Based on those findings, the Remerchandising/Marketing Group designs remerchandising and marketing strategies for the portfolio as a whole as well as each neighborhood infill shopping center. The Remerchandising/Marketing Group also markets Pacific Retail's services to a targeted list of national and regional retailers, building long-term relationships with these customers and providing a single point of contact to meet their retail space needs. The Regional Retail Group develops and maintains local relationships with retailers and provides hands-on service at the local level. Pacific Retail believes that the Retail Operating System provides it with a significant competitive advantage among its peers. In addition, Pacific Retail has experienced capital markets, investment and retail professionals on the Pacific Retail Board.

Pacific Retail believes that its research-driven "Retail Operating System," which focuses on customer service and achieving critical mass in markets with positive demographics for retailing, will generate long-term, sustainable cash flow growth. In the near term, targeted retenanting and remerchandising strategies are expected to improve revenues.

PROPERTIES

The following table provides an overview of Pacific Retail's operating property portfolio by market as of September 30, 1998. No individual property, or group of properties operated as a single business unit, amounts to 10% or more of Pacific Retail's total consolidated assets nor do the gross revenues from any such property amount to 10% or more of Pacific Retail's consolidated gross revenues for the fiscal year ended December 31, 1997.

                                                              % OF
                                     % OF                  OPERATING
                                    TOTAL                  PROPERTIES
                           SQUARE   SQUARE     CURRENT       BASED      %       %     NUMBER OF
MARKET                      FEET     FEET     INVESTMENT    ON COST   LEASED OCCUPIED PROPERTIES
------                    --------- ------  -------------- ---------- ------ -------- ----------
Sacramento Area.........    236,329   3.1   $   25,461,415     2.5     91.5    89.9        2
San Francisco Bay Area..  1,023,576  13.6      167,170,260    16.6     96.9    93.6       11
Los Angeles County Area.    669,079   8.9       82,317,025     8.2     97.2    95.8        7
Orange County Area......    641,783   8.5       93,918,459     9.3     96.3    92.5        5
San Diego County Area...    610,356   8.1      107,579,358    10.7     99.1    98.5        4
Seattle Area............    762,560  10.1      103,444,235    10.3     97.0    96.6        8
Portland Area...........    530,125   7.0       72,975,487     7.3     90.7    90.7        5
Dallas/Ft. Worth Area...  1,948,534  25.8      222,380,475    22.1     94.3    92.6       14
Houston Area............    114,416   1.5       11,160,659     1.1     97.0    97.0        1
Austin Area.............    266,763   3.5       34,701,138     3.5     99.6    97.9        2
Denver Area.............    417,862   5.5       44,028,140     4.4     99.4    99.4        4
Phoenix Area............    326,984   4.3       40,504,962     4.0     99.0    97.8        2
                          --------- -----   --------------   -----     ----    ----      ---
Total Operating
 Portfolio..............  7,548,367 100.0%  $1,005,641,613   100.0%    96.1%   94.5%      65
                          ========= =====   ==============   =====     ====    ====      ===

--------
Note: A significant portion (73.73%) of Pacific Retail's portfolio is considered prestabilized. Prestabilized properties are those which have been owned less than one year or, if owned more than one year, have not reached 93% occupancy. There are two revenue generating properties that are classified as redevelopments that are not included in the table above.

No single tenant of Pacific Retail provided Pacific Retail with 10% or more of its rental revenues on an aggregated basis in the year ended December 31, 1997.

TENANTS

Significant portions of the properties are occupied by major regional or national tenants. Regional tenants are those with multiple stores in multiple markets within the state, national tenants are those with a presence in a majority of the states within the continental United States, and local tenants are those whose sole presence is in a single market. Most of the shopping centers are anchored by a regional or national retailer, some of whom own their own land and improvements and have easements to use common areas that are owned by Pacific Retail. To the extent that the shopping centers are anchored by store space which Pacific Retail does not own, Pacific Retail is able to capitalize on the customer drawing power and other advantages provided by an anchor tenant while not bearing the leasing and operating risks associated with leasing space to such a tenant. In most instances, these anchor tenants contribute to common area maintenance.

The following table shows the historical average percentage occupancy of properties owned by Pacific Retail during the period indicated (other than properties which are still in the initial lease-up stage). As previously indicated Pacific Retail commenced operations in August 1995.

   YEAR                                                                OCCUPANCY
   ----                                                                ---------
   1995...............................................................   91.8%
   1996...............................................................   91.1%
   1997...............................................................   93.0%
   1998...............................................................   94.5%

LEASES AND RENTAL REVENUES

A substantial portion of Pacific Retail's income consists of minimum or base rent received under leases typically ranging from three to five years for non-anchor tenants and ten years or more for anchor tenants. Most of the leases require the tenants to pay additional rent in the form of a pro rata share of real estate taxes, common area maintenance and certain other expense reimbursements. A substantial number of leases also provide for the payment of additional rent calculated as a percentage of the tenant's gross sales above a pre-determined threshold ("percentage rents"). For the year ended December 31, 1997, minimum rent and percentage rents accounted for 74.4% and 1.5%, respectively, of revenues from the properties.

Most of the leases provide for increases in minimum rent in the future, generally in the form of automatic fixed rate increases after specified dates, but in some instances, provide for automatic percentage increases or increases based on consumer price indices. A few of the retail tenant leases permit the tenant to terminate its lease if a specified anchor tenant leaves the shopping center. In some cases, Pacific Retail has the right to replace the vacated anchor and void the tenant's termination right. The leases typically require the landlord to provide for maintenance of the common areas, including cleaning, lighting, paving, security and landscaping. Some of the shopping center leases also require the tenant to contribute a specified amount to an advertising and promotion fund for the shopping center, and require the landlord to contribute to and administer the fund. The leases generally restrict the ability of tenants to assign or sublet their spaces without the landlord's prior written consent.

Anchor tenants generally are able to negotiate from their own lease forms rather than using the landlord's form leases and, accordingly, the leases for anchor tenants are not uniform. Most anchor tenants include exclusive use provisions in their leases prohibiting the landlord from leasing space in that property to tenants operating substantially similar businesses.

Tenant Lease Expirations and Renewals

The following table sets forth, for leases in place as of September 30, 1998, a schedule of the lease expirations for the properties for the next ten years, assuming that no tenants exercise renewal options:

                                                          AVERAGE     PERCENT OF
                                            ANNUALIZED  MINIMUM RENT TOTAL LEASED
                                           MINIMUM RENT PER SQ. FT.  SQ. FOOTAGE
    LEASE                    APPROXIMATE      UNDER        UNDER     REPRESENTED
 EXPIRATION   NO. OF LEASES LEASED AREA IN   EXPIRING     EXPIRING   BY EXPIRING
    YEAR        EXPIRING       SQ. FT.        LEASES       LEASES       LEASES
 ----------   ------------- -------------- ------------ ------------ ------------
 1998......         96         196,681     $ 2,901,653     $14.75        2.71%
 1999......        229         420,350     $ 7,360,502     $17.51        5.79%
 2000......        293         770,290     $13,249,944     $17.20       10.62%
 2001......        283         689,840     $10,783,318     $15.63        9.51%
 2002......        226         654,335     $ 9,874,166     $15.09        9.02%
 2003......        254         749,947     $11,129,838     $14.84       10.34%
 2004......         54         303,827     $ 4,158,441     $13.69        4.19%
 2005......         49         331,064     $ 4,179,340     $12.62        4.56%
 2006......         54         360,638     $ 5,641,761     $15.64        4.97%
 2007......         46         381,314     $ 4,225,126     $11.08        5.26%

HISTORICAL FINANCIAL DATA OF PACIFIC RETAIL

The following table sets forth selected financial data relating to the results of operations and historical financial condition of Pacific Retail as of and for the nine months ended September 30, 1998 and September 30, 1997 and the years ended December 31, 1997 and 1996, and as of and for the period from inception (April 27, 1995) through December 31, 1995 (amounts in thousands, except per share data and property data). Such selected financial data is qualified in its entirety by and should be read in conjunction with "-- Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes of Pacific Retail included elsewhere in this Joint Proxy Statement and Prospectus.

                                 NINE MONTHS                          PERIOD
                                    ENDED           YEAR ENDED        ENDED
                                SEPTEMBER 30,      DECEMBER 31,    DECEMBER 31,
                              ------------------- ---------------- ------------
                                 1998      1997    1997     1996       1995
                              ----------  ------- -------  ------- ------------
                                 (UNAUDITED)
OPERATING DATA:
 Revenues:
  Rental revenues............ $   90,500   54,092  79,002   27,513     1,816
  Management, leasing and
   brokerage fees............         46      352     392       53        11
                              ----------  ------- -------  -------    ------
      Total revenues.........     90,546   54,444  79,394   27,566     1,827
                              ----------  ------- -------  -------    ------
 Operating expenses:
  Operating, maintenance and
   real estate taxes.........     21,393   13,385  19,739    6,719       473
  General and administrative.      6,937    4,767   6,542    3,566       511
  Depreciation and
   amortization                   17,058   10,210  14,715    5,083       350
                              ----------  ------- -------  -------    ------
      Total operating
       expenses..............     45,388   28,362  40,996   15,368     1,334
                              ----------  ------- -------  -------    ------
 Interest expense net of
  income.....................     11,013    7,580  11,187    2,134        98
 Income before minority
  interests..................     34,145   18,502  27,211   10,064       395
 Minority interests of
  redeemable operating
  partnership units..........        606      354     491      193       --
 Minority interest of
  development subsidiary.....        (28)     --       (1)     --        --
                              ----------  ------- -------  -------    ------
 Net income..................     33,567   18,148  26,721    9,871       395
 Preferred share dividends...      1,764    1,646   2,195    1,177       112
                              ----------  ------- -------  -------    ------
 Net income for common
  shareholders............... $   31,803   16,502  24,526    8,694       283
                              ==========  ======= =======  =======    ======
 Earnings per share (EPS):
  Basic...................... $     0.50     0.44    0.61     0.54      0.18
  Diluted.................... $     0.49     0.44    0.61     0.54      0.18
Distributions per common
 share....................... $     0.58     0.54    0.72     0.62      0.11
OTHER DATA:
 Common stock outstanding....     64,059   44,367  64,023   23,960     5,400
 Preferred shares Series A...      1,130    1,130   1,130    1,130     1,130
 Preferred shares Series B...      2,000    2,000   2,000    2,000       --
 Company owned gross leasable
  area.......................      8,085    6,164   6,806    3,718       798
 Number of properties owned
  at end of period...........         71       48      56       29         6
BALANCE SHEET DATA:
 Real estate investments..... $1,080,740  748,649 851,458  380,070    63,790
 Total assets................ $1,073,637  750,237 857,244  400,176    68,452
 Total debt.................. $  328,159  248,399 118,114  122,636     3,478
 Minority interest........... $   19,346    7,650   7,681    7,710       --
 Shareholders' equity........ $  726,131  494,188 731,450  269,830    64,975

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the "--Historical Financial Data of Pacific Retail" and all of the financial statements appearing elsewhere in this Joint Proxy Statement and Prospectus. Historical results and percentage relationships set forth in "Historical Financial Data of Pacific Retail" and the Pro Forma Balance Sheet and Statements of Earnings for Pacific Retail are not indicative of future operations of Pacific Retail.

The statements contained in this discussion that are not historical are forward-looking statements. These forward-looking statements are based on current expectations, estimates and projections about the industry and markets in which Pacific Retail operates, management's beliefs and assumptions made by management. Words such as "expect," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "should," variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("Future Factors"). Future Factors include: (i) changes in general economic conditions in its target markets that could adversely affect Pacific Retail's customers; (ii) changes in financial markets and interest rates that could adversely affect Pacific Retail's cost of capital and its ability to meet its financial needs and obligations;
(iii) increased or unanticipated competition for development properties in Pacific Retail's target markets and (iv) those factors discussed below. These are representative of Future Factors that could affect the outcome of the forward-looking statements.

Results of Operations

 Interim Period Results

Net earnings for the nine-month period ended September 30, 1998 were $33.6 million ($0.50 per share) as compared to $18.1 million ($0.44 per share) for the same period in 1997. As of September 30, 1998, Pacific Retail had 65 operating properties as compared to 47 operating properties in the first three quarters of 1997. The increase in operating properties resulted in increases in rental revenues ($36.1 million), rental expenses ($4.9 million), real estate taxes ($3.1 million) and depreciation ($6.8 million) in the nine-month period ended September 30, 1998 as compared to the same period in 1997.

Interest expense in the nine-month period ended September 30, 1998 was $11.6 million as compared to $7.8 million for the nine-month period ended September 30, 1997. The increase in interest expense of $3.8 million is primarily a result of increases in the line of credit to fund the additional properties acquired. Pacific Retail's weighted average short-term interest rate for the first three quarters of 1998 was 7.03% as compared to 7.56% in the first three quarters of 1997.

Costs related directly to the acquisition, development and improvement of real estate, including tenant improvements, are capitalized; ordinary repairs and maintenance are expensed as incurred. Costs incurred in connection with unsuccessful acquisitions are expensed at the time acquisition efforts are terminated. Depreciation is computed on a straight-line basis over the expected economic useful lives, which are principally 10 to 40 years for buildings and improvements.

Pacific Retail has adopted Statement of Financial Accounting Standards No. 121 ("SFAS 121"). Under SFAS 121, Pacific Retail recognizes impairment losses on property whenever events and changes in circumstances indicate that the carrying amount of long-lived assets, on an individual property basis, may not be recoverable through undiscounted future cash flows. Such losses are determined by comparing the sum of the expected future discounted net cash flows to the carrying amount of the asset. Impairment losses are recognized in operating income as they are determined. As of December 31, 1997 no impairment losses have been incurred.

 Earnings per Share

Pacific Retail has adopted Statement of Financial Standards No. 128 ("SFAS 128"), which establishes standards for computing and presenting earnings per share ("EPS"). Basic EPS excludes the effect of potentially dilutive securities while diluted EPS reflects the potential dilution that would occur if dilutive securities or other contracts to issue common shares were exercised, converted into, or resulted in the issuance of Pacific Retail common shares that then shared in the earnings of the company.

In March 1998, the Emerging Issues Task Force ("EITF") finalized Issue 97-11, requiring all internal costs associated with acquiring operating properties to be expensed as incurred. Pacific Retail has applied this policy prospectively. The application of this policy has resulted in Pacific Retail expensing approximately $269,000 in costs which would have been capitalized through September 30, 1998.

In July 1998, the EITF finalized Issue 98-9, requiring contingent rent based on the lessee's sales volume to be recognized when specified targets are met. Pacific Retail has applied this policy prospectively since May 1998. By not recognizing contingent rent until specific targets are met Pacific Retail has not accrued approximately $244,400 in additional income through September 30, 1998.

 1997 Compared to 1996

Net earnings in 1997 were $26.7 million ($0.61 per share), an increase of $16.9 million from net earnings in 1996 of $9.8 million ($0.54 per share).

Property Operations. Rental revenues for 1997 increased $51.5 million over revenues for 1996. In 1997, rental expenses, and insurance expenses and real estate taxes increased over the 1996 levels by $5.9 million and $7.2 million, respectively. These increases in revenue and expenses are attributable to the acquisition of an additional 25 operating properties in 1997.

Including the newly acquired and developed assets, income from property operations (which is defined as rental income plus other real estate income, less rental expenses and insurance expenses and real estate taxes) increased $38.4 million for 1997 over 1996. Depreciation expense increased $9.6 million for 1997 over 1996. These increases are almost entirely related to the increased number of assets in operation.

Cash provided by operating activities was $53.3 million in 1997, an increase of $52.8 million from the 1996 level. This increase is primarily the result of operating income before depreciation from the additional 25 properties acquired in 1997 and the full year of ownership of properties acquired during 1996 coupled with a decrease at the end of 1997 in funds escrowed for the acquisition of properties.

Properties Fully Operating Throughout Both Periods. Pacific Retail owned six properties for the full years of 1996 and 1997. The net operating income of those six properties decreased from $5.69 million in 1996 to $5.58 million in 1997 or (1.98%). The primary reason for the decrease in net operating income was the initial implementation of Pacific Retail's remerchandising plan with regard to these properties which resulted in slightly increased costs to Pacific Retail and a decrease in current tenant occupancy.

Interest Expense.   Interest expense for 1997 was $9.4 million higher than for
1996. This was the result of the line of credit being utilized extensively during the year for acquisitions until December 1997 when the issuance of additional Pacific Retail common shares provided funds to reduce the amount of the outstanding line of credit.

 1996 Compared to 1995

In 1996, net earnings increased by $9.5 million over 1995; $9.9 million ($0.54 per share) in 1996 as compared to $0.39 million ($0.18 per share) in 1995. The increase was the result of 1996 being the first full year of operations and the addition of 21 more operating properties during 1996.

Rental revenues were $27.5 million in 1996 as compared to $1.8 million in 1995. This increase of $25.7 million is primarily the result of the addition of 21 more operating properties during 1996.

The increased number of operating properties in operation generated less cash in 1996 as compared to 1995. Cash provided by operating activities was $0.5 million in 1996 as compared to $1.4 million in 1995. The primary reason for the decrease in cash provided by operating activities is that funds deposited in escrow for the purchase of additional properties increased by approximately $16.4 million from the end of 1995 to the end of 1996.

Liquidity and Capital Resources

Pacific Retail considers its liquidity and ability to generate cash from operations and financings to be adequate and expects it to continue to be adequate to meet Pacific Retail's development, acquisition, operating, debt service and shareholder distribution requirements.

 Investing and Financing Activities

Overview. Pacific Retail's investment activities, which consisted primarily of acquiring and developing retail properties, used approximately $197.4 million, $396.5 million, $297.2 million and $52.5 million of cash for the nine-month period ended September 30, 1998, the two years ended December 31, 1997 and 1996 and the period ended December 31, 1995, respectively.

Pacific Retail's financing activities provided net cash flow of $150.7 million, $345.6 million, $295.9 million and $53.9 million for the nine-month period ended September 30, 1998, the years ended December 31, 1997 and 1996 and the period ended December 31, 1995, respectively. Combined proceeds from equity offerings of $0.07 million in the nine-month period ended September 30, 1998, $466.0 million, net of expenses, in 1997, $206.3 million in 1996, and $54.0 million in 1995 were the primary source of financing funds. Proceeds from line of credit borrowings, net of repayments, were $197.9 million in the nine-month period ended September 30, 1998, $74.4 million in 1996 and $0.6 million in 1995. For the year ended December 31, 1997, net repayments exceeded borrowings by $61.4 million.

First Three Quarters of 1998 Investing and Financing Activities. During the three quarters of 1998, Pacific Retail's additional investment in real estate aggregated $197.4 million, primarily as a result of continued acquisition activity. This investment included the acquisitions of land parcels for the development of properties with a GLA of 252,810 square feet. These additional properties brought Pacific Retail's total portfolio to a GLA of 8.3 million square feet at September 30, 1998 (7.5 million square feet of GLA of operating properties and 0.8 million square feet of GLA of properties under construction and in planning). The additional investment during the first three quarters of 1998 was financed primarily through proceeds from the line of credit. Also during this period, Pacific Retail began construction on two properties with an aggregate GLA of 252,810 square feet.

At September 30, 1998, Pacific Retail had $77.1 million of budgeted development costs for projects under construction. These developments are subject to a number of conditions, and Pacific Retail cannot predict with certainty that any of them will be consummated.

1997 Investing and Financing Activities. In 1997, Pacific Retail acquired existing operating properties with an aggregate GLA of 3.1 million square feet. The cost of the 25 operating properties acquired in 1997 was $440.1 million. At December 31,1997, Pacific Retail's operating property portfolio aggregated 6.4 million square feet of GLA. Pacific Retail's development portfolio at the end of 1997 included a property with a GLA of 443,924 square feet under construction and properties with a GLA of 234,900 square feet in planning with an estimated cost upon completion of $33.6 million.

During 1997, Pacific Retail's net additional investment in real estate was $471.4 million bringing its total real estate investment at December 31, 1997 to $851.5 million. Sales of Pacific Retail common shares generated the largest source of capital in 1997. Pacific Retail sold $465.9 million of Pacific Retail common shares, net of share repurchases, through 10 private placements. In connection with the acquisition of certain properties in 1997, Pacific Retail assumed $74.9 million in existing debt. At December 31, 1997, Pacific Retail's outstanding balance on its line of credit was $13.6 million.

1996 Investing and Financing Activities.   Pacific Retail's investment strategy
in 1996 focused on two components: the acquisition of a substantial base of existing operating properties to provide operating cash flow and the creation of an internal development process. During 1996, Pacific Retail acquired 22 operating properties. At December 31, 1996, Pacific Retail had an aggregated GLA of 3.7 million square feet in its portfolio, 443,924 square feet of which was under development. The one project under development had an estimated completion cost of $26.3 million.

Pacific Retail's investment in real estate at December 31, 1996 aggregated $380.1 million. The additional investment of approximately $316.3 million in 1996 was financed through the sale of additional Pacific Retail common shares generating approximately $206.3 million, an increase in the line of credit balance from $0.6 million to $75 million and a bridge loan of $26.5 million. Pacific Retail assumed existing debt of $11.4 million associated with certain of the properties acquired.

1995 Investing and Financing Activities. Pacific Retail's initial portfolio investment consisted of the acquisition of six operating properties (with a GLA of 798,198 square feet) located in Texas.

Pacific Retail's investment in real estate at December 31, 1995 aggregated $63.8 million, which was primarily financed by the issuance of $54.0 million of Pacific Retail common shares and $11.3 million of Pacific Retail Series A preferred shares.

Line of Credit-Secured. On December 27, 1995, Pacific Retail entered into a credit agreement with a group of lenders to provide a secured line of credit up to a maximum of $50 million. On July 19, 1996, the credit agreement was amended to increase the secured line of credit to a maximum of $75 million. On November 14, 1997, the secured line of credit agreement was amended. Under the amended credit agreement, borrowings bear interest at the greater of prime or federal funds rate plus .50% or, at Pacific Retail's option, LIBOR plus a margin of 1.25%, if the ratio of total liabilities to gross asset value is less than 0.35 to 1.0, or 1.40% if the ratio of total liabilities to gross asset value is greater than or equal to 0.35 to 1.0. Additionally, there is a fee of .125% per annum of the average daily unfunded line of credit balance, or a fee of 0.25% per annum of the average daily line of credit balance if the average daily balance for both the secured and unsecured lines of credit is greater than $100 million. Interest is paid monthly based on the unpaid principal balance. On
May 18, 1998, the credit agreement was amended; the secured line of credit was paid in full and terminated through the use of funds from the unsecured line of credit. The weighted average interest rates for the period from January 1, 1998 to May 18, 1998 and the year ended December 31, 1997 were 7.11% and 7.4% respectively. The interest rate at December 31, 1997 was 8.5%.

Lines of Credit-Unsecured. On March 28, 1997, Pacific Retail entered into a credit agreement with a group of lenders to provide an unsecured line of credit up to a maximum of $75 million. On November 14, 1997, the unsecured line of credit was increased to a maximum of $125 million. On May 18, 1998, the credit agreement was amended and the unsecured line of credit was increased to $350 million. Borrowings bear interest at the greater of prime or federal funds rate plus 0.50% or, at Pacific Retail's option, LIBOR plus a margin of 1.25%, if the ratio of total liabilities to gross asset value is less than 0.35 to 1.0, or 1.40% if the ratio of total liabilities to gross asset value is greater than or equal to 0.35 to 1.0 and less than 0.5 to 1.0. Additionally, there is a fee of 0.125% per annum of the daily average unfunded line of credit balance, or a fee of 0.25% per annum of the average daily unfunded line of credit balance if the average daily balance is greater than $175 million. Interest is paid monthly based on the unpaid principal balance. The weighted average interest rate for the nine months ended September 30, 1998 and the period from March 28, 1997 to December 31, 1997 were 7.01% and 7.7% respectively. There were no borrowings outstanding under the unsecured line of credit at December 31, 1997. The outstanding borrowings at September 30, 1998 were $211.5 million and the interest rate was 6.87%.

On December 19, 1996, Pacific Retail entered into a credit agreement with a group of lenders. The agreement, amended on December 27, 1996, provided for an unsecured line of credit up to $32.5 million. Borrowings under the loan bore interest at the same rate as the original secured line of credit. Pacific Retail entered into a "negative pledge" agreement whereby it pledged not to encumber certain of its properties with any debt until after the repayment of the funds borrowed under the loan. The interest rate at December 31, 1996 was 8.0%. The loan was repaid in January 1997.

Mortgage Debt. At September 30, 1998, Pacific Retail had approximately $95.7 million of mortgages payable and approximately $1.3 million of tax exempt bond issues. This long-term mortgage debt, which is substantially fully amortizing, has a weighted average interest rate of 8.8% and an average maturity of 7.86 years, thus providing Pacific Retail with favorable and conservative financial leverage on the investment in the properties associated with such debt.

Distributions and Funds from Operations

Pacific Retail's current distribution policy is to pay quarterly distributions to shareholders based upon what Pacific Retail considers to be a reasonable percentage of cash flow. Because depreciation is a non-cash expense, cash flow typically will be greater than earnings from operations and net earnings. Therefore, quarterly distributions will be higher than quarterly earnings.

Distributions paid on shares in 1997, 1996 and 1995 aggregated $31.1 million ($0.72 per share), $11.3 million ($0.62 per share) and $0.7 million ($0.11 per share), respectively. The distributions paid were in excess of net earnings in both 1997 and 1996 resulting in decreases in shareholders' equity of $6.1 million in 1997 and $1.7 million in 1996.

The payment of distributions is subject to the discretion of the Pacific Retail board and is dependent upon the financial condition and operating results of Pacific Retail. On March 31, 1998, Pacific Retail paid a quarterly distribution of $0.1925 per share for shares outstanding throughout the first quarter, on June 30, 1998 Pacific Retail paid a quarterly distribution of $0.1925 per share for shares outstanding throughout the second quarter and on September 30, 1998 Pacific Retail paid a quarterly distribution of $0.1925 per share for shares outstanding throughout the third quarter. The distributions paid in total aggregated approximately $38.7 million for the first three quarters of 1998.

Funds from operations represents Pacific Retail's net earnings (computed in accordance with generally accepted accounting principles ("GAAP") before minority interest and before gains/losses on disposition of depreciated property, plus real estate depreciation and amortization, significant non-recurring items and significant non-cash items. Pacific Retail believes that funds from operations is helpful to a reader as a measure of the performance of an equity REIT because, along with cash flow from operating activities, financing activities and investing activities, it provides a reader with an indication of the ability of Pacific Retail to incur and service debt, to make capital expenditures and to fund other cash needs. Under this more conservative definition, loan cost amortization is not added back to net earnings in determining funds from operations. The funds from operations measure presented by Pacific Retail, while consistent with the National Association of Real Estate Investment Trusts ("NAREIT") definition, will not be comparable to similarly titled measures of other REITs which do not compute funds from operations in a manner consistent with Pacific Retail. Funds from operations are not intended to represent cash made available to shareholders. Funds from operations should not be considered as an alternative to net earnings or any other GAAP measurement of performance as an indicator of Pacific Retail's operating performance, or as an alternative to cash flows from operating, investing or financing activities as a measure of liquidity.

Funds from operations were $49.1 million and $26.9 million for the nine-month periods ended September 30, 1998 and 1997, respectively. Funds from operations were $39.5 million and $13.9 million and $0.627 million for the years ended December 31, 1997 and 1996 and the period ended

December 31, 1995, respectively. The aggregate increases corresponded with the increased number of properties in operation in each year.

For the nine-month periods ended September 30, 1998 and 1997, operating cash flow was $42.7 million and $42.1 million, respectively, while financing activities provided $150.7 million and $252.7 million, respectively, in additional cash. Acquisition activities for the same periods used $197.4 million and $293.7 million, respectively, resulting in a net cash decrease of $4.1 million and a net cash increase of $1.1 million for the nine-month periods ended September 30, 1998 and 1997, respectively. For the years ended December 31, 1997 and 1996 and the period ended December 31, 1995, operating cash flow was $53.4 million, $0.5 million and $1.4 million, respectively, while financing activities provided an additional $345.6 million, $295.8 million and $53.9 million, respectively. Acquisition activities for the same periods used $396.5 million, $297.2 million and $52.5 million, respectively, resulting in a net cash increase of $2.5 million, a net cash decrease of $0.9 million and a net cash increase of $2.8 million for the years ended December 31, 1997 and 1996 and the period ended December 31, 1995.

Impact of Year 2000

The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Certain computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar business activities.

Pacific Retail has undertaken a review of all of its computer systems and applications to determine if these programs are Year 2000 compliant and if not, the efforts that will be necessary to bring the programs into compliance. The review has indicated that all network hardware and operating systems are compliant based upon certification of the vendors. The workstation operating systems and workstation application hardware have been certified by the vendors to be compliant. The workstations are currently under review and those not deemed to be compliant will be replaced or modified before February 1999. The cost of replacement or modification is not expected to be material. All major accounting and financial reporting applications are certified compliant by the vendors with the exception of two special application modules which are to be replaced, tested and certified by vendors by December 1998. Surveys conducted with major vendors have revealed no critical issues. Several utility companies have indicated that Year 2000 problems currently exist, but are all currently engaged in programs to reduce or totally repair those problems during 1999.

INVESTMENT POLICIES OF PACIFIC RETAIL

Pacific Retail's Business Strategies and Philosophy

Pacific Retail's key business objectives are to increase cash flow and the value of its properties, and to pursue continued growth through the selective acquisition, development, renovation, remerchandising and expansion of income producing properties, principally shopping centers. Pacific Retail's strategies for achieving these objectives are to:

  . intensively manage and lease its properties with a strong emphasis on tenant relations, regular maintenance, periodic improvements, and effective in-house support systems;

  . seek continued growth by selectively acquiring and developing additional quality properties with attractive yields and strong prospects for future cash flow growth and capital appreciation, focusing primarily on grocery and drug store anchored and well-located infill neighborhood shopping centers that have sustainable competitive leasing advantages;

  . maintain a conservative capital structure with a ratio of debt to total market capitalization that is contemplated to be no more than 45%; and

  . cultivate management expertise and strong client relationships by continuing to attract, motivate and retain talented and dedicated employees at every level of Pacific Retail.

Pacific Retail believes that the key to successful implementation of these strategies is to continue to exploit its competitive strengths, which are, principally, its real estate expertise and depth of management professionals, its strong relationships with tenants, institutional investors and lenders, and its proximity to tenants, properties and markets through its offices in Dallas, Los Angeles, San Francisco, Denver, Irvine, San Diego, Seattle and Portland.

Policies With Respect To Certain Activities

The following is a discussion of investment and financing policies of Pacific Retail. The policies with respect to these activities have been determined by the Pacific Retail Board of Trustees and may be amended or revised from time to time at the discretion of the Pacific Retail Board of Trustees without a vote of Pacific Retail's shareholders.

Investment Policies

The investment objectives of Pacific Retail are to increase cash flow available for distributions and to enhance portfolio value. Pacific Retail's policy is to manage, selectively acquire and develop assets for generation of additional current income and long-term value appreciation.

Pacific Retail may develop, purchase or lease income-producing properties for long-term investment, expand and improve the properties presently owned, or sell such properties, in whole or in part, when circumstances warrant. Pacific Retail may also participate with other entities in property ownership through joint ventures or other types of co-ownership.

Financing Policies

Pacific Retail intends to maintain a conservative ratio of debt to total market capitalization (i.e., the market value of issued and outstanding shares of Pacific Retail common shares plus total debt) of no more than 45%. The debt-to-total-market-capitalization ratio, which is based upon market values of equity and accordingly fluctuates with changes in the price of the Pacific Retail common shares, differs from debt-to-book-capitalization ratios which are based upon book values. The debt-to-book-capitalization ratio may not reflect the current income potential of the assets and the operating business. Pacific Retail believes that debt-to-total-market-capitalization provides a more appropriate indication of leverage for a company whose assets are primarily operating real estate.

Pacific Retail may from time to time re-evaluate its borrowing policies in light of changes in current economic conditions, relative costs of debt and equity capital, market values of properties, growth and acquisition opportunities and other factors. Pacific Retail may modify its borrowing policy and may increase or decrease its ratio of debt to total market capitalization. To the extent that the board of trustees determines to seek additional capital, Pacific Retail may raise such capital through additional equity offerings, debt financing or retention of cash flow (subject to provisions in the Internal Revenue Code requiring the distribution by a REIT of a certain percentage of taxable income and taking into account taxes that would be imposed on undistributed taxable income), or a combination of these methods. A change in Pacific Retail's debt capitalization policies could result in a more highly leveraged Pacific Retail with an increased risk of default on indebtedness, an increase in debt service costs and a decrease in the amounts distributed to holders of Pacific Retail common shares.

Additional Information

 Acquisitions

Since August 1995, Pacific Retail has closed on over $1.0 billion of acquisitions and has expanded its management team in California and the Pacific Northwest. Acquisitions in 1997 totaled $453.7 million. As of September 30, 1998, Pacific Retail owned 65 neighborhood infill shopping centers containing approximately 7.5 million square feet excluding development or redevelopment properties. Its target markets include 21 high-growth markets in the western half of the United States. As of September 30, 1998, the operating properties owned by Pacific Retail were 96.1% leased. As of September 30, 1998, Pacific Retail employed approximately 131 people.

 Competition

There are numerous shopping center developers, real estate companies and other owners of real estate that operate in the western United States that compete with Pacific Retail in seeking retail tenants to occupy vacant space, for the acquisition of shopping centers, and for the development of new shopping centers.

 Environmental Matters

Under various federal, state and local laws, ordinances and regulations, a current or previous owner, developer or operator of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances at, on, under or in its property. The costs of such removal or remediation of such substances could be substantial. Such laws often impose such liability without regard to whether the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. The presence of such substances, or the failure to remediate or operate and manage properly such substances, may adversely affect the owner's ability to sell or rent such real estate or to borrow using such real estate as collateral. Pacific Retail has not been notified by any governmental authority of any non-compliance, liability or other claim in connection with any of the properties owned or being acquired by it that are likely to be material, and Pacific Retail is not aware of any environmental condition with respect to any of its properties that is likely to be material. Pacific Retail has subjected each of its properties to a Phase I environmental assessment (which does not involve invasive procedures such as soil sampling or ground water analysis) by independent consultants. While some of these assessments have led to further investigation and sampling, none of the environmental assessments has revealed, nor is Pacific Retail aware of, any environmental liability (including asbestos-related liability) that Pacific Retail believes would have a material adverse effect on its business, financial condition or results of operations. No assurance can be given, however, that these assessments and investigations reveal all potential environmental liabilities, that no prior owner or operator created any material environmental condition not known to Pacific Retail or the independent consultants or that future uses or conditions (including, without limitation, tenant actions or changes in applicable environmental laws and regulations) will not result in unreimbursed costs relating to environmental liabilities.

 Insurance Coverage

Pacific Retail believes that all of its properties are adequately insured; however, an uninsured loss could result in loss of capital investment and anticipated profits.

 Tax Basis

Pacific Retail's basis in the properties for Federal income tax purposes is its cost basis. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, which range from five to seven years for personal property and 10 to 40 years for depreciable real property.

 Real Estate Taxes

Pacific Retail's real estate taxes for the year ended December 31, 1997, were approximately $10.0 million. Substantially all the leases for the properties contain provisions requiring tenants to pay as additional rent a proportionate share of real estate tax increases.

Market Price of Shares and Dividends

There is no established public trading market for the Pacific Retail common shares or the Pacific Retail preferred shares. The following table sets forth the Pacific Retail distributions per share for the periods indicated.

                                                   DISTRIBUTIONS PER SHARE(1)
                                                 -------------------------------
                                                 COMMON  PREFERRED A PREFERRED B
                                                 SHARES    SHARES      SHARES
                                                 ------- ----------- -----------
1996
  First Quarter................................. $0.150    $0.137         --
  Second Quarter................................  0.150     0.137         --
  Third Quarter.................................  0.150     0.137      $0.150
  Fourth Quarter................................  0.174     0.161       0.174
1997
  First Quarter.................................  0.180     0.167       0.180
  Second Quarter................................  0.180     0.167       0.180
  Third Quarter.................................  0.180     0.167       0.180
  Fourth Quarter................................  0.180     0.167       0.180
1998
  First Quarter.................................  0.1925    0.1795      0.1925
  Second Quarter................................  0.1925    0.1795      0.1925
  Third Quarter.................................  0.1925    0.1795      0.1925

--------
(1) While a private REIT, Pacific Retail's distribution policy is to calculate and pay distributions based on the number of days of ownership during the period, resulting in multiple record dates which correspond with the dates additional shares are issued.

For federal income tax purposes, distributions may consist of ordinary income, capital gains, non-taxable return of capital or a combination thereof. Distributions that exceed Pacific Retail's current and accumulated earnings and profits (calculated for tax purposes) constitute a return of capital rather than a dividend and reduce the shareholder's basis in the common shares. To the extent that a distribution exceeds both current and accumulated earnings and profits and the shareholder's basis in the Pacific Retail common shares, it will generally be treated as gain from the sale or exchange of that shareholder's Pacific Retail common shares. Pacific Retail annually notifies shareholders of the taxability of distributions paid during the preceding year. The following summarizes the taxability of distributions paid in 1995, 1996 and 1997 on the common shares:

                                                                  YEAR ENDED
                                                                 DECEMBER 31,
                                                              ------------------
                                                               1997  1996  1995
                                                              ------ ----- -----
Per Common Share:
  Ordinary Income............................................  0.673 0.576 0.058
  Capital Gains..............................................  0.000 0.000 0.000
  Return of Capital..........................................  0.045 0.046 0.051
                                                              ------ ----- -----
    Total.................................................... $0.719 0.622 0.110

Under federal income tax rules, Pacific Retail's earnings and profits are first allocated to its preferred shares, which increases the portion of the Pacific Retail common shares distribution classified as return of capital. The portion of distributions characterized as return of capital results primarily from the excess of distributions over earnings primarily because non-cash charges such as depreciation are added to earnings in determining distribution levels.

The taxability information for 1995 is based upon the best available data. Pacific Retail's tax returns have not been examined by the Internal Revenue Service and, therefore, the taxability of dividends is subject to change.

The total distribution required to maintain Pacific Retail's REIT status for tax purposes was $26.2 million for 1997, $9.5 million for 1996, and $0.3 million for 1995. Pacific Retail distributed $31.1 million, $11.3 million, and $0.7 million in 1997, 1996 and 1995, respectively.

As of September 30, 1998, Pacific Retail had approximately 280 record holders of Pacific Retail common shares and one record holder of each class of Pacific Retail preferred shares.

                              THE COMBINED COMPANY

Regency expects the combined company resulting from the merger to have the following important characteristics, which are intended to create long-term shareholder value:

    . the first company to focus on operating, owning and providing third-party services for grocery-anchored infill retail centers throughout the U.S.;

    . use of proprietary research through the Retail Operating System to identify investment opportunities for the combined entity (and expansion opportunities for national retailers) in markets and submarkets throughout the United States that have:

           . high barriers to entry and

           . faster population growth and a higher average household income than national averages;

    . close relationships with leading supermarket chains that are first or second in their markets which can be expanded on a national basis;

    . ""preferred customer" initiatives with top retailer shop space tenants to create multiple leasing opportunities throughout the U.S. beyond each company's current regional focus;

    . operating and financial efficiencies of over $5 million annually by the year 2000, primarily from:

           . more favorable access to debt and equity markets because of size and geographic diversification;

           . cost savings by reducing common overhead; and

    . a combined management team with common operating philosophies and methods.

Regency and Pacific Retail also expect the merger to have the following potential detriments to present holders of Regency stock and Pacific Retail shares:

    . The merger consideration is fixed, but the market price of Regency common stock may change. Accordingly, the Regency common stock and Regency preferred stock that Regency will issue in exchange for the Pacific Retail common shares and Pacific Retail preferred shares may have a greater or lower aggregate value than the value contemplated at the time the Merger Agreement was signed.

    . As of September 23, 1998, SC-USRealty owned 46.0% of the outstanding
      Regency common stock and 69.9% of the outstanding Pacific Retail common shares and preferred shares. SC-USRealty will own approximately 59.4% of the outstanding Regency common stock (52.3% on a fully diluted basis) as a result of the merger. A change in control without SC-USRealty's concurrence will be impossible after the merger. Additionally, public sales by SC-USRealty of Regency common stock after the merger could adversely affect the market price of the stock due to the large number of shares that SC-USRealty will hold.

    . The size of the transaction may make rapid integration of Regency and Pacific Retail more difficult.

    . Regency shareholders and Pacific Retail shareholders will become subject to the real estate risks of the markets in which the other company currently operates.

    . Regency will no longer qualify as a "domestically controlled REIT" for U.S. federal income tax purposes.

The potential benefits and detriments may affect the value of shares in the combined company and should therefore be considered in voting for or against the merger.

Following the merger, Regency will continue to be taxed as a REIT under the Internal Revenue Code and be organized as a corporation under the laws of the State of Florida. Regency's headquarters will be located at 121 West Forsyth Street, Jacksonville, Florida 32202 (telephone: (904) 356-7000) with regional offices in Atlanta, Cincinnati, Denver, Dallas, Los Angeles, St. Louis and San Francisco.

                                   THE MERGER

TERMS OF THE MERGER

The Regency Board and the Pacific Retail Board have each approved the merger and the Merger Agreement, a copy of which is attached hereto as Annex A and incorporated herein by reference. Pursuant to the Merger Agreement, among other things, upon satisfaction (or waiver) of the conditions set forth therein, at the effective time of the merger:

    . Pacific Retail will be merged with and into Regency, with Regency being the surviving entity,

    . each issued and outstanding Pacific Retail common share will be converted into the right to receive 0.48 share of Regency common stock, and

    . each issued and outstanding Pacific Retail preferred share will be converted into the right to receive 0.48 share of a corresponding series of Regency preferred stock.

No fractional shares of Regency common stock or Regency preferred stock will be issued in the merger. In lieu thereof, a holder of Pacific Retail shares otherwise entitled to a fractional share will be paid cash in respect of such fractional interest based on the average closing price of a share of Regency common stock on the New York Stock Exchange on the 10 consecutive trading days ending on the fifth day immediately preceding the effective time of the merger.

As a result of the merger and without any action on the part of the holder thereof, at the effective time, each Pacific Retail share will cease to be outstanding, will be canceled and retired and will cease to exist. Each holder of a certificate representing Pacific Retail common shares or Pacific Retail preferred shares will thereafter cease to have any rights with respect to such shares, except the right to receive the Regency common stock or Regency preferred stock, as applicable, and cash in lieu of fractional shares upon the surrender of such certificate. Promptly after the effective time of the merger, Regency will mail a letter of transmittal and instructions to each holder of a certificate representing Pacific Retail shares as of the effective time for use in effecting the surrender of the certificate in exchange for certificates representing Regency stock and cash in lieu of fractional shares. See "The Merger Agreement--Exchange of Pacific Retail Share Certificates."

THE SUBSIDIARY MERGERS

In addition to the merger of Pacific Retail into Regency, certain subsidiaries of Pacific Retail are expected to be merged into subsidiaries of Regency.

The Management Company Merger

PRT Development Corporation, Pacific Retail's non-qualified REIT subsidiary, is expected to be merged with and into Regency Realty Group, Inc., Regency's non-qualified REIT subsidiary, at or after the effective time of the Pacific Retail/Regency merger, subject to applicable consents, including that of SC-USRealty. The non-qualified REIT subsidiaries engage in development activities and the leasing and management of properties owned by third parties. Any income generated by these activities does not constitute income from real property investments for REIT qualification purposes. Regency and SC-USRealty are negotiating the terms of the merger of these two subsidiaries. The consideration to be received by the shareholders of PRT Development Corporation will depend upon the relative valuation of these two subsidiaries. This valuation has not been finalized as of the date of this Joint Proxy Statement and Prospectus.

SC-USRealty owns all of the shares of Class A voting stock of PRT Development Corporation, and is generally entitled to 5% of all distributions made by it. Pacific Retail owns all of the Class B non-voting stock of PRT Development Corporation and is generally entitled to all remaining distributions.

As a result of the merger, Regency will acquire all the Class B non-voting stock and SC-USRealty will receive cash in exchange for its Class A voting shares in an amount to be determined upon completion of the valuation, but which Regency anticipates will be less than $1 million. Regency anticipates that The Regency Group, Inc., which holds 93% of the common stock of Regency's non-qualified REIT subsidiary, will contribute the purchase price of the Class A voting shares to Regency's non-qualified REIT subsidiary in the form of an interest-bearing loan from this entity.

The Operating Partnership Merger

Upon the effectiveness of the merger, Regency will become the sole general partner of Retail Property Partners Limited Partnership. Thereafter, Retail Property Partners Limited Partnership may merge into Regency Centers, L.P. at such time as Regency determines appropriate, subject to applicable consents of third parties.

BACKGROUND OF THE MERGER

In January 1998, Regency signed an agreement to acquire assets from the Midland Development Group, Inc. and related entities ("Midland"). Midland required that Regency acquire shopping centers and shopping center developments from Midland throughout Midland's territory, including properties in two of Pacific Retail's targeted markets, Colorado and Texas. Regency offered to transfer to Pacific Retail the right to acquire the Midland properties in the Western states in which Pacific Retail operates because Regency's stockholders agreement with SC-USRealty did not permit it to own a material amount of assets in those states. See "The Merger--Amendment to Stockholders Agreement". Regency and Pacific Retail decided to discuss in more depth after the Midland closing a possible transfer of these properties. Accordingly, Pacific Retail declined to acquire these Midland properties at the time of the Midland closing. SC-USRealty consented to Regency's acquisition of properties in Colorado and Texas in order to permit Regency to acquire the rest of the Midland portfolio, which included infill properties in the Eastern U.S.

As preparations proceeded for the closing of the Midland acquisition, Regency considered a further expansion into high growth Western markets through mergers and acquisitions. Pacific Retail appeared to be a better strategic fit than other public and private companies because Pacific Retail and Regency both focus on grocery-anchored infill neighborhood shopping centers, Pacific Retail has a more extensive presence in the majority of the high growth Western markets than many public shopping center companies, Pacific Retail has a more extensive development program than many of the companies Regency reviewed and the two companies' operating and investment systems are similar. As a result, Regency discussed with SC-USRealty its views on the possibility of a combination of Regency and Pacific Retail. Regency believed that a business combination with Pacific Retail was attractive since it would enable the combined companies to (1) create a national platform of grocery-anchored infill neighborhood centers in high growth markets, (2) achieve greater growth in funds from operations than each would achieve independently and (3) have a larger combined capital structure that would provide greater access to capital markets than each could obtain independently. SC-USRealty indicated that it would be supportive of such a combination and encouraged management of Regency and Pacific Retail to negotiate a mutually acceptable transaction. Although Regency considered a number of other potential candidates for a business combination, no offers were made or received.

Regency decided to explore a transaction with Pacific Retail as the closing of the Midland transaction began to approach which would expand its presence in the Midwest. Regency management believed that the next logical step was to broaden Regency's base to the West Coast in order to become a national rather than regional REIT.

For the reasons described above, the proposed combination of Regency and Pacific Retail also was appealing to Pacific Retail. In addition, the benefit of a combination to Pacific Retail was reinforced by the state of the capital markets in 1998. Pacific Retail's stated objective since formation has been to build a premier grocery-anchored infill neighborhood shopping center company in the Western U.S. and to take it public. However, an initial public offering involves significant time and expense, with no assurance of success. Moreover, as a sector, REIT stocks have experienced significant price declines in 1998, making an initial public offering more difficult. Therefore, giving Pacific Retail shareholders the benefits of being shareholders of a publicly traded company through a business combination with an existing New York Stock Exchange-listed REIT rather than through its own initial public offering was an attractive alternative to Pacific Retail.

On February 10, 1998, Martin E. Stein, Jr., Regency's chairman, met with William Sanders, Chairman of Security Capital Group Incorporated ("Security Capital Group"), an affiliate of SC-USRealty and the sole stockholder of SC-USRealty's sub-advisor, and C. Ronald Blankenship, Vice Chairman of Security Capital Group, to discuss the possible combination of Regency and Pacific Retail. At that meeting, Mr. Sanders supported Regency's intentions to proceed with an analysis of such a transaction. On March 18, 1998, Mr. Stein met in Dallas with Dennis H. Alberts, President and Chief Executive Officer of Pacific Retail, to discuss a proposed combination. Messrs. Stein and Alberts agreed that a transaction was a logical next step for both companies and agreed to begin discussions in more detail about a transaction.

Each of Regency and Pacific Retail appointed a special committee from among its independent directors and trustees to evaluate the terms of any proposed business combination between Regency and Pacific Retail. The special committees were intended to consider the interests of all shareholders. Management of Regency provided initial background information concerning a possible business combination to the Regency Board at a meeting on March 19, 1998. At that meeting, the Regency Board appointed Edward L. Baker, J. Dix Druce, Jr., Albert Ernest, Jr. and Douglas S. Luke from among Regency's independent directors to serve as the special committee of the Regency Board to evaluate any proposed business combination with Pacific Retail (the "Regency Special Committee").

During the next several weeks, the Regency Special Committee solicited proposals from law firms to serve as special counsel to the committee and in April 1998 retained Willkie Farr & Gallagher, based on the recommendation of the committee chairman. The Regency Special Committee also retained Prudential Securities Incorporated ("Prudential Securities"), based on its expertise and experience in the real estate and REIT industries, to provide financial advisory services and assistance to the committee and to render an opinion to the committee with respect to the fairness to Regency's shareholders, from a financial point of view, of the consideration that would be paid by Regency in a transaction with Pacific Retail, if one should be proposed and negotiated. Prudential Securities served as managing underwriter for a Regency stock offering in July 1997.

On April 22, 1998, the Pacific Retail Board appointed Terry N. Worrell and John C. Schweitzer as its special committee for purposes of evaluating a possible business combination with Regency (the "Pacific Retail Special Committee"). Mr. Schweitzer was elected as chairman of the committee. Pacific Retail agreed to pay the members of the Pacific Retail Special Committee a $6,000 fee each as partial compensation for their time spent on behalf of the committee. In July 1998, the Pacific Retail Special Committee selected Munger, Tolles & Olson LLP ("Munger Tolles") as its special counsel, based on the recommendation of the committee chairman, and selected Goldman, Sachs & Co. ("Goldman Sachs") to serve as its financial advisor, based on its expertise and experience in the real estate and REIT industries.

In April 1998, Regency and Pacific Retail negotiated and signed a confidentiality agreement in preparation for exchanging financial and other confidential information. In late April and early May, Regency conducted a series of tours of Pacific Retail properties and exchanged information with Pacific Retail. On April 22, 1998, Mr. Alberts discussed with Mr. Stein Pacific Retail's expectation as to how Regency should analyze (1) the net asset value of Pacific Retail's retail centers in protected, high growth Western markets, (2) Pacific Retail's low leverage, and (3) the projected high growth rate in funds from operations resulting from Pacific Retail's development program. At a Regency Board meeting on May 26, 1998, management gave a report concerning the results of the initial exchanges of financial information.

The Regency Special Committee held a meeting on June 29, 1998 to discuss the status of due diligence and discussions with Pacific Retail. The committee directed management to review and compile key financial measures, including funds from operations and net asset value, with respect to both companies that would enable the committee to make a fair comparison of the relative contributions of both entities in a combined company. It also directed Prudential Securities to analyze these measures in order to assist the committee in developing a fair transaction for Regency's shareholders that would be positively recognized by the capital markets.

The Regency Special Committee held a meeting on July 23, 1998 at which management presented the results of its financial due diligence to date. Prudential Securities attended the meeting and reported on different mechanisms, including alternative securities and contingent valuation rights, that have been used in other transactions. Prudential Securities noted that alternative securities or contingent valuation rights might be complicated and be perceived by investors as financial engineering to generate a higher than warranted price to Pacific Retail. At this meeting, the Regency Special Committee indicated that it recognized a premium might be warranted for Pacific Retail's assets, especially the centers in protected markets in the San Francisco Bay area, Portland and Seattle, so long as the transaction is accretive to Regency's shareholders.

Active negotiations ensued over the following weeks. At a meeting between Mr. Stein and Mr. Schweitzer on July 30, 1998, they discussed expectations concerning exchange ratios based on each company's projected contribution to funds from operations. Mr. Stein also communicated his desire that the transaction be a relatively straight-forward stock-for-stock merger, be accretive, enhance Regency's sustainable growth rate in funds from operations per share, reflect favorable asset pricing, and reflect the current reduction in the share prices of Regency and other public REITs. Mr. Schweitzer indicated that it was important for Pacific Retail to receive a premium for the value of its Western shopping centers. Mr. Stein also met with Mr. Alberts and Jane E. Mody, Managing Director and Chief Financial Officer of Pacific Retail, on July 31, 1998 to confirm the assumptions and bases on which the parties were conducting their analyses.

Discussions of the transaction focused on a stock-for-stock merger due to the high transaction costs of transferring assets, including real estate transfer costs in many states. As due diligence took place during the course of negotiations, Regency's management became increasingly comfortable that the risk of assumed liabilities in a merger was outweighed by the time and expense that would be required in an asset acquisition.

On July 31, 1998, the Pacific Retail Special Committee met with Munger Tolles. At this meeting, Mr. Schweitzer reported on his meeting with Mr. Stein and also reported that he had instructed Goldman Sachs to undertake a financial analysis relating to the proposed transaction. The committee members discussed the business rationale for the proposed merger and various bases for valuing Pacific Retail and Regency. The committee also discussed the possibility of business combinations with other parties. Munger Tolles provided advice as to the Special Committee's legal duties.

The Pacific Retail Special Committee met again on August 10, 1998 with Munger Tolles and Goldman Sachs. At this meeting, Mr. Schweitzer reported on his further discussions with Mr. Stein. The committee and its advisers engaged in an extensive discussion of factors relevant to the determination of an exchange ratio acceptable to Pacific Retail's shareholders, with the committee focusing on the interests of Pacific Retail's shareholders other than SC-USRealty. At the committee's invitation, representatives of SC-USRealty and Security Capital Group participated in a portion of this meeting to express their views on the proposed merger. Also during this meeting, the committee discussed with Munger Tolles the effects of actual and potential conflicts of interest among participants in the negotiating process and the possibility of alternative business combination transactions.

The Pacific Retail Special Committee did not seek any business combination proposals from third parties. However, the committee discussed with management and Goldman Sachs whether they were aware, based on their knowledge of the industry, of other companies with whom Pacific Retail might enter into a business combination and achieve the same or better benefits to Pacific Retail's shareholders as those achievable in the proposed merger with Regency. Those discussions did not reveal any other potential business combination partner that the committee believed would offer the same or better benefits as the proposed merger with Regency.

On August 19, 1998, the Pacific Retail Special Committee met again. At this meeting, Goldman Sachs reported to the committee on various financial analyses that it had performed regarding the proposed merger. This report and the ensuing discussion among the committee and its advisors included consideration of numerous financial measures pertinent to determining whether an exchange ratio that is fair to the Pacific Retail shareholders other than SC-USRealty could be negotiated. The Special Committee also met separately with Munger Tolles to discuss the process of its deliberations and negotiations.

On August 25, 1998, Mr. Schweitzer had further discussions with Mr. Stein as to the possible combination of Regency and Pacific Retail. The parties refined their analyses and began to narrow their differences during the course of ongoing due diligence in late August and early September.

As a result of the negotiations between Mr. Schweitzer and Mr. Stein, the Pacific Retail Special Committee discussed on September 2, 1998 the status of negotiations with respect to the proposed merger and determined to proceed with the proposed combination, subject to receipt of updated budgets and financial information and to negotiation of acceptable definitive merger documentation and receipt from Goldman Sachs of its opinion that the exchange ratio ultimately agreed upon is fair from a financial point of view to the shareholders of Pacific Retail other than SC-USRealty. Mr. Schweitzer asked Goldman Sachs to undertake the financial analysis to reach its opinion as to financial fairness, and asked Munger Tolles to work with Pacific Retail's regular counsel to negotiate definitive merger documents with counsel for Regency and the Regency Special Committee.

The Regency Special Committee held a meeting on September 8, 1998 at which management presented the results of additional discussions with Pacific Retail and further due diligence. Representatives of Prudential Securities summarized the additional due diligence that had been conducted with respect to Pacific Retail, the benefits of the proposed transaction to Regency and its shareholders and the financial and valuation analyses undertaken by Prudential Securities in connection with the transaction. The Regency Special Committee determined to continue negotiations and due diligence with respect to the proposed transaction.

Regency also agreed to pay total fees of $600,000 to Prudential Securities, $12,000 to Mr. Druce and $6,000 each to the other committee members as compensation for services on the Regency Special Committee.

From September 8 through September 22, 1998, following review of updated budgets and financial information, including detailed review of Regency's and Pacific Retail's projected cash flows, the parties continued their discussion as to the terms of the proposed merger, ultimately agreeing on an exchange ratio of 0.48 share of Regency common stock for each Pacific Retail common share. Because Pacific Retail is a privately held company, it was not possible to negotiate the exchange ratio based on the relative trading prices of Regency and Pacific Retail common stock. Pacific Retail had sold shares to investors in a private transaction in December 1997 at a price of $13 per share and initially sought an exchange ratio that would value Pacific Retail common shares at no less than such amount. Regency believed that this methodology was unfair to Regency's shareholders because as a private REIT, Pacific Retail had not faced the general share price decline experienced since December 1997 by public REITs, including Regency.

Accordingly, the exchange ratio ultimately was negotiated based on the relative contributions that both companies are expected to make to the combined company, using several different measures. As discussed in greater detail below under "--Opinion of Regency's Financial Advisor" and "--Opinion of Pacific Retail's Financial Advisor," based on relative anticipated contributions to funds from operations of the combined company for 1998, 1999 and 2000, the exchange ratio would range from 0.45 to
0.48 share of Regency common stock for each Pacific Retail common share. Based on relative net asset values as of June 30, 1998, the exchange ratio would be
0.50. The parties considered various exchange ratios in this range and after completion of the due diligence process and lengthy negotiations, the parties agreed to an exchange ratio of 0.48 of a share of Regency common stock for each share of Pacific Retail common stock.

The Pacific Retail Special Committee met again on September 22, 1998. The committee reviewed again the business rationale for the proposed merger, including establishing a national company with an expanded ability to serve major national tenants, creating a combined company with a market capitalization among the largest for neighborhood shopping center companies in the U.S., geographically diversifying Pacific Retail's properties and reducing concentration in its markets, reducing borrowing costs and improving access to capital, creating economies of scale due to the similarity in Pacific Retail's and Regency's operating policies and procedures, and obtaining the benefits of a public equity market without the risks and costs of an initial public offering. Goldman Sachs made a presentation regarding the methodologies it used in reviewing the proposed merger and arriving at its opinion, including the issues it examined in arriving at its opinion and the form of its opinion. Goldman Sachs reported on its financial analysis of the proposed exchange ratio of 0.48 share of Regency common stock for each Pacific Retail common share, concluding with its oral opinion, confirmed by its written opinion dated September 23, 1998, that the exchange ratio is fair from a financial point of view to shareholders of Pacific Retail other than SC-USRealty. Munger Tolles reported to the Pacific Retail Special Committee on the negotiations of the definitive merger documentation and summarized the documents for the committee. Following such reports and further discussion, the committee voted unanimously to recommend to the full Pacific Retail Board that it approve the proposed merger as being fair and reasonable to Pacific Retail's shareholders, other than SC-USRealty, and on terms and conditions not less favorable than those available from unaffiliated third parties. A meeting of the full Pacific Retail Board of Trustees commenced immediately thereafter.

At such meeting, the Pacific Retail Board reviewed the information considered by the Pacific Retail Special Committee, including the opinion of Goldman Sachs, and reviewed the terms of the merger and the Merger Agreement. The Pacific Retail Special Committee also considered the recommendation of the Pacific Retail Special Committee. Following such review, the Pacific Retail Board unanimously approved the merger and the Merger Agreement and resolved to recommend the merger to the Pacific Retail shareholders.

At a meeting of the Regency Special Committee on September 23, 1998, management presented the reasons why it believed the merger is in the best interests of Regency's shareholders, which reasons are discussed elsewhere herein (see "-- Reasons for the Merger; Recommendation of the Regency Board"). Prudential Securities also presented its analysis of the proposed merger, and concluded, based upon such analysis, by delivering its opinion to the Regency Special Committee in oral form, which was confirmed in writing on September 23, 1998, that the merger consideration to be paid by

Regency in the merger is fair to Regency's shareholders other than SC-USRealty from a financial point of view. After discussing these presentations, the Regency Special Committee voted unanimously to recommend that the Regency Board of Directors approve the merger.

The Merger Agreement was executed after the close of business on September 23, 1998 and announced prior to the opening of business on September 24, 1998.

REASONS FOR THE MERGER; RECOMMENDATIONS OF THE REGENCY BOARD

At a special meeting of the Regency Board on September 23, 1998, following a review of the information considered by Regency and a review of the terms of the Merger Agreement, as well as consideration of the recommendation of the Regency Special Committee, the Regency Board, with SC-USRealty representatives abstaining, approved the Merger Agreement. As noted below, the Regency Board considered the determination by the Regency Special Committee that the proposed transaction is fair and reasonable to Regency and Regency's shareholders other than SC-USRealty and their recommendation that the Regency Board approve the Merger Agreement.

In making its determination with respect to the merger, the Regency Board considered the following material positive factors:

  (1) The merger will more than double Regency's size, transforming it from a regional shopping center REIT into one of the nation's largest nationwide shopping center REITs with a valuable portfolio of infill grocery-anchored centers in some of the fastest growing areas of the western U.S. A national presence is expected to provide the development, leasing and capital markets advantages described below.

  (2) Having a national presence will allow the combined entity to offer development opportunities outside each company's own regional markets to leading grocer chains in infill markets throughout the U.S. and to expand Regency's "preferred customer" initiative with leading side shop retailers across the country.

  (3) National REITs tend to command higher multiples of funds from operations in the capital markets than regional REITs because of their geographic diversification. The merger will reduce Regency's dependence on regional grocer chain anchor tenants in its current markets as well as expand its geographic base.

  (4) Regency will acquire, at an 8.75% capitalization rate, an attractive, geographically broad portfolio that management views as the best acquisition opportunity from among public and private companies in the same western markets.

  (5) Economies of scale are expected to produce identified cost savings of more than $5 million annually by the year 2000.

  (6) The merger is expected to increase Regency's growth rate by utilizing Pacific Retail's attractive balance sheet, which has a lower debt-to-book capitalization rate than Regency's, and Pacific Retail's development program. Based on Pacific Retail's balance sheet at September 30, 1998, the combined entity should have more than $600 million of credit capacity to pursue strategic investment opportunities, continue building a development pipeline and take advantage of acquisition opportunities when they become more attractively priced.

  (7) The merger will double Regency's market capitalization, which should allow access to debt and equity markets on more favorable terms than those presently available to Regency and provide greater liquidity for shareholders.

  (8) The Regency Board believes that the merger provides an opportunity to combine management teams that are skilled at creating shareholder value through development, acquisitions and property operations and that the similarity in their respective operating philosophies, methods and corporate culture, which is due in large part to their respective affiliations with SC-USRealty, will allow for ease of integration and the opportunity to quickly add value to the combined entity.

  (9) As noted above, the Regency Board placed special emphasis on the recommendation of the Regency Special Committee. In reaching its determination, the Regency Special Committee considered the same factors described herein that were considered by the Regency Board as a whole. The Regency Special Committee also consulted with Willkie Farr & Gallagher and Prudential Securities. In addition, the Regency Special Committee considered the opinion, analyses and presentations of Prudential Securities described below under "--Opinion of Regency's Financial Advisor," including the opinion of Prudential Securities dated September 23, 1998 to the effect that, as of the date of such opinion, and based upon and subject to certain matters stated therein, the consideration to be paid by Regency in the merger is fair to Regency's shareholders other than SC-USRealty from a financial point of view.

The Regency Board also considered the following potentially negative factors in its deliberations concerning the merger:

  (1) Because the exchange ratio is fixed, the Regency stock that Regency will be required to issue in the merger may have a greater aggregate value than the value contemplated at the time the Merger Agreement was signed due to fluctuations in the market price of the Regency common stock.

  (2) While the exchange ratio was negotiated based on, among other things, the relative contributions of the two entities in terms of net asset value and funds from operations, the exchange ratio might possibly have been more favorable to Regency had Pacific Retail been a public company and the Pacific Retail common shares suffered the same decline in trading price since January 1, 1998 that has been experienced by the REIT industry generally.

  (3) The ownership of Security Capital Holdings S.A. in Regency will increase to more than 52.3% as a result of the merger, which will give Security Capital Holdings S.A. absolute voting control of Regency in the event that SC-USRealty's standstill expires or is terminated for any reason. Despite the standstill, SC-USRealty may exercise substantial influence over Regency's affairs. See "Risk Factors-- Principal Shareholder's Ownership Position Will Make Change of Control Extremely Unlikely." Events that will cause a termination of the standstill include:

    (i) the acquisition by any person or group of the beneficial ownership of more than 9.8% of Regency's voting power (subject to certain exceptions and excluding the acquisition by LaSalle Advisors Limited of Regency common stock in the merger); (ii) any person or group having, or having the power to elect, at least as many directors on the Regency Board as SC-USRealty; (iii) a material default by Regency under any indebtedness;

      (iv) the authorization by the Regency Board (with the nominees of SC-USRealty abstaining or voting against) any business combination or change of control excluding transactions in which Regency is the surviving corporation and the businesses or assets so acquired would reasonably not be expected to have a value greater than 50% of Regency's assets; (v) the submission by any person or group to the Regency Board of a proposal relating to a change of control or business combination unless the Regency Board determines as soon as practicable that such proposal is not in the best interest of Regency's shareholders; or (vi) the removal of any rights plan or certain amendments to Regency's Articles which may make an unsolicited change of control more difficult.

     The term of the standstill will expire on September 10, 2001, or any subsequent anniversary date, if SC-USRealty gives at least 270 days prior notice of non-renewal.

  (4) Due to its size and national scope, the combined entity will face challenges in initially integrating the individual entities and managing its operations on a continuing basis.

In view of the wide variety of factors considered by the Regency Board, the Regency Board did not quantify or otherwise attempt to assign relative weights to the specific factors considered in making its determination. However, in the view of the Regency Board, the potentially negative factors considered by it were not sufficient, either individually or collectively, to outweigh the positive factors considered by it in its deliberations relating to the merger. Based on the factors outlined above, the Board determined that the merger price was fair to Regency's shareholders from a financial point of view and that the merger is in the best interests of Regency's shareholders. The positive factors outlined above are expected to translate into greater growth in funds from operations per share than Regency would achieve independently, for the following reasons. Having a national presence in high growth markets will enable the combined company to increase revenues through development and leasing opportunities with national tenants that would not be available to Regency as a regional REIT. Greater size and geographic diversification are expected to translate into access to the debt and equity markets on more favorable terms, resulting in reduced borrowing costs and a higher share multiple. Additionally, the combined company is expected to achieve cost savings through the elimination of duplicate overhead.

OPINION OF REGENCY'S FINANCIAL ADVISOR

On September 23, 1998, Prudential Securities delivered its oral opinion to the Regency Special Committee to the effect that, as of such date, the consideration to be paid by Regency in the merger was fair, from a financial point of view, to Regency's shareholders other than SC-USRealty (the "Prudential Securities Opinion"). Prudential Securities made a presentation of the financial analysis underlying its oral opinion at a meeting of the Regency Special Committee on September 23, 1998. This analysis, as presented to the Regency Special Committee, is summarized below. Prudential Securities confirmed its opinion in writing on September 23, 1998.

In requesting the Prudential Securities Opinion, the Regency Special Committee did not give any special instructions to Prudential Securities or impose any limitation upon the scope of the investigation that Prudential Securities used to deliver the Prudential Securities Opinion. A copy of the Prudential Securities Opinion, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached to this Joint Proxy Statement and Prospectus as Annex B and is incorporated herein by reference. The summary of the Prudential Securities Opinion set forth

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

below is qualified in its entirety by reference to the full text of the Prudential Securities Opinion. Regency shareholders are urged to read the Prudential Securities Opinion in its entirety.

THE PRUDENTIAL SECURITIES OPINION IS FOR THE USE OF THE REGENCY SPECIAL COMMITTEE, IS DIRECTED ONLY TO THE FAIRNESS OF THE CONSIDERATION TO BE PAID BY REGENCY IN THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE SPECIAL MEETING OF SHAREHOLDERS OR AS TO ANY OTHER ACTION SUCH SHAREHOLDER SHOULD TAKE REGARDING THE MERGER.

In conducting its analysis and arriving at the Prudential Securities Opinion dated September 23, 1998, Prudential Securities reviewed such information and considered such financial data and other factors as Prudential Securities deemed relevant under the circumstances, including, among others, the following:

  . A draft, dated September 21, 1998, of the Merger Agreement, including the exhibits thereto relating to the mergers of Regency's and Pacific Retail's operating partnerships and non-qualified REIT subsidiaries (together with the merger, for the purposes of the Prudential Opinion, the "Transaction");

  . Certain publicly available historical financial and operating data for Regency including, but not limited to:

    (1) The Annual Report to Shareholders and Annual Report on Form 10-K for the fiscal year ended December 31, 1997,

    (2) The Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1998,

    (3) Reports on Forms 8-K, dated March 19, 1998 and July 20, 1998, and

    (4) The Proxy Statement relating to the Annual Meeting of Shareholders held on May 26, 1998;

  . Historical stock market prices and trading volume for Regency's common stock;

  . Certain historical results of operations of Pacific Retail provided to Prudential Securities by the management of Regency;

  . Certain information relating to Regency, including projected income statement data for the fiscal years ending December 31, 1998 through December 31, 2001 prepared by the management of Regency;

  . Certain information relating to Pacific Retail, including financial forecasts for the fiscal years ending December 31, 1998 through December 31, 2001 prepared by the management of Pacific Retail and adjusted by the management of Regency;

  . Projected consolidated financial forecasts, after giving effect to the Transaction, for the fiscal years ending December 31, 1998 through December 31, 2001, prepared by the management of Regency;

  . Publicly available financial, operating, and stock market data concerning certain companies engaged in businesses Prudential Securities deemed comparable to Pacific Retail or otherwise relevant to Prudential Securities' inquiry;


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

  . The financial terms of certain recent transactions Prudential Securities deemed relevant to their inquiry;

  . The pro forma financial impact of the Transaction on Regency's earnings;
    and

  . Such other financial studies, analyses and investigations as Prudential
    Securities deemed appropriate.

Prudential Securities assumed, with Regency's consent, that the draft of the Merger Agreement which Prudential Securities reviewed (as referred to above) would conform in all material respects to that document in final form.

Prudential Securities met with the senior management of Regency and Pacific Retail to discuss:

  . The prospects for their respective businesses,

  . Their estimates of such businesses' future financial performance,

  . The financial impact of the Transaction on the respective companies, and

  . Such other matters as Prudential Securities deemed relevant.

In connection with its review and analysis and in arriving at the Prudential Securities Opinion, Prudential Securities relied upon the accuracy and completeness of the financial and other information provided to Prudential Securities by Regency and Pacific Retail and has not undertaken any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of Regency or Pacific Retail. With respect to certain financial forecasts provided to Prudential Securities by Regency for Regency and Pacific Retail, Prudential Securities assumed such information (and the assumptions and bases therefor) represents Regency's best currently available estimate as to the future financial performance of Regency and Pacific Retail. The Prudential Securities Opinion is predicated on the merger qualifying:

  . As a reorganization within the meaning of Section 368 of the Internal
    Revenue Code, and

  . For purchase accounting treatment.

Further, the Prudential Securities Opinion is necessarily based on economic, financial and market conditions as they exist, and can only be evaluated as of September 23, 1998.

The Prudential Securities Opinion does not address nor should it be construed to address the relative merits of the Transaction or alternative business strategies which may be available to Regency. In addition, the Prudential Securities Opinion does not in any manner address the prices at which Regency common stock will trade following consummation of the Transaction.

In addition, the Prudential Securities Opinion and the presentation to the Regency Special Committee was one of the many factors taken into consideration by the Regency Special Committee in making its determination to recommend approval of the Merger Agreement. Consequently, the analyses of Prudential Securities described below should not be viewed as determinative of the opinion of the Regency Special Committee with respect to the consideration to be paid by Regency in the merger. The exchange ratio was determined through arm's length negotiations between Regency and Pacific Retail and was approved by the Regency Special Committee.


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


In arriving at the Prudential Securities Opinion, Prudential Securities performed a variety of financial analyses, including those summarized herein. The summary set forth below of the analyses presented to the Regency Special Committee at the September 23, 1998 meeting does not purport to be a complete description of the analyses performed. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of these methods to the particular circumstance and, therefore, such an opinion is not necessarily susceptible to partial analysis or summary description. Prudential Securities believes that its analyses must be considered as a whole and that selecting portions thereof or portions of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying the Prudential Securities Opinion. Prudential Securities made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Regency and Pacific Retail. In addition, Prudential Securities reviewed the following operating projections for Pacific Retail supplied by Regency in connection with its overall analysis of the merger: for the years ended 1998, 1999 and 2000 projected funds from operations (defined as net income plus depreciation and amortization, excluding gains on sales of property, non-recurring charges, and other extraordinary items) per share of $1.01, $1.12 and $1.24 respectively, and for the years ended 1998, 1999 and 2000 projected adjusted funds from operations (defined as funds from operations minus capital expenditures) ("AFFO") per share of $0.94, $1.04 and $1.16, respectively. Any estimates contained in Prudential Securities' analyses are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, estimates of the values of businesses and securities do not purport to be appraisals or necessarily reflect the prices at which businesses or securities may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. Subject to the foregoing, the following is a summary of the material financial analyses presented by Prudential Securities to the Regency Special Committee in connection with the Prudential Securities Opinion dated September 23, 1998.

Comparable Companies Analysis

A comparable companies analysis was employed by Prudential Securities to establish implied ranges for the exchange ratio. Prudential Securities analyzed publicly available historical and projected financial results, including multiples of current stock price to projected 1998 funds from operations per share ("1998 Projected FFO") and projected 1999 funds from operations per share ("1999 Projected FFO") of certain companies considered by Prudential Securities to be reasonably similar to Pacific Retail. The companies analyzed included:
Bradley Real Estate, Inc., Burnham Pacific Properties, Inc., Center Trust Properties, Developers Diversified Realty Corp., Excel Realty Trust, Inc., Federal Realty Investment Trust, JDN Realty Corporation, Kimco Realty Corporation, New Plan Realty Trust, and Weingarten Realty Investors (the "Prudential Securities Pacific Retail Comparable Companies"). All of the trading multiples of the Prudential Securities Pacific Retail Comparable Companies were based on closing stock prices on September 18, 1998 (the "September 18th Closing Price") and all funds from operations per share estimates were published by First Call. The estimates published by First Call were not prepared in connection with the Transaction or at the request of Prudential Securities.


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

The Prudential Securities Pacific Retail Comparable Companies were found to have a September 18th Closing Price estimated to be equal to 8.61x to 12.27x 1998 Projected FFO and 7.83x to 10.35x 1999 Projected FFO. Applying such multiples to Pacific Retail's estimated 1998 FFO per share ($1.01) and estimated 1999 FFO per share ($1.12) resulted in implied ranges for the exchange ratio of 0.40 to 0.57 and 0.40 to 0.53, respectively, based on Regency's closing price of $21.75 on September 18, 1998. The exchange ratio of
0.48 falls within these implied ranges, which Prudential Securities believes supports the Prudential Securities Opinion.

Comparable Transactions Analysis

Prudential Securities also analyzed the consideration paid in several recent merger and acquisition transactions deemed by Prudential Securities to be reasonably similar to the Transaction, and considered the multiple of the equity purchase price (defined as the purchase price of the acquired entity's equity) to the acquired entity's latest twelve months funds from operations ("LTM FFO") and to the acquired entity's forward twelve months funds from operations ("F-FFO"), based upon publicly available information for such transactions. The transactions considered were the combinations of:
(i) Metropolitan Partners LLC and Tower Realty Trust, Inc. (pending), (ii) New Plan Realty Trust, Inc. and Excel Realty Trust, Inc. (pending), (iii) Bay Apartment Communities and Avalon Properties, Inc., (iv) EastGroup Properties and Meridian Point Realty Trust VIII, (v) Kimco Realty Corporation and Price REIT Inc., (vi) Camden Property Trust and Oasis Residential Inc.,
(vii) Apartment Investment and Management Company and Ambassador Apartments Inc., and (viii) Prime Realty and Horizon Group (the "Prudential Securities Comparable Transactions").

The Prudential Securities Comparable Transactions were found to imply for the acquired entity an equity purchase price within a range of 8.1x to 17.1x LTM FFO and 8.1x to 12.5x F-FFO. Applying such multiples to Pacific Retail's LTM FFO per share ($1.01) and F-FFO per share ($1.12) resulted in implied ranges for the exchange ratio of 0.37 to 0.79 and 0.42 to 0.64, respectively. The exchange ratio of 0.48 falls within these implied ranges, which Prudential Securities believes supports the Prudential Securities Opinion.

None of the companies or acquired entities utilized in the above Prudential Securities Pacific Retail Comparable Companies analysis and Prudential Securities Comparable Transactions analysis for comparative purposes is, of course, identical to Pacific Retail. Accordingly, a complete analysis of the results of the foregoing calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning differences in financial and operating characteristics of the Prudential Securities Pacific Retail Comparable Companies and the acquired entities in the Prudential Securities Comparable Transactions and other factors that could affect the public trading value and consideration paid for each of the Prudential Securities Pacific Retail Comparable Companies and the acquired entities, respectively, as well as that of Pacific Retail.

Contribution Analysis

Prudential Securities observed that Pacific Retail stockholders would own 52.6% of the common stock of Regency on a pro forma basis after giving effect to the merger (the "Combined Company"). Prudential Securities reviewed the relative contributions to the Combined Company's net asset valuation. The analysis indicated that Pacific Retail would contribute 53.6% of the Combined

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

Company's net asset value. Prudential Securities also reviewed Regency's and Pacific Retail's relative contribution with respect to certain projected operating and financial information, including, among other things, projected funds from operations and adjusted funds from operations and AFFO for Regency and Pacific Retail without giving effect to potential transaction synergies. Prudential Securities observed that in 1998, 1999 and 2000, Pacific Retail would contribute 51.0%, 51.5% and 51.8% to the Combined Company's projected funds from operations, respectively, and 51.2%, 51.8% and 52.3% to the Combined Company's AFFO. The range of relative contributions of Regency and Pacific Retail (excluding the relative contributions to net asset value) to the Combined Company resulted in an implied range for the exchange ratio of 0.45 to
0.48. The exchange ratio of 0.48 falls within this implied range, which Prudential Securities believes supports the Prudential Securities Opinion. Projected financial and other information concerning Regency and Pacific Retail and the impact of the merger upon the holders of Regency common stock are not necessarily indicative of future results. All projected financial information is subject to numerous contingencies, many of which are beyond the control of management of Regency and Pacific Retail.

Net Asset Valuation Analysis

Prudential Securities performed a net asset valuation analysis for Regency and Pacific Retail based upon aggregate real estate valuations of their respective properties (based on annualized 1998 second quarter net operating income, adjusted to reflect stabilized net operating income of acquisition and development properties placed in service during the second quarter of 1998, and in the case of Regency, further adjusted for equity income of unconsolidated partnerships and minority interests in consolidated partnerships), the value of Regency's and Pacific Retail's other assets (in the case of Regency, adjusted by the value of construction-in-progress for assets placed in service and included in the real estate valuation, and the value of Regency's third-party fee revenue business based on annualized 1998 first and second quarter net earnings at a 5.0x multiple) and liabilities, and their respective debt balances, in each case as of June 30, 1998. Prudential Securities utilized a capitalization rate of 9.00% for Regency and a capitalization rate of 8.75% for Pacific Retail. These calculations indicated a per share net asset value for Regency of $24.11 per share and for Pacific Retail of $12.04 per share. The respective net asset valuations per share of Regency and Pacific Retail resulted in an implied exchange ratio of 0.50 compared to the exchange ratio of 0.48, which Prudential Securities believes supports the Prudential Securities Opinion.

Regency selected Prudential Securities to provide a fairness opinion because it is a nationally recognized investment banking firm engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and for other purposes and has substantial experience in transactions similar to the Transaction. Pursuant to an engagement letter with Prudential Securities, Regency has paid Prudential Securities a fee of $250,000 upon the delivery of the Prudential Securities Opinion. In addition, the engagement letter with Prudential Securities provides that Regency will reimburse Prudential Securities for its reasonable out-of-pocket expenses, will pay an additional $350,000 upon the consummation of the Transaction and will indemnify Prudential Securities and certain related persons against certain liabilities, including liabilities under securities laws, arising out of the merger or its engagement. In the ordinary course of business, Prudential Securities may actively trade the shares of Regency common stock for its own account and for the

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

accounts of customers, and accordingly, may at any time hold a long or short position in such securities.

REASONS FOR THE MERGER; RECOMMENDATIONS OF THE PACIFIC RETAIL BOARD

At a special meeting of the Pacific Retail Board on September 22, 1998, following a review of the information considered by Pacific Retail and a review of the terms of the Merger Agreement as well as consideration of the recommendation of the Pacific Retail Special Committee, the Pacific Retail Board approved the Merger Agreement. As noted below, the Pacific Retail Board considered the determination by the Pacific Retail Special Committee that the merger and the Merger Agreement are fair to Pacific Retail and to the shareholders of Pacific Retail, other than SC-USRealty, and their recommendation that the Pacific Retail Board approve the Merger Agreement.

In making its determination with respect to the merger, the Pacific Retail Board considered the following material positive factors:

  1. The national platform created by the combined company, together with a significant incremental investment in markets with good long-term growth prospects should provide Pacific Retail shareholders with a strong foundation for continued long-term growth while at the same time decreasing the exposure of its portfolio to market conditions in Texas and California. In this regard, the Pacific Retail Board of Trustees noted that 26.7% and 47.8% of Pacific Retail's portfolio (based on cost) were located in Texas and California, respectively. Giving effect to the merger, 14.4% and 21.6%, respectively, of the combined company's portfolio will be located in those states.

  2. The Pacific Retail Board of Trustees believes that the combined company will achieve an improved credit profile, reduced cost of capital and increased access to capital, each of which the Board believes will result in increased shareholder value.

  3. Pacific Retail shareholders will receive an immediate increase of 9.7% in their annual distribution rate. Based on Pacific Retail's current distribution rate of $0.77 per share, Regency's current dividend of $1.76 per share and the exchange ratio of 0.48, the holders of Pacific Retail common shares will receive a dividend of $0.8448.

  4. The Pacific Retail Board believes that the management teams of Regency and Pacific Retail are each skilled at creating shareholder value through development, acquisitions and property operations and that the merger presents an opportunity to create value by implementing the best practices of each company. Further, the similar culture of each of the companies will allow for ease of integration and the opportunity to quickly add value to the combined company.

  5. The Pacific Retail Board believes that the increased size of the combined company (resulting in the third largest shopping center REIT based on the number of properties owned) will enable the combined company to attract and retain a significant depth of management.

  6. The Pacific Retail Board considered management's belief that the merger will result in economies of scale for the combined company that are expected to produce identified cost savings in excess of $5 million annually beginning in 2000.


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

  7. The Pacific Retail Board believes that the merger will result in improved liquidity and other trading characteristics for Pacific Retail shareholders as a result of the public market for Regency common stock and increased total equity capitalization of the combined company and a possible increase in trading volume of the securities of the combined company.

  8. As noted above, the Pacific Retail Board placed special emphasis on the recommendation of the Pacific Retail Special Committee. In reaching this determination, the Pacific Retail Special Committee considered the same factors described herein which were considered by the Pacific Retail Board as a whole. The Pacific Retail Special Committee consulted with Munger Tolles. In addition, the Pacific Retail Special Committee considered the opinion, analyses and presentations of Goldman Sachs described below under "--Opinion of Pacific Retail's Financial Advisor," including the opinion of Goldman Sachs to the effect that, as of the date of such opinion, and based upon and subject to certain matters stated therein, the consideration to be received by the holders of Pacific Retail common shares pursuant to the Merger Agreement was fair, from a financial point of view, to such holders other than SC-USRealty and its affiliates.

The Pacific Retail Board also considered the following potentially negative factors in its deliberations concerning the merger:

  1. The fact that, because the exchange ratio is fixed, a decline in the value of Regency common stock would reduce the value of the consideration to be received by Pacific Retail's holders in the merger.

  2. The larger asset base of the combined company could make perpetuation of the rate of growth in funds from operations from external investment activity more difficult.

  3. The size of the transaction may make rapid integration of Regency and Pacific Retail more difficult. The Pacific Retail Board believed that this detriment was partially offset by the similar operating culture and consistent financial policies and accounting systems at the two companies. Additionally, management time and resources would be allocated to the transaction rather than operating Pacific Retail's business.

  4. The merger will result in holders of Pacific Retail common shares being subjected to risk of the markets in which Regency currently operates.

  5. The combined company will have a higher percentage of debt to total market capitalization than Pacific Retail.

In view of the wide variety of factors considered by the Pacific Retail Board, the Pacific Retail Board did not quantify or otherwise attempt to assign relative weights to the specific factors considered in making its determination. However, in view of the Pacific Retail Board, the potentially negative factors considered by it were not sufficient, either individually or collectively, to outweigh the positive factors considered by it in its deliberations regarding the merger. The Pacific Retail Board believed that the potentially positive factors outweighed the potentially negative factors and that the proposed merger was in the best interest of Pacific Retail shareholders.


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

OPINION OF PACIFIC RETAIL'S FINANCIAL ADVISOR

On September 23, 1998, Goldman Sachs delivered its written opinion to the Pacific Retail Special Committee that, as of such date, the exchange ratio pursuant to the Merger Agreement was fair from a financial point of view to the holders of Pacific Retail common shares, other than SC-USRealty.

THE FULL TEXT OF THE WRITTEN OPINION OF GOLDMAN SACHS DATED AS OF SEPTEMBER 23, 1998, WHICH SETS FORTH ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THE OPINION, IS ATTACHED AS ANNEX C TO THIS JOINT PROXY STATEMENT AND PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. HOLDERS OF PACIFIC RETAIL COMMON SHARES ARE URGED TO, AND SHOULD, READ SUCH OPINION IN ITS ENTIRETY.

In connection with its opinion, Goldman Sachs reviewed, among other things,

    . the Merger Agreement,

    . audited financial statements for Pacific Retail for the three years ended December 31, 1997,

    . Annual Reports to Shareholders and Annual Reports on Form 10-K of
      Regency for the five years ended December 31, 1997,

    . certain interim reports and unaudited quarterly reports to shareholders of Pacific Retail,

    . certain interim reports and Quarterly Reports on Form 10-Q of Regency,

    . certain internal financial analyses and forecasts for Pacific Retail prepared by the managements of Pacific Retail and Regency, and

    . certain internal financial analyses and forecasts for Regency prepared by the management of Regency.

Goldman Sachs also held discussions with members of the senior management of Pacific Retail and Regency regarding the strategic rationale for, and the potential benefits of, the transaction contemplated by the Merger Agreement and the past and current business operations, financial condition and future prospects of their respective companies. In addition, Goldman Sachs reviewed the reported price and trading activity for the Regency common stock, compared certain financial information for Pacific Retail and financial and stock market information for Regency with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the real estate industry and performed such other studies and analyses as it considered appropriate.

In preparing its opinion, Goldman Sachs relied upon the accuracy and completeness of all of the financial and other information reviewed by it and assumed, with the Pacific Retail Special Committee's consent, that the financial forecasts for Pacific Retail and Regency were reasonably prepared on a basis reflecting the best currently available judgments and estimates of the management of Pacific Retail and of Regency. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities of Pacific Retail or Regency or any of their subsidiaries, and Goldman Sachs was not furnished with any such evaluation or appraisal. Goldman Sachs was not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of or other business combination with Pacific Retail. The opinion referred to

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

herein was provided for the information and assistance of the Pacific Retail Special Committee in connection with its consideration of the transaction contemplated by the Merger Agreement, and such opinion does not constitute a recommendation as to how any holder of Pacific Retail common shares should vote with respect to such transaction.

The following is a summary of certain of the analyses used by Goldman Sachs in connection with providing its written opinion, dated September 23, 1998, to the Pacific Retail Special Committee.

Funds From Operations Contribution Analysis

Goldman Sachs reviewed certain estimated future financial information for Pacific Retail, Regency and the pro forma combined entity resulting from the merger prepared by the managements of Pacific Retail and Regency. The analysis indicated that Pacific Retail would contribute 50.9% of the combined funds from operations ("Combined FFO") attributable to the common shares of the combined entity in 1998 on a fully diluted basis, 51.6% of the Combined FFO in 1999, and 51.2% of the Combined FFO in 2000, while holders of Pacific Retail common shares would hold 52.6% of the fully diluted common shares outstanding in Regency.

Pro Forma Implied Exchange Ratio Analysis

Goldman Sachs reviewed certain estimated future financial information for Pacific Retail, Regency and the pro forma combined entity resulting from the merger prepared by the managements of Pacific Retail and Regency. The analysis indicated an implied exchange ratio of Regency common stock for Pacific Retail common shares, based on fully diluted FFO per share contributed by Regency and Pacific Retail, of .452 in 1998, .460 in 1999 and .466 in 2000.

FFO Accretion

Goldman Sachs compared 1999, 2000 and 2001 FFO per share estimates for Pacific Retail on a stand alone basis to pro forma estimates for the combined entity assuming a 0.48 exchange ratio prepared by the managements of Pacific Retail and Regency, which estimates showed FFO per share accretion in 1999, 2000 and 2001 on a fully diluted basis.

Regency Comparable Companies Analysis

Goldman Sachs reviewed and compared certain financial information relating to Regency to corresponding financial information, ratios and multiples for seven publicly traded shopping center REITs: (1) Developers Diversified Realty Corporation, (2) Federal Realty Investment Trust, (3) IRT Property Company, (4) JDN Realty Corporation, (5) Kimco Realty Corporation, (6) New Plan Realty, and
(7) Weingarten Realty Investors (the "Regency Comparable Companies"). The Regency Comparable Companies were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to Regency. The multiples of Regency were calculated using a price of $21.75 per share of Regency common stock, the closing price of the Regency common stock on the NYSE on September 18, 1998. The multiples and ratios for Regency and the Regency Comparable Companies were based on the most recent publicly available information, on information supplied by Institutional Brokers Estimate Service ("I/B/E/S") and on the closing market price on September 18, 1998. With respect to the Regency Comparable

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

Companies, Goldman Sachs considered the closing stock market price as a multiple of estimated 1998 and estimated 1999 FFO per share, which ranged from 8.6x to 12.7x with a mean of 10.7x for estimated 1998 FFO per share, and 7.9x to 10.7x with a mean of 9.6x for estimated 1999 FFO per share, compared to 9.7x and 8.8x, respectively, for Regency. The analysis further indicated estimated 1998-1999 FFO per share growth rates for the Regency Comparable Companies that ranged from 7.4% to 19.3% with a mean of 11.1%, compared to 9.3% for Regency. Goldman Sachs also considered the ratios of estimated 1998 FFO multiples to the estimated 1998-1999 FFO per share growth rate for the Regency Comparable Companies, which ranged from .7 to 1.4 with a mean of 1.0, compared to 1.0 for Regency.

West Coast Retail Comparable Companies Analysis

Goldman Sachs reviewed and compared certain financial information relating to four publicly traded shopping center REITs whose assets are primarily located on the west coast (the "West Coast Retail Comparable Companies"). The West Coast Retail Comparable Companies were selected because they have a geographic concentration that for purposes of analysis may be considered similar to Pacific Retail. The multiples and ratios for the West Coast Retail Comparable Companies were based on the most recent publicly available information, on information supplied by I/B/E/S and on the closing market price on September 18, 1998. With respect to the West Coast Retail Comparable Companies, Goldman Sachs considered the closing stock market price as a multiple of estimated 1998 and estimated 1999 FFO per share, which ranged from 8.6x to 9.7x with a mean of 9.1x for estimated 1998 FFO per share, and 7.8x to 9.0x with a mean of 8.4x for estimated 1999 FFO per share. The analysis further indicated estimated 1998-1999 FFO growth rates for the West Coast Retail Comparable Companies that ranged from 8.1% to 10.7% with a mean of 9.3%. Goldman Sachs also considered the ratios of 1998 estimated FFO multiples to the estimated 1998 to 1999 growth rate, which ranged from .9 to 1.2 with a mean of 1.0.

Selected Transactions Analysis

Goldman Sachs analyzed certain information relating to selected transactions in the retail sector of the REIT industry since 1995 (the "Selected Retail Transactions"). Such analysis indicated for the Selected Retail Transactions transaction FFO multiples as a percentage of the acquiring company's FFO multiple on a forward four-quarter basis for the particular Selected Retail Transaction that ranged from 111.5% to 73.5% with a mean of 95.8%, compared to 104.5% for the merger. Such analysis indicated for the Selected Retail Transactions transaction FFO multiples as a percentage of the acquiring company's FFO multiple on a trailing four-quarter basis for the particular Selected Retail Transaction that ranged from 114.2% to 38.2% with a mean of 81.6%, compared with 104.3% for the merger. In addition, Goldman Sachs analyzed certain information relating to selected transactions in the REIT industry since 1995 (the "Selected REIT Transactions"). Such analysis indicated for the Selected REIT Transactions transaction FFO multiples as a percentage of the acquiring company's FFO multiple on a forward four-quarter basis for the particular Selected REIT Transaction that ranged from 111.5% to 73.5% with a mean of 96.9%, compared with 104.5% for the merger.

Dividend Analysis

Goldman Sachs analyzed the pro forma dividend payment per Pacific Retail common share. Based on Pacific Retail's current dividend of $0.77 per share, Regency's current dividend of $1.76 per share and the exchange ratio of 0.48, holders of Pacific Retail common shares will receive a dividend of $0.8448, a 9.7% premium over their current dividend.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all such analyses. The analyses were prepared solely for the purposes of Goldman Sachs' providing its opinion to the Pacific Retail Special Committee as to the fairness from a financial point of view to the holders of Pacific Retail common shares other than SC-USRealty and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts or future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Pacific Retail, Regency, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast. As described above, Goldman Sachs' opinion to the Pacific Retail Special Committee was one of many factors taken into consideration by the Pacific Retail Special Committee in making its determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analysis performed by Goldman Sachs and is qualified by reference to the written opinion of Goldman Sachs set forth in Annex C hereto.

Goldman Sachs is familiar with Regency, having acted as (i) lead managing underwriter of an offering of $100 million of 7 1/8% notes due 2005 in July 1998 and (ii) co-managing underwriter of an offering of 2,415,000 shares of Regency common stock in July 1997, and may provide investment banking services to Regency in the future. Goldman Sachs is familiar with SC-USRealty, having acted as (i) lead managing underwriter of an offering of $350 million of 2.000% convertible notes due 2003 in May 1998, (ii) lead managing underwriter of an offering of 5,735,493 common shares of SC-USRealty in December 1997, and (iii) lead managing underwriter of an offering of 16,733,800 of common shares of SC-USRealty in November 1996, and may provide investment banking services to SC-USRealty in the future. In addition, Goldman Sachs is familiar with Security Capital Group, which has an equity interest in SC-USRealty, having rendered significant investment banking services to Security Capital Group and certain of its affiliates from time to time, including having acted as principal in certain transactions, and may provide investment banking services to or act as principal in certain transactions with Security Capital Group and its affiliates in the future. Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The Pacific Retail Special Committee selected Goldman Sachs as its financial advisor because it is a nationally recognized investment banking firm that has substantial experience in transactions similar to the merger.

Goldman Sachs provides a full range of financial, advisory and security services in the course of its normal trading activities may from time to time effect transactions and hold securities, including derivative securities, of Regency, SC-USRealty, or Security Capital Group for its own account or for the accounts of customers.

Pursuant to a letter agreement dated July 27, 1998 (the "Goldman Engagement Letter"), the Pacific Retail Special Committee engaged Goldman Sachs to render an opinion with respect to the fairness of the exchange ratio. Pursuant to the terms of the Goldman Engagement Letter, Pacific Retail has agreed to pay Goldman Sachs a fee of $500,000 for delivery of its written opinion dated September 23, 1998, whether or not such opinion is favorable as to the fairness of the exchange ratio pursuant to the Merger Agreement. Pacific Retail has also agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including attorney's fees, and to indemnify Goldman Sachs against certain liabilities, including certain liabilities under the federal securities laws.

CERTAIN INFORMATION PROVIDED TO FINANCIAL ADVISORS

Regency and Pacific Retail provided certain internal forecasts and projections to Prudential Securities and Goldman Sachs in connection with their services as financial advisors. See "--Opinion of Regency's Financial Advisor" and "-- Opinion of Pacific Retail's Financial Advisor." Neither Regency nor Pacific Retail makes public its internal forecasts or projections as a matter of course with respect to their future financial performance. The projections provided to the financial advisors were solely for the purpose of assisting such advisors in rendering their fairness opinions. The projections set forth below have been included in this Joint Proxy Statement and Prospectus for the limited purpose of giving shareholders access to key financial projections reviewed by the financial advisors for purposes of their fairness opinions. Such projections were not prepared with a view to public disclosure or in compliance with published guidelines of the Securities and Exchange Commission or the American Institute of Certified Public Accountants regarding projections. The independent auditors of Regency and Pacific Retail have not examined, compiled, or otherwise applied procedures to the projections presented herein, and accordingly, do not express an opinion or any form of assurance on them.

The projections involved numerous estimates and assumptions, including those discussed below, which Regency and Pacific Retail believe are reasonable. However, projections are necessarily subject to uncertainties, many of which are beyond the control of management. See "Disclosure Regarding Forward-Looking Statements." Because of such uncertainties, actual results will differ from projections, and such differences could be material. Accordingly, shareholders should not place undue reliance on the projections. Neither Regency nor Pacific Retail intends to update the projections to reflect future circumstances or events.

Regency projected FFO per share for 1999 and 2000 of $2.43 and $2.66, respectively. Pacific Retail projected FFO per share for 1999 and 2000 of $1.12 and $1.24 per share, respectively. Based on these projections, Regency projected FFO per share for the combined company for 1999 and 2000 of $2.45 and $2.72, or per share accretion in 1999 and 2000 of $0.021 and $0.057, respectively.

FFO, as defined by Regency and Pacific Retail, based on the National Association of Real Estate Investment Trusts' definition, is net income (computed in accordance with generally accepted accounting principles) excluding gains or losses from debt restructuring and sales of income producing property held for investment, plus depreciation and amortization of real estate, and after adjustments for unconsolidated investments in real estate partnerships and joint ventures. Adjustments for investments in real estate partnerships are calculated to reflect FFO on the same basis.

In making the FFO projections, Regency and Pacific Retail made certain assumptions, including:

  .revenue increases of 5% per year for both companies;

  .increases in same property net operating income of 2% per year for both companies;

  .  $300 million of acquisitions per year for both companies;

  . new developments of $150 million and $180 million by Regency in 1999 and 2000, and $71.7 million and $148.7 million by Pacific Retail in 1999 and 2000, in each case with a stabilized capitalization rate of 10.25% for Regency and 10.25% to 11.5% for Pacific Retail;

  . the issuance of 1.8 million and 5.5 million shares of common stock or common stock equivalents by Regency in 1999 and 2000, respectively;

  . the issuance of 7.9 million and 7.1 million shares of common stock or common stock equivalents by Pacific Retail in 1999 and 2000, respectively; and

  . the issuance of 0.7 million and 9.5 million shares of common stock or common stock equivalents by the combined company in 1999 and 2000, respectively.

Regency also projected general and administrative cost savings from the merger in 1999 and 2000 of $2.3 million and $2.4 million, respectively. This projection was based on the assumption that salaries and related expenses would increase 5% per year and other general and administrative expenses would increase 3% per year. The assumed savings consist primarily of the elimination of duplicate personnel at the officer level, and non-payroll savings for office rent and other operating expenses for such personnel.

Projected cost savings from the merger also include $2.7 million and $5.0 million in 1999 and 2000, respectively, from lower costs of debt and equity capital. These projected cost savings are based primarily on Pacific Retail's lower ratio of debt to assets, resulting in a more favorable cost of capital and the elimination of a common stock offering in 1999 that Regency projected as a stand-alone company. In projecting these savings, Regency made certain assumptions, including::

  .  Libor of 6% per year,

  . a 6.9% per year interest rate on seven-to-ten year unsecured debt securities of $300 million issued in each of 1999 and 2000, and

  . an annual dividend rate of 8.5% on $100 million and $125 million of preferred stock sold in 1999 and 2000, respectively.

INTERESTS OF CERTAIN PARTIES

If the merger is consummated, Mary Lou Rogers, Managing Director of Security Capital Group, a trustee of Pacific Retail and a director of Regency, will become President and Chief Operating Officer of Regency. Regency anticipates granting options to Ms. Rogers following the merger but has not yet determined the number to be granted. Certain officers as well as other employees of Pacific Retail are expected to become officers and employees of Regency. James
G. Buis, John S. Delatour, and Brian M. Smith, each a Managing Director of Pacific Retail, will be the Managing Director-Investments (Southwest), the Managing Director-Operations (West), and the Managing Director-Investments (Pacific), respectively, of Regency upon consummation of the merger. In addition, John T. Kelley, Chairman of the Pacific Retail Board of Trustees, Dennis H. Alberts, President and Chief Executive Officer and a Trustee of Pacific Retail and Jeffrey A. Cozad, a Director and Executive Officer of SC-USRealty and a Trustee of Pacific Retail, and John C. Schweitzer and Terry N. Worrell, also trustees of Pacific Retail and members of the Pacific Retail Special Committee, will become directors of Regency at the effective time of the merger. As directors of Regency, each of Messrs. Kelley, Alberts, Cozad, Schweitzer and Worrell will receive an option to purchase 2,000 shares of Regency common stock and will receive an additional option to purchase 1,000 shares of Regency common stock for each year in which they serve as a Regency director. See "Information Concerning Executive Officers and Directors of Regency After the Merger."

Each non-employee director, officer and employee of Pacific Retail who currently owns options to acquire Pacific Retail common shares that remain unexercised immediately prior to the effective time of the merger and who becomes a Regency non-employee director, officer or employee will receive substitute options to acquire Regency common stock upon completion of the merger. Dennis H. Alberts, President and Chief Executive Officer of Pacific Retail, and Jane E. Mody, Managing Director and Chief Financial Officer of Pacific Retail, who are expected to become executives of an affiliate of Security Capital Group after the merger, and Joshua M. Brown, Managing Director of Pacific Retail, will receive fully vested options of Regency. Mr. Alberts' and Ms. Mody's options will expire 10 years from the original date of grant, and Mr. Brown will have three years from the consummation of the merger to exercise his options. Except for the vesting and expiration provisions applicable to the options of these three departing Pacific Retail executive officers, the options issued to former Pacific Retail non-employee director, officers and employees will have the same vesting and termination dates as the Pacific Retail options they currently hold. See "Amendment to the Regency Incentive Plan."

VOTING AGREEMENT

Concurrently with the execution of the Merger Agreement, Regency, Pacific Retail and SC-USRealty entered into an agreement (the "Voting Agreement"), which requires that, subject to the terms and conditions of the Voting Agreement, SC-USRealty must vote all Regency common stock and Pacific Retail common shares beneficially owned by it:

  . in favor of the merger and the Merger Agreement and each of the other matters presented at the Regency special meeting and the Pacific Retail special meeting and

  . against any proposal for an alternative transaction presented to the shareholders of Pacific Retail or Regency for their approval.

Under the Voting Agreement, SC-USRealty may not, directly or through its directors, officers or other representatives, (1) initiate, solicit, or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to Pacific Retail's or Regency's shareholders) with respect to an alternative transaction in lieu of the merger, or (2) engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an alternative transaction, or otherwise facilitate any effort or attempt to make or implement an alternative transaction. Further, SC-USRealty has agreed that it will notify Pacific Retail and Regency immediately if it receives any such inquiries or proposals or any such request for information, or any such negotiations or discussions are sought to be initiated or continued with it, and each of Pacific Retail and Regency has agreed to notify SC-USRealty immediately if it receives any such inquiries or proposals or any such request for information, or any such negotiations or discussions are sought to be initiated or continued with it.

If the Pacific Retail Board or the Regency Board validly exercises any of its respective rights under the Merger Agreement with respect to an alternative transaction, SC-USRealty will no longer be subject to the restrictions described in clause (2) of the preceding paragraph with respect to, but only with respect to, the particular alternative transaction at issue and only for so long as the Pacific Retail Board or the Regency Board, as applicable, continues to exercise such rights.

The parties have agreed in the Voting Agreement that, as of the effective time of the merger, the Investor Agreement dated October 20, 1995 between SC-USRealty and Pacific Retail will automatically terminate. See "Certain Pacific Retail Relationships and Transactions--Investor Agreement."

The Voting Agreement terminates upon the earlier of the consummation of the merger and any termination of the Merger Agreement.

TRANSFER RESTRICTION AGREEMENTS

SC-USRealty has also agreed in separate transfer restriction agreements with Pacific Retail and Regency, respectively, that, until any termination of the Merger Agreement or the close of business on the date of the later to occur of the Regency special meeting and the Pacific Retail special meeting, SC-USRealty will not sell or otherwise dispose of any Regency common stock or Pacific Retail common shares, respectively (not including a pledge of Regency common stock or Pacific Retail common shares, as the case may be, as security with respect to a bona fide loan from a financial institution), or enter into any contract, option or other arrangement or undertaking with respect to the voting, direct or indirect sale, assignment, transfer or other disposition of any Regency common stock or Pacific Retail common shares, as the case may be.

AMENDMENT TO STOCKHOLDERS AGREEMENT

Regency and SC-USRealty are parties to a Stockholders Agreement dated as of July 10, 1996, as amended (the "Stockholders Agreement"). Regency and SC-USRealty have entered into Amendment No. 3 to the Stockholders Agreement (the "Stockholders Amendment") that will take effect simultaneously with the merger.

SC-USRealty has agreed in the Stockholders Agreement to a "standstill" which expires on September 10, 2001 and is renewable for additional one year terms thereafter. A "standstill" is an agreement by a shareholder to refrain from changing its position. As part of its standstill, SC-USRealty has agreed not to acquire additional shares and not to take certain actions relating to management or control, such as replacing members of Regency's Board of Directors. The Stockholders Agreement also gives SC-USRealty certain rights such as the right to nominate directors, to participate in equity offerings by Regency and to be consulted on certain significant actions. In addition, Regency has also agreed to certain restrictions in the Stockholders Agreement including the amount of debt it can incur and the types of investments it can make. The impact of the Stockholders Amendment on these rights is described below. The Stockholders Agreement has previously been filed with the Securities and Exchange Commission, and a copy of the Stockholders Amendment is attached hereto as Annex E. The following description is qualified in its entirety by reference to these agreements.

Limits on Ownership and Transfer of Regency Common Stock During Standstill

Under the Stockholders Agreement, during its standstill SC-USRealty is prohibited from beneficially owning more than 45% of the outstanding Regency common stock on a fully diluted basis. SC-USRealty will own approximately 52.3% of the outstanding Regency common stock on a fully diluted basis upon completion of the merger. The Stockholders Amendment permits SC-USRealty to exchange all of its Pacific Retail shares in the merger by limiting SC-USRealty's ownership of Regency common stock during the term of its standstill to 60% on a fully diluted basis.

SC-USRealty will own approximately 52.3% of Regency's common stock on a fully diluted basis immediately after the merger. SC-USRealty will have the right to acquire additional shares from time to time after the merger in the open market or in private negotiated transactions, up to a maximum of 60% on a fully diluted basis, so long as its ownership does not fall below 45% on a fully diluted basis for a continuous period of 180 days.

Under the Stockholders Agreement, so long as SC-USRealty owns more than 15% of Regency's common stock on a fully diluted basis (10% upon effectiveness of the Stockholders Amendment), SC-USRealty may not dispose of its Regency shares except (1) to certain affiliates or financial institutional pledgees, (2) in transactions that meet the volume limitations and other requirements of Rule 144 under the Securities Act of 1933, (3) in registered public offerings, or
(4) in privately negotiated transactions, which must be approved by Regency, in its sole discretion, where a private sale would result in the transferee holding more than 9.8% of Regency's common stock. Public sales by SC-USRealty of large amounts of Regency common stock could adversely affect the market price of the stock.

Board Representation

Under the Stockholders Agreement, SC-USRealty has the right (but not the obligation) to name five nominees to Regency's 13-person Board of Directors, which is proportionate to its ownership of Regency common stock. SC-USRealty presently has two representatives on Regency's Board, consisting of Mary Lou Rogers (who will become President and Chief Operating Officer at the effective time and will cease to be deemed an SC-USRealty representative), and Jonathan
L. Smith.

The Stockholders Amendment provides that from the effective time of the merger until the next annual or special meeting (or action by written consent in lieu of a meeting) at which directors are elected, SC-USRealty will have the right, but not the obligation, to name three representatives on the Regency Board of Directors. The Stockholders Amendment also provides that at and after the first election of directors to occur after the merger and until SC-USRealty no longer owns 15% (as opposed to 20% under the present Stockholders Agreement) of the outstanding Regency common stock on a fully diluted basis for a continuous period of 180 days, or until any earlier expiration of the standstill provisions of the Stockholders Agreement, SC-USRealty will have the right to nominate the greater of (1) three (as opposed to two under the present Stockholders Agreement) and (2) that number of directors corresponding to the percentage of Regency common stock owned by SC-USRealty, but not more than 49% of the Regency Board, rounded down to the nearest whole number. If its standstill ends but SC-USRealty continues to own at least 15% (as opposed to 20% under the present Stockholders Agreement) of the outstanding Regency common stock on a fully diluted basis for a continuous period of 180 days, SC-USRealty will have the right to nominate the lesser of (1) three directors (as opposed to two under the present Stockholders Agreement), and (2) the number corresponding to the percentage of Regency common stock owned by SC-USRealty.

Voting

On most matters, during its standstill SC-USRealty must vote its shares at its option either (i) in accordance with the recommendation of the Regency Board or
(ii) proportionately in accordance with the vote of the other holders of Regency common stock. Under the Stockholders Agreement, SC-USRealty may, however, vote all its shares in its own discretion with respect to the election of its nominees to the Board and all its shares up to 40% of the outstanding shares of Regency common stock in its own discretion with respect to votes requiring the approval of holders of a majority of the outstanding shares on
(i) any amendment to Regency's Articles or bylaws which would reasonably be expected to materially adversely affect SC-USRealty and (ii) any merger, consolidation, sale of a material amount of assets, recapitalization, liquidation, or similar action out of the ordinary course of business, or the issuance of securities to a person which requires shareholder approval under the rules of the New York Stock Exchange (an "Extraordinary Transaction"). SC-USRealty may only vote 28% of the outstanding shares of Regency common stock in its discretion in the event of an Extraordinary Transaction requiring the approval of holders of two-thirds of the outstanding shares of Regency common stock. Shares owned over these thresholds must be voted in accordance with the recommendation of the Regency Board or proportionately in accordance with the vote of the other holders of Regency common stock. Under the Stockholders Amendment, the 40% and 28% limitations described above will be changed to 49% and 32%, respectively.

Participation Rights

SC-USRealty generally has the right under the Stockholders Agreement to purchase additional equity securities (at the same price offered to other purchasers) each time that Regency sells additional shares of capital stock (or options or other rights to acquire capital stock), in order to preserve SC-USRealty's pro rata ownership of Regency, except that it may not purchase more than 37.5% of the securities offered. Under the Stockholders Amendment, SC-USRealty waives any participation rights it may have in connection with the merger and the percentage of securities offered that SC-USRealty may purchase in any offering by Regency is increased from 37.5% to 49%.

Investments in Shopping Center Properties

The Stockholders Amendment will extend the geographic region in which Regency may operate and in which SC-USRealty's investment activities are restricted from a defined portion in the U.S. where Regency's current properties are located to the entire U.S. The effect of this amendment will be to permit Regency to invest in shopping centers of less than 350,000 square feet located anywhere in the U.S. The amendment also will restrict SC-USRealty and its controlled affiliates from directly or indirectly owning, purchasing, developing or otherwise acquiring shopping centers anywhere in the U.S. except through their investment in (1) Regency, (2) other shopping center companies in which SC-USRealty is not represented on the board of directors and does not participate in the management of such other company, and (3) shopping centers representing an incidental part of a portfolio investment provided that they are offered to Regency upon acquisition and if not then purchased by Regency, again upon resale.

Other

In order to avoid certain adverse federal income tax consequences to certain shareholders of SC-USRealty in view of the increase in Regency assets that will result from the merger, the Stockholders Amendment also will reduce the percentage of assets that may be managed by persons other than employees of Regency from 30% to 22%, at cost, of Regency's consolidated assets.

Because the merger will more than double SC-USRealty's investment in Regency, the Stockholders Amendment also will reduce the threshold for the termination of certain rights on the part of SC-USRealty. Any right of SC-USRealty that presently terminates after SC-USRealty ceases to own 20% or 15%, respectively, of the outstanding Regency common stock on a fully diluted basis for a continuous period of 180 days will not terminate under the Stockholders Amendment until its ownership is so reduced to the 15% and 10% levels, respectively. For example, participation rights that currently terminate when SC-USRealty so ceases to own 15% of the outstanding Regency common stock will terminate after the merger when SC-USRealty so ceases to own 10% of the outstanding Regency common stock.

Although Regency does not believe that the limitations imposed on Regency's activities by the Stockholders Agreement or the Stockholders Amendment will materially impair Regency's ability to conduct its business, there can be no assurance that these limitations will not adversely affect Regency's operations in the future.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material U.S. federal income tax consequences of the merger of Pacific Retail with and into Regency. The discussions below under "Tax Treatment of Pacific Retail, Regency and United States Holders" and "Tax Treatment of Non-U.S. Holders" are accurate in all material respects as to matters of law and legal conclusions and, to the extent such discussions constitute matters of law or legal conclusions, they are based on the opinion of Mayer, Brown & Platt. This summary is based upon the current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), its legislative history, Treasury regulations, administrative pronouncements and judicial decisions, all of which are subject to change, possibly with retroactive effect. This summary does not purport to be a complete discussion of all U.S. federal income tax consequences relating to the merger. This summary does not address the tax consequences of the merger under state, local or non-U.S. tax laws. In addition, this summary may not apply, in whole or in part, to particular categories of Regency or Pacific Retail shareholders, such as financial institutions, broker-dealers, life insurance companies, tax-exempt organizations, investment companies, holders of limited partnership units in Retail Property Partners Limited Partnership or Regency Centers, L.P., individuals who received Regency common stock or Pacific Retail common shares pursuant to stock options, restricted stock programs or in other compensatory transactions, and other special status taxpayers. Finally, a tax ruling from the Internal Revenue Service ("IRS") has not been requested with respect to the merger or the other transactions described herein, and there can be no complete assurance that the IRS will not assert a contrary position. This summary is included for general information only. All Regency and Pacific Retail shareholders are urged to consult their tax advisors to determine the specific tax consequences of the merger, including any state, local and non-U.S. tax consequences.

For purposes of the following discussion, a "United States Holder" is any person other than a "Non-U.S. Holder." A "Non-U.S. Holder" is any person other than

  (1) a citizen or resident of the United States,

  (2) a corporation, partnership or other entity created or organized in the United States or under the laws of the United States or any state,

  (3) an estate whose income is includible in gross income for United States tax purposes regardless of source or

  (4) a "United States Trust."

A United States Trust includes a trust if, and only if, a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

Tax Treatment of Pacific Retail, Regency and United States Holders

In the opinion of Mayer, Brown & Platt, based on certain factual representations of Pacific Retail, Regency and SC-USRealty, the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368 of the Code and each of Pacific Retail and Regency will be a party to such merger within the meaning of Section 368(b) of the Code.

In the opinion of Mayer, Brown & Platt, based on certain factual representations of Pacific Retail, Regency and SC-USRealty, no income, gain or loss will be recognized by Pacific Retail or Regency pursuant to the merger.

No income, gain or loss will be recognized by a United States Holder of Regency common shares pursuant to the merger. The tax basis and holding period of the Regency common shares owned by a United States Holder will not change as a result of the merger.

In the opinion of Mayer, Brown & Platt, based on certain factual representations of Pacific Retail, Regency and SC-USRealty, no income, gain or loss will be recognized by a United States Holder of Pacific Retail common shares, Pacific Retail Series A preferred shares or Pacific Retail Series B preferred shares who, pursuant to the merger, receives Regency common stock, Regency Series 1 preferred stock or Regency Series 2 preferred stock, as the case may be, in exchange for all of such holder's Pacific Retail common shares, Pacific Retail Series A preferred shares or Pacific Retail Series B preferred shares, as the case may be (except to the extent of cash received in lieu of a fractional share or pursuant to the exercise of dissenters's rights). The tax basis of the shares of Regency common stock, Regency Series 1 preferred stock or Regency Series 2 preferred stock, as the case may be, received by a United States Holder in such exchange (including any basis allocable to fractional shares) will be equal to the tax basis of the Pacific Retail common shares, Pacific Retail Series A preferred shares or Pacific Retail Series B preferred shares, as the case may be, surrendered in exchange therefor. The holding period of the Regency common stock, Regency Series 1 preferred stock or Regency Series 2 preferred stock, as the case may be, received will include the holding period of Pacific Retail common shares, Pacific Retail Series A preferred shares or Pacific Retail Series B preferred shares, as the case may be, surrendered in exchange therefor provided that such shares were held as capital assets of the holder at the effective time of the merger.

A United States Holder of Pacific Retail common shares, Pacific Retail Series A preferred shares or Pacific Retail Series B preferred shares that receives cash in the merger in lieu of a fractional share interest will be treated as having received the fractional share interest in Regency common stock, Regency Series 1 preferred stock or Regency Series 2 preferred stock, as the case may be, in the merger (with tax basis determined as discussed above) and then as having received the cash in redemption of the fractional share interest. The cash payment will be treated as a distribution in payment of the fractional interest deemed redeemed under Section 302 of the Code. A United States Holder of Pacific Retail common shares, Pacific Retail Series A preferred shares or Pacific Retail Series B preferred shares, as the case may be, who

  (1) is not involved in directing corporate affairs,

  (2) holds a minimal interest in Pacific Retail and

  (3) is not considered to own indirectly shares of Pacific Retail or Regency under the constructive ownership rules of Section 318 of the Code,

will generally recognize gain or loss on the deemed redemption in an amount equal to the difference between the amount of cash received and such holder's adjusted tax basis allocable to such fractional share. Such gain or loss will be capital gain or loss if such holder's Pacific Retail common shares, Pacific Retail Series A preferred shares or Pacific Retail Series B preferred shares, as the case may be, are held as a capital asset at the effective time. The capital gain or loss so recognized generally will be long-term capital gain or loss if the holding period for the fractional share interest exceeds one year. In the case of other holders, Section 302 of the Code set forth other tests, which, if met, would also result in similar treatment of the holder. In the event, however, that none of these tests could be met, the cash payment would be taxed as a dividend.

The merger will be a taxable event for a United States Holder who perfects its dissenters' rights and receives solely cash in exchange for Pacific Retail common shares, Pacific Retail Series A preferred shares or Pacific Retail Series B preferred shares, as the case may be. A United States Holder would generally recognize capital gain or loss, equal to the difference between the amount of cash received and the holder's tax basis in the shares surrendered, provided that such shares were held by such holder as a capital asset at the time of the merger and that such holder, following the redemption of the holder's Pacific Retail shares, owns no Regency shares either directly or indirectly under the constructive ownership rules of Section 318 of the Code.

Tax Treatment of Non-U.S. Holders

In the opinion of Mayer, Brown & Platt, based on certain factual representations of Pacific Retail, Regency and SC-USRealty,

  (1) immediately after the merger, Regency will be a United States real property holding corporation ("USRPHC") as defined in Section 897(c)(2) of the Code and will not qualify as a domestically controlled REIT as defined in Section 897(h) of the Code, and

  (2) assuming a Non-U.S. Holder fulfills all applicable filing requirements under Treasury regulation section 1.897-5T(d)(1)(iii),

no gain or loss will be recognized by a Non-U.S. Holder of Pacific Retail common shares, Pacific Retail Series A preferred shares or Pacific Retail Series B preferred shares who receives pursuant to the merger Regency common stock, Regency Series 1 preferred stock or Regency Series 2 preferred stock, as the case may be, in exchange for all of such holder's Pacific Retail common shares, Pacific Retail Series A preferred shares or Pacific Retail Series B preferred shares, as the case may be (except to the extent of cash received in lieu of a fractional share or pursuant to the exercise of dissenters' rights). To the extent a Non-U.S. Holder receives cash in lieu of fractional share interests or pursuant to the exercise of dissenters' rights, such cash will generally be subject to taxation under FIRPTA as a sale of a United States real property interest ("USRPI") as defined in Section 897(c) of the Code. If, contrary to Mayer, Brown & Platt's opinion, immediately after the merger Regency does not qualify as a USRPHC or qualifies as a domestically controlled REIT or if a Non-U.S. Holder does not fulfill all applicable filing requirements under Treasury regulation section 1.897-5T(d)(1)(iii), the exchange of Pacific Retail common shares, Pacific Retail Series A preferred shares or Pacific Retail Series B preferred shares for Regency common stock, Regency Series 1 preferred stock or Regency Series 2 preferred stock, as the case may be, would be subject to taxation under FIRPTA as a sale of a USRPI. If gain on the sale or exchange of Pacific Retail common shares, Pacific Retail Series A preferred shares or Pacific Retail Series B preferred shares were subject to taxation under FIRPTA, a Non-U.S. Holder would be subject to U.S. income tax rates applicable to U.S. individuals or corporations, and Regency could be required to withhold 10% of the purchase price and remit such amount to the IRS. The branch profits tax would not apply to such sales or exchanges unless possibly the gain were effectively connected with a U.S. trade or business.

No income, gain or loss will be recognized by a Non-U.S. Holder of Regency common stock pursuant to the merger. The tax basis and holding period of the Regency common stock owned by a Non-U.S. Holder will not change as a result of the merger.

A sale or exchange of Regency common stock, Regency Series 1 preferred stock or Regency Series 2 preferred stock following the merger by a Non-U.S. Holder will generally be subject to U.S. taxation under FIRPTA as a sale of a USRPI unless Regency qualifies as a domestically controlled REIT. Immediately after the merger, Regency will no longer qualify as a domestically controlled REIT. A domestically controlled REIT is a REIT in which, at all times during a specified testing period (generally five years), less than 50% in value of its shares is held directly or indirectly by Non-U.S. Holders. Thus, in general, a sale or exchange of Regency common stock, Regency Series 1 preferred stock or Regency Series 2 preferred stock by a Non-U.S. Holder during the period beginning on the effective time and ending five years after Regency has continually qualified as a domestically control REIT will be subject to taxation under FIRPTA as a sale of a USRPI unless

  (1) such shares are "regularly traded" (as defined by applicable Treasury regulations) on an established securities market (e.g., the New York Stock Exchange on which the Regency common stock is listed) and

  (2) the selling Non-U.S. Holder held 5% or less of the class of stock sold or exchanged during a specified period (generally five years).

If a Non-U.S. Holder sells or exchanges Regency common stock, Regency Series 1 preferred stock or Regency Series 2 preferred stock subsequent to Regency continually qualifying as a domestically controlled REIT for five years, such Non U.S. Holder generally will not be subject to taxation on such sale or exchange under FIRPTA. If, contrary to Mayer, Brown & Platt's opinion, immediately after the merger, Regency qualifies as a domestically controlled REIT, a sale or exchange of Regency common stock, Regency Series 1 preferred stock or Regency Series 2 preferred stock by a Non-U.S. Holder would not be subject to taxation under Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA") as a sale of a USRPI.

If gain on the sale or exchange of Regency common stock, Regency Series 1 preferred stock or Regency Series 2 preferred stock were subject to taxation under FIRPTA, a Non-U.S. Holder would be subject to U.S. income tax rates applicable to U.S. individuals or corporations, and the purchaser of shares could be required to withhold 10% of the purchase price and remit such amount to the IRS. The branch profits tax would not apply to such sales or exchanges unless, possibly, the gain were effectively connected with a U.S. trade or business.

Regency's Qualification as a REIT

It is the opinion of Foley & Lardner that:

  (1) Regency has qualified as a REIT for its taxable years ended December 31, 1993 through December 31, 1997,

  (2) Regency has been organized in conformity with the requirements for qualification and taxation as a REIT; and

  (3) Regency's method of operation has enabled it and will continue to enable it to meet the requirements for qualification and taxation as a REIT under the Code.

It must be emphasized that this opinion is based on various assumptions and is conditioned upon certain representations made by Regency as to factual matters including, but not limited to, those concerning its business and properties, and certain matters relating to Regency's manner of operation. Foley & Lardner is not aware of any facts or circumstances that are inconsistent with these representations and assumptions. The qualification and taxation as a REIT depends upon Regency's ability to meet, through actual annual operating results, the various income, asset, distribution, stock ownership and other tests for qualification as a REIT set forth in the Code, the results of which will not be reviewed by nor be under the control of Foley & Lardner. Accordingly, no assurance can be given that the actual results of Regency's operation for any particular taxable year will satisfy the requirements under the Code for qualification and taxation as a REIT.


Consequences of the Merger on Regency's Qualification as a REIT

In the opinion of Foley & Lardner, based upon certain factual representations of Pacific Retail and Regency, the consummation of the merger will not jeopardize the status of Regency as a REIT under the Code. Moreover, it is the opinion of Foley & Lardner that Regency's failure to qualify as a domestically controlled REIT will not jeopardize the status of Regency as a REIT. Regency intends to operate in a manner which permits it to satisfy the requirements for taxation as a REIT under the applicable provisions of the Code, but no assurance can be given that these requirements will be met.

ACCOUNTING TREATMENT

Regency will account for the merger as a purchase in accordance with Accounting Principles Board Opinion No. 16. Accordingly, Regency will record the assets and liabilities acquired from Pacific Retail at Regency's cost (the purchase price).

RESTRICTIONS ON SALES BY AFFILIATES

The Regency common stock to be issued in the merger will be registered under the Securities Act of 1933. Such securities will be freely transferable under the Securities Act of 1933, except for those issued to any person who may be deemed to be an affiliate (as such term is defined for purposes of Rule 145 under the Securities Act of 1933) of Regency or Pacific Retail. Affiliates may not sell their Regency common stock acquired in connection with the merger except pursuant to (1) an effective registration statement under the Securities Act of 1933 covering such securities, (2) paragraph (d) of Rule 145 or (3) any other applicable exemption under the Securities Act of 1933. Pacific Retail has agreed to use its reasonable best efforts to procure written agreements from executive officers, directors and other affiliates containing appropriate representations and commitments intended to ensure compliance with the Securities Act of 1933.

DISSENTERS' RIGHTS

Shareholders of Pacific Retail are entitled to appraisal rights under Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland (the "Maryland REIT Law") and the Maryland General Corporation Law (the "Maryland Act"). The preservation and exercise of appraisal rights are conditioned on strict adherence to the applicable provisions of the Maryland REIT Law and the Maryland Act. Each Pacific Retail shareholder desiring to exercise appraisal rights should refer to Section 8-501.1(i) of the Maryland REIT Law and to Title 3, Subtitle 2, of the Maryland Act, copies of which are attached as Annex G to this Joint Proxy Statement and Prospectus, for a complete statement of their rights and the steps which must be followed in connection with the exercise of those rights. The following summary of the rights of objecting shareholders does not purport to be a complete statement of the procedures to be followed by shareholders of Pacific Retail desiring to exercise their appraisal rights.


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

Under the Maryland REIT Law and the Maryland Act, a shareholder of Pacific Retail will be entitled to demand and receive payment of the fair value of its shares from Regency instead of receiving shares in Regency. However, a shareholder who wants to receive fair value for its shares must follow specific procedures. Such shareholder must:

  (1) before or at the Pacific Retail special meeting at which the merger will be considered, file with Pacific Retail a written objection to the merger;

  (2)  not vote in favor of the merger; and

  (3) make written demand on the successor corporation, Regency, within 20 days after the Articles of Merger of Pacific Retail into Regency (the "Articles of Merger") have been accepted for record by the State Department of Assessments and Taxation of Maryland (the "SDAT").

Any shareholder who fails to comply with the requirements described above will be bound by the terms of the merger.

Regency is required to promptly notify each objecting shareholder in writing of the date of acceptance of the Articles of Merger for record by the SDAT. Regency may send a written offer to each objecting shareholder to pay for its shares at what Regency considers to be the fair value thereof. Within 50 days after the SDAT accepts the Articles of Merger for record, either Regency or any objecting shareholder who has not received payment for its shares may petition a court of equity in the appropriate county in Maryland for an appraisal to determine the fair value of the shares.

Regency does not presently intend to file an appraisal petition, and shareholders seeking to exercise appraisal rights should not assume that Regency will file such a petition or that Regency will initiate any negotiations with respect to the fair value of such shares. Accordingly, shareholders of Pacific Retail who desire to have their shares appraised and who have not received payment for their shares, should file a petition for an appraisal to determine the fair value of their shares with a court of equity in Baltimore City, Maryland, within 50 days after the Articles of Merger are accepted for record by the SDAT.

If the court finds that an objecting shareholder is entitled to an appraisal of its shares, the court is required to appoint three disinterested appraisers to determine the fair value of its shares on terms and conditions the court determines proper. The appraisers must, within 60 days after appointment (or such longer period as the court may direct), file with the court and mail to each party to the proceeding their report stating their conclusion as to the fair value of such shares.

"Fair value" is determined as of the close of business on the day the shareholders vote on the merger and may not include any appreciation or depreciation which directly or indirectly results from the merger or from its proposal.

Within 15 days after the filing of the report, any party may object to such report and request a hearing on it. The court must, upon motion of any party, enter an order either confirming, modifying or rejecting such report and, if confirmed or modified, enter judgment for the appraised value of the shares. If the appraisers' report is rejected, the court may determine the fair value of the shares of the objecting shareholders or may remit the proceeding to the same or other appraisers. Any judgment entered pursuant to a court proceeding shall include interest from the date of the shareholders' vote on the action to which objection was made. Costs of the proceeding shall be determined by the court and may be assessed against Regency or, under certain circumstances, the objecting shareholder, or both.

At any time after the filing of a petition for appraisal, the court may require objecting shareholders to submit their certificates evidencing the shares to the clerk of the court for notation of the pendency of the appraisal proceeding.

A shareholder demanding payment for shares has no right to receive any dividends or distributions payable to shareholders of record after the close of business on the date of the shareholders' vote on the merger and shall cease to have any right as a shareholder of Pacific Retail with respect to such shares except the right to receive payment of the fair value thereof.

                              THE MERGER AGREEMENT

REGENCY BOARD RECOMMENDATION

THE MEMBERS OF THE REGENCY BOARD OF DIRECTORS, OTHER THAN SC-USREALTY'S REPRESENTATIVES, WHO ABSTAINED, HAVE UNANIMOUSLY APPROVED AND RECOMMEND THAT REGENCY SHAREHOLDERS VOTE "FOR" THE MERGER. The affirmative vote of the holders of a majority of the outstanding Regency common stock is required to approve this proposal.

PACIFIC RETAIL BOARD RECOMMENDATION

THE PACIFIC RETAIL BOARD OF TRUSTEES HAS UNANIMOUSLY APPROVED AND RECOMMENDS THAT PACIFIC RETAIL SHAREHOLDERS VOTE "FOR" THE MERGER. The affirmative vote of the holders of a majority of the votes entitled to be cast by holders of Pacific Retail common shares and Pacific Retail preferred shares, voting together as a single class, is required to approve this proposal.

GENERAL

The Merger Agreement provides for the merger of Pacific Retail with and into Regency. In the merger, the holders of Pacific Retail common shares would be issued Regency common stock and the holders of Pacific Retail preferred shares would be issued Regency preferred stock. The transaction is intended to qualify as a tax-free reorganization for federal income tax purposes. The discussion in this Joint Proxy Statement and Prospectus of the Merger Agreement and the description of the material terms of the Merger Agreement are qualified in their entirety by reference to the Merger Agreement, a copy of which is attached to this Joint Proxy Statement and Prospectus as Annex A and is incorporated herein by reference.

EFFECTIVE TIME OF THE MERGER

Subject to the satisfaction (or waiver) of the other conditions to the obligations of Regency and Pacific Retail to consummate the merger, the merger will be consummated as soon as practicable following the approval by the shareholders of Regency and Pacific Retail of the merger and the

Merger Agreement at their respective special meetings. It is currently expected that the merger will become effective at 11:59 p.m., Eastern Standard Time, on
      , 1999.

EXCHANGE OF PACIFIC RETAIL SHARE CERTIFICATES

As soon as practicable after the effective time of the merger, Regency will mail to each holder of an outstanding certificate or certificates which prior thereto evidenced Pacific Retail shares (1) a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to such certificate will pass, only upon delivery of such certificates to Regency), and
(2) instructions for use in effecting the surrender of such certificates for the Regency common stock or Regency preferred stock, as the case may be. Upon surrender to Regency of such certificates for cancellation, together with such letter of transmittal, the holder of such certificates shall be entitled to a certificate evidencing the number of full shares of Regency common stock or Regency preferred stock, as the case may be, and the amount of cash in lieu of a fractional share, if any, into which the aggregate number of Pacific Retail shares previously evidenced by such certificates surrendered were converted pursuant to the Merger Agreement. HOLDERS OF PACIFIC RETAIL SHARES SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL.

No dividends or other distributions with respect to Regency common stock or Regency preferred stock with a record date after the effective time of the merger will be paid to the holder of any unsurrendered certificate for Pacific Retail common shares or Pacific Retail preferred shares, and no cash in lieu of fractional shares will be paid to any such holder until the surrender of such certificate in accordance with the foregoing procedures. Subject to the effect of applicable laws, following surrender of any such certificate, Regency will pay, without interest, to the holder of the certificate evidencing whole shares of Regency common stock or Regency preferred stock issued in the merger at the time of such surrender, any cash payable in lieu of a fractional share to which such holder is entitled and the amount of dividends or other distributions with a record date after the effective time of the merger theretofore paid with respect to such whole shares of Regency common stock or Regency preferred stock. Regency will pay, at the appropriate payment date, the amount of dividends or other distributions with a record date after the effective time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Regency common stock or Regency preferred stock.

No fractional shares of Regency stock will be issued upon the surrender of certificates evidencing Pacific Retail common shares or Pacific Retail preferred shares. In lieu of issuing fractional shares, Regency will pay each former holder of Pacific Retail shares who would otherwise be entitled to received a fractional share of Regency stock an amount in cash equal to the product obtained by multiplying (1) such fractional share interest by (2) the average closing price of a share of Regency common stock on the New York Stock Exchange on the ten consecutive trading days ending on the fifth day immediately preceding the effective time of the merger.

After the effective time of the merger, there will be no further transfer on the records of Pacific Retail or its transfer agent of certificates evidencing Pacific Retail shares, and if such certificates are presented to Pacific Retail for transfer, they will be canceled against delivery of certificates for Regency stock as provided above.

No interest will be paid or will accrue on any cash payable pursuant to the Merger Agreement. All Regency stock issued and all cash paid upon the surrender of certificates evidencing Pacific Retail common shares and Pacific Retail preferred shares in accordance with the procedures outlined above shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the Pacific Retail shares theretofore represented by such certificates.

The Merger Agreement provides that at the effective time of the merger, Pacific Retail's obligations with respect to outstanding options to acquire Pacific Retail common shares will cease to represent a right to acquire such shares and will be replaced by substitute options to purchase Regency common stock as described below in "Amendment to the Regency Incentive Plan--Description of the Plan--Grant of Substitute Non-Qualified Options."

CONDITIONS TO THE MERGER

The respective obligations of Regency and Pacific Retail to effect the merger and the other transactions contemplated by the Merger Agreement are subject to the satisfaction or waiver of each of the following conditions at or prior to the effective time of the merger:

   (1) the other party shall have performed in all material respects its agreements contained in the Merger Agreement required to be performed on or prior to the closing of the merger and the representations and warranties of the other party shall be true and correct in all material respects on and as of the date made and the date of the closing of the merger;

   (2) the shareholders of Regency shall have approved the merger, the Merger Agreement and the matters contemplated thereby;

   (3) the shareholders of Pacific Retail shall have approved the merger, the Merger Agreement and the matters contemplated thereby;

   (4) the registration statement filed by Regency with the Securities and Exchange Commission shall have become effective in accordance with the Securities Act of 1933, and no stop order suspending such effectiveness shall have been issued and remain in effect and no proceeding for that purpose shall have been initiated or threatened by the Securities and Exchange Commission;

   (5) the Regency common stock issuable as a result of the merger shall have been approved for listing on the New York Stock Exchange, subject to notice of issuance;

   (6) Regency's shareholders shall have approved the Regency Articles
       Amendment;

   (7) Regency's shareholders shall have approved the amendment to the Regency Incentive Plan;

   (8) no preliminary or permanent injunction or other order or decree by any federal or state court which prevents the consummation of the merger shall have been issued and remain in effect;

   (9) any filings by the parties that may be required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any filings by the parties with various state blue sky authorities shall have been obtained and be in effect at the closing of the merger;

  (10) the parties shall have received all required consents and waivers from third parties;


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

  (11) the holders of more than 10% of the issued and outstanding Pacific Retail common shares and Pacific Retail preferred shares shall not have duly perfected a demand for dissenters' rights in accordance with the Maryland Act;

  (12) each of Regency, Pacific Retail and SC-USRealty shall have received a favorable opinion from Mayer, Brown & Platt to the effect that, for United States federal income tax purposes (i) the merger will qualify as a reorganization within the meaning of Section 368 of the Code and that each of Regency and Pacific Retail will be party to such reorganization within the meaning of Section 368(b) of the Code, (ii) no gain or loss will be recognized by holders of Pacific Retail common shares or Pacific Retail preferred shares except to the extent of cash received pursuant to the merger or pursuant to the exercise of dissenters' rights and (iii) no gain or loss will be recognized by Regency or Pacific Retail pursuant to the merger; and

  (13) each of Regency, Pacific Retail and SC-USRealty shall have received a favorable opinion from Foley & Lardner that the merger will not jeopardize Regency's status as a REIT.

With the consent of the waiving party's special committee, any of the conditions to closing may be waived by the parties other than waiver of the shareholder approval conditions in 2, 3, 6 and 7. To the extent that a material condition to the merger is waived by Regency or Pacific Retail, we will notify you and resolicit your votes in the manner and to the extent required by law.

REPRESENTATIONS AND WARRANTIES

The Merger Agreement contains various customary representations and warranties relating to, among other things: (1) the due organization, power, authority and standing of Regency and Pacific Retail and similar corporate matters; (2) the capital structure of Regency and Pacific Retail; (3) the authorization, execution, delivery and enforceability of the Merger Agreement, (4) certain documents filed by Regency with the Securities and Exchange Commission and certain financial statements of Pacific Retail and the accuracy of information contained therein; (5) the absence of certain changes or events from the information filed by Regency with the Securities and Exchange Commission or from such financial statements of Pacific Retail; (6) the accuracy of the information supplied by each party for inclusion in this Joint Proxy Statement and Prospectus; (7) certain matters relating to taxes; (8) the absence of undisclosed liabilities; (9) litigation; (10) the absence of violations of law;
(11) properties; (12) labor matters; (13) employee benefit plans; (14) intellectual property; (15) material contracts; (16) environmental matters;
(17) insurance; (18) brokers and finders; (19) the exemption of the transaction from the application of Florida and Maryland anti-takeover laws; (20) the vote required of each party's shareholders necessary to approve the merger; (21) the recommendations of the Pacific Retail Board and the Regency Board; and (22) the receipt of fairness opinions.

CERTAIN COVENANTS

Conduct of Business Prior to Merger

Except as specifically required by the terms of the Merger Agreement or upon written consent of the other party, Regency and Pacific Retail have agreed that they will, prior to the effective time of the merger, carry on their respective businesses in the usual, regular and ordinary course of business consistent with past practice and use their reasonable best efforts to preserve intact their current business organizations and preserve their relationships with lessees.

In addition, except as contemplated by the Merger Agreement, unless the other party has agreed in writing, Regency and Pacific Retail have each agreed that they will not, and will not permit any of their respective subsidiaries to:

   (1) authorize for issuance, issue, or pledge any of their shares or the shares of their subsidiaries, or any securities convertible into, or any rights, warrants or options to acquire, any such shares, or any other securities (other than (a) the issuance of shares upon the exercise of options outstanding on the date of the Merger Agreement or pursuant to a 401(k) plan or (b) the issuance of securities in connection with certain identified anticipated transactions);

   (2) amend their organizational documents;

   (3) acquire or agree to acquire by merging with, or by purchasing a substantial portion of the stock or assets of, any business;

   (4) sell, lease, mortgage or otherwise encumber any of their assets that are material, except transactions in the ordinary course of business consistent with past practice;

   (5) except for certain identified transactions, (a) incur or guarantee any indebtedness, except for short-term borrowings in the ordinary course of business consistent with past practice, or (b) make any loans or capital contributions to any other person, other than wholly owned subsidiaries;

   (6) acquire any assets that are material, alone or in the aggregate, or make any capital expenditures except in the ordinary course of business consistent with past practice or in connection with certain identified transactions;

   (7) pay any claims (including claims of shareholders), except for the payment of (a) liabilities in the ordinary course of business consistent with past practice or in accordance with their terms as in effect on the date of the Merger Agreement, (b) liabilities reserved against in the most recent audited financial statements of such party, or change in any material respect any existing contract, other than in the ordinary course of business consistent with past practice;

   (8) adopt or amend in any material respect (except as may be required by law) any employee benefit plan or increase the compensation of any employee other than increases for current employees in the ordinary course of business consistent with past practices; pay any benefit not required by any existing plan, grant any new termination arrangement or increase or accelerate any benefits payable under any severance or termination pay policies in effect on the date of the Merger Agreement;

   (9) change any material accounting principle used by them, except for such changes as may be required pursuant to GAAP or rules and regulations of the Securities and Exchange Commission;

  (10) take any action that would result in any of their representations and warranties in the Merger Agreement becoming untrue, or in any of the conditions to the merger not being satisfied;

  (11) except in the ordinary course of business and consistent with past practice, make any tax election or settle or compromise any federal, state, local or foreign income tax liability; or

  (12) authorize any of, or commit or agree to take any of, the foregoing actions.

Other

Regency and Pacific Retail have agreed that:

(1) each will afford to the other party and its respective accountants, counsel, financial advisors and other representatives full access during normal business hours throughout the period prior to the closing to all properties, books and records of such party, as appropriate, and, during such period, each shall furnish promptly to the other a copy of each document filed or received pursuant to the requirements of federal or state securities laws or filed with the Securities and Exchange Commission in connection with the transactions contemplated by the Merger Agreement, and such other information concerning its business, properties and personnel as shall be reasonably requested;

(2) Regency shall take any action required to be taken under applicable state blue sky or securities laws in connection with the merger;

(3) they will use their respective reasonable best efforts to cause to be delivered to the other party letters of their respective certified public accountants, one dated a date within two business days before the date on which Regency's registration statement filed with the Securities and Exchange Commission becomes effective and one dated a date within two business days before the closing date of the merger, each in form and substance reasonably satisfactory to the other party and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to Regency's registration statement;

(4) they will use their respective reasonable best efforts to cause to be delivered to the other party an opinion of their respective counsel, as to due organization and existence, authorized capitalization, due authorization, consents (to such firm's knowledge), violations of law (to such firm's knowledge), litigation (to such firm's knowledge), in the case of Regency's counsel, the valid issuance of Regency stock pursuant to the merger, enforceability, and such other matters as counsel may reasonably request;

(5) as soon as practicable following the date upon which Regency's registration statement is declared effective by the Securities and Exchange Commission, each party will use its reasonable best efforts to obtain the approval of its shareholders required by the Merger Agreement; and

(6) they will cooperate and use their respective best efforts to cause to be done, all things necessary or advisable under applicable laws and regulations, and under contracts giving rise to the required consents, to consummate the transactions contemplated by the Merger Agreement, including using its reasonable best efforts to identify and obtain all necessary or appropriate waivers, consents and approvals, to effect all necessary registrations and filings and to lift any injunction or other legal bar to the transactions contemplated by the Merger Agreement.

Pacific Retail also agreed to use its reasonable best efforts to take such actions as may be reasonably requested by Regency to facilitate decisions and subsequent actions by Regency to terminate or transition any of Pacific Retail's benefit plans, stock option plans and similar matters, including without limitation appropriate amendment of the Pacific Retail stock option plans.

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

DISTRIBUTIONS

Regency and Pacific Retail have agreed that prior to the merger, they will not make quarterly distributions in excess of their respective current quarterly distribution amounts. Regency's current quarterly distributions are $0.44 per share of Regency common stock and $0.54 per share of Regency Class B Non-Voting common stock. Pacific Retail's current quarterly distributions are $0.1925 per Pacific Retail common share, $0.1795 per Pacific Retail Series A preferred share and $0.1925 per Pacific Retail Series B preferred share. After the effective time of the merger, Regency intends to maintain its current quarterly distribution policy and to pay stated quarterly dividends on the shares of Regency preferred stock issued in the merger, subject to authorization by the Regency Board and the availability of funds therefor.

Regency and Pacific Retail have agreed to coordinate with each other the payment of distributions with respect to Regency stock and Pacific Retail shares after the date of the Merger Agreement, with the intention that (1) Pacific Retail pay whatever preclosing dividends shall be necessary to avoid jeopardizing its status as a real estate investment trust under the Code, (2) the shareholders of Regency and Pacific Retail be treated fairly in order to avoid any "windfall" preclosing dividends, and (3) except as may be necessary to accomplish the foregoing, holders of Regency common stock and Pacific Retail common shares and Pacific Retail preferred shares will not receive two distributions, or fail to receive one distribution, for any single calendar quarter with respect to their Pacific Retail shares, on the one hand, and any Regency stock that any such holder receives in the merger, on the other hand.

NO SOLICITATION OF TRANSACTIONS

Neither Pacific Retail or Regency nor any of their respective subsidiaries may directly or indirectly:

  (1) solicit, initiate or encourage (including by way of furnishing information) proposals relating to:

    . any purchase of a substantial amount of assets of such party or any of its subsidiaries (other than in the ordinary course of business), or

    . any purchase of over 9.8% of any class of equity securities of such party or any of its subsidiaries, or

    . any tender offer (including a self tender offer) or exchange offer that if consummated would result in any person beneficially owning 9.8% or more of any class of equity securities of such party or any of its subsidiaries, or

    . any merger, consolidation, business combination, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving such party or any of its subsidiaries, other than the transactions contemplated by the Merger Agreement, or any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the merger,

  (2) agree to or endorse any alternative proposal, or participate in any discussions regarding any of the foregoing, or

  (3) participate in any discussions regarding any of the foregoing, or


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

  (4) furnish to any other person any information with respect to its business or assets or otherwise cooperate in any way with any attempt by any other person to do any of the foregoing.

  However, the foregoing does not prohibit either party from:

  (1) furnishing information concerning such party and its businesses or assets (pursuant to an appropriate confidentiality agreement customary under the circumstances) to a third party who has made an unsolicited alternative proposal,

  (2) engaging in discussions or negotiations with a third party who has made an unsolicited alternative proposal,

  (3) following receipt of an unsolicited alternative proposal, taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) under the Securities Exchange Act of 1934 or otherwise making disclosure to its shareholders,

  (4) following receipt of an unsolicited alternative proposal, failing to make or withdrawing or modifying its recommendation in favor of the Merger Agreement and the transactions contemplated thereby, and/or

  (5) engaging in discussions or negotiations with SC-USRealty or its controlling affiliates regarding an unsolicited alternative proposal from a third party,

but in each case referred to in the foregoing clauses (1) through (4) (not in the case of the foregoing clause (5) above) only if and to the extent that such party's Board has concluded in good faith, after consulting with and considering the advice of outside counsel, that such action is required by the Board in the exercise of its legal or fiduciary duties to such party's shareholders under applicable law. Neither Regency nor Pacific Retail may take any of the actions referred to in clauses (1) through (4) (but not clause (5) above) until after giving at least one business day's advance notice to the other party. In addition, if Pacific Retail or Regency receives an unsolicited alternative proposal, then the party receiving the proposal must promptly inform the other party in writing of the material terms of such proposal and the identity of the person (or group) making it. Pacific Retail and Regency must immediately cease and cause to be terminated all existing activities, discussions or negotiations, if any, with any parties (other than SC-USRealty) conducted heretofore with respect to any of the foregoing.

TERMINATION

The Merger Agreement may be terminated at any time prior to the effective time of the merger, whether before or after approval by the shareholders of Regency and Pacific Retail, under the following circumstances:

  (1) by mutual written consent of Regency and Pacific Retail;

  (2) by Regency or Pacific Retail, if the merger shall not have been consummated on or before March 31, 1999 (other than by reason of a breach by the party seeking to terminate the Merger Agreement or its obligations thereunder);

  (3) by Regency or Pacific Retail, if any preliminary or permanent injunction or other order is in effect and has become final and nonappealable; provided that the party seeking to terminate

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

     the Merger Agreement has used its reasonable best efforts to have such injunction or order lifted; and

  (4) unilaterally by Regency or Pacific Retail (a) if the other party (x) fails to perform any covenant in the Merger Agreement in any material respect, and does not cure the failure in all material respects within 15 business days after notice of the alleged failure or (y) fails to fulfill a condition to the obligations of the terminating party (which condition is not waived) by reason of a breach of the non-terminating party's obligations under the Merger Agreement or (b) if any condition to the obligations of the terminating party is not satisfied (other than by reason of a breach by that party of its obligations under the Merger Agreement), and it reasonably appears that the condition cannot be satisfied prior to March 31, 1999.

Additionally, the Merger Agreement may be terminated by Regency or Pacific Retail, if (each, a "Termination Event"):

  (1) the other party has exercised a right with respect to an alternative proposal and has, directly or through representatives, continued discussions with any third party concerning such alternative proposal relating to the other party for more than 15 business days after receipt thereof; or

  (2) (A) a publicly disclosed alternative proposal relating to the other party has been commenced, publicly proposed or communicated to such other party which contains a proposal as to price (whether a specific price or a range of potential prices) and (B) such other party has not rejected such proposal within 15 business days of its receipt or, if sooner, the date its existence first becomes publicly disclosed.

The Merger Agreement may also be terminated (1) by Pacific Retail, if the Pacific Retail Board of Trustees withdraws or modifies its approval or recommendation of the merger and (2) by Regency, if the Regency Board of Directors withdraws or modifies its approval or recommendation of the merger.

Any termination of the Merger Agreement as described above requires the approval of the Special Committee of the Board of the terminating party.

TERMINATION AMOUNT

In the event that Pacific Retail or Regency terminates the Merger Agreement because such party's Board has recommended that its shareholders accept or approve an alternative proposal, then, concurrently with any such termination, such party will pay to the other party a $20 million termination fee.

In the event that:

  (1) Regency or Pacific Retail terminate the Merger Agreement due to a Termination Event caused by the other party, and

  (2) prior to the one year anniversary of such termination, the non-terminating party enters into any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to any alternative proposal,

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

then the non-terminating party will pay to the terminating party, within two business days after the date such agreement is entered into, a $20 million termination fee.

Reduction of Termination Amount

In general, under the REIT provisions of the Code, at least 75% of a REIT's gross income for each taxable year must consist of defined types of income derived directly or indirectly from investments relating to real property (the "75% income test"), and at least 95% of a REIT's gross income for each taxable year must be derived from such real property investments and from certain categories of investment income (the "95% income test"). The Merger Agreement provides for a reduction in the $20 million termination fee ("Termination Amount") payable to Regency or Pacific Retail if necessary to prevent such amount from causing Regency or Pacific Retail, as the case may be, to fail these REIT income requirements. Specifically, the Merger Agreement provides that, notwithstanding anything to the contrary set forth in the Merger Agreement, in the event that any party is obligated to pay the other party the Termination Amount, the paying party will pay to the other party an amount equal to the lesser of:

  (1) the Termination Amount and

  (2) the sum of

    (a) the maximum amount that can be paid to the other party without causing that party to fail to meet the requirements of the 75% income test and the 95% income test determined as if the Termination Amount did not constitute qualifying income
        ("Qualifying Income") for purposes of the 75% income test and the 95% income test, plus

    (b) in the event that the other party receives either a ruling from the IRS or an opinion of its counsel that the Termination Amount would constitute Qualifying Income or would be excluded from gross income for purposes of the 75% income test and the 95% income test, an amount equal to the Termination Amount, less the amount payable under clause (a) above.

INDEMNIFICATION

Regency has agreed that all rights to indemnification and exculpation from liabilities or acts or omissions occurring at or prior to the effective time of the merger existing on the date of the Merger Agreement in favor of the current or former trustees or officers of Pacific Retail and its subsidiaries as provided in their organizational documents and any indemnification agreements or arrangements of Pacific Retail and its subsidiaries will survive the merger, will be assumed and performed by Regency, and will continue in accordance with their terms with respect to matters arising before the effective time of the merger. Regency will pay any expenses of any of the foregoing indemnified persons in advance of the final disposition of any action, proceeding or claim relating to any act or omission to the fullest extent permitted under the Florida Business Corporation Act (the "Florida Act") upon receipt from the indemnified person to whom advances are to be advanced of an undertaking to repay such advances required under the Florida Act. In addition, from and after the effective time of the merger, trustees or officers of Pacific Retail who become directors or officers of

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

Regency will be entitled to the same indemnity rights and protections as are afforded to other directors and officers of Regency.

AMENDMENT AND WAIVER

The Merger Agreement may not be amended except in writing signed by both Regency and Pacific Retail and in compliance with applicable law. The Merger Agreement may not be amended in any material respect following approval by Regency shareholders or Pacific Retail shareholders. At any time prior to the closing, Regency or Pacific Retail may (1) extend the time for the performance of any of the obligations of the other party, (2) waive any inaccuracies in the representations and warranties contained therein or in any document delivered pursuant thereto, and (3) waive compliance with any of the agreements or conditions contained therein. The approval of each of the Special Committees will be required for an amendment or modification of the Merger Agreement and the approval of the Special Committee of the Board of the extending or waiving party will be required for any extension of the time of the performance of any obligations by the other party and any waiver of any of the other party's obligations under the Merger Agreement.

                   APPROVAL OF THE REGENCY ARTICLES AMENDMENT

THE MEMBERS OF THE REGENCY BOARD OF DIRECTORS, OTHER THAN SC-USREALTY'S REPRESENTATIVES, WHO ABSTAINED, HAVE UNANIMOUSLY APPROVED, AND RECOMMEND THAT REGENCY SHAREHOLDERS VOTE "FOR" THE APPROVAL OF, THE REGENCY ARTICLES AMENDMENT. Assuming the presence of a quorum, the affirmative vote of a majority of the Regency common stock voted with respect to the matter is required to approve this proposal.

The approval and consummation of the merger is a condition to the approval and adoption of the Regency Articles Amendment. Approval of the Regency Articles Amendment is a condition to approval and consummation of the merger.

The following description, which summarizes the most significant changes in the Regency Articles Amendment, is qualified in its entirety by reference to the form of Regency Articles Amendment attached as Annex D.

The Regency Board has authorized, subject to consummation of the merger, the creation of two new series of preferred stock, which will be issued in the merger in exchange for the two outstanding series of Pacific Retail preferred shares. Regency shareholders do not have the right to vote on the issuance of the two new series of Regency preferred stock. See "Description of Regency Securities--Regency Preferred Stock" for a summary of the terms of the two new series.

DESCRIPTION OF AMENDMENT

Increase in Special Shareholder Limit

At the request of SC-USRealty, the Regency Board has proposed to amend Section 5.1(r) of the Regency Articles to increase the special ownership limit for SC-USRealty, its affiliates, any bona fide financial institution to whom capital stock is transferred in connection with any bona fide indebtedness of any of the foregoing or any person that acquires beneficial ownership from any of the foregoing, except through open market purchases (collectively, the "Special Shareholders"), to enable the Special Shareholders to acquire the Regency common stock issuable to it in the merger. The proposed amendment to Section 5.1(r) of the Regency Articles would increase the Special Shareholder Limit (as defined in the Regency Articles) from 45% to 60% of the Regency common stock on a fully diluted basis. The Special Shareholders will own approximately 52.3% of Regency's common stock on a fully diluted basis after the merger. The Special Shareholders will have the right to acquire additional shares from time to time after the merger in the open market or in privately negotiated transactions, up to a maximum of 60% on a fully diluted basis. Under the proposed amendment, the Special Shareholder Limit would return to 49% of the Regency common stock on a fully diluted basis at such time as the ownership of the Special Shareholders falls below 45% of the Regency common stock on a fully diluted basis for a continuous period of 180 days.

In order to maintain Regency's status as a REIT, the Special Shareholder Limit will continue to be subject to reduction if an individual (or an entity treated as an individual) which owns an interest in SC-USRealty and its affiliates is treated as owning, after application of certain constructive ownership rules, more than 9.8% of the outstanding shares of Regency's capital stock. The Special Shareholder Limit also will continue to be subject to reduction in the future under certain circumstances if SC-USRealty were to transfer all or a portion of its shares of Regency capital stock in a privately negotiated transaction.

Continued Limitations on Ownership by Non-U.S. Persons

At the request of SC-USRealty, the Regency Board of Directors also has proposed to amend Section 5.14 of the Regency Articles to make it clear that SC-USRealty has the right to acquire the shares of Regency common stock issuable to it in the merger even though such issuance will cause more than 50% of the fair market value of Regency's outstanding capital stock to be owned by Non-U.S. Persons. Without this amendment, SC-USRealty could have waived or revised the limitations contained in Section 5.14 upon prior written notice to the Regency Board.

A domestically controlled REIT is a REIT more than 50% of the value of the capital stock of which is held by U.S. Persons. A Non-U.S. Person is defined in the Regency Articles as any person who is not (1) a citizen or resident of the United States, (2) a partnership or corporation organized in the United States or under the laws of the United States or any state therein (including the District of Columbia) or (3) any estate or trust (other than a foreign estate or trust within the meaning of Section 7701(a)(31) of the Code).

Section 5.14 of the Regency Articles presently prohibits any transfer of Regency capital stock that would result in 50% or more of the fair market value of Regency capital stock being held directly or indirectly by Non-U.S. Persons. Non-U.S. Persons who hold 5% or more by value of the outstanding capital stock of a domestically controlled REIT may not be required to pay U.S. federal income tax on any gain when they sell such stock. Section 5.14 of the Regency Articles as presently in effect voids any transfer that would cause Regency to cease to qualify as a domestically controlled REIT.

Non-U.S. Persons who have not owned more than 5% by value of Regency's outstanding capital stock at any time during the five years preceding the date of sale of their Regency stock may not be

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

required to pay U.S. federal income tax on any gain from such sale even if the sale takes place at a time when Regency does not qualify as a domestically controlled REIT.

To the knowledge of SC-USRealty, Pacific Retail and Regency, no shareholder of Pacific Retail other than SC-USRealty is a Non-U.S. Person who would receive Regency capital stock in the merger constituting more than 5% of the fair market value of Regency's capital stock immediately following the merger. To the knowledge of SC-USRealty and Regency, no Non-U.S. Person other than SC-USRealty presently holds, directly or indirectly, more than 5% of the fair market value of Regency's outstanding capital stock.

SC-USRealty is willing for Regency to cease to qualify as a domestically controlled REIT provided that the shares issuable to SC-USRealty in the merger are not deemed to be void by reason of the transfer restrictions presently contained in Section 5.14 of the Regency Articles. The proposed amendment to
Section 5.14(a) of the Regency Articles would allow the Special Shareholders to own more than 50% by value of Regency's outstanding capital stock even though the Special Shareholders are Non-U.S. Persons.

Initial Restrictions After the Merger

Under the proposed amendment, SC-USRealty and any other Special Shareholder would be allowed to increase their ownership of Regency capital stock after the merger, subject to the Special Shareholder Limit described above. However, in order to preserve the flexibility for Regency to return to the status of a domestically controlled REIT, the proposed amendment to Section 5.14(a) of the Regency Articles would prohibit any transfer of Regency capital stock by any person other than a Special Shareholder that would result in such stock being owned directly or indirectly by any Non-U.S. Person (other than a Special Shareholder) at any time that Non-U.S. Persons (including the Special Shareholders, who will be presumed to be Non-U.S. Persons) directly or indirectly own 50% or more of the fair market value of Regency's outstanding capital stock. Any transfer in violation of this prohibition would be deemed void ab initio.

Restrictions After Return to Status as a Domestically Controlled REIT

Under proposed Section 5.14(b) of the Regency Articles, once Non-U.S. Persons (including the Special Shareholders, who will be presumed to be Non-U.S. Persons) cease to own 50% or more of the fair market value of Regency's outstanding capital stock, transfer restrictions will take effect that are similar, although not identical, to those presently contained in Section 5.14 of the Regency Articles. The transfer restrictions in proposed Section 5.14(b) are designed to preserve Regency's status as a domestically controlled REIT at such time after the merger that Regency again becomes a domestically controlled REIT. Under the Code, Non-U.S. Persons must cease to own 50% or more by value of Regency's outstanding capital stock for a continuous period of five years before being eligible for favorable tax treatment on the sale of their shares under the domestically controlled REIT provisions of the Code.

The proposed amendment to Section 5.14(b) of the Regency Articles would void the transfer of Regency capital stock by any person (other than a Special Shareholder) to any person (including the Special Shareholders) after Non-U.S. Persons cease to own 50% or more of the fair market value of Regency's outstanding capital stock, if:

  (1) the transfer occurs before the Special Shareholders have ceased to own 10% of the Regency Common Stock on a fully diluted basis for a continuous period of 180 days and if as a result of the transfer the fair market value of Regency capital stock owned directly or indirectly by Non-U.S. Persons other than the Special Shareholders would comprise 4.9% or more of the fair market value of Regency's outstanding capital stock, or

  (2) the fair market value of Regency capital stock owned directly or indirectly by Non-U.S. Persons including the Special Shareholders (who will be presumed to be Non-U.S. Persons) would comprise 50% or more of the fair market value of Regency's outstanding capital stock.

Under Section 5.14 of the Regency Articles as presently in effect, if the transfer occurs before the Special Shareholders have ceased to own 15% (as opposed to 10% in the proposed amendment) of Regency Common Stock on a fully diluted basis for a continuous period of 180 days, a transfer to a person other than a Special Shareholder is invalidated if it would result in the fair market value of Regency capital stock owned directly or indirectly by persons other than the Special Shareholders constituting 5% (as opposed to 4.9% in the proposed amendment) of the fair market value of Regency's outstanding capital stock.

Under Section 5.14 as presently in effect and as proposed to be amended, if a transfer restriction in Section 5.14 is held to be invalid, the shares acquired by the transferee in violation of the invalidated restrictions will be deemed held in trust for the benefit of Regency, will not be entitled to dividends or other distributions and will not be entitled to vote. The Special Shareholders will continue to have the ability to waive or alter the applicability of the transfer restrictions in Section 5.14 to themselves or to any other person, in their sole discretion, upon written notice to Regency.

POSSIBLE EFFECT OF PROPOSED AMENDMENT

Qualification as a REIT does not depend on the extent to which the REIT's capital stock is owned by U.S. persons. However, as a result of the merger, Regency expects no longer to qualify as a domestically controlled REIT for U.S. federal income tax purposes. Regency believes that SC-USRealty is the only person who may be adversely affected by Regency losing its status as a domestically controlled REIT. Likewise, Regency's ability to requalify as a domestically controlled REIT and its ability to remain a domestically controlled REIT if it does requalify are not expected to benefit or disadvantage any current shareholder of Regency other than SC-USRealty. See "The Merger--Material Federal Income Tax Consequences--Tax Treatment of Non-U.S. Holders" for a detailed discussion regarding the impact of Regency not qualifying as a domestically controlled REIT.

With or without the proposed amendment, the acquisition of Regency capital stock is not a suitable investment for Non-U.S. Persons other than SC-USRealty. With or without the proposed amendment, Regency is precluded from raising capital from Non-U.S. Persons without a waiver from SC-USRealty. Under the proposed amendment, prior to Regency's requalification as a domestic REIT, any transfer (other than acquisitions from a Special Shareholder) of Regency capital stock will be void if it will result in such stock being owned directly or indirectly by a Non-U.S. Person (other than a Special Shareholder).

                    AMENDMENT TO THE REGENCY INCENTIVE PLAN

THE MEMBERS OF THE REGENCY BOARD OF DIRECTORS, OTHER THAN SC-USREALTY'S REPRESENTATIVES, WHO ABSTAINED, HAVE UNANIMOUSLY APPROVED, AND RECOMMEND THAT REGENCY SHAREHOLDERS VOTE "FOR" THE APPROVAL OF, THE PROPOSAL TO AMEND THE REGENCY INCENTIVE PLAN. The affirmative vote of a majority of the Regency common stock voted with respect to the matter is required to approve this proposal (provided that more than 50% of the votes entitled to be cast are voted on the proposal). The approval and consummation of the merger is a condition to the approval of the amendments to the Regency Incentive Plan. The approval of the amendments to the Regency Incentive Plan is a condition to the approval and consummation of the merger.

GENERAL

The Regency Board of Directors and shareholders approved the Regency Incentive Plan on September 29, 1993. The Regency Board has adopted, subject to shareholder approval, an amendment to the Regency Incentive Plan to increase the number of shares available for award from 3,000,000 to 5,520,000 and to permit the grant of substitute options in lieu of severance compensation to three departing senior executives of Pacific Retail even though they will not be employed by, or perform services for, Regency after the merger.

INCREASE IN NUMBER OF SHARES

The first change to the Regency Incentive Plan would increase the number of shares available for award by (1) 2,520,000, the number of shares authorized under Pacific Retail's long-term incentive plan multiplied by an exchange ratio of 0.48. The Regency Board has proposed the amendment to the Regency Incentive Plan in order to allow Regency (1) to grant substitute options to Pacific Retail officers and employees and non-employee directors in the merger and (2) to continue to provide incentives to Regency officers and employees and non-employee directors after the merger. The number of shares of Regency common stock reserved for issuance under the Regency Incentive Plan initially was 6% of the shares outstanding upon consummation of Regency's initial public offering in November 1993. The number of shares reserved for issuance is increased each December 31 by 2% of the shares outstanding on that date (plus 6% of any shares issued in any public offering during the preceding 365 days), with the maximum number of shares limited to the lesser of (1) 12% of the shares of Regency common stock outstanding on the prior December 31, or (2) 3,000,000 shares. As of September 30, 1998, the number of shares reserved for issuance under the Regency Incentive Plan was 3,000,000. The terms and conditions of the Regency Incentive Plan are summarized below.

As of September 30, 1998, there were 1,405,718 shares subject to options granted under the Regency Incentive Plan, 59,000 shares issued under the restricted stock program of the Regency Incentive Plan and 935,290 shares remaining available for award. As of December , 1998, after applying the 0.48 exchange ratio, there were 1,165,773 shares subject to options granted under Pacific Retail's long-term incentive plan and 1,354,227 shares remaining available for award. If the number of shares available for award under the Regency Incentive Plan is not increased, it would not be possible to grant at the effective time of the merger to all Pacific Retail officers and employees and non-employee directors who become Regency officers, employees or directors upon the effective time of the merger, and to certain departing executives described below, substitute options to replace the

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

Pacific Retail options that are outstanding and unexercised immediately prior to the effective time of the merger. Regency has agreed in the Merger Agreement to issue such substitute options upon consummation of the merger. In addition, there would only be a maximum possible 289,969 additional shares available for future awards under the Regency Incentive Plan by reason of the 3,000,000 share cap, significantly fewer than the number (as adjusted for the 0.48 exchange ratio) currently available under Pacific Retail's incentive plan.

Assuming approval of the amendment, the number of shares of Regency Common Stock which may be awarded under the Regency Incentive Plan may not exceed 5,520,000 shares in the aggregate, which upon issuance would constitute 8.1% of the fully diluted shares of Regency immediately after the merger.

POSSIBLE EFFECT OF PROPOSED INCREASE

Without the increase of shares under the Regency Incentive Plan, shares will not otherwise be available to provide substitute options to employees or trustees of Pacific Retail who become employees or directors of Regency. Regency believes that the ability to grant options improves Regency's ability to attract and maintain qualified personnel. However, authorizing the additional shares under the Regency Incentive Plan may cause dilution to Regency's current shareholders.

DESCRIPTION OF THE PLAN

Regency common stock issued under the Regency Incentive Plan may be authorized and unissued shares or treasury shares. In the event of certain transactions affecting the type or number of outstanding shares, the number of shares subject to the Regency Incentive Plan, the number or type of shares subject to outstanding awards and the exercise price thereof may be appropriately adjusted. The Regency Incentive Plan authorizes the establishment of options, stock appreciation rights and share purchase programs, authorizes the award of share grants (any of which may be subject to restrictions), provides for options for outside directors and payment of their fees in shares unless the director elects payment in cash, and allows for the establishment of other types of stock-based incentive programs. The Compensation Committee administers the Regency Incentive Plan. All key employees of Regency or any of its affiliates designated by the Compensation Committee are eligible to participate in the Regency Incentive Plan. As of September 30, 1998, approximately 50 persons were eligible to participate. An additional 50 persons are expected to become eligible as a result of the merger. Subject to the terms of the Regency Incentive Plan, the Compensation Committee determines which employees are eligible to receive awards, and the type, amount, price, timing, vesting schedules and other terms and conditions applicable to awards. Non-employee directors are eligible to participate in formula-based option and directors' fee programs under the Regency Incentive Plan.

Options

Options awarded under the Regency Incentive Plan may be either incentive stock options within the meaning of Section 422 of the Code, which permits the deferral of taxable income related to the exercise of such options, or nonqualified options not entitled to such deferral. No participant may receive options or stock appreciation rights under the Regency Incentive Plan for an aggregate of more than 900,000 shares. The exercise price and term of each option or stock appreciation right is fixed by the Compensation Committee, except that the exercise price for options must be at least equal to the fair market value of the stock on the date of grant and the term of the options cannot exceed 10 years. The aggregate fair market value (determined at the time the option is granted) of shares with respect to which incentive stock options may be granted to any one individual under the Regency Incentive Plan, or any other plan of Regency or any parent or subsidiary, which stock options are exercisable for the first time during any calendar year, may not exceed $100,000. An optionee may, with the consent of the Compensation Committee, elect to pay for the shares to be received upon exercise of his or her options in cash or shares of Regency common stock or any combination thereof.

The holder of an incentive option generally recognizes no income for federal income tax purposes at the time of the grant or exercise of the option. However, the spread between the exercise price and the fair market value of the underlying shares on the date of exercise generally will constitute a tax preference item for purposes of the alternative minimum tax. The optionee generally will be entitled to long term capital gain treatment upon the sale of shares acquired pursuant to the exercise of an incentive stock option, if the shares have been held for more than two years from the date of the option grant and for more than one year after exercise. Generally, if the optionee disposes of the stock before the expiration of either of these holding periods (a "disqualifying disposition"), the gain realized on disposition will be compensation income to the optionee to the extent the fair market value of the underlying stock on the date of exercise exceeds the applicable exercise price. Regency will not be entitled to an income tax deduction in connection with the exercise of an incentive stock option but will generally be entitled to a deduction equal to the amount of any ordinary income recognized by an optionee upon a disqualifying disposition.

Grant of Substitute Non-Qualified Options

Subject to shareholder approval, concurrently with the merger, officers and employees and non-employee directors who become officers or employees or non-employee directors of Regency and hold unexercised Pacific Retail options immediately prior to the effective time of the merger will receive substitute Regency options under the Regency Incentive Plan. The number of substitute options to be issued to a Pacific Retail optionee in place of each Pacific Retail option held by such person and the exercise price of such options will be adjusted based on the relative fair market value of the Pacific Retail common shares and Regency common stock immediately prior to the effective time such that the Pacific Retail optionee will be entitled to purchase upon exercise of his or her options, at an aggregate exercise price equal to the aggregate exercise price of his or her Pacific Retail options, the number of shares of Regency common stock that he or she would have received had such person exercised all of his or her options (assuming that all were fully vested as of such date) immediately prior to the merger and participated in the merger as a holder of the number of Pacific Retail shares issuable upon such exercise.

The substitute options will be non-qualified options, like the Pacific Retail options they replace, and will have the same vesting and termination dates (other than with respect to the three departing Pacific Retail executives) and, except for the adjusted exercise price, will have the same terms and conditions as the Pacific Retail options they replace. Of the substitute Regency options, 597,766 will vest 25% on the second through fifth anniversaries of the original date of the Pacific Retail grant, and except for substitute options for departing Pacific Retail executives or non-employee directors the remainder will vest 40% on grant, 13.33% on October 20, 1999, 20.00% on October 20, 2000 and 26.67% on October 20, 2001. The substitute options will terminate 10 years after the date of the original Pacific Retail grant.

Like the Pacific Retail options that have dividend equivalent units, the corresponding substitute options will include the right to receive dividend equivalent units, which will be subject to the same vesting schedule as the options and will be payable when the options are exercised, unless the participant elects to defer receipt, or the options expire. Generally, each participant will be credited with dividend equivalent units at the end of each calendar year in an amount equal to (1) the average dividend yield during such year with respect to a share of Regency common stock that is in excess of the S&P 500 average dividend yield for such year, multiplied by (2) the number of shares of Regency common stock underlying the participant's outstanding options that were granted with dividend equivalent units. Each dividend equivalent unit also accumulates additional dividend equivalent units on an annual basis. All dividend equivalent units will be paid in the form of Regency common stock at the rate of one share of Regency common stock per dividend equivalent unit.

The participants will have no rights as shareholders with respect to the shares subject to their options until the options are exercised. No income will be recognized by a participant at the time the substitute options or the dividend equivalent units are granted. The exercise of a non-qualified stock option will generally be a taxable event that requires the participant to recognize, as ordinary income, the difference between the fair market value of the shares at the time of exercise and the option exercise price. Receipt of a dividend equivalent unit by the participant will generally be a taxable event that will require the participant to recognize, as ordinary income, the fair market value of the shares at the time of receipt. Regency ordinarily will be entitled to claim a federal income tax deduction on account of the exercise of a non-qualified option and payment of dividend equivalent units. The amount of the deduction will equal the ordinary income recognized by the participant. Regency has adopted the provisions of Statement of Financial Accounting Standards No. 123 "Accounting for Stock Based Compensation." Under the provisions of this statement, Regency will continue to account for its share options under the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations.

AMENDMENT TO ALLOW SUBSTITUTE OPTIONS FOR DEPARTING PACIFIC RETAIL EXECUTIVES

The amendment adopted by Regency's Board of Directors, subject to shareholder approval, also provides for amending the Regency Incentive Plan to permit three departing executives of Pacific Retail to receive substitute Regency options upon consummation of the merger even though such persons will not be officers or employees of Regency. The Regency Incentive Plan currently requires that participants be key employees or non-employee directors. The substitute Regency options to be granted to the departing Pacific Retail executives will be in lieu of any other severance compensation from Regency or Pacific Retail.

Under the proposed amendment, Dennis H. Alberts, President of Pacific Retail, and Jane E. Mody, Managing Director and Chief Financial Officer of Pacific Retail, who are expected to become executives of an affiliate of Security Capital Group after the merger, and Joshua M. Brown, Managing Director of Pacific Retail, will receive fully vested substitute options of Regency. Mr.

Alberts' and Ms. Mody's options will expire 10 years from the original date of grant, and Mr. Brown will have three years from the consummation of the merger to exercise his options. Except for the vesting and expiration provisions applicable to the substitute options of these three departing Pacific Retail executive officers, the options issued to the departing Pacific Retail executives will be the same as the substitute options of continuing employees. For example, the exercise price of the substitute options of the departing executives will be adjusted by the 0.48 exchange ratio, as will the substitute options of continuing employees. For additional information concerning the substitute options to be granted to the departing executives, see "--Grant of Substitute Non-Qualified Options" and "--Substitute Options After the Merger."

SUBSTITUTE OPTIONS AFTER THE MERGER

The following table shows the outstanding option awards under the Regency Incentive Plan, assuming consummation of the merger, held by (1) the three most highly compensated executive officers of Pacific Retail who will become executive officers of Regency, (2) all such executive officers as a group, (3) all employees of Pacific Retail who are expected to become Regency employees, including all officers who are not executive officers, as a group, (4) non-employee trustees of Pacific Retail who will continue as Regency non-employee directors as a group, and (5) the three departing executives of Pacific Retail. With the exception of the 2,000-option formula grant to each Pacific Retail representative joining Regency's Board, all the options shown on the table will be substitute options for outstanding awards under the Pacific Retail incentive plan. In addition to the options shown on the table, Regency anticipates that its Compensation Committee will award options to Mary Lou Rogers following the merger in an amount commensurate with her responsibilities as President and Chief Operating Officer. The Compensation Committee has not yet considered the amount of such grant.

                         DOLLAR VALUE               OPTION AWARDS
                          OF SHARES   -----------------------------------------
                          SUBJECT TO     NUMBER      EXERCISE     EXPIRATION
NAME AND TITLE           OPTIONS (1)  OF SHARES (2) PRICE($)(2)    DATE (3)
--------------           ------------ ------------- ----------- ---------------
Executive Officers And
 Employees:
  James G. Buis......... $ 2,900,000     121,916      $23.79    5/1/06-11/20/07
   Managing Director --
   Investments
   (Southwest)
  John S. Delatour ..... $ 2,250,000      90,280      $24.92    1/7/07-11/20/07
   Managing Director--
   Operations (West)
  Brian M. Smith........ $ 1,850,000      70,923      $26.08     2/10/07-4/3/08
   Managing Director--
   Operations (Pacific)
  All executive officers $ 7,000,000     283,119      $24.72      5/1/06-4/3/08
   as a group
   (3 persons)..........
  All employees,
   including all
   officers who are not
   executive officers,
   as a group
   (48 persons)......... $10,009,000     387,847      $25.81      5/1/06-7/1/08
  Non-employee directors     247,102       9,735      $25.38     8/7/01-6/24/03
   as a group
   (4 persons)..........
Departing Executives of
 Pacific Retail:
  Dennis H. Alberts(4).. $ 6,041,625     254,420      $23.75    5/1/06-11/20/07
  Jane E. Mody.......... $ 3,850,000     159,972      $24.07    5/1/06-11/20/07
  Joshua M. Brown....... $ 2,500,000     100,280      $24.93    1/7/07-11/20/07

--------
(1) Based on the $20.8125 closing price of Regency common stock on the New York Stock Exchange on October 7, 1998.
(2) The exercise price shown is the weighted average exercise price for shares subject to options. Includes 1,182,738 non-qualified substitute options, 145,846 with dividend equivalent units to purchase shares, vesting 25% on each of the second through fifth anniversaries of grant, subject to certain conditions. The vesting schedule is based on the original date of grant by Pacific Retail. Includes 144,000 non-qualified substitute options vesting 40.00% on the date of grant (based on original vesting dates under the Pacific Retail plan of May 1, 1996 and October 20,
   1998), 13.33% on October 20, 1999, 20.00% on October 20, 2000 and 26.67% on
   October 20, 2001. The vesting schedule is based on the original date of grant. Mr. Buis will receive 14,400 fully vested options. All the options of the three departing executives will be fully vested.
(3) Ten years from the original date of grant.
(4) Includes 2,000 non-director employee options.

OTHER REGENCY INCENTIVE PLAN PROGRAMS

Stock Purchase Program

To align the interest of management with Regency's shareholders, the Compensation Committee has implemented a stock purchase plan ("SPP") as part of the Regency Incentive Plan to encourage stock ownership by management. Management purchased 226,000 shares under this program during 1993 and 1996 at fair market value at the time of purchase. The stock purchases were funded by SPP loans from Regency (averaging 92% of the purchase price) and cash provided directly by management. These SPP loans are fully secured by a portion of the stock purchased, are fully recourse to management, are interest only (due quarterly) with fixed rates of interest of 7.34% to 7.79%, and mature in 10 years. As part of the program, a portion of the loans may be forgiven annually based on annual per share funds from operations growth of greater than 7%, total annual shareholder return of at least 15%, and cumulative total annual shareholder return of 20% or more since January 1, 1996.

In 1997, the Compensation Committee granted the executive officers the option for two years to purchase approximately 198,000 shares ("SPP Shares") at $25.25 per share, the stock price on the grant date, 65,300 of which are subject to certain financial performance goals or to approval of the Compensation Committee. Regency loans the participants 95% of the purchase price at an interest rate equal to the lower of 6% or the dividend rate. On January 12, 1998, the executive officers exercised 132,700 SPP Shares. The loans are secured by stock, are fully recourse to the employee, and mature in 10 years. The 1997 SPP loan does not provide for loan forgiveness.

In 1997, the Compensation Committee granted the executive officers 396,000 matching options ("SPP Matching Options") expiring in 10 years that provide incentives to SPP participants to purchase and maintain a long-term investment in Regency of at least five years following an SPP grant. These options vest after nine years. The vesting may be accelerated if the executive exercises the options to purchase the SPP Shares and then holds those shares in accordance with the plan over five years. The Compensation Committee also granted 95,100 options to the executive officers in 1997 based upon 1996 performance ("Annual Options"). Annual Options vest over five years and expire after 10 years. The SPP Matching Options and the Annual Options have an exercise price equal to $25.25 per share, the stock price on the grant date. Annual options accrue dividends (dividend equivalents) based on Regency's annual dividend less the average dividend yield of the S&P 500 for the corresponding year. Dividend equivalents are converted into Regency common stock immediately and vest over five years.

Performance Stock Plan

In 1995, the Compensation Committee established a one-time performance stock program whereby executive officers could earn a specified number of shares of restricted stock as a result of achieving a compounded annual total return to shareholders of 15% over a three-year period beginning with the average closing price of the fourth quarter of 1994. At December 31, 1997, the three-year compounded annual shareholder return as determined by the plan was 25%, and accordingly, remaining unissued performance shares were issued. Currently, issued shares are 33% vested, and become fully vested by January 2000.

Non-Employee Directors

Under the Regency Incentive Plan, non-employee directors receive, upon their initial election to the Board of Directors, a nonqualified option to purchase 2,000 shares of Regency common stock. In addition, on December 31 of each year, each non-employee director receives a nonqualified option to purchase 1,000 shares. All such options become exercisable one year from the date of grant, have a term of 10 years, and have an exercise price equal to the greater of the fair market value of the shares on the date of grant or the average trading price of the Regency common stock on the 20 business days preceding the date of grant.

The Regency Incentive Plan also provides for the payment of non-employee directors' fees in the form of shares or, if the director elects, in cash. Such payments are made in arrears on a quarterly basis with the number of shares granted determined by dividing the dollar amount of the retainer due by the greater of the fair market value of the shares on the first business day following the payment period or the average trading price of the Regency common stock on the 20 business days ending on such date.

                   INFORMATION CONCERNING EXECUTIVE OFFICERS
                   AND DIRECTORS OF REGENCY AFTER THE MERGER

Upon consummation of the merger, Mary Lou Rogers, currently an SC-USRealty representative serving on the Regency Board and a trustee of Pacific Retail, will become the President and Chief Operating Officer of Regency. Ms. Rogers will continue to serve on the Regency Board, but will no longer be deemed an SC-USRealty designee.

Pacific Retail has the right to designate three representatives who will serve on the Regency Board upon consummation of the merger. Likewise, SC-USRealty will be entitled to designate two new representatives to the Regency Board in addition to Jonathan L. Smith, currently an SC-USRealty representative. The Regency Board has voted to expand the number of directors by five, effective upon the merger, and to fill such vacancies with the nominees of Pacific Retail and SC-USRealty. Regency anticipates that the following directors of Regency will resign in order to return the size of the Regency Board to 13 members:
Edward L. Baker, J. Alexander Branch, Albert Ernest, Jr., Richard W. Stein and Joan W. Stein. Under Florida law, directors elected by the Board to fill vacancies will be required to stand for re-election at the next annual meeting of Regency's shareholders, at which time their terms of office will be made the same as those of the other directors of the relevant class. The Board of Directors has delegated to management the designation of which class each director so elected to take office upon the effective date of the merger will fill after the next annual meeting, subject to the requirement of Florida law that each class be as nearly equal in number as possible.

Following the merger, the Board of Directors will consist of Martin E. Stein, Jr., Chairman, Mary Lou Rogers, Lee S. Wielansky, Raymond L. Bank, J. Dix Druce, Jr., Douglas S. Luke, A.R. Carpenter, Jonathan L. Smith, plus the individuals listed below.

Information concerning Pacific Retail's three nominees to the Regency Board is set forth below.

DENNIS H. ALBERTS (age 49) is President and Chief Executive Officer and a trustee of Pacific Retail. Prior to joining Pacific Retail in 1995, Mr. Alberts was Chief Executive Officer of Madison Property Corporation, a privately held neighborhood infill shopping center company. In 1992, Mr. Alberts was President and Chief Operating Officer of First Union Real Estate Equity and Investments, a New York Stock Exchange-listed REIT. From 1987 to 1991, Mr. Alberts was the President and Chief Executive Officer of Rosewood Property Company, a privately held real estate company. From 1984 to 1987, Mr. Alberts was President and Managing Partner of Trammell Crow Residential Companies. From 1973 to 1983, Mr. Alberts was Executive Vice President of Interfirst Bank in Dallas. Mr. Alberts received his B.S. and M.B.A. degrees from the University of Missouri.

JOHN C. SCHWEITZER (age 54) is a member of Pacific Retail's Board of Trustees. Mr. Schweitzer is a Trustee of Archstone Communities Trust and a Director of Homestead Village Incorporated (ownership and development of extended-stay lodging properties). Mr. Schweitzer is President of Westgate Corporation and the Managing Partner of Continental Properties Company, which holds investments in real estate and gas pipeline operations. Mr. Schweitzer has served as a director or officer of many public companies and financial institutions, including Franklin Federal Bancorp, Elgin Clock Company, El Paso Electric Company, MBank El Paso, the Circle K Corporation and Enerserv Products. Mr. Schweitzer currently serves as a Trustee of St. John's College, Santa Fe. Mr. Schweitzer received his M.B.A. in Finance and his B.A. in Economics from the University of Missouri.

TERRY N. WORRELL (age 54) is a member of Pacific Retail's Board of Trustees. Mr. Worrell is an investor in commercial properties and invests in various other business ventures. From 1974 to 1989, Mr. Worrell was President and CEO of Sound Warehouse of Dallas, Inc. In 1984 Sound Warehouse conducted its initial public offering. Mr. Worrell remained with Sound Warehouse until 1989 when it was purchased by Blockbuster Music. From 1971 to 1974, Mr. Worrell was an investment broker. From 1968 to 1971, he was employed by Ford Motor Company. Mr. Worrell received his B.B.A. from Midwestern University and his M.B.A. from North Texas University.

Information concerning SC-USRealty's two new nominees to the Regency Board is set forth below.

JEFFREY A. COZAD (age 34) is a member of Pacific Retail's Board of Trustees. Mr. Cozad has been a Director of Security Capital U.S. Realty since June 1996 and of Security Capital Holdings since April 1997. Mr. Cozad has been the Managing Director of Security Capital U.S. Realty and Security Capital Holdings since June 1996, where he is responsible for the day-to-day investment and operating oversight. Previously, he was Senior Vice President of Security Capital Markets Group Incorporated in its New York office from June 1995 to June 1996, where he was head of capital markets activities and from December 1991 to June 1995 he was Vice President, where he provided capital markets services for affiliates of Security Capital Group. Prior to joining Security Capital Group, Mr. Cozad was with LaSalle Partners Incorporated, where he provided corporate real estate services to major institutions. Mr. Cozad received his M.B.A. from the University of Chicago Graduate School of Business and his B.A. in Economics and Management from DePauw University.

JOHN T. KELLEY (age 58) is the Chairman of Pacific Retail's Board of Trustees. Mr. Kelly is a Trustee of Archstone Communities Trust (ownership and development of multi-family properties), an Advisory Trustee of Prologis Trust (ownership and development of industrial parks) and a Director of Security Capital Group Incorporated. From 1987 to 1991, Mr. Kelley was Chairman of the Board of Kelley-Harris Company, Inc., a real estate investment company, and from 1968 to 1987, Managing Director of LaSalle Partners Limited, specializing in corporate real estate services.

Following is information regarding the executive officers of Pacific Retail who will become executive officers of Regency upon consummation of the merger.

JAMES G. BUIS (age 53) is a Managing Director of Pacific Retail. Prior to joining Pacific Retail in October 1995, Mr. Buis was Executive Vice President of Madison Property Corporation from 1993 to 1995. From 1989 to 1993, Mr. Buis was Senior Vice President of Rosewood Property Company. From 1979 to 1989, Mr. Buis was a Senior Partner with Lincoln Property Company, a privately held real estate company where he had overall responsibility for acquisitions, development, marketing and management of its Retail Division. From 1972 to 1979, Mr. Buis was a retail broker with Hank Dickerson & Company Realtors in Dallas. Mr. Buis received his B.B.A. degree from the University of Texas at Arlington.

JOHN S. DELATOUR (age 39) is a Managing Director of Pacific Retail. Prior to joining Pacific Retail in June 1996, Mr. Delatour was Senior Vice President of Retail Operations for Lincoln Property Company from 1983 to 1996, where he was responsible for management, leasing and development for Texas, Oklahoma, Georgia and Florida. Mr. Delatour began his career as an accountant with Peat, Marwick, Mitchell & Co. He received his B.A. degree in accounting from the University of Texas at Austin.

BRIAN M. SMITH (age 44) is a Managing Director of Pacific Retail. Prior to joining Pacific Retail in February 1997, Mr. Smith was Senior Vice President of Lowe Enterprises, Inc. From 1984 to 1994, Mr. Smith was Executive Vice President and Managing Director for the Trammell Crow Company where he had overall responsibility for acquisitions, development, marketing and management of its Pacific Retail Division. Prior thereto, Mr. Smith was a Cryptology Officer in the U.S. Navy. Mr. Smith received his B.S. degree from the U.S. Naval Academy; M.A. degree from Pepperdine University; and M.B.A. degree from Stanford University.

EXECUTIVE COMPENSATION

The following table summarizes the compensation paid or accrued by Pacific Retail for services rendered during the 1997 fiscal year to Pacific Retail's three most highly compensated executive officers who will continue as officers of Regency. The Chief Executive Officer and one of the other most highly compensated executive officers of Pacific Retail will not be continuing as officers of Regency.

                           SUMMARY COMPENSATION TABLE

                             ANNUAL COMPENSATION          LONG-TERM COMPENSATION
                         ---------------------------- ------------------------------
                                                              AWARDS         PAYOUTS
                                                      ---------------------- -------
                                                                 SECURITIES
                                                      RESTRICTED UNDER-LYING
        NAME AND                         OTHER ANNUAL   SHARES    OPTIONS/    LTIP    ALL OTHER
   PRINCIPAL POSITION    SALARY   BONUS  COMPENSATION  AWARD(S)     SARS     PAYOUTS COMPENSATION
   ------------------    ------- ------- ------------ ---------- ----------- ------- ------------
                           ($)     ($)       ($)         ($)         (#)       ($)       ($)
James G. Buis........... 185,000 100,000     --          --        38,462      --        --
 Managing Director
John S. Delatour........ 171,154 100,000     --          --        38,462      --        --
 Managing Director
Brian M. Smith.......... 145,962  40,000     --          --        28,795      --        --
 Managing Director

During 1997, options for 318,589 Pacific Retail common shares were granted to 22 officers and employees. The following table sets forth certain information with respect to individual grants of options to each of the persons identified in the foregoing table.

                                                                                POTENTIAL
                                                                               REALIZABLE
                                                                                VALUE AT
                                                                             ASSUMED ANNUAL
                                                                             RATES OF SHARE
                                                                                  PRICE
                                                                              APPRECIATION
                                          INDIVIDUAL GRANTS                  FOR OPTION TERM
                         --------------------------------------------------- ---------------
                           SHARES    PERCENT OF TOTAL
                         UNDERLYING  OPTIONS GRANTED  EXERCISE OR
                           OPTIONS   TO EMPLOYEES IN  BASE PRICE  EXPIRATION
    NAME                 GRANTED (#)   FISCAL YEAR     ($/SHARE)     DATE     5%($)  10%($)
    ----                 ----------- ---------------- ----------- ---------- ------- -------
James G. Buis...........   38,462         12.1%         $13.00     11/20/07  $25,000 $50,000
John S. Delatour........   38,462         12.1%         $13.00     11/20/07  $25,000 $50,000
Brian M. Smith..........   20,833          6.5%         $12.00     02/10/07  $12,500 $25,000
                            7,962          2.5%         $13.00     11/20/07  $ 5,000 $10,000

                      THE SPECIAL MEETINGS OF SHAREHOLDERS

THE REGENCY SPECIAL MEETING

Purpose of the Meeting

At the Regency special meeting of shareholders, the holders of Regency common stock will be asked to consider and vote upon (1) a proposal to approve the merger and the Merger Agreement, (2) a proposal to approve the Regency Articles Amendment, and (3) a proposal to amend the Regency Incentive Plan as described herein. Copies of the Merger Agreement and the Regency Articles Amendment are set forth as Annex A and Annex D, respectively, to this Joint Proxy Statement and Prospectus, and are incorporated herein by reference.

Date, Time and Place; Record Date

The Regency special meeting of shareholders is scheduled to be held at   ,
Eastern Standard Time, on   ,        , 1999, at the       . The Regency Board
has fixed the close of business on December 18, 1998, as the record date for the determination of holders of Regency common stock entitled to notice of and to vote at the Regency special meeting. On December 18, 1998 there were shares of Regency common stock outstanding which were held by approximately record holders. As of December 18, 1998, SC-USRealty and Regency's directors
and executive officers beneficially owned an aggregate of     shares of Regency
common stock or approximately   % of the outstanding Regency common stock.
SC-USRealty has agreed, subject to certain conditions, and each of such other persons has indicated his or her intent, to vote his or her Regency common stock in favor of each of the merger and the Merger Agreement, the Regency Articles Amendment and the amendment to the Regency Incentive Plan. Assuming that SC-USRealty, as well as such directors and executive officers, vote in favor of such proposals, the approval of the proposals is assured.

Voting Rights

The presence, either in person or by proxy, of the holders of a majority of the outstanding Regency common stock is necessary to constitute a quorum at the Regency special meeting. Assuming the presence of a quorum, (1) the affirmative vote of the holders of at least a majority of the outstanding Regency common stock is required to approve the Merger Agreement and (2) the affirmative vote of a majority of the Regency common stock voted with respect to the matter is required to approve the Regency Articles Amendment. The affirmative vote of a majority of the Regency common stock voted with respect to the amendment to the Regency Incentive Plan is required for approval (provided that more than 50% of the votes entitled to be cast are voted on the proposal). Holders of record of Regency common stock on the Regency record date are entitled to one vote per share of Regency common stock at the Regency special meeting.

Regency has outstanding 2,500,000 shares of a class of Special common stock designated as Class B Non-Voting common stock (the "Class B common stock"), which is held by a single institutional investor. The Class B common stock is not entitled to vote on any of the matters being submitted to a vote at the Regency special meeting. Unless the context specifically indicates otherwise, all references to Regency common stock do not refer to the Class B common stock.

Proxies

If a shareholder attends the Regency special meeting, he or she may vote by ballot. However, since many shareholders may be unable to attend the Regency special meeting, the Regency Board is soliciting proxies so that each holder of Regency common stock on the Regency record date has the opportunity to vote on the proposals to be considered at the Regency special meeting. When a proxy card is returned properly signed and dated, the Regency common stock represented thereby will be voted in accordance with the instructions on the proxy card. If a shareholder does not return a signed proxy card, his or her Regency common stock will not be voted and thus will have the effect of a vote "against" the merger and the Merger Agreement. Similarly, a broker non-vote or an abstention will have the effect of a vote "against" the merger and the Merger Agreement. A broker non-vote or an abstention will have no effect on the vote with respect to the Regency Articles Amendment or the amendment to the Regency Incentive Plan (provided that, in the case of the amendment to the Regency Incentive Plan, more than 50% of the votes entitled to be cast are voted on the proposal).

Shareholders are urged to mark the box on the proxy card to indicate how their Regency common stock is to be voted. If a shareholder returns a signed proxy card, but does not indicate how his or her Regency common stock is to be voted, the Regency common stock represented by the proxy card will be voted "FOR" the merger and the Merger Agreement, the Regency Articles Amendment and the amendment to the Regency Incentive Plan. The proxy card also confers discretionary authority on the individuals appointed by the Regency Board and named on the proxy card to vote the Regency common stock represented thereby on any other matter that is properly presented for action at the Regency special meeting of shareholders. Such discretionary authority will not be used to vote for adjournment of the Regency special meeting to permit further solicitation of proxies if the shareholder votes against any proposal.

Any Regency shareholder who executes and returns a proxy card may revoke such proxy at any time before it is voted by (1) notifying in writing the Secretary of Regency at 121 West Forsyth Street, Suite 200, Jacksonville, Florida 32202,
(2) granting a subsequent proxy or (3) appearing in person and voting at the Regency special meeting. Attendance at the Regency special meeting will not in and of itself constitute revocation of a proxy.

Other Matters

Regency is not aware of any business or matter other than those indicated above which may be properly presented at the Regency special meeting of shareholders. If, however, any other matter properly comes before the Regency special meeting, the proxy holders will, in their discretion, vote thereon in accordance with their best judgment.

THE PACIFIC RETAIL SPECIAL MEETING

Purpose of the Meeting

At the Pacific Retail special meeting, the holders of Pacific Retail common shares and Pacific Retail preferred shares will be asked to consider and vote upon a proposal to approve the merger and the Merger Agreement. A copy of the Merger Agreement is set forth as Annex A to this Joint Proxy Statement and Prospectus, which is incorporated herein by reference.

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Date, Time and Place; Record Date

The Pacific Retail special meeting is scheduled to be held at 8:30 a.m.,
central time, on      , 1999, at the offices of Pacific Retail, 8140 Walnut
Hill Lane, Suite 400, Dallas, Texas 75231. The Pacific Retail Board has fixed
the close of business on     , 1998 as the record date for the determination of
holders of Pacific Retail shares entitled to notice of and to vote at the
Pacific Retail special meeting. On December   , 1998 there were 64,058,952
Pacific Retail common shares outstanding which were held by approximately 280
record holders. On December   , 1998, there were 3,130,276 Pacific Retail
preferred shares outstanding, all of which were held by Opportunity Capital
Partners Limited Partnership. As of December   , 1998, SC-USRealty and Pacific
Retail's trustees and executive officers beneficially owned an aggregate of 47,483,591 Pacific Retail common shares or approximately 70.7% of the votes entitled to be cast at the special meeting. SC-USRealty has agreed, subject to certain conditions, and each of such other persons has indicated his or her intent, to vote his or her Pacific Retail common shares in favor of the merger and the Merger Agreement. Assuming that SC-USRealty, as well as such trustees and officers, vote in favor of the merger, the approval of the proposals is assured.

Voting Rights

Assuming the existence of a quorum, the affirmative vote of the holders of at least a majority of the votes entitled to be cast by holders of Pacific Retail common shares and Pacific Retail preferred shares entitled to cast a majority of the votes entitled to be cast on the matter, voting together as a single class, is required to approve the merger and the Merger Agreement. Holders of record of Pacific Retail common shares on the Pacific Retail record date are entitled to one (1) vote per Pacific Retail common share at the Pacific Retail special meeting. Holders of record of Pacific Retail preferred shares on the Pacific Retail record date are entitled to that number of votes equal to the number of Pacific Retail common shares into which their Pacific Retail preferred shares are ultimately convertible, currently one (1) Pacific Retail common share for each Pacific Retail preferred share. The presence, either in person or by proxy, of the holders of a majority of the votes entitled to be cast by holders of Pacific Retail shares is necessary to constitute a quorum at the Pacific Retail special meeting.

If a shareholder attends the Pacific Retail special meeting, he or she may vote by ballot. However, since many shareholders may be unable to attend the Pacific Retail special meeting, the Pacific Retail Board is soliciting proxies so that each holder of Pacific Retail shares on the Pacific Retail record date has the opportunity to vote on the proposals to be considered at the Pacific Retail special meeting. When a proxy card is returned properly signed and dated, the Pacific Retail shares represented thereby will be voted in accordance with the instructions on the proxy card. If a shareholder does not return a signed proxy card, his or her Pacific Retail shares will not be voted and thus will have the effect of a vote "against" the merger and the Merger Agreement. Similarly, broker non-votes and abstentions have the effect of a vote "against" the merger and the Merger Agreement. Shareholders are urged to mark the box on the proxy card to indicate how their Pacific Retail shares are to be voted. If a shareholder returns a signed proxy card, but does not indicate how his or her Pacific Retail shares are to be voted, the Pacific Retail shares represented by the proxy card will be voted "FOR" the merger and the Merger Agreement. The proxy card also confers discretionary authority on the individuals appointed by the Pacific Retail Board and named on the

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

proxy card to vote the Pacific Retail shares represented thereby on any other matter that is properly presented for action at the Pacific Retail special meeting. Such discretionary authority will not be used to vote for adjournment of the Pacific Retail special meeting to permit further solicitation of proxies if the shareholder votes against any proposal.

Any Pacific Retail shareholder who executes and returns a proxy card may revoke such proxy at any time before it is voted by (1) notifying in writing the Secretary of Pacific Retail at 8140 Walnut Hill Lane, Suite 400, Dallas, Texas 75231, (2) granting a subsequent proxy or (3) appearing in person and voting at the Pacific Retail special meeting. Attendance at the Pacific Retail special meeting will not in and of itself constitute revocation of a proxy.

Other Matters

Pacific Retail is not aware of any business or matter other than those indicated above which may be properly presented at the Pacific Retail special meeting. If, however, any other matter properly comes before the Pacific Retail special meeting, the proxy holders will, in their discretion, vote thereon in accordance with their best judgment.

                        COMPARISON OF SHAREHOLDER RIGHTS

Regency is organized as a corporation under the laws of the State of Florida and Pacific Retail is organized as a REIT under the laws of the State of Maryland. As a Florida corporation, Regency is subject to the Florida Act, which is a general corporation statute dealing with a wide variety of matters, including election, tenure, duties, liabilities and indemnification of directors and officers, dividends and other distributions, meetings and voting rights of shareholders, and extraordinary actions, such as amendments to the charter, mergers, sales of all or substantially all of the assets and dissolution. As a Maryland REIT, Pacific Retail is governed by the Maryland REIT Law and certain other provisions of the Annotated Code of Maryland. The Maryland REIT Law covers some of the same matters covered by the Florida Act, including liabilities of the trust, shareholders, trustees and officers, amendment of the declaration of trust, and mergers of a REIT with other entities. The Maryland REIT Law specifically incorporates certain provisions of the Maryland Act, which governs corporations organized under the laws of Maryland. There are many matters that are addressed in the Florida Act that are not dealt with in the Maryland REIT Law, and it is the general practice of Maryland REITs to address some of these matters through provisions in the declaration of trust.

Certain differences between (1) the Florida Act and the Maryland REIT Law and
(2) the Regency Amended and Restated Articles of Incorporation (the "Regency Articles") and bylaws and the Pacific Retail Second Amended and Restated Declaration of Trust, as amended (the "Pacific Retail Declaration") and bylaws are discussed below. However, the discussion of the comparative rights of shareholders of Regency and shareholders of Pacific Retail set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to the Florida Act, the Maryland REIT Law and the Maryland Act, as well as to the Regency Articles and bylaws and to the Pacific Retail Declaration and bylaws. Copies of the Regency Articles and bylaws have been filed as exhibits to the registration statement filed by Regency of which this Joint Proxy Statement and Prospectus is a part.


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AUTHORIZED SHARES

Under the Pacific Retail Declaration, the number of shares of beneficial interest of Pacific Retail authorized for issuance is 150,000,000, par value $0.01 per share. Under the Pacific Retail Declaration, the Pacific Retail Board may amend the Pacific Retail Declaration, without the consent of the shareholders of Pacific Retail, to increase or decrease the aggregate number of shares or the number of shares of any class which Pacific Retail has the authority to issue. The Pacific Retail Declaration provides further that the Pacific Retail Board may classify or reclassify any unissued shares from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption. To date, the Pacific Retail Board has classified 1,130,276 shares of beneficial interest as Series A Cumulative Convertible Redeemable Preferred Shares of Beneficial Interest (all of which are issued and outstanding) and has classified 6,130,276 shares of beneficial interest as Series B Cumulative Convertible Redeemable Preferred Shares of Beneficial Interest (2,000,000 of which are issued and outstanding).

The Regency Articles authorize the issuance of 150,000,000 shares of Regency common stock, 10,000,000 shares of Special Common Stock and 10,000,000 shares of preferred stock. The Regency Board may classify or reclassify any unissued shares of Special Common Stock and preferred stock from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms and conditions of redemption of stock. Any increase in the aggregate number of shares which Regency has the authority to issue would require an amendment to the Regency Articles which must first be approved by Regency's shareholders. To date, the Regency Board has classified 1,600,000 shares of its preferred stock as 8.125% Series A Cumulative Redeemable Preferred Stock and has designated 2,500,000 of its Special Common Stock as Class B Non-Voting Common Stock.

SPECIAL MEETINGS OF SHAREHOLDERS

The Pacific Retail Declaration provides that a majority of the trustees or any officer of Pacific Retail may call a special meeting of Pacific Retail's shareholders and a special meeting must be called at the written request of not less than 25% of the shareholders entitled to vote. The Regency bylaws provide that the Regency Board, the Chairman of the Board or the President may call a special meeting of Regency's shareholders. The Regency bylaws provide that a special meeting must be called at the written request of shareholders entitled to cast 10% of all the votes entitled to be cast at the meeting.

SHAREHOLDER NOMINATIONS AND PROPOSALS

The Pacific Retail Declaration and bylaws do not contain a deadline for submission of shareholder nominations and proposals.

The Regency bylaws contain deadlines for delivery of any shareholder nomination or proposal for action at a shareholder meeting. These deadlines are the deadlines for submitting shareholder proposals pursuant to Securities and Exchange Commission Regulations Section 240.14a-8. Generally, a shareholder nomination or proposal for an annual meeting must be received at least 120 calendar days prior to the date the company first mailed its proxy statement to shareholders for the

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

prior year's annual meeting. A shareholder typically can find notice of the specific deadline in the company's proxy statement for the prior year's annual meeting. A shareholder must submit a proposal for a meeting of shareholders other than a regularly scheduled annual meeting at least a reasonable time before the company begins to print and mail its proxy materials.

LIMITATION OF PERSONAL LIABILITY OF DIRECTORS

The Maryland REIT Law provides that a Maryland REIT's declaration of trust may include a provision eliminating or limiting the personal liability of a director or officer to the corporation or its stockholders for any money damages except (1) to the extent that it is proved that the person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property, or services actually received or (2) to the extent that a court finds that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. The Pacific Retail Declaration limits the personal liability of Pacific Retail's trustees, officers, employees and agents to Pacific Retail or its shareholders for money damages to the maximum extent permitted by Maryland law.

The Florida Act generally provides that a director is not personally liable for monetary damages to the corporation or any other person for any act or omission as a director unless the director breached or failed to perform his duties as a director and such breach or failure (1) constitutes a violation of criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (2) constitutes a transaction from which the director derived an improper personal benefit, (3) results in an unlawful distribution, (4) in a derivative action or an action by a shareholder, constitutes conscious disregard for the best interests of the corporation or willful misconduct or (5) in a proceeding other than a derivative action or an action by a shareholder, constitutes recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety or property.

CLASSIFIED BOARD OF DIRECTORS

Pursuant to the Pacific Retail Declaration, the Pacific Retail Board is comprised of between three and 15 trustees (the actual number being determined by the Pacific Retail Board), each of whom serves a term of one year and is elected or re-elected at the annual meeting of shareholders each year. The Pacific Retail Declaration provides that the trustees may provide that in any subsequent election the Pacific Retail Board will be divided into classes with terms of not more than three years and at least one class expiring each year.

Pursuant to the Regency Articles, the directors of Regency are divided into three classes with terms of three years, with the term of one class of directors expiring at the annual meeting of shareholders in each year.

REMOVAL OF DIRECTORS

The Maryland REIT Law provides that unless the declaration of trust provides otherwise, the shareholders of a Maryland REIT may remove any trustee, with or without cause, by the affirmative vote of a majority of all of the votes entitled to be cast for the election of trustees. The Pacific Retail Declaration provides that trustees may be removed with or without cause, by the affirmative vote of

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


two-thirds of the outstanding shares, or by two-thirds of the trustees then in office. The Florida Act permits a director to be removed by the shareholders with or without cause unless the articles of incorporation of the corporation provide that directors may be removed only for cause (which the Regency Articles do not).

STANDARD OF CONDUCT FOR DIRECTORS AND TRUSTEES

The Maryland REIT Law contains no statutory standard of conduct for trustees of a Maryland REIT, but Maryland courts may look to the Maryland Act, which contains a provision concerning standards of conduct of directors of Maryland corporations. The Maryland Act requires a director of a Maryland corporation to perform his or her duties in good faith, with a reasonable belief that his or her actions are in the best interest of the corporation and with the care of an ordinarily prudent person in a like position under simular circumstances.

The Florida Act requires a director of a Florida corporation, such as Regency, to perform his duties as a director in good faith, in a manner he or she reasonably believes to be in the best interests of the corporation and with the care that an ordinary person in a like position would use under similar circumstances.

BOARD COMMITTEES

The Maryland REIT Law contains no provision for or limitation on the composition of or delegation of powers to committees of the board of trustees of a Maryland REIT. Under the Pacific Retail Declaration, the Pacific Retail Board may designate one or more committees which shall consist of one or more trustees. Such committees shall have and may exercise such powers as shall be conferred or authorized by the resolution of the Pacific Retail Board.

The Florida Act permits the board of a Florida corporation, such as Regency, to delegate to a committee of two or more directors any of its powers except the power to recommend to the shareholders any action which requires shareholder approval, fill vacancies on the Regency Board, authorize or approve the issuance or sale of shares, or determine the designation and relative rights, preferences and limitations of a voting group except within limits specifically prescribed by the board, amend the bylaws or approve the reacquisition of shares unless pursuant to a general formula or method specified by the board.

AMENDMENT OF PACIFIC RETAIL DECLARATION OR THE REGENCY ARTICLES

The Maryland REIT Law requires the approval of shareholders of a Maryland REIT for any amendment to the declaration of trust, with certain exceptions. As permitted by the Maryland REIT Law, the Pacific Retail Declaration permits the Pacific Retail Board, without any action by the shareholders, to amend the Pacific Retail Declaration to increase or decrease the aggregate number of shares of beneficial interest or the number of shares of beneficial interest of any class that Pacific Retail has authority to issue. Also, as permitted by the Maryland REIT Law, the Pacific Retail Declaration permits the Pacific Retail Board, by a two-thirds vote, to amend the Pacific Retail Declaration to qualify as a real estate investment trust under the Code or under the Maryland REIT Law. In addition, as permitted by the Maryland REIT Law, the Pacific Retail Declaration provides

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

that, except as specifically provided otherwise, an amendment to Pacific Retail Declaration must be approved by a majority of the shareholders entitled to vote thereon.

The Florida Act requires the approval of shareholders of a Florida corporation, such as Regency, for any amendment to the articles of incorporation, except that certain immaterial amendments specified in the Florida Act may be made by the board of directors. Unless a specific section of the Florida Act or a Florida corporation's articles of incorporation require a greater vote, an amendment to a Florida corporation's articles of incorporation generally must be approved by a majority of the votes cast on the amendment. The Regency Articles do not include any provision requiring greater than a majority of votes to amend its Articles of Incorporation.

SHAREHOLDER INSPECTION OF BOOKS AND RECORDS

Under the Maryland REIT Law, any shareholder of a real estate investment trust may inspect and copy the bylaws of the trust, minutes of proceedings of shareholders, and annual statements of affairs of the trust. In addition, any shareholder of record of the trust who has owned at least five percent of the outstanding shares of any class of beneficial interest for at least six months is entitled to inspect and copy the trust's books of account and share ledger and to require the trust to prepare and deliver a verified list of the name and address of, and the number of shares owned by, each shareholder of the trust. The Pacific Retail Declaration permits any shareholder the right, at any reasonable time, to inspect and copy the books and records of the trust for any purpose reasonably related to his or her interests as a shareholder upon written demand.

Under the Florida Act, a shareholder is entitled to inspect and copy, during regular business hours, the articles of incorporation, bylaws, certain board and shareholder resolutions, certain written communications to shareholders, a list of the names and business addresses of the corporation's directors and officers, and the corporation's most recent annual report, if the shareholder gives at least five business days' prior written demand to the corporation. In addition, a shareholder of a Florida corporation is entitled to inspect and copy certain other books and records of the corporation during regular business hours if the shareholder gives at least five business days' prior written demand to the corporation and (1) the shareholder's demand is made in good faith and for a proper purpose, (2) the demand describes with particularity its purpose and the records to be inspected or copied and (3) the requested records are directly connected with such purpose. The Florida Act also provides that a corporation may deny certain demands for inspection if such demand was made for an improper purpose or if the demanding shareholder has, within two years preceding such demand, sold or offered for sale any list of shareholders of the corporation or any other corporation, has aided or abetted any person in procuring a list of shareholders for such purpose or has improperly used any information secured through any prior examination of the records of the corporation or any other corporation.

DIVIDENDS AND OTHER DISTRIBUTIONS

The Maryland REIT Law contains no limitations on the payment of dividends or other distributions by a Maryland REIT. The Pacific Retail Declaration provides that the trustees, subject to the provisions of any class or series of outstanding shares, may declare and pay dividends or other distributions as the trustees in their discretion shall determine.

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

The Florida Act provides that no dividend or other distribution may be paid to shareholders of a Florida corporation unless, after payment of the distribution, the corporation is able to pay its debts as they become due in the usual course of business and the corporation's total assets at least equal the sum of its liabilities and, unless the articles of incorporation permit otherwise (which the Regency Articles do not), the amount that would be needed to satisfy the preferential rights on dissolution of shareholders whose preferential rights on dissolution are superior to the shareholders receiving the distribution.

MARYLAND ASSET REQUIREMENTS

To maintain its qualification as a Maryland REIT, the Maryland REIT Law requires that Pacific Retail hold, either directly or indirectly, at least 75% of the value of its assets in real estate assets, mortgages or mortgage related securities, government securities, cash and cash equivalent items, including high-grade short-term securities and receivables. The Maryland REIT Law also prohibits using or applying land for farming, agriculture, horticulture or similar purposes. There is no such requirement for a Florida corporation, such as Regency.

ACTION BY WRITTEN CONSENT OF SHAREHOLDERS

Under the Pacific Retail bylaws, any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting if all shareholders entitled to vote on the matter consent to the action in writing and any shareholder entitled to notice of the meeting but not entitled to vote at it provides a written waiver of any right to dissent.

Consistent with the Florida Act, the Regency bylaws allow shareholders to take any action without a meeting, without prior notice and without a vote, upon the written consent of shareholders having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote thereon were present and voted.

APPRAISAL RIGHTS

The Maryland REIT Law provides that objecting shareholders of a merging Maryland REIT have the same rights to demand and receive payment of the "fair value" of their shares as objecting stockholders of a Maryland corporation under the Maryland Act. However, except as otherwise provided by the provisions of the Maryland Act regarding certain business combinations with interested shareholders and certain control share acquisitions, shareholders do not have appraisal rights if, among other things, the stock is listed on a national securities exchange on the record date for determining shareholders entitled to vote on the merger. Pacific Retail shareholders will have appraisal rights in the merger. See "The Merger--Dissenters' Rights."

A shareholder of a Florida corporation, with certain exceptions, has the right to dissent from, and obtain payment of the fair value of his shares in the event of (1) a merger or consolidation to which the corporation is a party, (2) a sale or exchange of all or substantially all of the corporation's property other than in the usual and ordinary course of business, (3) the approval of a control share acquisition, (4) a statutory share exchange to which the corporation is a party as the corporation whose shares will be acquired, (5) certain amendments to the articles of incorporation if the shareholder is entitled to vote on the amendment and the amendment would adversely affect the

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shareholder and (6) any corporate action taken to the extent that the articles of incorporation provide for dissenters' rights with respect to such action. The Florida Act provides that unless a corporation's articles of incorporation provide otherwise, which the Regency Articles do not, a shareholder does not have dissenters' rights with respect to a plan of merger, share exchange or proposed sale or exchange of property if the corporation's shares are either registered on a national securities exchange, designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or held of record by 2,000 or more shareholders.

INDEMNIFICATION

The Maryland REIT Law provides that a Maryland REIT may indemnify and advance expenses to trustees, officers, employees and agents of the trust to the same extent as is permitted for directors, officers, employees and agents of a Maryland corporation under the Maryland Act. The Pacific Retail Declaration provides that Pacific Retail shall indemnify trustees and officers to the fullest extent permitted by Maryland law. The Maryland Act permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the Maryland Act, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the Maryland Act permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

The Pacific Retail Declaration provides further that Pacific Retail will indemnify any other persons permitted to be indemnified by the Maryland Act, including employees and agents, to the extent such indemnification is authorized and determined to be appropriate by the Pacific Retail trustees, the majority of shareholders entitled to vote on the matter or special legal counsel appointed by the Pacific Retail trustees.

Pacific Retail has entered into indemnification agreements with each of its trustees and officers. The indemnification agreements require, among other things, that Pacific Retail indemnify its trustees and officers to the fullest extent permitted by law.

Under the Florida Act, a corporation may generally indemnify its officers, directors, employees and agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement of any proceedings (other than derivative actions), if they acted in good faith and in a manner they

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reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in derivative actions, except that indemnification may be made only for (1) expenses (including attorneys' fees) and certain amounts paid in settlement, and (2) in the event the person seeking indemnification has been adjudicated liable, amounts deemed proper, fair and reasonable by the appropriate court upon application thereto. The Florida Act provides that to the extent that such persons have been successful in defense of any proceeding, they must be indemnified by the corporation against expenses actually and reasonably incurred in connection therewith. Additionally, the Florida Act provides that, unless a corporation's articles of incorporation provide otherwise, if a corporation does not so indemnify such persons, they may seek, and a court may order, indemnification under certain circumstances even if the board of directors or shareholders of the corporation have determined that the persons are not entitled to indemnification. The Regency Articles and the Regency bylaws generally provide that directors and officers will be indemnified to the fullest extent permitted by law.

Regency currently has indemnification agreements with each of its directors and executive officers.

BUSINESS COMBINATIONS

Generally, under the Maryland REIT Law, the approval by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter is required for mergers of a Maryland REIT, unless the declaration of trust increases or reduces the vote to not less than a majority. The Pacific Retail Declaration reduces the vote required to the affirmative vote of the holders of not less than a majority of the shares then outstanding and entitled to vote thereon.

Under the Maryland Act, as applicable to Maryland real estate investment trusts, certain "business combinations" (including certain mergers, consolidations, share exchanges and asset transfers and certain issuances and reclassifications of equity securities) between a Maryland real estate investment trust and any person who beneficially owns 10% or more of the voting power of the trust's shares or an affiliate of the trust who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting shares of beneficial interest of the trust (an "Interested Shareholder") or an affiliate of the Interested Shareholder are prohibited for five years after the most recent date on which the Interested Shareholder becomes an Interested Shareholder. Thereafter, any such business combination must be recommended by the board of trustees of such trust and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding voting shares of beneficial interest of the trust and (b) two-thirds of the votes entitled to be cast by holders of voting shares of the trust other than shares held by the Interested Shareholder with whom (or with whose affiliate) the business combination is to be effected, unless, among other conditions, the trust's common shareholders receive a minimum price (as defined in the Maryland
Act) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Shareholder for its shares.

The Pacific Retail Declaration provides that these provisions of the Maryland Act do not apply to any business combination between Pacific Retail and any entity in which Security Capital Group or a wholly owned subsidiary of Security Capital Group then owns an equity interest.

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

The Florida Act contains an affiliated transactions statute which provides that certain transactions involving a corporation and a shareholder owning 10% or more of the corporation's outstanding voting shares (an "affiliated shareholder") must generally be approved by the affirmative vote of the holders of two-thirds of the voting shares other than those owned by the affiliated shareholders. The transactions covered by the statute include, with certain exceptions, (1) mergers and consolidations to which the corporation and the affiliated shareholders are parties, (2) sales or other dispositions of substantial amounts of the corporations' assets to the affiliated shareholder,
(3) issuances by the corporation of substantial amounts of its securities to the affiliated shareholder, (4) the adoption of any plan for the liquidation or dissolution of the corporation proposed by or pursuant to an arrangement with the affiliated shareholder, (5) any reclassification of the corporation's securities which has the effect of substantially increasing the percentage of the outstanding voting shares of the corporation beneficially owned by the affiliated shareholder, and (6) the receipt by the affiliated shareholder of certain loans or other financial assistance from the corporation. These special shareholder approval requirements do not apply in any of the following circumstances: (1) if the transaction was approved by a majority of the corporation's disinterested directors, (2) if the corporation did not have more than 300 shareholders of record at any time during the preceding three years,
(3) if the affiliated shareholder has been the beneficial owner or at least 80% of the corporation's outstanding voting shares for the past five years, (4) if the affiliated shareholder is the beneficial owner of at least 90% of the corporation's outstanding voting shares, exclusive of those acquired in a transaction not approved by a majority of disinterested directors or (5) if the consideration received by each shareholder in connection with transaction satisfies the "fair price" provisions of the statute. This statute applies to any Florida corporation unless the original articles of incorporation or an amendment to the articles of incorporation or bylaws contain a provision expressly electing not to be governed by this statue. Such an amendment to the articles of incorporation or bylaws must be approved by the affirmative vote of a majority of disinterested shareholders and is not effective until 18 months after approval. The Regency Articles do not contain a provision electing not to be governed by the statute and, accordingly, Regency is governed by the statute.

CONTROL SHARE ACQUISITIONS

The Maryland Act, as applicable to Maryland real estate investment trusts, provides that "control shares" of a Maryland real estate investment trust acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of beneficial interest owned by the acquiror, by officers or by trustees who are employees of the trust. "Control Shares" are voting shares of beneficial interest which, if aggregated with all other such shares of beneficial interest previously acquired by the acquiror, or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing trustees within one of the following ranges of voting power: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of trustees of the trust

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

to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the trust may itself present the question at any shareholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the trust may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of shareholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a shareholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the trust is a party to the transaction or (b) to acquisitions approved or exempted by the declaration of trust or bylaws of the trust.

The Pacific Retail Declaration provides that these provisions of the Maryland Act shall not apply to any shares owned by Security Capital Group or any person in which Security Capital Group or any wholly-owned subsidiary of Security Capital Group then directly holds an equity interest.

The Florida Act also contains a control share acquisition statute which provides that a person who acquires shares in an issuing public corporation in excess of certain specified thresholds will generally not have any voting rights with respect to such shares unless the voting rights are approved by a majority of the shares entitled to vote, excluding interested shares. This statute does not apply to acquisitions of shares of a corporation if, prior to the pertinent acquisition of shares, the acquisition is approved by the board of directors or the corporation's articles of incorporation or bylaws provide that the corporation shall not be governed by the statute. This statute also permits a corporation to adopt a provision in its articles of incorporation or bylaws providing for the redemption by the corporation of such acquired shares in certain circumstances. Unless otherwise provided in the corporation's articles of incorporation or bylaws prior to the pertinent acquisition of shares, in the event that such shares are accorded full voting rights by the shareholders of the corporation and the acquiring shareholder acquires a majority of the voting power of the corporation, all shareholders who did not vote in favor of according voting rights to such acquired shares are entitled to dissenters' rights to receive the fair value of their shares as provided in the Florida Act. The Regency Articles and the Regency bylaws do not contain any provisions with respect to this statute.

OTHER CONSTITUENCIES

The Florida Act provides that directors of a Florida corporation, in discharging their duties to the corporation, may, in addition to considering the effects of any corporate action on the shareholders and the corporation, consider the social, economic, legal or other effects of the corporate action on employees, suppliers and customers of the corporation or its subsidiaries, on the communities and society in which the corporation or its subsidiaries operate and on the economy of the state and the nation. The Maryland REIT Law does not have a comparable statutory provision.

                       DESCRIPTION OF REGENCY SECURITIES

REGENCY COMMON STOCK

The authorized Regency common stock consists of 150,000,000 shares, par value $0.01 per share. The holders of Regency's common stock are entitled to one vote per share on all matters voted on by shareholders, including elections of directors, and, except as otherwise required by law or provided in any resolution adopted by the Regency Board with respect to any series of preferred stock establishing the powers, designations, preferences and relative, participating, optional or other special rights of such series, the holders of Regency common stock (together with the holders of any class or series of Special Common Stock of Regency that does not have limited voting rights) exclusively possess all voting power. The Regency Articles do not provide for cumulative voting in the election of directors. Subject to any preferential rights of any outstanding series of preferred stock, the holders of Regency common stock are entitled to such dividends as may be declared from time to time by the Regency Board from funds legally available therefor, and upon liquidation are entitled to receive pro rata all assets of Regency available for distribution to such holders.

All shares of Regency stock offered hereby, upon issuance in exchange for Pacific Retail shares, will be fully paid and nonassessable and the holders thereof will not have preemptive rights.

Regency's common stock is listed on the New York Stock Exchange under the symbol "REG." The Transfer Agent and Registrar for the Regency common stock is First Union National Bank.

SPECIAL COMMON STOCK

General

Under the Regency Articles, the Regency Board is authorized, without further shareholder action, to provide for the issuance of up to 10,000,000 shares of Special Common Stock from time to time in one or more classes or series. The Special Common Stock will bear dividends in such amounts as the Regency Board may determine with respect to each class or series. All such dividends must be pari passu with dividends on the Regency common stock. Upon the liquidation, dissolution or winding up of Regency, the Special Common Stock will participate pari passu with the Regency common stock in liquidating distributions. Shares of Special Common Stock will have one vote per share and vote together with the holders of Regency common stock (and not separately as a class except where otherwise required by law), unless the Board of Directors creates classes or series with more limited voting rights or without voting rights. The Board will have the right to determine whether shares of Special Common Stock may be converted into shares of any other class or series or be redeemed, and, if so, the redemption price and the other terms and conditions of redemption, and to determine such other rights as may be allowed by law. Holders of Special Common Stock will not be entitled, as a matter of right, to preemptive rights. As all Special Common Stock is expected to be closely held, it is anticipated that most classes or series would be convertible into Regency common stock for liquidity purposes.

Class B Common Stock

Regency has outstanding 2,500,000 shares of a non-voting class of Special Common Stock in the form of Class B Common Stock, which was issued in a private placement to LaSalle Advisors

Limited Partnership. The Class B Common Stock receives dividends pari passu with the Regency common stock at a rate equivalent to 1.03 times the dividend that would be paid on the Regency common stock issuable upon conversion of the Class B Common Stock and participates pari passu with the Regency common stock in any liquidation of Regency. The Class B Common Stock may be converted into Regency common stock at the election of the holder beginning December 20, 1998, but generally the holder may not at any time be the beneficial owner of more than 4.9% of the outstanding common stock. Accelerated conversion may take place under certain circumstances, including if Regency's debt exceeds a specified threshold. The Class B Common Stock will be convertible in full upon the effectiveness of the merger. A total of 2,975,468 shares of Regency common stock are issuable upon conversion of the Class B Common Stock.

REGENCY PREFERRED STOCK

Under the Regency Articles, the Regency Board is authorized, without further shareholder action, to provide for the issuance of up to 10,000,000 shares of preferred stock. The preferred stock authorized by the Articles may be issued, from time to time, in one or more series, in such amounts and with such designations, powers, preferences or other rights, qualifications, limitations and restrictions as may be fixed by the Regency Board. Regency has no shares of preferred stock outstanding as of the date hereof but has authorized the issuance of 1,600,000 shares of 8.125% Series A Cumulative Redeemable Preferred Stock (the "8.125% Preferred Stock"). The 8.125% Preferred Stock is issuable in exchange for preferred units of limited partnership interest held by an institutional investor in Regency Centers, L.P. (i) on or after June 2008, (ii) on or after June 2001 if the holder's ownership of the preferred limited partnership units would cause it to be an "investment company" for tax purposes, (iii) at any time distributions in respect of the preferred limited partnership units are in arrears for six quarters and (iv) at any time Regency Centers, L.P. is or is likely to become a "publicly traded partnership" for tax purposes. The 8.125% Preferred Stock will bear cumulative 8.125% preferential dividends and will have a liquidation preference of $50 per share. The 8.125% Preferred Stock will be pari passu as to dividends and liquidation with the Regency preferred stock to be issued in the merger.

The Regency Board has authorized, subject to consummation of the merger, the issuance of two new series of Regency preferred stock in exchange for the two existing series of Pacific Retail preferred shares. The two new series designated by the Regency Board, which will be issued in the merger to Opportunity Capital Partners Limited Partnership, the only holder of Pacific Retail preferred shares and the holder of 1,000,000 Pacific Retail common shares, are: (1) Series 1 Cumulative Convertible Redeemable Preferred Stock, consisting of 542,532 shares (the "Series 1 Preferred Stock"), and (2) the Series 2 Cumulative Convertible Redeemable Preferred Stock, consisting of 1,502,532 authorized shares (the "Series 2 Preferred Stock"). The Regency preferred stock is convertible into a maximum of 1,502,532 shares of common stock, which would represent 2.6% of the common stock if converted as of December , 1998. Opportunity Capital Partners Limited Partnership also owns 1,804,730 shares of Regency common stock and will receive 480,000 shares of Regency common stock in the merger in exchange for its Pacific Retail common shares. Through its ownership of Regency common and preferred stock, it will control 6.6% of the vote of Regency shareholders. The principal terms of each series (together, the "New Regency Preferred"), are summarized below. The Articles of Amendment designating the New Regency Preferred are included as Annex F. The following summary is qualified in its entirety by reference to that Annex.

Series 1 Preferred Stock

Dividends and Liquidation Preference. The Regency Series 1 Preferred Stock will have rights, preferences, and limitations identical to the rights, preferences and limitations of the Pacific Retail Series A preferred shares, except that the shares will be capital stock of a Florida corporation. See "Comparison of Shareholder Rights." The Series 1 Preferred Stock will be entitled to receive cumulative quarterly cash dividends in an amount equal to the greater of (1) $0.2083 per share, (2) 65% of Regency's highest funds from operations (as defined) per share per year beginning December 31, 1996, divided by 4, and (3) $0.02708 less than the per share dividend on the Regency common stock. The Series 1 Preferred Stock will be entitled to a liquidation preference of $20.8333 per share. No cash dividends or liquidating distributions may be paid to any holders of Regency shares junior as to dividends or liquidation, as the case may be, unless the holders of Series 1 Preferred Stock have received the full amounts to which they are entitled.

Conversion. Subject to customary provisions for adjustment to prevent dilution, each share of Series 1 Preferred Stock will be convertible, at any time and from time to time, on a one-for-one basis into shares of Series 2 Preferred Stock. However, if the holder elects to convert prior to October 20, 2000, the holder must pay to Regency an amount in cash arrived at by multiplying (i)
0.0052 times (ii) the quotient obtained by dividing (A) the actual number of days that will elapse beginning on and including the date on which the conversion is deemed to have been effected and ending on and including October 20, 2000 by (B) 365 times (iii) the difference between (X) the aggregate liquidation preference (excluding accrued and unpaid dividends) of the shares of Regency Series 1 Preferred Stock being converted and (Y) the aggregate amount of accrued and unpaid dividends on the shares of Regency Series 1 Preferred Stock being converted (provided that the amount determined pursuant to this clause (iii) shall not be less than zero). In addition, immediately after the dividend payment record date next following the conversion date with respect to the Regency Series 2 Preferred Stock into which the Regency Series 1 Preferred Stock is convertible (or the Regency common stock into which such Regency Series 2 Preferred Stock convertible, whichever is applicable), the holder of the Regency Series 1 Preferred Stock shall pay to Regency an amount, if any, necessary to ensure that the holder has received an aggregate amount of $0.02708 per share being converted less than the dividend payable on Regency common stock for the dividend period during which the conversion was effected.

Optional Redemption by Regency. Beginning October 20, 2010, Regency will have the right, at its option, to redeem the Series 1 Preferred Stock, in whole at any time, or in part from time to time, at a redemption price of $20.8333, plus any accrued but unpaid dividends.

Voting. The Series 1 Preferred Stock will vote together with the Series 2 Preferred Stock and the Regency common stock, and generally not separately as a class. However, if 12 consecutive quarterly dividends on the Series 1 Preferred Stock (or any series or class of shares on a parity with the Series 1 Preferred Stock) are in arrears, the number of directors constituting the Regency Board of Directors shall be increased by one, and the holders of the Series 1 Preferred Stock, together with the holders of shares of every other such series of parity shares, voting as a single class (the "Voting Preferred Shares"), shall be entitled to elect the additional director until all such outstanding dividend arrearages have been paid. In addition to any other voting rights to which the Series 1 Preferred Stock may be entitled as a matter of law under the Florida Act, the affirmative vote of at least 66 2/3% of the votes entitled to be cast by the holders of the Series 1 Preferred Shares and the holders of the other Voting Preferred Shares, acting as a single class, shall be required (1) for a share exchange affecting the Series 1 Preferred Stock, or a consolidation or merger to which Regency is a party unless the Series 1 Preferred Stock remains outstanding without a material and adverse change or the Series 1 Preferred Stock is converted into or exchanged for convertible preferred stock of the surviving entity having identical terms to the Series 1 Preferred Stock (except for changes that do not materially and adversely affect the holders of the Series 1 Preferred Stock), (2) the authorization, or creation of, or increase in the amount of any security ranking prior to the Series 1 Preferred Stock, or (3) any amendment or repeal of any provisions of the Regency Articles that materially and adversely affect the voting powers, rights or preferences of such holders. If any such amendment, alteration or repeal would materially and adversely affect any voting powers, rights or preferences of the Series 1 Preferred Stock that are not enjoyed by some or all of the other series of Voting Preferred Shares, the affirmative vote of at least 66 2/3% of the votes entitled to be cast by the holders of all series similarly affected shall be required.

Series 2 Preferred Stock

The Regency Series 2 Preferred Stock will have rights, preferences, and limitations identical to the rights, preferences and limitations of the Pacific Retail Series B preferred shares, except that shares will be capital stock of a Florida corporation. See "Comparison of Shareholder Rights." The terms of the Series 2 Preferred Stock will be the same as the terms of Series 1 Preferred Stock except as set forth below. The cumulative quarterly cash dividend payable on the Series 2 Preferred Stock will be equal to the greater of (1) $0.2083 per share, (2) 65% of Regency's highest amount of funds from operations (as defined) per share per year beginning December 31, 1996, divided by 4 and (3) the per share dividend on the Regency common stock. The Series 2 Preferred Stock will be convertible at any time in whole or in part on a one-for-one basis into Regency common stock. There will be no penalty for conversion of the Series 2 Preferred Stock.

RESTRICTIONS ON OWNERSHIP

Restrictions Relating to REIT Qualification

For Regency to qualify as a REIT under the Code, not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year, its stock must be beneficially owned (without reference to attribution rules) by 100 or more persons during at least 335 days in a taxable year of 12 months or during a proportionate part of a shorter taxable year, and certain other requirements must be satisfied.

To assure that five or fewer individuals do not Beneficially Own (as defined in the Regency Articles to include ownership through the application of certain stock attribution provisions of the Code) more than 50% in value of Regency's outstanding capital stock, the Regency Articles provide that, subject to certain exceptions, no holder may own, or be deemed to own (by virtue of certain of the attribution provisions of the Code), more than 7% by value of Regency's outstanding capital stock. Certain existing holders specified in the Regency Articles and those to whom Beneficial Ownership of their capital stock is attributed, whose Beneficial Ownership of capital stock exceeds the

Ownership Limit, may continue to own such percentage by value of outstanding capital stock and may increase their respective Existing Holder Limits (as defined in the Regency Articles) through benefit plans of Regency, dividend reinvestment plans, additional asset sales or capital contributions to Regency or acquisitions from other Existing Holders (as defined in the Regency Articles). However, they may not acquire additional shares from such sources such that the five largest Beneficial Owners of capital stock hold more than 49.5% by value of the outstanding capital stock, and in any event may not increase their respective Existing Holder Limits through acquisition of capital stock from any other sources. In addition, because rent from a related tenant (any tenant 10% of which is owned, directly or constructively, by the REIT) is not qualifying rent for purposes of the gross income tests under the Code, the Regency Articles provide that no constructive owner of stock in Regency who owns, directly or indirectly, a 10% interest in any tenant of Regency may own, or constructively own by virtue of certain of the attribution provisions of the Code (which differ from the attribution provisions applied to determine Beneficial Ownership), more than 9.8% by value of the outstanding capital stock of Regency.

The Regency Board of Directors may waive the Ownership Limit, the Existing Holder Limit and the Related Tenant Limit (each as defined in the Regency Articles) if evidence satisfactory to the Regency Board is presented that such ownership will not then or in the future jeopardize Regency's status as a REIT. As a condition of such waiver, the Regency Board may require opinions of counsel satisfactory to it and/or an undertaking from the applicant with respect to preserving the REIT status of Regency.

Limitations on Foreign Ownership

Section 5.14 of the Regency Articles contains provisions prohibiting certain issuances or transfers of Regency capital stock directly or indirectly to Non-U.S. Persons. These provisions will be made more stringent by the proposed Regency Articles Amendment. See "Approval of the Regency Articles Amendment." As amended by the Regency Articles Amendment, Section 5.14 is not expected to prevent any Pacific Retail shareholder from acquiring Regency stock in the merger. However, as amended by the Regency Articles Amendment, Section 5.14 will prohibit any Non-U.S. Person from acquiring any Regency capital stock after the merger until SC-USRealty and its affiliates, together with all other Non-U.S. Persons, own directly or indirectly less than 50% of the fair market value of Regency's outstanding capital stock. Thereafter and until SC-USRealty and its affiliates have ceased to own 10% of Regency's common stock on a fully diluted basis for a continuous period of 180 days, certain, but not necessarily all, direct or indirect acquisitions of Regency capital stock by Non-U.S. Persons will be prohibited.

See "Approval of the Regency Articles Amendment" for a description of the restrictions on transfers of Regency capital stock to Non-U.S. Persons both before and after the Regency Articles Amendment. Any shares issued or transferred in violation of these restrictions will be void, or if such remedy is invalid, will be subject to the provisions for "excess shares" described below.

Remedies

If (1) shares of capital stock in excess of the applicable Ownership Limit, Existing Holder Limit, or Related Tenant Limit, or (2) shares are issued or transferred to any person or retained by any person after becoming a Related Tenant Owner which (a) would cause the REIT to be beneficially owned by fewer than 100 persons (without application of the attribution rules), (b) would result in Regency being "closely held" within the meaning of Section 856(h) of the Code, or (c) would violate the restrictions on foreign ownership described above (see "--Limitations on Foreign Ownership" above), such issuance, transfer, or retention shall be null and void to the intended holder, and the intended holder will have no rights to the stock. Capital stock transferred, proposed to be transferred, or retained in excess of the Ownership Limit, the Existing Holder Limit, or the Related Tenant Limit or which would otherwise jeopardize Regency's REIT status or violate the restrictions on foreign ownership ("excess shares") will be deemed held in trust on behalf of and for the benefit of Regency.

The Regency Board of Directors will, within six months after receiving notice of such actual or proposed transfer, either (1) direct the holder of such shares to sell all shares held in trust for Regency for cash in such manner as the Regency Board directs, or (2) redeem such shares for a price equal to the lesser of (a) the price paid by the holder from whom shares are being redeemed and (b) the average of the last reported sales prices on the New York Stock Exchange of the relevant class of capital stock on the 10 trading days immediately preceding the date fixed for redemption by the Regency Board of Directors, or if such class of capital stock is not then traded on the New York Stock Exchange, the average of the last reported sales prices of such class of capital stock (or, if sales prices are not reported, the average of the closing bid and asked prices) on the 10 trading days immediately preceding the relevant date as reported on any exchange or quotation system over which such class of capital stock may be traded, or if such class of capital stock is not then traded over any exchange or quotation system, then the price determined in good faith by the Regency Board as the fair market value of such class of capital stock on the relevant date.

If the Regency Board of Directors directs the intended holder to sell the shares, the holder shall receive such proceeds as the trustee for Regency and pay Regency out of the proceeds of such sale all expenses incurred by Regency in connection with such sale, plus any remaining amount of such proceeds that exceeds the amount originally paid by the intended holder for such shares. The intended holder shall not be entitled to distributions, voting rights or any other benefits with respect to such excess shares except the amounts described above. Any dividend or distribution paid to an intended holder on excess shares pursuant to the Regency Articles must be repaid to Regency upon demand.

Miscellaneous

All certificates representing capital stock will bear a legend referring to the restrictions described above. The transfer restrictions described above shall not preclude the settlement of any transaction entered through the facilities of the New York Stock Exchange.

The Regency Articles provide that every shareholder of record of more than 5% of the outstanding capital stock and every Actual Owner (as defined in the Regency Articles) of more than 5% of the outstanding capital stock held by a nominee must give written notice to Regency of information specified in the Regency Articles within 30 days after December 31 of each year. In addition, each Beneficial Owner of capital stock and each person who holds capital stock for a Beneficial Owner must provide to Regency such information as Regency may request, in good faith, in order to determine Regency's status as a REIT.

The ownership limitations described above may have the effect of precluding acquisition of control of Regency by a third party even if the Board of Directors determines that maintenance of REIT status is no longer in the best interests of Regency. The Board of Directors has the right under the Regency Articles (subject to contractual restrictions, including covenants made with SC-USRealty) to revoke the REIT status of Regency if the Board of Directors determines that it is no longer in the best interest of Regency to attempt to qualify, or to continue to qualify, as a REIT. In the event of such revocation, the ownership limitations in the Regency Articles will remain in effect. Any change in the ownership limitations would require an amendment to the Regency Articles.

STAGGERED BOARD OF DIRECTORS

The Regency Articles and bylaws divide the Regency Board into three classes of directors, with each class constituting approximately one-third of the total number of directors and with classes serving staggered three-year terms. The classification of directors will have the effect of making it more difficult for shareholders to change the composition of the Regency Board. Regency believes, however, that the longer time required to elect a majority of a classified Board of Directors helps to insure continuity and stability of Regency's management and policies.

The classification provisions could also have the effect of discouraging a third party from accumulating large blocks of Regency's stock or attempting to obtain control of Regency, even though such an attempt might be beneficial to Regency and its shareholders. Accordingly, shareholders could be deprived of certain opportunities to sell their shares of capital stock at a higher market price than might otherwise be the case.

ADVANCE NOTICE PROVISIONS FOR SHAREHOLDER NOMINATIONS AND SHAREHOLDER PROPOSALS

Regency's bylaws establish an advance notice procedure for shareholders to make nominations of candidates for election as directors or to bring other business before any meeting of shareholders of Regency. Any shareholder nomination or proposal for action at an upcoming shareholder meeting must be delivered to Regency no later than the deadline for submitting shareholder proposals pursuant to Rule 14a-8 under the Exchange Act. The presiding officer at any shareholder meeting is not required to recognize any proposal or nomination which did not comply with such deadline.

The purpose of requiring shareholders to give Regency advance notice of nominations and other business is to afford the Regency Board a meaningful opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposed business and, to the extent deemed necessary or desirable by the Regency Board, to inform shareholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of shareholders. Although Regency's bylaws do not give the Regency Board any power to disapprove timely shareholder nominations for the election of directors or proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of shareholder proposals if the proper procedures are not followed, and of discouraging or deterring the third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal.

CERTAIN PROVISIONS OF FLORIDA LAW

Regency is subject to several anti-takeover provisions under Florida law that apply to a public corporation organized under Florida law unless the corporation has elected to opt out of such provisions in its articles of incorporation or (depending on the provision in question) its bylaws. Regency has not elected to opt out of these provisions. See "Comparison of Shareholder Rights--Business Combinations" and "--Control Share Acquisitions."

                    PRINCIPAL SHAREHOLDERS OF PACIFIC RETAIL

The following table sets forth, as of September 30, 1998, the beneficial ownership for (1) each person known to Pacific Retail to have been the beneficial owner on that date of more than 5% of each class of Pacific Retail equity securities, (2) each trustee of Pacific Retail, (3) each Pacific Retail named executive officer and (4) all trustees and executive officers of Pacific Retail as a group. Unless otherwise indicated in the footnotes, all of the Pacific Retail shares are owned directly and the indicated person or entity has sole voting and dispositive power. The number and percent of Pacific Retail common shares beneficially owned by a person assume that all options held by that person which are exercisable within 60 days have been exercised, but that no options held by other persons have been exercised. Unless otherwise noted, the mailing address for each person identified below is c/o Pacific Retail Trust, 8140 Walnut Hill Lane, Suite 400, Dallas, Texas 75231.

                                                          NUMBER       PERCENT  PERCENT OF
    BENEFICIAL OWNER           TITLE OF CLASS       BENEFICIALLY OWNED OF CLASS TOTAL VOTE
    ----------------      ------------------------- ------------------ -------- ----------
Security Capital Holding
 S.A.
 69 route  d'Esch
 Luxembourg.............  Common shares                 46,985,459      73.3%     69.9%
Opportunity Capital
 Partners Limited
 Partnership and
 Opportunity Capital
 Partnership II
 c/o LaSalle Advisors
 Limited                  Series A preferred shares      1,130,276(1)    100%      1.7%
 100 E. Pratt St. 20th
  Floor                   Series B preferred shares      2,000,000(1)    100%      2.9%
 Baltimore, MD 21202....  Common shares                  4,130,276(1)    6.1%      6.1%
Dennis H. Alberts.......  Common shares                    181,670(2)    0.3%      0.3%
Jeffrey A. Cozad........  Common shares                      7,348(3)      *         *
John T. Kelley III......  Common shares                      6,957(4)      *         *
Mary Lou Rogers.........  Common shares                      6,201(5)      *         *
John C. Schweitzer......  Common shares                      5,638(6)      *         *
Walter F. Terry III.....  Common shares                      8,160(7)      *         *
Terry N. Worrell........  Common shares                    772,433(8)    1.2%      1.1%
James G. Buis...........  Common shares                     91,781(9)      *         *
John S. Delatour........  Common shares                     55,606         *         *
Jane E. Mody............  Common shares                    113,238(10)   0.2%      0.2%
Brian M. Smith..........  Common shares                     50,000         *         *
All trustees and execu-
 tive officers as a
 group (11 persons).....  Common shares                  1,374,414       2.1%      2.0%

--------
*  Less than 1/10 of 1%

 (1) Opportunity Capital Corporation, a wholly-owned subsidiary of LaSalle Advisors Limited, is the general partner of both shareholders. Opportunity Capital Partners Limited Partnership ("OCP I") is the beneficial owner of the Series A preferred shares (which are convertible into Series B preferred shares, which are convertible in turn into common shares) and 1,000,000 common shares. Opportunity Capital Partnership II ("OCP II") is the beneficial owner of the Series B preferred shares. Accordingly, the 4,130,276 common shares consist of the 1,000,000 common shares owned by OCP I, 1,130,276 common shares issuable to OCP I upon conversion of the Series A preferred shares and 2,000,000 common shares issuable to OCP II upon conversion of the Series B preferred shares.
 (2) Includes options to acquire 50,000 Pacific Retail common shares which are currently exercisable and options to acquire an additional 6,670 Pacific Retail common shares which are exercisable within 60 days.
 (3) Includes 1,660 Pacific Retail common shares earned, but not issued under the Pacific Retail Deferred Fee Plan for Trustees, and options to acquire 5,668 Pacific Retail common shares which are currently exercisable.
 (4) Includes 1,660 Pacific Retail common shares earned, but not issued under the Pacific Retail Deferred Fee Plan for Trustees, and options to acquire 5,297 Pacific Retail common shares which are currently exercisable.
 (5) Includes 1,368 Pacific Retail common shares earned, but not issued under the Pacific Retail Deferred Fee Plan for Trustees, and 4,000 options to acquire Pacific Retail common shares which are currently exercisable.
 (6) Includes 1,368 shares earned, but not issued under the Pacific Retail Deferred Fee Plan for Trustees, and 4,000 options to acquire Pacific Retail common shares which are currently exercisable.
 (7) Includes 1,660 shares earned, but not issued under the Pacific Retail Deferred Fee Plan for Trustees, and 6,000 options to acquire Pacific Retail common shares which are currently exercisable.
 (8) Includes 1,660 shares earned, but not issued under the Pacific Retail Deferred Fee Plan for Trustees, and options to acquire 5,297 Pacific Retail common shares which are currently exercisable. Also includes 765,000 limited partnership units in Retail Property Partners Limited Partnership which are exchangeable on a one-for-one basis for Pacific Retail common shares which are owned of record by two companies controlled by Mr. Worrell.
 (9) Includes options to acquire 25,000 Pacific Retail common shares which are currently exercisable and options to acquire an additional 3,335 Pacific Retail common shares which are exercisable within 60 days.
(10) Includes options to acquire 25,000 Pacific Retail common shares which are currently exercisable and options to acquire an additional 3,335 Pacific Retail common shares which are exercisable within 60 days.

             CERTAIN PACIFIC RETAIL RELATIONSHIPS AND TRANSACTIONS

INVESTOR AGREEMENT

Pursuant to an Investor Agreement dated October 20, 1995 (the "Investor Agreement") between Pacific Retail and SC-USRealty, as long as SC-USRealty owns 25% or more of Pacific Retail's outstanding shares on a fully diluted basis, SC-USRealty is entitled to nominate such number of trustees as corresponds to its percentage ownership of the outstanding shares on a fully diluted basis. If Pacific Retail's shares are registered under Section 12 of the Exchange Act, so long as SC-USRealty owns 10% or more of the outstanding shares on a fully diluted basis, SC-USRealty will be entitled to nominate such number of trustees as corresponds to its percentage ownership of the outstanding shares.

SC-USRealty may participate pro rata (based on its percentage ownership of the outstanding shares on a fully diluted basis) in any offering by Pacific Retail of shares or convertible securities until such time as Pacific Retail's common shares are registered under the Securities Exchange Act of 1934 and SC-USRealty ownership falls below 10% of the outstanding Pacific Retail common shares.

As long as SC-USRealty owns 25% or more of Pacific Retail's outstanding common shares on a fully diluted basis, SC-USRealty has the right to approve the following matters proposed by Pacific Retail: (i) the annual operating budget and operating plan, (ii) any acquisition or disposition of assets in a single transaction or series of related transactions where the purchase price paid or received by Pacific Retail exceeds $15,000,000, (iii) any incurrence, renegotiation or repayment of indebtedness of which the amount involved exceeds $15,000,000, (iv) any property management contract relating to a property owned by Pacific Retail whose value represents 5% or more of Pacific Retail's properties based on cost, (v) any service contracts involving aggregate payments in one year equal to or in excess of 5% of Pacific Retail's annual expenses in the preceding fiscal year, (vi) any sales of shares or other securities convertible into shares where such shares or securities would equal or exceed 5% (in number or value) of the outstanding Pacific Retail common shares and (vii) appointments and dismissals of executive officers. As long as SC-USRealty owns 10% or more of Pacific Retail common shares on a fully diluted basis, Pacific Retail must provide to SC-USRealty quarterly and annual reports containing financial information prepared in accordance with generally accepted accounting principles.

SC-USRealty is required to use Pacific Retail as its primary vehicle for investment in neighborhood infill retail properties located in the States of Arizona, Colorado, Oklahoma, New Mexico and Texas.

The Investor Agreement will be terminated upon consummation of the merger.

REGISTRATION RIGHTS AGREEMENTS

Pacific Retail has agreed to file a registration statement upon SC-USRealty's request with respect to the Pacific Retail common shares owned by SC-USRealty if the shares are not registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934 on or prior to October 20, 1999. Beginning one year after the shares are registered under the Securities Exchange Act of 1934, Pacific Retail has agreed to file a shelf registration statement covering SC-USRealty's shares upon SC-USRealty's request. SC-USRealty is responsible for paying all expenses of a registration discussed in this paragraph, except for Pacific Retail's legal and accounting fees. SC-USRealty is restricted from selling through the facilities of any stock exchange Pacific Retail common shares in excess of 2% of the outstanding Pacific Retail common shares during any calendar quarter. Additionally, SC-USRealty may not sell any such shares if, as result of such sale (1) in the case of a sale prior to the time the shares are registered under the Securities Exchange Act of 1934, such person's ownership of shares would equal or exceed 9.8% of the Pacific Retail common shares on a fully diluted basis and (2) in the case of sale after such time, such person's ownership would equal or exceed 5% of the Pacific Retail common shares then outstanding.

In connection with Pacific Retail's August 1996, April 1997 and December 1997 private offerings, Pacific Retail entered into Transfer and Registration Rights Agreements with each person purchasing securities in such offerings, including SC-USRealty. Pursuant to such agreements, investors holding at least 10% of the Pacific Retail common shares purchased in such offerings, have the right to elect to request that Pacific Retail file a registration statement with respect to any or all of the Pacific Retail common shares owned by such investor if the shares are not registered under the Securities Exchange Act of 1934 on or prior to third anniversary of the date of the relevant agreement. The investors requesting registration are responsible for paying all expenses of a registration pursuant to such agreement.

SHAREHOLDERS' AGREEMENT

In connection with the acquisition of Pacific Retail's initial portfolio of properties in October 1995, Pacific Retail issued 1,130,276 Series A preferred shares to OCP and entered into a Shareholders' Agreement (the "Shareholders' Agreement") with OCP and SC-USRealty. Pacific Retail and OCP also entered into a registration rights agreement with OCP, which agreement contained substantially the same terms as the registration rights agreement entered into between Pacific Retail and SC-USRealty. OCP subsequently purchased 2,000,000 Series B preferred shares in August 1996 pursuant to the Shareholders Agreement. Under the terms of the Shareholders' Agreement, OCP has the right, for so long as it owns at least 10% of the outstanding shares (on a fully diluted basis), to nominate one trustee of Pacific Retail, and SC-USRealty has agreed to vote its shares for such nominee. If and when, after the Pacific Retail common shares are registered under the Securities Exchange Act of 1934, OCP owns less than 10% of the outstanding Pacific Retail common shares (on a fully diluted basis), OCP's rights under the Shareholders Agreement will terminate. The Shareholders Agreement will terminate in accordance with its terms upon consummation of the merger.

PRIVATE OFFERINGS

In Pacific Retail's $200 million August 1996 private offering, SC-USRealty committed to purchase $100 million of Pacific Retail common shares at $11 per share. In connection with the same private offering, Security Capital Markets Group Incorporated, an affiliate of SC-USRealty, received a fee of $2 million.

In Pacific Retail's $150 million April 1997 private offering, SC-USRealty committed to purchase approximately $114.6 million of Pacific Retail common shares at $12 per share. In connection with the same private offering, Security Capital Markets Group Incorporated received a fee of $1.5 million.

In Pacific Retail's $150 million December 1997 private offering, SC-USRealty committed to purchase approximately $108.2 million of Pacific Retail common shares at $13 per share. In connection with the same offering, Security Capital Markets Group Incorporated received a fee of $1.5 million.

All such subscriptions were made on the same terms and at the same times as made available to other investors.

PARTNERSHIP AFFILIATION

In connection with the formation of Retail Property Partners Limited Partnership, certain previously unaffiliated parties controlled by Terry N. Worrell, currently a trustee of Pacific Retail, agreed to contribute certain properties to Retail Property Partners Limited Partnership in exchange for the issuance by such partnership of approximately 765,000 partnership units.

The limited partners controlled by Mr. Worrell have the right to consent to the sale or other disposition of the property contributed by them to the partnership (other than through a tax-free exchange or a pledge to secure a financing).

The partnership agreement governing the partnership grants to limited partners the right to exchange each partnership unit for a Pacific Retail common share beginning on the first anniversary of the date the partner was admitted to the partnership. Limited partners are also entitled to fully cumulative quarterly distributions equal to the quarterly distributions paid in respect of a share and any unpaid distributions will bear interest at prime plus 1%. Until the 10th anniversary of the date of the partnership agreement, upon any exchange of partnership units for shares, limited partners are entitled to receive all cumulated and unpaid distributions (together with interest thereon). After the 10th anniversary of the date the limited partner was admitted to the partnership, limited partners are not entitled to receive cumulated and unpaid distributions (or interest thereon) upon any exchange of partnership units for shares unless the fair market value of a share for which a unit is exchangeable is less than 110% of the amount paid by a partner for a unit. All cash flow available after payment of distributions to limited partners will be distributed to Pacific Retail, as general partner. In the event that the partnership sells any of its properties, Pacific Retail, as general partner is entitled to a distribution of all net proceeds from such sale after payment to the limited partners of any cumulated and unpaid distributions if the sale is made prior to the tenth anniversary of the partnership agreement.

SHARE PURCHASE PROGRAM

Pursuant to the Pacific Retail Employee Share Purchase Program portion of the 1996 Share Incentive Plan, certain executive officers and employees have purchased Pacific Retail common shares. Pacific Retail loaned such officers and employees approximately 95% of the purchase price for such securities. The loans are secured by the underlying securities and bear interest at 6.0% annually. At September 30, 1998, Messrs. Buis, Delatour and Smith were indebted to Pacific Retail in the amount of $589,686, $589,686 and $591,237, respectively, under such loans.

                                 LEGAL MATTERS

The validity of the Regency common stock and Regency preferred stock offered to holders of Pacific Retail common shares and Pacific Retail preferred shares, respectively, by this Joint Proxy Statement and Prospectus has been passed upon for Regency by Foley & Lardner, Jacksonville, Florida. An opinion as to continued REIT qualification following the merger has been rendered for Regency and Pacific Retail by Foley & Lardner. Attorneys with Foley & Lardner representing Regency with respect to this transaction beneficially owned approximately 4,100 shares of Regency common stock as of the date of this Joint Proxy Statement and Prospectus. An opinion as to the tax aspects of the merger has been rendered for Regency and Pacific Retail by Mayer, Brown & Platt. Mayer, Brown & Platt has in the past represented and currently represents Pacific Retail and SC-USRealty and their respective affiliates.

                   INDEPENDENT PUBLIC ACCOUNTANTS AND EXPERTS

The consolidated financial statements and financial statement schedule of Regency as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, have been incorporated by reference herein and in the Registration Statement on Form S-4 filed by Regency in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The financial statements of Pacific Retail as of December 31, 1997 and 1996, and for each of the years in the two-year period ended December 31, 1997, and the period from Pacific Retail's inception through December 31, 1995 included in this Joint Proxy Statement and Prospectus and the financial statement schedule included in the Registration Statement on Form S-4 filed by Regency have been so included in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                            EXPENSES OF SOLICITATION

All fees and expenses (including financial advisory and other professional services fees) incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses, except that those fees and expenses incurred in connection with filing, printing and distributing this Joint Proxy Statement and Prospectus will be shared ratably by Regency and Pacific Retail in proportion to the number of copies of this Joint Proxy Statement and Prospectus mailed by each. The costs of solicitation of proxies from Regency shareholders will be borne by Regency. The costs of solicitation of proxies from Pacific Retail shareholders will be borne by Pacific Retail. Regency and Pacific Retail will reimburse brokers, fiduciaries, custodians and other nominees for reasonable out-of-pocket expenses incurred in sending this Joint Proxy Statement and Prospectus and other proxy materials to, and obtaining instructions relating to such materials from, Regency and Pacific Retail shareholders. Regency shareholder proxies may be solicited by directors or officers of Regency in person, by letter or by telephone or telegram. Pacific Retail shareholder proxies may be solicited by trustees or officers of Pacific Retail in person, by letter or by telephone or telegram.

Regency has also retained Security Capital Markets Group to solicit shareholder proxies on behalf of Regency. The solicitation fee of $250,000 will be paid by Regency upon completion of the merger. Security Capital Markets Group is an affiliate of SC-USRealty.

Regency will also reimburse custodians, nominees and fiduciaries for forwarding proxies and proxy materials to the beneficial owners of its stock in accordance with regulations of the Securities and Exchange Commission and the New York Stock Exchange.

                             SHAREHOLDER PROPOSALS

Any proposal by a Regency shareholder intended to be presented at the 1999 annual meeting of shareholders must be received by Regency at its principal executive offices located at 121 West Forsyth Street, Suite 200, Jacksonville, Florida 32202, not later than December 16, 1998 for inclusion in Regency's proxy statement and form of proxy relating to Regency's 1999 annual meeting of shareholders. Notice to Regency of a shareholder proposal submitted otherwise than pursuant to Rule 14a-8 will be considered untimely if received by Regency after March 1, 1999, and the persons named in proxies solicited by the Regency Board for its 1999 Annual Meeting of shareholders may exercise discretionary voting power with respect to any such proposal as to which Regency does not receive timely notice.

                         INDEX TO FINANCIAL STATEMENTS

                                                                          PAGE
                                                                          -----
REGENCY REALTY CORPORATION: UNAUDITED PRO FORMA FINANCIAL INFORMATION
  Pro Forma Condensed Consolidated Balance Sheet as of September 30,
   1998..................................................................  FS-3
  Notes to Pro Forma Condensed Consolidated Balance Sheet................  FS-4
  Pro Forma Condensed Consolidated Statements of Operations for the nine months ended September 30, 1998.......................................  FS-5
  Pro Forma Condensed Consolidated Statements of Operations for the year ended December 31, 1997...............................................  FS-6
  Notes to Pro Forma Consolidated Statements of Operations...............  FS-7
PACIFIC RETAIL TRUST: UNAUDITED PRO FORMA FINANCIAL INFORMATION
  Pro Forma Condensed Consolidated Balance Sheet as of September 30,
   1998..................................................................  FS-9
  Pro Forma Condensed Consolidated Statements of Operations for the nine months ended September 30, 1998....................................... FS-10
  Pro Forma Condensed Consolidated Statements of Operations for the year ended December 31, 1997............................................... FS-11
  Notes to Pro Forma Condensed Consolidated Statements of Operations..... FS-12
PACIFIC RETAIL TRUST: CONSOLIDATED FINANCIAL STATEMENTS
  Report of Independent Accountants...................................... FS-15
  Consolidated Balance Sheets as of December 31, 1997 and 1996........... FS-16
  Consolidated Statements of Operations for the years ended December 31,
   1997 and 1996......................................................... FS-17
  Consolidated Statements of Changes in Shareholders' Equity for the
   years ended December 31, 1997 and 1996................................ FS-18
  Consolidated Statements of Cash Flows for the years ended December 31,
   1997 and 1996......................................................... FS-19
  Notes to Consolidated Financial Statements............................. FS-20
  Report of Independent Accountants...................................... FS-32
  Balance Sheet as of December 31, 1995.................................. FS-33
  Statement of Operations for the period from April 27, 1995 (Inception)
   to December 31, 1995.................................................. FS-34
  Statement of Shareholders' Equity for the period from April 27, 1995
   (Inception) to December 31, 1995...................................... FS-35
  Statement of Cash Flows for the period from April 27, 1995 (Inception)
   to December 31, 1995.................................................. FS-36
  Notes to Financial Statements ......................................... FS-37
  Consolidated Balance Sheet as of September 30, 1998 (Unaudited)........ FS-45
  Consolidated Statements of Operations for the nine months ended
   September 30, 1998 and 1997 (Unaudited)............................... FS-46
  Consolidated Statement of Changes in Shareholders' Equity for the nine months ended September 30, 1998 (Unaudited)........................... FS-47
  Consolidated Statements of Cash Flows for the nine months ended
   September 30, 1998 and 1997 (Unaudited)............................... FS-48
  Notes to Consolidated Financial Statements............................. FS-49

                          REGENCY REALTY CORPORATION

             PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

  The following unaudited pro forma condensed consolidated balance sheet ("Combined Company") is based upon the September 30, 1998 pro forma consolidated balance sheet of Regency Realty Corporation ("Regency") as contained in Form 10-Q dated November 16, 1998, and the pro forma consolidated balance sheet of Pacific Retail Trust ("Pacific Retail") contained elsewhere herein, as if the merger of Pacific and Regency occurred on September 30, 1998.

  The following unaudited pro forma consolidated statements of operations of the Combined Company are based upon the pro forma consolidated statements of operations for the nine-month period ended September 30, 1998 and the year ended December 31, 1997 of Regency as contained in Form 10-Q dated November 16, 1998, and Pacific Retail contained elsewhere herein. These statements are presented as if the merger of Pacific Retail and Regency occurred as of January 1, 1997. These unaudited pro forma condensed consolidated financial statements should be read in conjunction with the Regency Form 10-K as of and for the three years ended December 31, 1997 and Form 10-Q filed for the period ended September 30, 1998, and also in conjunction with the Pacific Retail financial statements included elsewhere herein.

  The unaudited pro forma condensed consolidated financial statements are not necessarily indicative of what the actual financial position or results of operations of the Combined Company would have been at September 30, 1998 or December 31, 1997 assuming that the merger of Pacific Retail and Regency had been completed as set forth above, nor does it purport to represent the financial position or results of operations of the Combined Company in future periods.

                                    REGENCY

                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 1998
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                      COMBINED
                             REGENCY    PACIFIC  RETAIL                COMPANY
                            PRO FORMA      PRO FORMA    ADJUSTMENTS   PRO FORMA
                            ----------  --------------- -----------   ---------
          ASSETS
          ------
Real estate investments,
 at cost..................  $1,147,470     1,059,083       12,558 (a) 2,219,111
Construction in progress..      23,947        21,657          --         45,604
  Less: accumulated depre-
   ciation................     (52,411)      (35,942)      35,942 (a)   (52,411)
                            ----------     ---------      -------     ---------
                             1,119,006     1,044,798       48,500     2,212,304
Investments in real estate
 partnerships.............      24,813           --           --         24,813
                            ----------     ---------      -------     ---------
  Net real estate invest-
   ments..................   1,143,819     1,044,798       48,500     2,237,117
                            ----------     ---------      -------     ---------
Cash and cash equivalents.      18,401           389       (7,500)(a)    11,290
Tenant receivables, net of
 allowance for
 uncollectible accounts...      16,565        12,604          --         29,169
Deferred costs, less accu-
 mulated amortization.....       5,616         5,317       (5,317)(b)     5,616
Other assets..............       7,836        10,529      (10,529)(b)     7,836
                            ----------     ---------      -------     ---------
  Total Assets............  $1,192,237     1,073,637       25,154     2,291,028
                            ==========     =========      =======     =========
     LIABILITIES AND
   STOCKHOLDERS' EQUITY
   --------------------
Notes payable.............  $  432,748        97,063          --        529,811
Acquisition and develop-
 ment line of credit......      65,131       211,500          --        276,631
                            ----------     ---------      -------     ---------
  Total debt..............     497,879       308,563          --        806,442
Accounts payable and other
 liabilities..............      26,778        16,188          --         42,966
Tenant's security and es-
 crow deposits............       2,928         3,408          --          6,336
                            ----------     ---------      -------     ---------
  Total liabilities.......     527,585       328,159          --        855,744
                            ----------     ---------      -------     ---------
Series A preferred units..      78,800           --           --         78,800
Exchangeable operating
 partnership units........      26,153        19,346         (973)(a)    44,526
Limited partners' interest
 in consolidated
 partnerships.............       7,632           --           --          7,632
                            ----------     ---------      -------     ---------
                               112,585        19,346         (973)      130,958
Preferred stock...........         --         31,303        3,740 (a)    35,043
Common stock and addi-
 tional paid in capital...     569,060       706,086       11,130 (a) 1,286,276
Distributions in excess of
 net income...............     (16,993)      (11,257)      11,257 (a)   (16,993)
                            ----------     ---------      -------     ---------
  Total stockholders' eq-
   uity...................     552,067       726,132       26,127     1,304,326
                            ----------     ---------      -------     ---------
   Total liabilities and
    stockholders' equity..  $1,192,237     1,073,637       25,154     2,291,028
                            ==========     =========      =======     =========

   See accompanying notes to pro forma condensed consolidated balance sheet.

                                    REGENCY

            NOTES TO PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                              SEPTEMBER 30, 1998
                                  (UNAUDITED)
                                (IN THOUSANDS)

  (a) Merger of Pacific Retail and Regency

  Pacific Retail will be merged with and into Regency, with Regency being the surviving entity. Each issued and outstanding Pacific Retail common share will be exchanged for 0.48 shares of Regency common stock, and each issued and outstanding Pacific Retail preferred share will be converted into 0.48 shares of a corresponding series of Regency preferred stock.

  Regency will also become the sole general partner of Pacific Retail Partnership ("PRT Partnership"). Thereafter, PRT Partnership may merge into Regency Centers, L.P. (the "Regency Partnership") at such time as Regency determines appropriate.

  The total cost to acquire Pacific Retail is $1,106,291 based on the value of Regency shares and partnership units expected to be issued including the assumption of $328,159 outstanding debt and other liabilities of Pacific Retail, and estimated closing costs of $7,500. The price per share and partnership unit used to determine the purchase price is $23.325 based upon the five day average of the closing stock price of Regency's common stock as listed on the New York Stock Exchange immediately before, during and after the date the terms of the merger were agreed to and announced to the public.

  The following summarizes the total costs paid by Regency related to the merger:

                            PACIFIC RETAIL
                              SHARES AND                REGENCY       REGENCY
                                UNITS      EXCHANGE SHARES AND UNITS   VALUE   ACQUISITION
                             OUTSTANDING    RATIO        ISSUED      PER SHARE    COSTS
                            -------------- -------- ---------------- --------- -----------
   Common stock............     64,059       0.48        30,749       $23.325  $  717,216
   Preferred stock.........      3,130       0.48         1,502       $23.325      35,043
   Partnership units.......      1,641       0.48           788       $23.325      18,373
                                ------                   ------                ----------
                                68,830                   33,039                   770,632
                                ======                   ======
   Pacific Retail outstanding debt assumed..........................              308,563
   Other Pacific Retail liabilities assumed.........................               19,596
   Estimated closing costs..........................................                7,500
                                                                               ----------
   Total acquisition costs..........................................           $1,106,291
                                                                               ==========

  The following summarizes the adjustment necessary to record the merger of Pacific Retail and Regency under purchase accounting.

   Net book value of Pacific Retail common equity............ $694,829
   Value of Regency common stock issued......................  717,216 $22,387
                                                              -------- -------
   Net book value of Pacific Retail Preferred stock..........   31,303
   Value of Regency preferred stock issued...................   35,043   3,740
                                                              -------- -------
   Net book value of PRT Partnership minority interest.......   19,346
   Value of Regency units issued.............................   18,373    (973)
                                                              -------- -------
   Subtotal of adjustments to minority interest and stock-
    holder's equity..........................................           25,154
   Estimated cash payments for closing costs.................            7,500
                                                                       -------
   Adjustment to record real estate investments under pur-
    chase accounting.........................................           32,654
   Adjustments to deferred and other assets under purchase
    accounting...............................................           15,846
                                                                       -------
   Net increase to real estate investments...................          $48,500
                                                                       =======

  (b) To adjust deferred and other assets under purchase accounting.

                                    REGENCY

           PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
               FOR THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 1998
                      AND THE YEAR ENDED DECEMBER 31, 1997
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                             FOR THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 1998
                            ------------------------------------------------------------------
                              REGENCY        PACIFIC RETAIL     COMBINED
                             PRO FORMA         PRO FORMA       ADJUSTMENTS        COMPANY
                            -------------   ----------------  -------------      -------------
Revenues:
  Minimum rent............   $      82,639            75,393            --             158,032
  Percentage rent.........           2,008             1,002            --               3,010
  Recoveries from tenants.          18,653            19,705            --              38,358
  Management, leasing and
   brokerage fees.........           8,023                45            --               8,068
  Equity in income of
   investments in real
   estate partnerships....             511               --             --                 511
                             -------------      ------------     ----------      -------------
                                   111,834            96,145            --             207,979
                             -------------      ------------     ----------      -------------
Operating expenses:
  Depreciation and amorti-
   zation.................          19,705            18,074            909 (c)         38,688
  Operating and mainte-
   nance..................          13,812            12,087            --              25,899
  General and administra-
   tive...................          11,125             7,099            --              18,224
  Real estate taxes.......          10,110            10,623            --              20,733
                             -------------      ------------     ----------      -------------
                                    54,752            47,883            909            103,544
                             -------------      ------------     ----------      -------------
Interest expense (income):
  Interest expense........          20,759            15,216            --              35,975
  Interest income.........          (1,385)             (581)           --              (1,966)
                             -------------      ------------     ----------      -------------
                                    19,374            14,635            --              34,009
                             -------------      ------------     ----------      -------------
  Income before minority
   interest and gain on
   sale of real estate
   investments............          37,708            33,627           (909)            70,426
Gain on sale of real es-
 tate investments.........           1,401               --             --               1,401
Preferred distributions...                            (1,764)           --              (1,764)
Minority interest.........          (6,449)             (427)             9             (6,867)
                             -------------      ------------     ----------      -------------
  Net income for common
   stockholders...........   $      32,660            31,436           (900)            63,196
                             =============      ============     ==========      =============
Net income per share (note
 (d)):
  Basic...................   $        1.14             $0.49                     $        1.06
                             =============      ============     ==========      =============
  Diluted.................   $        1.13             $0.48                     $        1.04
                             =============      ============     ==========      =============

   See accompanying notes to pro forma consolidated statements of operations.

                                    REGENCY

           PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
               FOR THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 1998
                      AND THE YEAR ENDED DECEMBER 31, 1997
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                  -----------------------------------------------
                                   REGENCY   PACIFIC RETAIL              COMBINED
                                  PRO FORMA    PRO FORMA    ADJUSTMENTS  COMPANY
                                  ---------  -------------- -----------  --------
Revenues:
  Minimum rent................... $104,918       93,199          --      198,117
  Percentage rent................    2,823        1,233          --        4,056
  Recoveries from tenants........   23,907       25,563          --       49,470
  Management, leasing and broker-
   age fees......................    9,057          --           --        9,057
  Equity in income of investments
   in real estate partnerships...
                                        33          --           --           33
                                  --------      -------       ------     -------
                                   140,738      119,995          --      260,733
                                  --------      -------       ------     -------
Operating expenses:
  Depreciation & amortization....   24,270       21,069        1,212(c)   46,551
  Operating and maintenance......   17,339       15,698          --       33,037
  General and administrative.....   12,813        7,790          --       20,603
  Real estate taxes..............   12,934       13,081          --       26,015
                                  --------      -------       ------     -------
                                    67,356       57,638        1,212     126,206
                                  --------      -------       ------     -------
Interest expense (income):
  Interest expense...............   38,128       35,542          --       73,670
  Interest income................   (1,033)        (481)         --       (1,514)
                                  --------      -------       ------     -------
                                    37,095       35,061          --       72,156
                                  --------      -------       ------     -------
  Income before minority interest
   and gain on sale of real
   estate investments............   36,287       27,296       (1,212)     62,371
Gain on sale of real estate in-
 vestments.......................      --           --           --          --
Preferred distributions..........      --        (2,195)         --       (2,195)
Minority interest................   (8,244)        (430)          12      (8,662)
                                  --------      -------       ------     -------
  Net income for common stock-
   holders....................... $ 28,043       24,671       (1,200)     51,514
                                  ========      =======       ======     =======
Net income per share (note (d)):
  Basic.......................... $   1.31      $  0.61                  $  1.26
                                  ========      =======                  =======
  Diluted........................ $   1.22      $  0.60                  $  1.21
                                  ========      =======                  =======


   See accompanying notes to pro forma consolidated statements of operations.

                                    REGENCY

      NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
              FOR THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 1998
                     AND THE YEAR ENDED DECEMBER 31, 1997
                                  (UNAUDITED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

  (c) To increase depreciation expense as a result of the adjustment of real estate investments to fair market value:

                                              FOR THE NINE      FOR THE YEAR
                                              MONTHS ENDED          ENDED
                                           SEPTEMBER 30, 1998 DECEMBER 31, 1997
                                           ------------------ -----------------
Adjustment to record real estate invest-
 ments at fair market value...............      $48,500            48,500
Allocation to land........................       (9,700)           (9,700)
                                                -------            ------
Allocation to building....................       38,800            38,800
Estimated useful life in years............           32                32
                                                -------            ------
Depreciation expense......................      $   909             1,212
                                                =======            ======

  (d) The following summarizes the calculation of basic and diluted earnings per share for the nine-month period ended September 30, 1998 and the year ended December 31, 1997:

                                              FOR THE NINE      FOR THE YEAR
                                              MONTHS ENDED          ENDED
                                           SEPTEMBER 30, 1998 DECEMBER 31, 1997
                                           ------------------ -----------------
Basic Earnings Per Share (EPS)
 Calculation:
  Weighted average common shares
   outstanding
    Regency Pro Forma prior to merger.....        25,045            17,424
    Regency Common Shares issued to
     Pacific Retail.......................        30,749            19,283
                                                --------          --------
  Adjusted weighted average common shares
   outstanding............................        55,794            36,707
                                                ========          ========
  Net income for common stockholders per
   Combined Pro Forma.....................      $ 63,196          $ 51,514
    Less: dividends paid on Class B common
     stock................................        (4,033)           (5,140)
                                                --------          --------
  Net income for Basic EPS................      $ 59,163          $ 46,374
                                                ========          ========
Basic EPS.................................      $   1.06          $   1.26
                                                ========          ========
Diluted Earnings Per Share (EPS)
 Calculation:
  Weighted average common shares
   outstanding for Basic EPS..............        55,794            36,707
  Regency exchangeable operating
   partnership units......................         1,193             1,243
  Pacific Retail exchangeable operating
   partnership units......................           788               788
  Incremental shares to be issued under
   common stock options using the Treasury
   method
    Regency...............................           --                 80
    Pacific Retail........................           103                46
  Contingent shares for the acquisition of
   real estate............................           418               955
                                                --------          --------
    Total Diluted Shares..................        58,296            39,819
                                                ========          ========
  Net income for Basic EPS................      $ 59,163          $ 46,374
    Add: minority interest of operating
     partnership units....................         1,611             1,644
                                                --------          --------
  Net income for Diluted EPS..............      $ 60,774          $ 48,018
                                                ========          ========
Diluted EPS...............................      $   1.04          $   1.21
                                                ========          ========

                             PACIFIC RETAIL TRUST

             PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

  The following unaudited pro forma condensed consolidated balance sheet is based upon the historical consolidated balance sheet of Pacific Retail Trust (the Company) as of September 30, 1998. The following unaudited pro forma condensed consolidated statements of operations of the Company are based upon the historical consolidated statements of operations for the nine-month period ended September 30, 1998 and the year ended December 31, 1997. These statements are presented as if the Company had acquired all of its properties as of January 1, 1997.

  The unaudited pro forma condensed consolidated financial statements are not necessarily indicative of what the actual financial position or results of operations of the Company would have been at September 30, 1998 or December 31, 1997 assuming the transactions had been completed as set forth above, nor does it purport to represent the financial position or results of operations of the Company in future periods.

                              PACIFIC RETAIL TRUST

                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 1998
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                             HISTORICAL  ADJUSTMENTS PRO FORMA
                                             ----------  ----------- ----------
                  ASSETS
                  ------
Real estate investments, at cost...........  $1,059,083      --       1,059,083
Construction in progress...................      21,657      --          21,657
  Less: accumulated depreciation...........      35,942      --          35,942
                                             ----------      ---     ----------
    Real estate rental property, net.......   1,044,798      --       1,044,798
                                             ----------      ---     ----------
Cash and cash equivalents..................         389      --             389
Tenant receivables, net of allowance for
 uncollectible accounts....................      12,604      --          12,604
Deferred costs, less accumulated amortiza-
 tion......................................       5,317      --           5,317
Other assets...............................      10,529      --          10,529
                                             ----------      ---     ----------
    Total assets...........................  $1,073,637      --      $1,073,637
                                             ==========      ===     ==========
   LIABILITIES AND STOCKHOLDERS' EQUITY
   ------------------------------------
Mortgage loans payable.....................  $   97,063      --          97,063
Acquisition and development line of credit.     211,500      --         211,500
                                             ----------      ---     ----------
    Total debt.............................     308,563      --         308,563
Accounts payable and other liabilities.....      16,188      --          16,188
Tenant's security and escrow deposits......       3,408      --           3,408
                                             ----------      ---     ----------
    Total liabilities......................     328,159      --         328,159
                                             ----------      ---     ----------
Minority interest..........................      19,346      --          19,346
                                             ----------      ---     ----------
Preferred stock............................      31,303      --          31,303
Common stock and additional paid in capi-
 tal.......................................     706,086      --         706,086
Distributions in excess of net income......     (11,257)     --         (11,257)
                                             ----------      ---     ----------
    Total stockholders' equity.............     726,132      --         726,132
                                             ----------      ---     ----------
      Total liabilities and stockholders'
       equity..............................  $1,073,637      --       1,073,637
                                             ==========      ===     ==========

                              PACIFIC RETAIL TRUST

           PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
               FOR THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 1998
                      AND THE YEAR ENDED DECEMBER 31, 1997
                                  (UNAUDITED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                          FOR THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 1998
                          ------------------------------------------------------------
                                                  ACQUISITION
                             HISTORICAL           PROPERTIES             PRO FORMA
                          -----------------    -----------------      ----------------
Revenues:
  Minimum rent..........   $          70,735                4,658 (a)            75,393
  Percentage rent.......               1,002                  --                  1,002
  Recoveries from
   tenants..............              18,764                  941 (a)            19,705
  Management, leasing
   and brokerage fees...                  45                  --                     45
                           -----------------      ---------------      ----------------
                                      90,546                5,599                96,145
                           -----------------      ---------------      ----------------
Operating expenses:
  Depreciation and
   amortization.........              17,058                1,016 (b)            18,074
  Operating and
   maintenance..........              11,198                  889 (a)            12,087
  General and
   administrative.......               6,937                  162 (a)             7,099
  Real estate taxes.....              10,194                  429 (a)            10,623
                           -----------------      ---------------      ----------------
                                      45,387                2,496                47,883
                           -----------------      ---------------      ----------------
Interest expense (in-
 come):
  Interest expense......              11,594                3,622 (c)            15,216
  Interest income.......                (581)                 --                   (581)
                           -----------------      ---------------      ----------------
                                      11,013                3,622                14,635
                           -----------------      ---------------      ----------------
  Income before minority
   interest.............              34,146                 (519)               33,627
Minority interest.......                (579)                 152                  (427)
                           -----------------      ---------------      ----------------
  Net income............              33,567                 (367)               33,200
Preferred distributions.              (1,764)                 --                 (1,764)
                           -----------------      ---------------      ----------------
  Net income for common
   shareholders.........   $          31,803                 (367)               31,436
                           =================      ===============      ================
Net income per share
 (note (e)):
  Basic.................   $            0.50                           $           0.49
                           =================                           ================
  Diluted...............   $            0.49                           $           0.48
                           =================                           ================


   See accompanying notes to pro forma consolidated statements of operations.

                              PACIFIC RETAIL TRUST

           PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
               FOR THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 1998
                      AND THE YEAR ENDED DECEMBER 31, 1997
                                  (UNAUDITED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                         FOR THE YEAR
                                                   ENDED DECEMBER 31, 1997
                                                --------------------------------
                                                           ACQUISITION     PRO
                                                HISTORICAL PROPERTIES     FORMA
                                                ---------- -----------   -------
Revenues:
  Minimum rent.................................  $60,869     32,330 (a)   93,199
  Percentage rent..............................    1,233        --         1,233
  Recoveries from tenants......................   16,899      8,272 (a)   25,171
  Management, leasing and brokerage fees.......      392        --           392
                                                 -------     ------      -------
                                                 79,393      40,602      119,995
                                                 -------     ------      -------
Operating expenses:
  Depreciation and amortization................   14,715      6,354 (b)   21,069
  Operating and maintenance....................    9,727      5,971 (a)   15,698
  General and administrative...................    6,542      1,248 (a)    7,790
  Real estate taxes............................   10,012      3,069 (a)   13,081
                                                 -------     ------      -------
                                                  40,996     16,642       57,638
                                                 -------     ------      -------
Interest expense (income):
  Interest expense.............................   11,667     23,875 (c)   35,542
  Interest income..............................     (481)       --          (481)
                                                 -------     ------      -------
                                                  11,186     23,875       35,061
                                                 -------     ------      -------
  Income before minority interest..............   27,211         85       27,296
Minority interest..............................     (490)        60         (430)
                                                 -------     ------      -------
Net income.....................................   26,721        145       26,866
Preferred distributions........................   (2,195)       --        (2,195)
                                                 -------     ------      -------
Net income for common shareholders.............  $24,526        145       24,671
                                                 =======     ======      =======
Net income per share (note (e)):
  Basic........................................  $  0.61                 $  0.61
                                                 =======                 =======
  Diluted......................................  $  0.61                 $  0.60
                                                 =======                 =======




   See accompanying notes to pro forma consolidated statements of operations.

                             PACIFIC RETAIL TRUST

      NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
              FOR THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 1998
                     AND THE YEAR ENDED DECEMBER 31, 1997
                                  (UNAUDITED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

  (a) Reflects revenues and certain expenses for the Acquisition Properties for the period from January 1, 1998 to the earlier of the respective acquisition date of the property or September 30, 1998, and for the year ended December 31, 1997.

                                               FOR THE PERIOD ENDED SEPTEMBER 30, 1998
                                               ---------------------------------------
   PROPERTY               ACQUISITION MINIMUM   RECOVERIES  OPERATING AND     REAL      GENERAL AND
    NAME                     DATE       RENT   FROM TENANTS  MAINTENANCE  ESTATE TAXES ADMINISTRATIVE
   --------               ----------- -------- ------------ ------------- ------------ --------------
Twin Peaks..............    1/15/98   $    231   $    32       $    25      $     8       $     8
Woodman--Van Nuys.......    1/30/98         78        10            22           12             5
Pine Lake Village.......     3/6/98        327        62            47           24            12
Sammamish Highlands.....     3/6/98        348       100            71           31            14
Inglewood Plaza.........     3/6/98         71        19            15            6             2
Oakbrook Plaza..........    3/30/98        180        44            10           14             9
Diablo Plaza............    5/14/98        434       191            69           76            29
Thomas Lake.............    5/21/98        400        65            26           37             7
Sherwood Market Center..    7/15/98        700       157            97           83            20
Murrayhill Marketplace..    7/15/98        878        93           280           51            22
Cherry Park Market......    7/15/98        518        77            97           30            15
Sunnside 205............    7/15/98        493        91           130           57            19
                                      --------   -------       -------      -------       -------
                                      $  4,658   $   941       $   889      $   429       $   162
                                      ========   =======       =======      =======       =======
                                                FOR THE YEAR ENDED DECEMBER 31, 1997
                                               ---------------------------------------
   PROPERTY               ACQUISITION MINIMUM   RECOVERIES  OPERATING AND     REAL      GENERAL AND
    NAME                     DATE       RENT   FROM TENANTS  MAINTENANCE  ESTATE TAXES ADMINISTRATIVE
   --------               ----------- -------- ------------ ------------- ------------ --------------
Market @ Preston Forest.    3/11/97   $    259   $    90       $    49      $    51       $    21
North Hills.............     4/7/97        619       133            89          127            29
West Park Plaza.........     4/9/97        219        72            49           32             9
Woodside Central........     4/9/97        344        99            64           24            13
South Point Plaza.......     4/9/97        410       174           125           55            18
Walker Center...........     4/9/97        293       104            61           29            12
Heritage Plaza..........     7/1/97      1,196       259           296          123            44
Friars Mission..........    7/31/97      1,531       314           140           71            74
Morningside Plaza.......     8/1/97        930       146            44           48             4
Pima Crossing...........    9/22/97      2,031       578           312          252            53
El Camino...............    9/29/97      1,259       401           129          143            49
San Leandro.............    10/1/97        726       240           138           46            43
Rona Plaza..............   10/10/97        479        81            76           24            25
Sequoia Station.........   11/19/97      3,244       743           442          292             4
Loehmann's Plaza........   12/18/97      1,206       325           348          137            75
Arden Square............   12/23/97      1,219       276           189           80            43
Newland Center..........   12/30/97      2,092       435           424          167            90
Plaza Hermosa...........     1/1/98      1,113       658           291          107            72
Twin Peaks..............    1/15/98      2,678       386           313          100            95
Woodman--Van Nuys.......    1/30/98      1,092       362           772          166            73
Pine Lake Village.......     3/6/98      1,259       321           154          165            59
Sammamish Highlands.....     3/6/98      1,380       491           193          190            70
Inglewood Plaza.........     3/6/98        324        94            43           38            13
Oakbrook Plaza..........    3/30/98        636       136           112           27            33
Diablo Plaza............    5/14/98      1,266       449           263          223           124
Thomas Lake.............    5/21/98        359        31            41            4             6
Sherwood Market Center..    7/15/98      1,283       297           150          158            34
Murrayhill Marketplace..    7/15/98      1,769       360           444          101            25
Cherry Park Market......    7/15/98        131        20            17            1             3
Sunnside 205............    7/15/98        983       197           203           88            35
                                      --------   -------       -------      -------       -------
                                      $ 32,330   $ 8,272       $ 5,971      $ 3,069       $ 1,248
                                      ========   =======       =======      =======       =======

                              PACIFIC RETAIL TRUST

       NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
               FOR THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 1998
                      AND THE YEAR ENDED DECEMBER 31, 1997
                                  (UNAUDITED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

  (b) Depreciation expense is based on an estimated life of up to forty years for the buildings and ten years for the improvements of the properties acquired. In addition, the nine month period ended September 30, 1998 and year ended December 31, 1997 calculations reflect depreciation expense on the properties from January 1, 1997 to the earlier of the respective acquisition date of the property or September 30, 1998.

                                        FOR THE PERIOD ENDED SEPTEMBER 30, 1998
                                       -----------------------------------------
   PROPERTY                            BUILDING AND  YEAR BUILDING  DEPRECIATION
    NAME                               IMPROVEMENTS BUILT/RENOVATED  ADJUSTMENT
   --------                            ------------ --------------- ------------
Twin Peaks............................   $ 24,726        1988         $    16
Woodman--Van Nuys.....................      5,920        1992              14
Pine Lake Village.....................     10,326        1989              47
Sammamish Highlands...................      7,391        1992              36
Inglewood Plaza.......................      1,830        1985               8
Oakbrook Plaza........................      5,926        1982              42
Diablo Plaza..........................      7,362        1982              71
Thomas Lake...........................      9,940        1998             103
Sherwood Market Center................     14,860        1995             187
Murrayhill Marketplace................     14,664        1988             183
Cherry Park Market....................     15,934        1997             201
Sunnside 205..........................      8,585        1988             108
                                                                      -------
  Acquisition Properties pro forma de-
   preciation adjustment..............                                $ 1,016
                                                                      =======

                                         FOR THE YEAR ENDED DECEMBER 31, 1997
                                       -----------------------------------------
   PROPERTY                            BUILDING AND  YEAR BUILDING  DEPRECIATION
    NAME                               IMPROVEMENTS BUILT/RENOVATED  ADJUSTMENT
   --------                            ------------ --------------- ------------
Market @ Preston Forest...............   $ 10,645        1990         $    50
North Hills...........................     18,540        1995             135
West Park Plaza.......................      4,619        1996              36
Woodside Central......................      8,624        1993              62
South Point Plaza.....................      9,753        1997              68
Walker Center.........................      6,244        1987              52
Heritage Plaza........................     25,672        1981             305
Friars Mission........................     25,781        1989             405
Morningside Plaza.....................     12,832        1996             246
Pima Crossing.........................     24,341        1996             511
El Camino.............................      9,675        1995             259
San Leandro...........................      7,724        1982             164
Rona Plaza............................      4,243        1989              86
Sequoia Station.......................     17,709        1996             403
Loehmann's Plaza......................      8,225        1983             228
Arden Square..........................      7,290        1994             226
Newland Center........................     11,704        1985             341
Plaza Hermosa.........................      9,255        1984             247
Twin Peaks............................     24,726        1988             393
Woodman--Van Nuys.....................      5,920        1992             166
Pine Lake Village.....................     10,326        1989             285
Sammamish Highlands...................      7,391        1992             213
Inglewood Plaza.......................      1,830        1985              50
Oakbrook Plaza........................      5,926        1982             170
Diablo Plaza..........................      7,362        1982             212
Thomas Lake...........................      9,940        1998              51
Sherwood Market Center................     14,860        1995             374
Murrayhill Marketplace................     14,664        1988             366
Cherry Park Market....................     15,934        1997              34
Sunnside 205..........................      8,585        1988             216
                                                                      -------
  Acquisition Properties pro forma de-
   preciation adjustment..............                                $ 6,354
                                                                      =======

                             PACIFIC RETAIL TRUST

      NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
              FOR THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 1998
                     AND THE YEAR ENDED DECEMBER 31, 1997
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

  (c) To reflect interest expense on the Line required to complete the acquisition of the Acquisition Properties at the interest rate afforded the Company at September 30, 1998 (6.87%). The nine month period ended September 30, 1998 and year ended December 31, 1997 calculation reflects interest expense on the properties from January 1, 1997 to the respective acquisition date of the property.

   Pro forma interest adjustment for the nine-month period ended
    September 30, 1998............................................... $  3,622
                                                                      ========
   Pro forma interest adjustment for the year ended December 31,
    1997............................................................. $ 23,875
                                                                      ========

  (d) The following summarizes the calculation of basic and diluted earnings per share for the nine-month period ended September 30, 1998 and the year ended December 31, 1997:

                                              FOR THE NINE      FOR THE YEAR
                                              MONTHS ENDED          ENDED
                                           SEPTEMBER 30, 1998 DECEMBER 31, 1997
                                           ------------------ -----------------
Basic Earnings Per Share (EPS) Calcula-
 tion:
  Weighted average common shares outstand-
   ing....................................        64,045            40,173
                                                ========          ========
  Proforma net income for Basic EPS.......      $ 31,436          $ 24,671
                                                ========          ========
Basic EPS.................................      $   0.49          $   0.61
                                                ========          ========
  Proforma net income for Basic EPS.......        31,436            24,671
  Add: minority interest for operating
   partnership units......................           427               430
                                                --------          --------
  Proforma net income for Diluted EPS.....        31,863            25,101
                                                ========          ========
Diluted Earnings Per Share (EPS) Calcula-
 tion:
  Weighted average common shares outstand-
   ing for Basic EPS......................        64,045            40,173
  Operating partnership units.............         1,641             1,641
  Incremental shares to be issued under
   common stock options using the Treasury
   method.................................           215                95
                                                --------          --------
    Total Diluted Shares..................        65,901            41,909
                                                ========          ========
Diluted EPS...............................      $   0.48          $   0.60
                                                ========          ========

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders and Board of Trustees of Pacific Retail Trust

  In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of changes in shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Pacific Retail Trust and its consolidated investments at December 31, 1997 and 1996, and results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP

Dallas, Texas
January 23, 1998

                              PACIFIC RETAIL TRUST

                          CONSOLIDATED BALANCE SHEETS

                                                               DECEMBER 31,
                                                         --------------------------
                                                             1997          1996
                                                         ------------  ------------
                         ASSETS
                         ------
Real estate investments................................. $851,458,212  $380,070,040
Less: accumulated depreciation..........................  (19,680,694)   (5,358,128)
                                                         ------------  ------------
                                                          831,777,518   374,711,912
                                                         ------------  ------------
Cash and cash equivalents...............................    4,496,896     1,954,131
Accounts receivable, net................................    7,814,026     2,979,600
Escrow deposits.........................................    2,582,250    16,669,667
Other assets, net.......................................   10,573,762     3,860,612
                                                         ------------  ------------
  Total assets.......................................... $857,244,452  $400,175,922
                                                         ------------  ------------
          LIABILITIES AND SHAREHOLDERS' EQUITY
          ------------------------------------
Liabilities:
  Lines of credit....................................... $ 13,600,000  $ 75,000,000
  Bridge loan...........................................          --     26,500,000
  Notes payable.........................................   84,943,050    11,393,978
  Accounts payable and accrued expenses.................    8,140,425     3,982,168
  Accrued real estate taxes.............................    6,859,847     3,762,617
  Deferred income.......................................    1,820,900       667,091
  Tenant security deposits..............................    2,653,923     1,281,817
  Other liabilities.....................................       95,388        48,798
                                                         ------------  ------------
    Total liabilities...................................  118,113,533   122,636,469
Commitments and contingencies (Note 9)
Minority interest.......................................    7,681,400     7,709,527
Shareholders' equity:
  Shares of beneficial interest, $0.01 par value;
   150,000,000 shares authorized
    Series A preferred shares (1,130,276 authorized,
     issued and outstanding; stated liquidation
     preference of $10 per share plus declared and
     unpaid dividends)..................................   11,302,760    11,302,760
    Series B preferred shares (6,130,276 authorized;
     2,000,000 issued and outstanding; stated
     liquidation preference of $10 per share plus
     declared and unpaid dividends).....................   20,000,000    20,000,000
    Common shares (64,022,671 shares issued and
     outstanding at December 31, 1997; 23,959,979 shares
     issued and outstanding at December 31, 1996).......      640,227       239,598
   Additional paid-in capital...........................  713,511,243   240,013,905
   Employee share notes.................................   (7,930,780)          --
   Distributions in excess of net earnings..............   (6,073,931)   (1,726,337)
                                                         ------------  ------------
    Total shareholders' equity..........................  731,449,519   269,829,926
                                                         ------------  ------------
     Total liabilities and shareholders' equity......... $857,244,452  $400,175,922
                                                         ------------  ------------

                See accompanying notes to financial statements.

                              PACIFIC RETAIL TRUST

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                         YEAR ENDED DECEMBER 31,
                                                         -----------------------
                                                            1997        1996
                                                         ----------- -----------
Income:
  Rental income......................................... $78,985,279 $27,512,702
  Interest and other income.............................     889,477     168,659
                                                         ----------- -----------
                                                          79,874,756  27,681,361
                                                         ----------- -----------
Expenses:
  Rental expenses.......................................   8,569,986   2,712,809
  Depreciation and amortization.........................  14,715,334   5,082,601
  General and administrative............................   6,541,521   3,566,528
  Interest..............................................  11,667,415   2,249,507
  Insurance and real estate taxes.......................  11,169,298   4,005,949
                                                         ----------- -----------
                                                          52,663,554  17,617,394
                                                         ----------- -----------
    Earnings from operations............................  27,211,202  10,063,967
Minority interest.......................................     490,173     192,637
                                                         ----------- -----------
Net earnings............................................  26,721,029   9,871,330
  Less: Series A preferred share dividends..............     755,024     646,518
     Series B preferred share dividends.................   1,440,000     530,609
                                                         ----------- -----------
    Net earnings attributable to common shares.......... $24,526,005 $ 8,694,203
                                                         =========== ===========
  Weighted average common shares outstanding............  40,173,476  16,041,024
                                                         =========== ===========
  Weighted average diluted common shares outstanding....  40,268,452  16,049,423
                                                         =========== ===========
    Basic earnings per share............................ $      0.61 $      0.54
    Diluted earnings per share.......................... $      0.61 $      0.54


                See accompanying notes to financial statements.

                              PACIFIC RETAIL TRUST

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                            SHARES OF BENEFICIAL INTEREST
                           (150,000,000 SHARES AUTHORIZED)                                 RETAINED
                         ------------------------------------                              EARNINGS
                          SERIES A    SERIES B      COMMON     EMPLOYEE     ADDITIONAL  (DISTRIBUTIONS     TOTAL
                          PREFERRED   PREFERRED     SHARES      SHARES       PAID-IN     IN EXCESS OF  SHAREHOLDERS'
                           SHARES      SHARES    AT PAR VALUE    NOTES       CAPITAL       EARNINGS)      EQUITY
                         ----------- ----------- ------------ -----------  ------------ -------------- -------------
Balance at December 31,
 1995................... $11,302,760         --    $ 54,001           --   $ 53,928,999  $   (311,009) $ 64,974,751
Sale of shares, net.....             $20,000,000    185,597                 186,084,906                 206,270,503
Shareholder
 distributions..........                                                                  (11,286,658)  (11,286,658)
Net earnings............                                                                    9,871,330     9,871,330
                         ----------- -----------   --------   -----------  ------------  ------------  ------------
Balance at December 31,
 1996...................  11,302,760  20,000,000    239,598           --    240,013,905    (1,726,337)  269,829,926
                         ----------- -----------   --------   -----------  ------------  ------------  ------------
Sale of shares, net.....                            400,629   $(7,934,400)  473,497,338                 465,963,567
Shareholder
 distributions..........                                            3,620                 (31,068,623)  (31,065,003)
Net earnings............                                                                   26,721,029    26,721,029
                         ----------- -----------   --------   -----------  ------------  ------------  ------------
Balance at December 31,
 1997................... $11,302,760 $20,000,000   $640,227   $(7,930,780) $713,511,243  $ (6,073,931) $731,449,519
                         =========== ===========   ========   ===========  ============  ============  ============


                See accompanying notes to financial statements.

                              PACIFIC RETAIL TRUST

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                    YEAR ENDED DECEMBER 31,
                                                   ---------------------------
                                                       1997           1996
                                                   -------------  ------------
Operating activities
  Net earnings.................................... $  26,721,029  $  9,871,330
  Adjustments to reconcile net earnings to net
   cash provided by operating activities:
    Depreciation and amortization.................    14,715,334     5,082,601
    Minority interest.............................       (28,127)      192,637
    Changes in operating assets and liabilities:
      Accounts receivable.........................    (4,834,426)   (2,119,330)
      Escrow deposits.............................    14,087,417   (16,419,567)
      Other assets................................    (7,105,918)   (2,841,000)
      Accounts payable and accrued expenses.......     4,158,257     3,246,573
      Accrued real estate taxes...................     3,097,230     2,473,505
      Deferred income.............................     1,153,809       604,074
      Tenant security deposits....................     1,372,106     1,118,930
      Other liabilities...........................        46,590      (710,251)
                                                   -------------  ------------
  Net cash provided by operating activities.......    53,383,301       499,502
                                                   -------------  ------------
Investing activities:
  Construction of and acquisition of real estate
   investments....................................  (396,469,436) (297,204,259)
                                                   -------------  ------------
  Net cash used in investing activities...........  (396,469,436) (297,204,259)
                                                   -------------  ------------
Financing activities:
  Principal payments on notes payable.............    (1,369,664)      (31,350)
  Proceeds from line of credit....................           --     74,398,960
  Payments on lines of credit.....................   (61,400,000)          --
  Proceeds from bridge loan.......................           --     26,500,000
  Payments on bridge loan.........................   (26,500,000)          --
  Proceeds from sales of shares, net of expenses..   473,897,967   206,270,503
  Employee share notes............................    (7,934,400)          --
  Payments on employee share notes................         3,620           --
  Distributions paid to shareholders..............   (31,068,623)  (11,286,658)
                                                   -------------  ------------
  Net cash provided by financing activities.......   345,628,900   295,851,455
                                                   -------------  ------------
Not increase (decrease) in cash and cash
 equivalents......................................     2,542,765      (853,302)
Cash and cash equivalents at beginning of period..     1,954,131     2,807,433
                                                   -------------  ------------
Cash and cash equivalents at end of period........ $   4,496,896  $  1,954,131
                                                   -------------  ------------
Supplemental cash flow information:
  Interest paid................................... $  11,123,133  $  1,848,451
                                                   -------------  ------------
Noncash investing and financing activities:
  Acquisition of real estate for assumption of
   notes payable.................................. $  74,918,736  $ 11,425,329
                                                   -------------  ------------
  Acquisition of real estate for minority interest
   partnership units (Note 4)..................... $         --   $  7,650,000
                                                   -------------  ------------

                See accompanying notes to financial statements.

                             PACIFIC RETAIL TRUST

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Organization and Formation

  Pacific Retail Trust ("Pacific Retail") was organized as a Maryland real estate investment trust on April 27, 1995 (originally named Southwest Retail Trust) for the purpose of acquiring, developing, managing and owning neighborhood infill retail properties in a nine state region of the western United States. On August 23, 1995 the Declaration of Trust was amended and restated to change the name to Pacific Retail Trust. At December 31, 1997, 69.2% of Pacific Retail's outstanding shares of beneficial interest are constructively owned by Security Capital Holdings, S.A. ("HOLDINGS"), a wholly-owned subsidiary of Security Capital U.S. Realty ("USREALTY"). Opportunity Capital Partners Limited Partnership ("OCP"), through its partnership Madison Property I, LP (MPI), acquired preferred shares of Pacific Retail as partial consideration for a pool of properties sold to Pacific Retail by MPI on October 20, 1995. At December 31, 1997, OCP owned 6.1% of Pacific Retail's outstanding shares of beneficial interest.

 Principles of Consolidation

  The consolidated financial statements include the accounts of Pacific Retail, its 81.6% ownership in Retail Property Partners Limited Partnership and its 95% ownership in PRT Development Corporation (Note 4).

 Revenue Recognition

  Minimum rents are recognized on a straight-line basis; as such, the rental revenues for leases which contain rent abatements and contractual increases are recognized on a straight-line basis over the initial term of the related lease. Property operating cost recoveries from tenants of common area maintenance, real estate taxes and other recoverable costs, are recognized in the period when the recoveries are earned. In addition, certain tenants pay percentage rental amounts based upon their sales volume and these percentage rents are recognized when billed.

 Real Estate Assets and Related Depreciation

  Costs related directly to the acquisition, development and improvement of real estate, including tenant improvements, are capitalized; ordinary repairs and maintenance are expensed as incurred. Costs incurred in connection with unsuccessful acquisitions are expensed at the time acquisition efforts are terminated. Depreciation is computed on a straight-line basis over the expected economic useful lives, which are principally 10 to 40 years for buildings and improvements.

  Pacific Retail has adopted Statement of Financial Accounting Standards No. 121 ("SFAS 121"). Under SFAS 121, Pacific Retail recognizes impairment losses on property whenever events and changes in circumstances indicate that the carrying amount of long-lived assets, on an individual property basis, may not be recoverable through undiscounted future cash flows. Such losses are determined by comparing the sum of the expected future discounted net cash flows to the carrying amount of the asset. Impairment losses are recognized in operating income as they are determined. As of December 31, 1997 no impairment losses have been incurred.

 Interest

  Pacific Retail capitalizes interest as part of the cost of real estate projects during construction periods. During the years ended December 31, 1997 and 1996, $1,567,444 and $317,563, respectively, in interest was capitalized.

 Cash and Cash Equivalents

  Cash and cash equivalents include all cash and cash equivalent investments with original maturities of three months or less.

                             PACIFIC RETAIL TRUST

 Deferred Loan Fees

  Included in other assets as of December 31, 1997 and 1996 are net costs of $1,668,710 and $924,680, respectively, associated with obtaining financing. Deferred loan fees are amortized to interest expense over the life of the loan and extensions, which is currently three years, using the straight-line method. Amortization of deferred loan fees for the years ended December 31, 1997 and 1996 were $773,952 and $270,345, respectively.

 Income Taxes

  Pacific Retail elected real estate investment trust ("REIT") status in 1995 under the Internal Revenue Code of 1986, as amended. REITs are not required to pay federal income taxes if minimum distribution, income, asset and shareholder tests are met and, accordingly, no provision has been made for federal income taxes in the accompanying financial statements. PRT Development Corporation will be taxed as a separate entity.

 Earnings per Share

  Pacific Retail has adopted Statement of Financial Accounting Standards No. 128 ("SFAS 128"), which establishes standards for computing and presenting earnings per share (EPS). Basic EPS excludes the effect of potentially dilutive securities while diluted EPS reflects the potential dilution that would occur if dilutive securities or other contracts to issue common shares were exercised, converted into, or resulted in the issuance of common shares that then shared in the earnings of the company. The following table summarizes the information required under SFAS 128:

                                             FOR THE YEAR ENDED DECEMBER 31,
                                                           1997
                                            -----------------------------------
                                              INCOME       SHARES     PER-SHARE
                                            (NUMERATOR) (DENOMINATOR)  AMOUNT
                                            ----------- ------------  ---------
BASIC EPS
  Net earnings attributable to common
   shares.................................. $24,526,005  40,173,476     $0.61
                                            -----------  ----------     -----
EFFECT OF DILUTIVE SECURITIES
  Options..................................                  93,583
  Deferred trustee shares..................                   1,393
                                                         ----------
DILUTED EPS
  Income available to common shares and
   assumed conversions..................... $24,526,005  40,268,452     $0.61
                                            -----------  ----------     -----
                                             FOR THE YEAR ENDED DECEMBER 31,
                                                           1996
                                            -----------------------------------
                                              INCOME       SHARES     PER-SHARE
                                            (NUMERATOR) (DENOMINATOR)  AMOUNT
                                            ----------- ------------  ---------
BASIC EPS
  Net earnings attributable to common
   shares.................................. $ 8,694,203  16,041,024     $0.54
                                            -----------  ----------     -----
EFFECT OF DILUTIVE SECURITIES
  Options..................................                   8,399
                                                         ----------
DILUTED EPS
  Income available to common shares and
   assumed conversions..................... $ 8,694,203  16,049,423     $0.54
                                            -----------  ----------     -----

                             PACIFIC RETAIL TRUST

  The assumed conversion of Series A preferred shares of beneficial interest, Series B preferred shares of beneficial interest and minority interest are not dilutive and have therefore been excluded from the calculation. Options to purchase 326,923 common shares at $13 per share were outstanding during the fourth quarter of 1997 but were not included in the computation of diluted EPS because the options' exercise price was greater than the estimated fair market value of the common shares. The options, which expire 10 years from the date of grant, or earlier upon termination of employment or death, were outstanding at December 31, 1997.

 Use of Estimates

  Pacific Retail has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in accordance with generally accepted accounting principles. Actual results could differ from those estimates.

 Fair value

  Pacific Retail has estimated the fair value of its financial instruments at December 31, 1997 and 1996 as required by Statement of Financial Accounting Standards No. 107. The Company believes the carrying values of the Company's financial instruments are reasonable estimates of their fair values.

2. REAL ESTATE INVESTMENTS

  As of December 31, 1997, Pacific Retail owned fifty-six properties. Twenty properties are located in three major metropolitan markets in Texas: the Dallas-Fort Worth metroplex, Austin and Houston. Shopping centers in the Dallas-Fort Worth metroplex generated approximately 40% of the total revenues of the portfolio for the year ended December 31, 1997. Twenty-five shopping centers are located in California and comprise approximately 39% of the total revenues for the year ended December 31, 1997. The remaining properties are located in Arizona, Colorado, Washington, and Oregon.

  The following summarizes real estate investments:

                                                           DECEMBER 31,
                                                     --------------------------
                                                         1997          1996
                                                     ------------  ------------
Improved land....................................... $229,092,191  $107,247,415
Land held for development...........................    1,062,657       233,770
Land under development..............................   12,544,434           --
Buildings and improvements..........................  549,244,562   243,925,431
Land improvements and parking lots..................   46,348,990    27,532,794
Properties under development........................   13,165,378     1,130,630
                                                     ------------  ------------
  Total real estate investments.....................  831,458,212   380,070,040
  Less accumulated depreciation.....................  (19,680,694)   (5,538,128)
                                                     ------------  ------------
    Net real estate investments..................... $831,777,518  $374,711,912
                                                     ============  ============

 Properties Under Development

  In July 1996, Pacific Retail acquired Hancock Center in Austin, Texas for the purpose of redeveloping it as a grocery anchored infill shopping center. Pacific Retail immediately embarked upon the redevelopment program. As of December 31, 1997 and 1996, Pacific Retail has incurred $8,447,883 and $846,000, respectively, in design and demolition costs and construction associated with the redevelopment.

                             PACIFIC RETAIL TRUST

  In June 1996, Pacific Retail acquired Valley Ranch Shopping Center in Coppell, Texas. A tract of undeveloped land was included as part of this purchase. As of December 31, 1997, the land was being developed into approximately 6,000 square feet of retail space at a cost of approximately $570,890, including tenant improvement costs.

 Land Held for Development

  In March 1996, Pacific Retail acquired Harwood Hills Shopping Center in Bedford, Texas. Between March and November of 1996, Pacific Retail completed the construction of an additional 20,300 square feet of retail space at a cost of approximately $1,857,000. As of December 31, 1997 and December 31, 1996, approximately 2.9 acres of land remained for additional development.

  In January 1997, Pacific Retail acquired Plaza de Hacienda in La Puenta, California. Associated with this shopping center were approximately 3.63 acres of land for additional development. As of December 31, 1997, no development has taken place.

 Land Under Development

  In August 1997, Pacific Retail acquired Prestonwood Park which consists of
24.55 acres of land in Dallas, Texas for future development into a grocery anchored shopping center. As of December 31, 1997, construction has not commenced.

  In November 1997, PRT Development Corporation acquired Hebron Park which consists of 7.77 acres of land in Carrollton, Texas for development into a grocery anchored shopping center. As of December 31, 1997, construction has not commenced.

3. BORROWINGS

 Lines of Credit--Secured

  On December 27, 1995, Pacific Retail entered into a credit agreement with a group of lenders to provide a secured line of credit up to a maximum of $50 million. On July 17,1996, the credit agreement was amended to increase the secured line of credit to a maximum of $75 million. The lenders determine the secured net borrowing base by using the lesser of 65% of the lenders' appraised value on ten of the properties or the permanent loan estimate for each property. As of December 31, 1997, the secured net borrowing base was $75 million. On November 14, 1997, the secured line of credit agreement was amended. Under the amended credit agreement, borrowings bear interest at the greater of prime or federal funds rate plus .50% or, at Pacific Retail's option, LIBOR plus a margin of 1.25%, if the ratio of total liabilities to gross asset value is less than .35 to one, or 1.40% if the ratio of total liabilities to gross asset value is greater than or equal to .35 to one. Additionally, there is a fee of .125% per annum of the average daily unfunded line of credit balance, or a fee of .25% per annum of the average daily unfunded line of credit balance if the average daily balance for both the secured and unsecured lines of credit is greater than $100 million. Interest is paid monthly based on the unpaid principal balance. The weighted average interest rates for the years ended December 31, 1997 and 1996 were 7.4% and 7.9%, respectively. The interest rates at December 31, 1997 and 1996 were 8.5% and 7.9%, respectively.

  The amended termination date of the credit agreement is March 28, 1999, but it may be extended for successive one-year periods, if acceptable to the lenders, for a .10% extension fee. All debt incurrences are subject to covenants, as more fully described in the credit agreement. Pacific Retail has utilized the line of credit to help finance the acquisition and development of neighborhood shopping centers and for general working capital purposes during 1997 and 1996.

                             PACIFIC RETAIL TRUST

 Lines of Credit--Unsecured

  On March 28, 1997, Pacific Retail entered into a credit agreement with a group of lenders to provide an unsecured line of credit up to a maximum of $75 million. On November 14, 1997, the unsecured line of credit was increased to a maximum of $125 million. Borrowings bear interest at the greater of prime or federal funds rate plus .50% or, at Pacific Retail's option, LIBOR plus a margin of 1.25%, if the ratio of total liabilities to gross asset value is less than .35 to one, or 1.40% if the ratio of total liabilities to gross asset value is greater than or equal to .35 to one. Interest is paid monthly based on the unpaid principal balance. The weighted average interest rate for the period from March 28, 1997 to December 31, 1997 was 7.7%. There were no borrowings outstanding under the unsecured line of credit at December 31, 1997.

  The termination date of the credit agreement is March 28, 1999, but it may be extended for successive one-year periods, if acceptable to the lenders, for a .10% extension fee. All debt incurrences are subject to covenants, as more fully described in the credit agreement. Pacific Retail has utilized the unsecured line of credit to help finance the acquisition of neighborhood shopping centers and for general working capital purposes during 1997.

 Bridge Loan

  On December 19, 1996, Pacific Retail entered into a credit agreement ("Bridge Loan") with a group of lenders. The agreement, amended on December 27, 1996, provided for an unsecured line of credit up to $32,500,000. Borrowings under the Bridge Loan bore interest at the same rate as the original secured line of credit. Pacific Retail entered into a "negative pledge" agreement whereby it pledged not to encumber certain of its properties with any debt until after the repayment of the funds borrowed under the Bridge Loan. The interest rate at December 31, 1996 was 8.0%. The Bridge Loan was repaid in January 1997.

 Notes Payable

  In March 1996, Pacific Retail acquired Harwood Hills Village Shopping Center subject to an existing note payable of $6,900,000. The note bears interest at 8.58% and payments are interest only until maturity on July 1, 1998.

  In September 1996, Pacific Retail acquired Paseo Village subject to an existing note payable of $4,525,329. The note bears interest at 7.5% and payments of principal and interest in the amount of $38,668 are due monthly until the note matures on May 1, 2001.

  In January 1997, Pacific Retail acquired Mills Pointe and Preston Park Village subject to an existing note payable of $32,750,000. The note bears interest at 7.23% and payments of principal and interest in the amount of $264,578 are due monthly until the note matures on July 1, 2000.

  In January 1997, Pacific Retail acquired Plaza de Hacienda subject to an existing note payable of $6,842,984. The note bears interest at 9% and payments of principal and interest in the amount of $57,128 are due monthly until the note matures on June 10, 2012.

  In February 1997, Pacific Retail acquired Market at Round Rock subject to an existing note payable of $7,617,490. The note bears interest at 8.625% and payments of principal and interest in the amount of $63,059 are due monthly until maturity in December 2005.

  In April 1997, Pacific Retail acquired North Hills Town Center subject to an existing note payable of $9,372,661. The note bears interest at 7.37% and payments of principal and interest in the amount of $76,974 are due monthly until maturity on January 1, 2014.

                             PACIFIC RETAIL TRUST

  In July 1997, Pacific Retail acquired Friar's Mission subject to an existing note payable of $16,990,218 and capital improvement municipal tax bonds payable totaling $1,345,366. The note bears interest at 9.5% and payments of principal and interest in the amount of $152,006 are due monthly until maturity on June 10, 2005. The tax bonds bear interest at rates between 7.3% and 7.9% with annual payments from $161,177 to $168,131 in two installments on March 2 and September 2 through September 2, 2015.

  Principal repayments of notes payable are due approximately as follows:

1998................................................................ $ 8,518,951
1999................................................................   1,877,173
2000................................................................  31,225,210
2001................................................................   4,834,124
2002................................................................     981,541
2003 and after......................................................  37,506,051
                                                                     -----------
                                                                     $84,943,050
                                                                     ===========

4. MINORITY INTEREST

  Minority interest represents limited partners' interests in Retail Property Partners Limited Partnership (the Partnership), a limited partnership controlled by Pacific Retail, and PRT Development Corporation (PRT Development), a Delaware corporation controlled by Pacific Retail.

 Retail Property Partners Limited Partnership

  In September 1996, Pacific Retail formed the Partnership by contributing cash to the Partnership in exchange for a 50.2% controlling general partnership interest in the Partnership, which invested in two retail centers in Dallas, Texas. On December 1, 1996, Pacific Retail contributed the Blossom Valley Shopping Center in Mountain View, California to the Partnership. The assets and liabilities of Blossom Valley were transferred at book value as the transfer was between entities under common control. The value of the contributed property was $17,354,543, which increased Pacific Retail's investment in the Partnership to 76.6%.

  On July 31, 1997, Pacific Retail contributed $8.9 million to the Partnership. With this contribution, Pacific Retail's investment in the Partnership increased to 81.6%. The Partnership used this contribution to purchase the Heritage Plaza land. Limited partners are entitled to exchange each partnership unit for one common share of beneficial interest in Pacific Retail beginning in August 1998. As of December 31, 1997 and December 31, 1996 there were 765,000 limited partnership units outstanding in the Partnership. The limited partners' interests will be reflected as minority interest in the consolidated financial statements until the units are exchanged for Pacific Retail shares.

 PRT Development Corporation

  On November 20, 1997, PRT Development Corporation was organized as a Delaware corporation for the purpose of acquiring land and developing and selling the developed neighborhood infill retail shopping centers. The authorized capital of PRT Development consists of 2,000,000 shares of common stock. 100,000 of the shares will be issued as Class A voting shares. The remaining 1,900,000 shares will be Class B nonvoting. As of December 31, 1997, 3,250 shares of Class A common stock were issued and outstanding. All of the Class A common stock is constructively owned by USREALTY, and is represented in minority interest. Pacific Retail owned 61,750 shares of Class B common stock issued and outstanding at December 31, 1997. The Class B common stock is generally entitled to 95% of all distributions made by PRT Development, and the

                             PACIFIC RETAIL TRUST

Class A common stock is generally entitled to 5% of all distributions made by PRT Development. Pacific Retail has consolidated the operations of PRT Development based on the control exerted in the ordinary course of business over the operating decisions of PRT Development.

5. SHAREHOLDERS' EQUITY

 Offerings

  Between October 20, 1995 and July 16, 1996, Pacific Retail closed on a series of private offerings to HOLDINGS which resulted in the sale of 20 million common shares of beneficial interest at $10 per share for a total amount of $200 million.

  On October 20, 1995, as a partial acquisition price for five properties acquired from OCP, Pacific Retail issued 1,130,276 Series A preferred shares of beneficial interest to MPI at a stated liquidation preference of $10 per share plus declared and unpaid dividends resulting in outstanding Series A Preferred shares valued at $11,302,760.

  On December 22, 1995, Pacific Retail completed an offering of 100,000 common shares at a price of $10 per share. Net proceeds, after offering costs, to Pacific Retail were $982,000.

  On August 6, 1996, OCP acquired 2,000,000 shares of Series B preferred shares of beneficial interest at a stated liquidation preference of $10 per share plus declared and unpaid dividends resulting in Series B preferred shares valued at $20 million.

  On August 30. 1996, OCP acquired one million common shares of beneficial interest in Pacific Retail at $10 per share for a total of $10 million.

  On August 31, 1996, Pacific Retail completed a private offering of 18,182,305 common shares of beneficial interest at $11 per share resulting in a total equity investment of $200,005,350. The first funding call took place on September 16, 1996 resulting in 2,860,197 shares being issued for net proceeds of $29,414,529. On January 9, 1997 and January 27, 1997, two funding calls took place resulting in a total of 10,214,738 shares being issued for net proceeds of $112,355,838. The final funding call took place on May 15, 1997 resulting in 5,107,370 shares being issued for net proceeds of $56,181,060.

  On April 30, 1997, Pacific Retail completed a private offering of 12,500,000 common shares of beneficial interest at $12 per share resulting in a total expected equity investment of $150,000,000. The first funding call took place on May 15, 1997 resulting in 1,898,100 shares being issued for net proceeds of $21,277,205. The second funding call took place on September 18, 1997 resulting in 3,180,570 shares being issued for net proceeds of $38,158,904. On October 1, November 11, and November 28, three funding calls took place resulting in a total of 4,342,300 shares being issued for net proceeds of $52,107,598. The final funding call took place on December 26, 1997 resulting in 3,079,030 shares being issued for net proceeds of $36,948,358.

  On December 29, 1997, Pacific Retail completed and fully funded a private offering of 11,538,462 common shares of beneficial interest at $13 per share for net proceeds of $148,474,528.

 Trustee Compensation

  On March 11, 1997, Pacific Retail granted 4,305 shares to the board of trustees as part of their compensation.

                             PACIFIC RETAIL TRUST

  Effective March 14, 1997, Pacific Retail adopted the Deferred Fee Plan for nonemployee trustees. Under this plan, trustees can defer receipt of cash and equity compensation otherwise payable to the trustee by Pacific Retail. Interest and dividends are earned on the deferred compensation. An election must be made by each trustee to defer their compensation, and this election shall remain in effect until modified or revoked by the trustee. Each trustee must specify when the payment of deferred compensation is to take place. The compensation may be deferred to a specific date of at least two years past the time the compensation is earned, or the compensation may become payable on the last day of the calendar year in which the trustee terminates service with Pacific Retail, or the compensation can become payable on the earlier of such dates.

  As of December 31, 1997, 4,825 shares have been deferred under this plan.

 Shares of Beneficial Interest

  As of December 31, 1997, 150,000,000 shares of beneficial interest, $.01 par value per share, were authorized. Pacific Retail's board of trustees is authorized to issue, from the authorized but unissued shares of Pacific Retail, preferred shares in series and to establish from time to time the number of preferred shares to be included in such series and to fix the designation and any preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemptions of the shares of such series.

 Common Shares

  The outstanding common shares ("Shares") do not have redemption or conversion rights or the benefit of any sinking fund. In the event of liquidation, dissolution or winding up of Pacific Retail, the holders of Shares are entitled to receive ratably the assets remaining after satisfaction of all liabilities and payment of preferences and accrued dividends, if any, on Pacific Retail's shares ranking senior to the Shares (including the preferred shares). The rights of holders of Shares are subject to the rights and preferences established by Pacific Retail's board of trustees for any preferred shares which have been or may subsequently be issued.

 Preferred Shares

  The Series A preferred shares, the Series B preferred shares (together referred to as "Preferred Shares") and Shares vote together as a single class with respect to all matters presented to Pacific Retail's shareholders for a vote. If twelve consecutive quarterly dividends on the Preferred Shares are in arrears, the holders of Preferred Shares will be entitled to nominate and elect an additional trustee until such time as all arrearages have been paid. The Preferred Shares are entitled to a liquidation preference of $10 per share plus an amount equal to all dividends declared but unpaid to the date of final distribution. Pacific Retail may redeem the Preferred Shares any time after October 20, 2010 at a price of $10 per share, plus all declared but unpaid dividends.

 Series A Preferred Shares

  Series A preferred shares are convertible into Series B preferred shares on a one-for-one basis and contain provisions for adjustment to prevent dilution. For fiscal years beginning before January 1, 1997, the Series A preferred shares were entitled to a quarterly dividend in an amount equal to the greater of (i) $0.10 per share or (ii) $0.013 less than the dividend on the Shares. For fiscal years beginning on or after January 1, 1997, Series A preferred shares are entitled to quarterly dividends in an amount equal to the greater of (1) $0.10 per share, (ii) 65% of the highest funds from operations per Share for any preceding fiscal year and (iii) $0.013 less than

                             PACIFIC RETAIL TRUST
the dividend on the Shares. Dividends on the Series A preferred shares are cumulative from the original issue date. Pacific Retail is restricted from paying any dividends on any Shares or shares ranking on a parity with, or ranking junior to, the Series A preferred shares, unless all cumulative dividends are simultaneously paid on the Series A preferred shares.

 Series B Preferred Shares

  The board of trustees has authorized up to 6,130,276 Series B preferred shares for issuance. Series B preferred shares are convertible into Shares on a one-for-one basis and contain provisions for adjustment to prevent dilution. For fiscal years beginning before January 1, 1997, the Series B preferred shares were entitled to a quarterly dividend in an amount equal to the greater of (i) $0.10 per share or (ii) the dividend on the Shares. For fiscal years beginning on and after January 1, 1997, Series B preferred shares are entitled to quarterly dividends in an amount equal to the greater of (i) $0.10 per share, (ii) 65% of the highest funds from operations per Share for any preceding fiscal year or (iii) the dividend on the Shares. Dividends on the Series B preferred shares are cumulative from the original issue date. Pacific Retail is restricted from paying any dividends on any Shares or shares ranking on a parity with, or ranking junior to, the Series B preferred shares, unless all cumulative dividends are simultaneously paid on the Series B preferred shares.

 Investor Agreement

  On October 20, 1995, HOLDINGS, and Pacific Retail entered into an investor agreement whereby HOLDINGS agreed to purchase up to 20 million Shares at $10 per share, net of the original shares purchased, before October 20, 1997. As of December 31, 1996, HOLDINGS had completed the purchase of 20 million Shares. As long as HOLDINGS owns at least 25% of the outstanding common shares of Pacific Retail it will have certain rights regarding appointment of trustees to the board of trustees and regarding approval of budgets, property operations, property acquisitions, changes in executive officers and sales of shares.

 Shareholders' Agreement

  On October 20, 1995, OCP entered into a shareholders' agreement with HOLDINGS and Pacific Retail. Among other provisions of the agreement, OCP was to acquire two million shares of Series B preferred shares at $10 per share at its own request or if required by Pacific Retail. On August 6, 1996, OCP purchased the two million shares of Series B preferred shares.

  As part of the August 9, 1996 amendment to the shareholders' agreement, HOLDINGS and OCP shall each have the right to participate pro rata, based upon percentage ownership of the Shares on a fully diluted basis, in any offerings by Pacific Retail of any capital shares or securities convertible into capital shares on the same terms and at the same time as other offerees. The respective rights terminate at such time as the holder shall own less than 10% of the Shares on a fully diluted basis.

 Shareholder Ownership Limitations

  Pacific Retail's Declaration of Trust seeks to preserve its REIT status by restricting any shareholder from owning more than 9.8% of Pacific Retail's shares of beneficial interest, other than HOLDINGS or OCP. Pacific Retail intends to adopt a shareholder rights plan pursuant to which one purchase right will be issued as a dividend for each outstanding Share. Each purchase right will entitle the holder to purchase one share at a fixed exercise price and, under certain circumstances, to purchase at the exercise price shares or securities of an acquiring company having a market value equal to some multiple of the exercise price. The purchase rights would be exercisable only upon the occurrence of certain triggering events and purchase rights held by the acquiring person would not be exercisable. HOLDINGS and OCP would be exempted from this shareholder rights plan.

                             PACIFIC RETAIL TRUST

 6. INCENTIVE STOCK PROGRAMS

  Pacific Retail has authorized 1,875,000 Shares for a share incentive plan (the "Plan"). On September 24, 1997 the Plan was amended to increase the number of shares authorized to 5,250,000. Additionally, the Plan was amended to award "dividend equivalent units" with all option grants (other than matching options). Participants who are awarded dividend equivalent units will be credited with these units annually based on a calculated dividend yield, multiplied by the number of options outstanding. Matching options and a loan provision have also been added to the common share purchase portion of the Plan. This provision allows the compensation committee to award, for each common share purchased, one or more matching options. Matching options do not receive dividend equivalent units. Further, Pacific Retail may offer participants loans for the entire purchase price of any common shares purchased under the share purchase program. Any loans will be fully recourse to the participant and be for a maximum of 10 years, subject to an acceleration in the event of termination of employment or sale of the common shares. Participants will be required to pledge any common shares to secure the loan from Pacific Retail. Under all plans, the option exercise price represents the estimated fair market value at the date of grant. Vesting of the options commences no more than two years from grant date and options are fully vested no more than five year from grant date. Options expire in 10 years from the date of grant or earlier upon termination of employment or death.

  On October 30, 1997, 696,000 Shares at a price of $12 per share were issued under the amended Plan. Loans were issued for 95% of the total purchase amount and the remaining 5% was received in cash from the participants.

  On August 6, 1996, the board of trustees adopted the 1996 Trustees Plan (the "Trustees Plan"). Under the Trustees Plan, nonemployee trustees received options to purchase Shares at an exercise price equal to the market price on the date of the grant. Options granted under the Trustees Plan are immediately vested. These options expire in 5 years from the date of grant or earlier upon resignation from the board of trustees or death.

  Pacific Retail applies APB Opinion No. 25 and related Interpretations in accounting for the Plan. No compensation has been recognized for the Plan as Pacific Retail has issued the options at an exercise price which represents the fair market value at the date of grant. Had compensation cost for the Plan been determined based on the fair market value at the grant dates for awards, consistent with the method provided by Statement of Financial Accounting Standards No. 123 (SFAS No. 123), the Company's pro forma net earnings for the years ended December 31, 1997 and 1996 would have been:

                                                         FOR THE   FOR THE YEAR
                                                       YEAR ENDED     ENDED
                                                        DECEMBER   DECEMBER 31,
                                                        31, 1997       1996
                                                       ----------- ------------
Net earnings.............................. As reported $26,721,029  $9,871,330
                                           Pro Forma   $26,641,918   9,806,206
Per share net earnings attributable to
 common shares............................ As reported $      0.61  $     0.54
                                           Pro forma   $      0.61  $     0.54

  The fair value of each option grant is estimated on the date of grant using the "minimum value" calculation stipulated by SFAS No. 123 for nonpublic companies. Pacific Retail has assumed the following in estimating the fair value of the options:

                                                                      1997  1996
                                                                      ----  ----
Expected life (years)................................................ 5     5
Risk-free rate....................................................... 5.8%  6.1%
Dividend yield....................................................... 5.0%  5.0%

                             PACIFIC RETAIL TRUST

  The following table summarizes activity under all programs:

                                                          WEIGHTED
                                                          AVERAGE
                                                       EXERCISE PRICE  SHARES
                                                       -------------- ---------
Outstanding at January 1, 1996.......................         --            --
  Granted............................................      $10.04       327,282
                                                           ------     ---------
Outstanding at December 31, 1996.....................      $10.04       327,282
  Granted............................................       11.98     2,149,863
  Exercised..........................................      (11.00)       (2,000)
  Canceled...........................................      (10.57)      (11,273)
                                                           ------     ---------
Outstanding at December 31, 1997.....................      $11.73     2,463,872
                                                           ------     ---------
Options exercisable at December 31, 1997.............      $10.26       118,282
                                                           ------     ---------
Weighted average fair value of options granted during
 1997................................................      $ 2.25
                                                           ------

7. OPERATING LEASES

  Pacific Retail receives rental income from the properties under operating leases with terms ranging from less than one year to 24 years. The minimum future rental under operating leases as of December 31, 1997 are as follows:

1998.............................................................. $  70,672,996
1999..............................................................    64,320,969
2000..............................................................    56,303,689
2001..............................................................    47,212,842
2002..............................................................    40,144,332
Thereafter........................................................   248,609,475
                                                                   -------------
                                                                   $ 527,264,303
                                                                   =============

                             PACIFIC RETAIL TRUST

  A regional grocery chain leases space in nine of the retail centers. As of December 31, 1997, minimum future rentals under current lease agreements with this tenant account for $52,779,529 or 10% of the contracted minimum future rentals shown above. No other tenant account for more than 10% of the contracted minimum future rentals beginning in 1998.

8. COMMITMENTS AND CONTINGENCIES

  Pacific Retail is subject to environmental regulations related to the ownership, operation, development and acquisition of real estate properties. As part of due diligence procedures, Pacific Retail has obtained or conducted Phase I environmental assessments on each property prior to acquisition. Pacific Retail is not aware of any environmental condition on any of its properties which is likely to have a materially adverse effect on Pacific Retail's financial condition or results of operations.

9. SUBSEQUENT EVENTS

  In January 1998, primarily using proceeds from the lines of credit, Pacific Retail and PRT Development acquired separate parcels of Twin Peaks in Poway, California, for a total purchase price of $29,750,000, In addition, Pacific Retail acquired Plaza Hermosa in Hermosa Beach, California for a total purchase price of $13,335,000.

  Also in January 1998, PRT Development purchased approximately 38.2 acres of undeveloped land. The purchase price of approximately $11,646,000 includes $2,087,230 placed in escrow for future development on the purchased land.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders and Board of Trustees of Pacific Retail Trust

  In our opinion, the accompanying balance sheet and the related statements of operations, of shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Pacific Retail Trust at December 31, 1995 and the results of its operations and its cash flows for the period from April 27, 1995 (Inception) to December 31, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP

February 9, 1996
Dallas, Texas

                              PACIFIC RETAIL TRUST

                                 BALANCE SHEET

                                                                    DECEMBER
                              ASSETS                                31, 1995
                              ------                               -----------
Real estate....................................................... $63,790,452
Less accumulated depreciation.....................................    (344,043)
                                                                   -----------
                                                                    63,446,409
Cash and cash equivalents.........................................   2,807,433
Accounts receivable...............................................     860,270
Other assets......................................................   1,338,229
                                                                   -----------
  Total assets.................................................... $68,452,341
                                                                   ===========
               LIABILITIES AND SHAREHOLDERS' EQUITY
               ------------------------------------
Liabilities:
  Note payable.................................................... $   601,040
  Accounts payable and accrued expenses...........................   1,891,597
  Deferred income.................................................      63,017
  Tenant security deposits........................................     162,887
  Other liabilities...............................................     759,049
                                                                   -----------
    Total liabilities.............................................   3,477,590
Commitments and contingencies
Shareholders' Equity:
  Shares of beneficial interest, $0.01 par value;
   150,000,000 shares authorized
    Common shares (5,400,100 authorized and issued)...............      54,001
    Series A preferred shares (1,130,276 authorized and issued;
     stated liquidation preference of $10 per share plus declared and unpaid dividends)........................................  11,302,760
    Series B preferred shares (6,130,276 authorized; none issued).         --
  Additional paid-in-capital......................................  53,928,999
  Distributions in excess of net earnings.........................    (311,009)
                                                                   -----------
    Total shareholders' equity....................................  64,974,751
                                                                   -----------
    Total liabilities and shareholders' equity.................... $68,452,341
                                                                   ===========


                See accompanying notes to financial statements.

                              PACIFIC RETAIL TRUST

                            STATEMENT OF OPERATIONS
          PERIOD FROM APRIL 27, 1995 (INCEPTION) TO DECEMBER 31, 1995


Income:
  Rental income..................................................... $1,816,684
  Interest and other income.........................................     40,718
                                                                     ----------
    Total income....................................................  1,857,402
                                                                     ----------
Expenses:
  Rental expenses...................................................    153,672
  Depreciation and amortization.....................................    349,599
  General and administrative........................................    511,528
  Interest..........................................................    128,770
  Insurance and real estate taxes...................................    319,333
                                                                     ----------
                                                                      1,462,902
                                                                     ----------
    Net earnings....................................................    394,500
  Less: Series A preferred share dividends..........................    111,897
                                                                     ----------
    Net earnings attributable to common shares...................... $  282,603
                                                                     ==========
  Weighted average common shares outstanding........................  1,536,245
                                                                     ==========
  Weighted average diluted common shares outstanding................  1,536,245
                                                                     ==========
    Basic earnings per share........................................ $     0.18
    Diluted earnings per share...................................... $     0.18


                See accompanying notes to financial statements.

                              PACIFIC RETAIL TRUST

                       STATEMENT OF SHAREHOLDERS' EQUITY
          PERIOD FROM APRIL 27, 1995 (INCEPTION) TO DECEMBER 31, 1995

                               SHARES OF
                          BENEFICIAL INTEREST
                          (150,000,000 SHARES
                              AUTHORIZED)
                          -------------------
                           SERIES A
                           PREFERRED
                           SHARES AT  COMMON              DISTRIBUTIONS
                           AGGREGATE  SHARES  ADDITIONAL  IN EXCESS OF      TOTAL
                          LIQUIDATION AT PAR    PAID-IN        NET      SHAREHOLDERS'
                          PREFERENCE   VALUE    CAPITAL     EARNINGS       EQUITY
                          ----------- ------- ----------- ------------- -------------
Balance at April 27,
 1995 (Inception).......
Sale of shares for
 initial capitalization.              $53,001 $52,947,999                $53,001,000
Issuance of shares in
 partial payment of
 property acquisition...  $11,302,760                                     11,302,760
Sale of shares on
 December 22, 1995......                1,000     981,000                    982,000
Cash distributions......                                    $(705,509)      (705,509)
Net earnings............                                      394,500        394,500
                          ----------- ------- -----------   ---------    -----------
Balance at December 31,
 1995...................  $11,302,760 $54,001 $53,928,999   $(311,009)   $64,974,751
                          =========== ======= ===========   =========    ===========


                See accompanying notes to financial statements.

                              PACIFIC RETAIL TRUST

                            STATEMENT OF CASH FLOWS
          PERIOD FROM APRIL 27, 1995 (INCEPTION) TO DECEMBER 31, 1995

Operating Activities:
 Net income....................................................... $   394,500
 Adjustments to reconcile net income to net cash provided by operating activities:
  Depreciation and amortization...................................     349,599
  Straightline rent...............................................     (38,187)
  Changes in operating assets and liabilities:
   Accounts receivable............................................    (860,270)
   Other assets...................................................  (1,305,596)
   Accounts payable and accrued expenses..........................   1,891,597
   Deferred income................................................      63,017
   Other liabilities..............................................     759,049
   Tenant security deposits.......................................     162,887
                                                                   -----------
Net cash provided by operating activities.........................   1,416,596
                                                                   -----------
Investing Activities:
 Acquisition of real estate....................................... (52,487,694)
                                                                   -----------
Net cash used in investing activities............................. (52,487,694)
                                                                   -----------
Financing Activities:
 Proceeds from line of credit.....................................     601,040
 Proceeds from sale of shares, net of expenses....................  53,983,000
 Distributions paid to shareholders...............................    (705,509)
                                                                   -----------
Net cash provided by financing activities.........................  53,878,531
                                                                   -----------
Net increase in cash and cash equivalents.........................   2,807,433
Cash and cash equivalents at beginning of period..................         --
                                                                   -----------
Cash and cash equivalents at end of period........................ $22,807,433
                                                                   -----------

Supplemental cash flow information:
 Interest paid................................................... $    128,770
                                                                  ------------
Noncash investing and financing activities:
 Acquisition of real estate for Series A preferred shares........ $(11,302,760)
                                                                  ------------
Issuance of shares as partial acquisition price.................. $ 11,302,760
                                                                  ------------

                See accompanying notes to financial statements.

                             PACIFIC RETAIL TRUST

                         NOTES TO FINANCIAL STATEMENTS


1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Organization and Formation

  Pacific Retail Trust ("Pacific Retail") was organized as a Maryland real estate investment trust on April 27, 1995 as Southwest Retail Trust for the purpose of acquiring, developing, managing and owning neighborhood infill retail properties in a nine state region of the western United States. On August 23, 1995 the Declaration of Trust was amended and restated to change the name to Pacific Retail Trust. Pacific Retail intends to elect tax status as a real estate investment trust for 1995. Currently, 81% of Pacific Retail's outstanding shares of beneficial interest are constructively owned by Security Capital Holdings, S.A. ("HOLDINGS"), a wholly-owned subsidiary of Security Capital U.S. Realty ("USREALTY"). Opportunity Capital Partners Limited Partnership ("OCP"), through its partnership Madison Property I, LP (MPI), acquired 17% of the outstanding shares as partial consideration for a pool of properties sold to Pacific Retail by MPI on October 20, 1995 (Note 5). Pacific Retail intends to acquire additional shopping centers with proceeds from additional capital contributions and borrowings. As of December 31, 1995 Pacific Retail had signed contracts and deposited earnest money for the acquisition of one neighborhood center in the Dallas area and two neighborhood centers in California and was involved in the final due diligence analysis prior to closing on the purchase of the centers (Note 9).

  For financial reporting purposes, the properties acquired were recorded by Pacific Retail at their acquisition costs which represents fair market value at the time of acquisition.

 Revenue Recognition

  Minimum rents are recognized on a straight-line basis; as such, the rental revenues for leases which contain rent abatements and contractual increases are recognized on a straight-line basis over the initial term of the related lease. Property operating cost recoveries from tenants of common area maintenance, real estate taxes and other recoverable costs, are recognized in the period when the recoveries are earned. In addition, certain tenants pay percentage rental amounts based upon their sales volume and these percentage rents are recognized when billed.

 Real Estate Assets and Related Depreciation

  Costs related directly to the acquisition, development and improvement of real estate are capitalized. Interest costs incurred during construction periods are capitalized. There was no interest capitalized during the period from April 27, 1995 to December 31, 1995. Costs incurred with regard to unsuccessful acquisitions are expensed at the time such acquisition is deemed terminated.

  Pacific Retail has adopted Statement of Financial Accounting Standards No. 121 ("SFAS 121"). Under SFAS 121, Pacific Retail recognizes impairment losses on property whenever events and changes in circumstances indicate that the carrying amount of long-lived assets, on an individual property basis, may not be recoverable through undiscounted future cash flows. Such losses are determined by comparing the sum of the expected future discounted net cash flows to the carrying amount of the asset. Impairment losses are recognized in operating income as they are determined. As of December 31, 1995, no impairment losses had been incurred.

  Ordinary repairs and maintenance are expensed as incurred; major replacements and betterments are capitalized and depreciated over their estimated useful lives. Depreciation is computed on a straight-line basis over the expected economic useful lives, which are principally 10 to 40 years for buildings and improvements.

                             PACIFIC RETAIL TRUST

 Cash and Cash Equivalents

  Cash and cash equivalents include all cash and cash equivalent investments with original maturities of three months or less.

 Deferred Loan Fees

  Included in other assets as of December 31, 1995 are costs of $613,808 associated with obtaining financing (Note 3) which have been capitalized. Deferred loan fees are amortized to interest expense over the life of the loan and extensions which is currently three years using the straight-line method. There was no amortization of the capitalized costs in 1995 as the loan and associated costs were not entered into until December 27, 1995.

 Income Taxes

  Pacific Retail intends to elect real estate investment trust ("REIT") status for 1995 under the Internal Revenue Code of 1986, as amended. REIT's are not required to pay federal income taxes if minimum distribution and income, asset and shareholder tests are met and, accordingly, no provision has been made for federal income taxes in the accompanying financial statements.

 Earnings per Share

  Pacific Retail has adopted Statement of Financial Accounting Standards No. 128 ("SFAS 128"), which establishes standards for computing and presenting earnings per share (EPS). Basic EPS excludes the effect of potentially dilutive securities while diluted EPS reflects the potential dilution that would occur if dilutive securities or other contracts to issue common shares were exercised, converted into, or resulted in the issuance of common shares that then shared in the earnings of the company. The following table summarizes the information required under SFAS 128:

                                            FOR THE PERIOD FROM APRIL 27, 1995
                                             (INCEPTION) TO DECEMBER 31, 1995
                                            -----------------------------------
                                              INCOME       SHARES     PER-SHARE
                                            (NUMERATOR) (DENOMINATOR)  AMOUNT
                                            ----------- ------------- ---------
Basic EPS
 Net earnings attributable to common
  shares...................................  $282,603     1,536,245     $0.18
                                             --------     ---------     -----
Diluted EPS
 Income available to common shares and
  assumed conversions......................  $282,603     1,536,245     $0.18
                                             --------     ---------     -----

The assumed conversion of Series A preferred shares of beneficial interest are not dilutive and have therefore been excluded from the calculation.

2. REAL ESTATE INVESTMENTS

  Pacific Retail acquired the following properties between August 30 and October 20, 1995, all of which are located within 100 miles of the Dallas-Ft. Worth area:

                                                                         GROSS
                                                                        LEASABLE
                                                                         SQUARE
RETAIL CENTER                                             LOCATION        FEET
-------------                                             --------      --------
Arapaho Village South............................... Richardson, Texas  108,816
Ridglea Plaza....................................... Fort Worth, Texas  197,627
Southpark Shopping Center........................... Tyler, Texas       146,225
The Village Shopping Center......................... Duncanville, Texas  95,208
Cooper Street Plaza................................. Arlington, Texas   133,288
Northview Plaza..................................... Dallas, Texas      117,034

                             PACIFIC RETAIL TRUST

  The following summarizes real estate investments as of December 31, 1995:

Land............................................................... $10,148,477
Buildings and improvements.........................................  47,377,965
Land improvements and parking lots.................................   6,264,010
                                                                    -----------
  Total real estate................................................  63,790,452
  Less accumulated depreciation....................................    (344,043)
                                                                    -----------
    Net real estate................................................ $63,446,409
                                                                    ===========

3. LINE OF CREDIT

  On December 27, 1995 Pacific Retail entered into a credit agreement with Wells Fargo Realty Advisors Funding, Incorporated, as agent for a group of lenders, to provide a secured line of credit up to a maximum of $50 million. As of December 31, 1995, the secured net borrowing base was $29,865,000. The lenders determine the secured net borrowing base by using 65% of the lenders' appraised value on five of the properties, excluding Cooper Street Plaza, less an $880,000 reserve for the repair work to be done to the Ridglea Plaza roof (Notes 4 and 10). Borrowings bear interest at the greater of prime or federal funds rate plus 1/2% or at Pacific Retail's option, LIBOR plus 1.75%. Additionally, there is a fee of .125% per annum of the unfunded line of credit balance.

  The termination date of the credit agreement is December 27, 1998, but it may be extended for successive one year periods if acceptable to the lenders, for a .25% extension fee. All debt incurrences are subject to covenants, as more fully described in the credit agreement. The only borrowings made under the credit line in 1995 were for the lender fees.

  A summary of Pacific Retail's line of credit borrowings is as follows:

Total line of credit............................................... $50,000,000
Net borrowing base available....................................... $29,866,000
Borrowings outstanding at December 31, 1995........................ $   601,040
Weighted average interest rate at December 31, 1995................         8.5%

4. OTHER LIABILITIES

  Other liabilities include $669,549 of insurance proceeds for repair of a hail damaged roof on the Ridglea Plaza Shopping Center. Repair work has not been commenced on the roof. It is anticipated that these insurance proceeds will be sufficient to cover the costs of the necessary repairs. Additional other liabilities include escrow holdbacks set up at the acquisition of two of the retail properties for additional repairs.

5. SHAREHOLDERS' EQUITY

 Offerings

  On December 22, 1995 Pacific Retail completed an offering of 100,000 shares of beneficial interest at a price of $10 per share. Net proceeds, after offering costs, to Pacific Retail were $982,000.

  On October 20, 1995 Pacific Retail closed a private offering to HOLDINGS of 5,300,000 shares of beneficial interest at $10 per share for a total amount of $53,000,000.

  On October 20, 1995, as a partial acquisition price for five properties acquired from OCP, Pacific Retail issued 1,130,276 Series A Preferred shares of beneficial interest to MPI at a stated liquidation preference of $10 per share plus declared and unpaid dividends resulting in outstanding Series A Preferred shares valued at $11,302,760.

                             PACIFIC RETAIL TRUST

 Shares of Beneficial Interest

  As of December 31, 1995, 150,000,000 Shares of Beneficial Interest, $.01 par value per share, were authorized. Pacific Retail's Board of Trustees is authorized to issue, from the authorized but unissued shares of Pacific Retail, preferred shares in series and to establish from time to time the number of preferred shares to be included in such series and to fix the designation and any preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemptions of the shares of such series.

 Common Shares

  The outstanding common shares ("Shares") do not have redemption or conversion rights or the benefit of any sinking fund. In the event of liquidation, dissolution or winding up of Pacific Retail, the holders of Shares are entitled to receive ratably the assets remaining after satisfaction of all liabilities and payment of preferences and accrued dividends, if any, on Pacific Retail's shares ranking senior to the Shares (including the Preferred Shares). The rights of holders of Shares are subject to the rights and preferences established by Pacific Retail's Board of Trustees for any preferred shares which have been or may subsequently be issued.

 Preferred Shares

  The Series A Preferred Shares, the Series B Preferred Shares (together referred to as "Preferred Shares") and Shares vote together as a single class with respect to all matters presented to Pacific Retail's shareholders for a vote. If twelve consecutive quarterly dividends on the Preferred Shares are in arrears, the holders of Preferred Shares will be entitled to nominate and elect an additional trustee until such time as all arrearages have been paid. The Preferred Shares are entitled to a liquidation preference of $10.00 per share plus an amount equal to all dividends declared but unpaid to the date of final distribution. Pacific Retail may redeem the Preferred Shares any time after October 20, 2010 at a price of $10.00 per share, plus all accrued and unpaid dividends.

 Series A Preferred Shares

  Series A Preferred Shares are convertible into Series B Preferred Shares on a one-for-one basis and contain provisions for adjustment to prevent dilution. For fiscal years beginning before January 1, 1997, the Series A Preferred Shares are entitled to a quarterly dividend in an amount equal to the greater of (i) $0.10 per share and (ii) $0.013 less than the dividend on the Shares. For fiscal years beginning on or after January 1, 1997, Series A Preferred Shares are entitled to quarterly dividends in an amount equal to the greater of (i) $0.10 per share, (ii) 65% of the highest funds from operations per Share for any preceding fiscal year and (iii) $0.013 less than the dividend on the Shares. Dividends on the Series A Preferred Shares are cumulative from the original issue date. Pacific Retail is restricted from paying any dividends on any Shares or shares ranking on a parity with, or ranking junior to, the Series A Preferred Shares, unless all cumulative dividends are simultaneously paid on the Series A Preferred Shares.

 Series B Preferred Shares

  The Board of Trustees has authorized up to 6,130,276 Series B Preferred Shares for issuance. Series B Preferred Shares are convertible into Shares on a one-for-one basis and contain provisions for adjustment to prevent dilution. For fiscal years beginning before January 1, 1997, the Series B Preferred Shares are entitled to a quarterly dividend in an amount equal to the greater of (i) $0.10 per share and (ii) the dividend on the Shares.

  For fiscal years beginning on and after January 1, 1997, Series B Preferred Shares are entitled to quarterly dividends in an amount equal to the greater of (i) $0.10 per share, (ii) 65% of the highest funds from operations per Share for any preceding fiscal year and (iii) the dividend on the Shares. Dividends on the Series B Preferred

                             PACIFIC RETAIL TRUST

Shares are cumulative from the original issue date. Pacific Retail is restricted from paying any dividends on any Shares or shares ranking on a parity with, or ranking junior to, the Series B Preferred Shares, unless all cumulative dividends are simultaneously paid on the Series B Preferred Shares. No Series B Preferred Shares are currently issued or outstanding.

 Investor Agreement

  On October 20, 1995 HOLDINGS and Pacific Retail entered into an investor agreement whereby HOLDINGS agreed to purchase up to 20 million Shares at $10 per share, net of the original shares purchased, before October 20, 1997. As long as HOLDINGS owns at least 25% of the outstanding common shares of Pacific Retail it will have certain rights regarding appointment of trustees to the Board of Trustees and regarding approval of budgets, property operations, property acquisitions, changes in executive officers and sales of shares.

 Shareholders' Agreement

  On October 20, 1995 OCP entered into a shareholders' agreement with HOLDINGS and Pacific Retail. Among other provisions of the agreement, OCP is to acquire an additional 2 million shares of Series B Preferred Shares at $10 per share at its own request or if required by Pacific Retail. In the event neither party requests the additional capital call, this provision expires on October 20, 1996. Pacific Retail intends to make an equity call for the entire $20 million before October 20, 1996. As long as OCP owns at least 10% of the outstanding common shares of Pacific Retail, it will have the right to nominate one Trustee.

  OCP has also agreed to attempt to sell the remaining three properties it owns and to utilize the proceeds for additional share acquisitions. If a sale of the properties is consummated before March 31, 1996, all proceeds will be used to acquire Series B Preferred Shares at $10 per share. Subsequent to March 31, 1996 but prior to December 7, 1996, the proceeds of a sale shall be used to acquire common shares at the fair market value, as defined, at the time of acquisition.

  Under the shareholders' agreement OCP has the right to have Pacific Retail return the properties acquired from OCP in the event that either (i) Pacific Retail has not acquired total real estate assets totaling $200 million by October 20, 1999, or (ii) prior to achieving $200 million in total real estate assets, Pacific Retail registers its Shares pursuant to Section 12(b) or 12(g) of the Exchange Act. In the event OCP does exercise its option to reacquire the properties, it will surrender its share holdings and $42,100,000, plus the cost of all capital improvements made to the properties which have been approved by OCP's nominee to the Board of Trustees.

  OCP also has the right to purchase up to a total of 5 million Series B Preferred Shares at $10 per share, including any shares issued in conjunction with the sale of its three remaining properties and the shares issued upon funding of its equity commitment of 1,130,276 Series A Preferred Shares. This right expires on March 31, 1996.

  OCP also has the option to acquire up to 5 million common shares at $10 per share, including any shares issued in conjunction with the sale of its three remaining properties and the shares issued upon funding of its equity commitment of 1,130,276 Series A Preferred Shares. This option expires on the earlier of (i) the date HOLDINGS' equity commitment is fully funded or (ii) October 20, 1997.

 Shareholder Ownership Limitations

  Pacific Retail's Declaration of Trust seeks to preserve its anticipated REIT status by restricting any shareholder from owning more than 9.8% of Pacific Retail's shares of beneficial interest, other than

                             PACIFIC RETAIL TRUST

HOLDINGS or OCP. Pacific Retail intends to adopt a shareholder rights plan prior to becoming a public company pursuant to which one purchase right will be issued as a dividend for each outstanding Share. Each purchase right will entitle the holder to purchase one Share at a fixed exercise price and, under certain circumstances, to purchase at the exercise price Shares or securities of an acquiring company having a market value equal to some multiple of the exercise price. The purchase rights would be exercisable only upon the occurrence of certain triggering events and purchase rights held by the acquiring person would not be exercisable. HOLDINGS and OCP would be exempted from this shareholder rights plan.

 6. OPERATING LEASES

  Pacific Retail receives rental income from the properties under operating leases with terms ranging from less than one year to eighteen years. The minimum future rentals under operating leases as of December 31, 1995, are as follows:

1996................................................................ $ 5,998,000
1997................................................................   5,541,000
1998................................................................   4,938,000
1999................................................................   4,368,000
2000................................................................   3,831,000
Thereafter..........................................................  25,388,000
                                                                     -----------
                                                                     $50,064,000
                                                                     ===========

  Tom Thumb Food Stores (Tom Thumb), a regional grocery chain, leases space in three of the retail centers owned by Pacific Retail. Beginning in 1996 minimum future rentals under current lease agreements with Tom Thumb (one expiring in 2007 and two expiring in 2010) will account for $17,212,000 or 34.4% of the contracted minimum future rentals shown above. No other tenant accounts for more than 15% of the minimum future rentals beginning in 1996. Pacific Retail anticipates that due to acquisitions to be made during the next twelve months, no single tenant will account for more than 10% of minimum future rentals beginning in 1997.

                             PACIFIC RETAIL TRUST

7. FAIR VALUE

  Pacific Retail has estimated the fair value of its financial instruments at December 31, 1995 as required by Statement of Financial Accounting Standards No. 107. The carrying values of the Company's financial instruments are reasonable estimates of their fair values.

8. COMMITMENTS AND CONTINGENCIES

  Pacific Retail is subject to environmental regulations related to the ownership, operation, development and acquisition of real estate properties. As part of due diligence procedures, Pacific Retail has acquired or conducted Phase I environmental assessments on each property prior to acquisition. Pacific Retail is not aware of any environmental condition on any of its properties which is likely to have a material adverse effect on Pacific Retail's financial condition or results of operations.

9. SUBSEQUENT EVENTS

  On January 16, 1996, utilizing $14,457,000 of its credit line, Pacific Retail acquired The Promenade, a neighborhood infill retail center in Sacramento, California. The Promenade contains 136,022 square feet and is 95% leased. The acquisition will increase the secured net borrowing base, but the amount of the increase has not yet been determined by the lenders.

  In January 1996, Cooper Street Plaza was approved by the lender to be added to the secured net borrowing base. With the addition of Cooper Street Plaza, the secured net borrowing base increased to $37,145,000.

                              PACIFIC RETAIL TRUST

                       CONSOLIDATED FINANCIAL STATEMENTS
           NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997 (UNAUDITED)

                              PACIFIC RETAIL TRUST

                           CONSOLIDATED BALANCE SHEET

                                                                SEPTEMBER 30,
                                                                --------------
                                                                     1998
                                                                --------------
                                                                 (UNAUDITED)
                            ASSETS
                            ------
Real estate investments........................................ $1,080,739,840
Less: accumulated depreciation.................................    (35,941,954)
                                                                --------------
                                                                 1,044,797,886
Cash and cash equivalents......................................        388,870
Accounts receivable, net.......................................      8,600,273
Escrow deposits................................................      4,319,177
Other assets, net..............................................     15,530,465
                                                                --------------
  Total assets................................................. $1,073,636,671
                                                                ==============
             LIABILITIES AND SHAREHOLDERS' EQUITY
             ------------------------------------
Liabilities:
 Lines of credit............................................... $  211,500,000
 Notes payable.................................................     97,062,997
 Accounts payable and accrued expenses.........................      8,051,085
 Accrued real estate taxes.....................................      7,439,065
 Deferred income...............................................        659,426
 Tenant security deposits......................................      3,407,801
 Other liabilities.............................................         38,737
                                                                --------------
  Total liabilities............................................    328,159,111
Commitments and contingencies (Note 10)........................
Minority interest..............................................     19,346,292
Shareholders' equity:
Shares of beneficial interest, $0.01 par value;
 150,000,000 shares authorized
  Series A preferred shares (1,130,276 authorized, issued and outstanding;
   stated liquidation preference of $10 per share plus declared
   and unpaid dividends).......................................     11,302,760
  Series B preferred shares (6,130,276 authorized; 2,000,000 issued and
   outstanding; stated liquidation preference of $10 per share
   plus declared and unpaid dividends).........................     20,000,000
  Common shares (64,058,952 shares issued and outstanding at
   September 30, 1998).........................................        640,589
 Additional paid-in capital....................................    713,892,877
 Employee share notes..........................................     (8,447,524)
 Distributions in excess of net earnings.......................    (11,257,434)
                                                                --------------
  Total shareholders' equity...................................    726,131,268
                                                                --------------
   Total liabilities and shareholders' equity.................. $1,073,636,671
                                                                ==============

                See accompanying notes to financial statements.

                              PACIFIC RETAIL TRUST

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                         NINE MONTHS ENDED
                                                           SEPTEMBER 30,
                                                      ------------------------
                                                         1998         1997
                                                      -----------  -----------
                                                            (UNAUDITED)
Income:
  Minimum rent....................................... $70,734,572  $42,331,227
  Percentage rent....................................   1,001,725      577,749
  Recoveries from tenants............................  18,763,861   11,183,597
  Management, leasing and brokerage fees.............      45,536      351,658
                                                      -----------  -----------
                                                       90,545,694   54,444,231
                                                      -----------  -----------
Operating Expenses:
  Operating and maintenance..........................  11,197,977    6,277,508
  Depreciation and amortization......................  17,058,178   10,210,065
  General and administrative.........................   6,937,115    4,767,096
  Real estate taxes..................................  10,193,588    7,107,638
                                                      -----------  -----------
                                                       45,386,858   28,362,307
                                                      -----------  -----------
Interest expense (income):
  Interest expense...................................  11,594,080    7,803,632
  Interest income....................................    (580,677)    (223,664)
                                                      -----------  -----------
                                                       11,013,403    7,579,968
                                                      -----------  -----------
  Earnings before minority interest and gain on sale
   of real estate investments........................  34,145,433   18,501,956
Gain on sale of real estate investments..............         --           --
Minority interest....................................    (578,510)    (353,573)
                                                      -----------  -----------
Net earnings.........................................  33,566,923   18,148,383
  Less:
    Series A preferred share dividends...............     608,658      566,268
    Series B preferred share dividends...............   1,155,000    1,080,000
                                                      -----------  -----------
  Net earnings attributable to common shares......... $31,803,265  $16,502,115
                                                      ===========  ===========
  Weighted average common shares outstanding.........  64,044,753   37,373,491
                                                      ===========  ===========
  Weighted average diluted common shares outstanding.  64,259,819   37,451,707
                                                      ===========  ===========
    Basic earnings per share......................... $       .50  $       .44
    Diluted earnings per share....................... $       .49  $       .44

                See accompanying notes to financial statements.

                              PACIFIC RETAIL TRUST

           CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

                             SHARES OF BENEFICIAL INTEREST
                            (150,000,000 SHARES AUTHORIZED)
                          ------------------------------------
                                                                                             RETAINED
                                                                                             EARNINGS
                           SERIES A    SERIES B      COMMON                  ADDITIONAL   (DISTRIBUTIONS     TOTAL
                           PREFERRED   PREFERRED     SHARES     EMPLOYEE      PAID-IN      IN EXCESS OF  SHAREHOLDERS'
                            SHARES      SHARES    AT PAR VALUE SHARE NOTES    CAPITAL       EARNINGS)       EQUITY
                          ----------- ----------- ------------ -----------  ------------  -------------- -------------
Balance at December 31,
 1997...................   11,302,760  20,000,000    640,227    (7,930,780)  713,511,243     (6,073,931)  731,449,519
Sale of shares, net.....                               1,546    (1,909,500)    1,979,390                       71,436
Redemption of shares....                              (1,184)    1,345,263    (1,597,756)                    (253,677)
Shareholder
 distributions..........                                            47,493                  (38,750,426)  (38,702,933)
Net earnings............                                                                     33,566,923    33,566,923
                          ----------- -----------   --------   -----------  ------------   ------------  ------------
Balance at September 30,
 1998 (Unaudited).......  $11,302,760 $20,000,000   $640,589   $(8,447,524) $713,892,877   $(11,257,434) $726,131,268

                See accompanying notes to financial statements.

                              PACIFIC RETAIL TRUST

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                        NINE MONTHS ENDED
                                                          SEPTEMBER 30,
                                                    --------------------------
                                                        1998          1997
                                                    ------------  ------------
                                                           (UNAUDITED)
Operating activities
  Net earnings..................................... $ 33,566,923  $ 18,148,383
  Adjustments to reconcile net earnings to net cash
   provided by operating activities:
    Depreciation and amortization..................   17,058,178    10,210,065
    Minority interest..............................      278,860       (59,527)
    Changes in operating assets and liabilities:
      Accounts receivable..........................     (786,247)   (2,650,168)
      Escrow deposits..............................   (1,736,927)   15,542,081
      Other assets.................................   (5,753,621)   (3,428,104)
      Accounts payable and accrued expenses........      (89,340)      373,543
      Accrued real estate taxes....................      579,218     2,614,787
      Deferred income..............................   (1,161,474)      293,677
      Tenant security deposits.....................      753,878     1,084,693
      Other liabilities............................      (56,651)       17,754
                                                    ------------  ------------
  Net cash provided by investing activities........   42,652,797    42,147,184
                                                    ------------  ------------
Investing activities:
  Construction of and acquisition of real estate
   investments..................................... (197,443,350) (293,660,395)
                                                    ------------  ------------
  Net cash used in investing activities............ (197,443,350) (293,660,395)
                                                    ------------  ------------
Financing activities:
  Principal payments on notes payable..............   (8,332,299)     (940,403)
  Proceeds from line of credit.....................  197,900,000    73,900,000
  Payments on lines of credit......................          --            --
  Payments on bridge loan..........................          --    (26,500,000)
  Proceeds from sales of shares, net of expenses...       71,436   228,015,482
  Redemption of shares.............................     (253,677)          --
  Distributions paid to shareholders...............  (38,702,933)  (21,806,268)
                                                    ------------  ------------
  Net cash provided by financing activities........  150,682,527   252,668,811
                                                    ------------  ------------
Net (decrease) increase in cash and cash
 equivalents.......................................   (4,108,026)    1,155,600
Cash and cash equivalents at beginning of period...    4,496,896     1,954,131
                                                    ------------  ------------
Cash and cash equivalents at end of period......... $    388,870  $  3,109,731
                                                    ============  ============
Supplemental cash flow information:
  Interest paid.................................... $ 11,577,427  $  7,272,919
                                                    ============  ============
Noncash investing and financing activities:
  Acquisition of real estate for assumption of
   notes payable................................... $ 20,452,246  $ 74,918,736
                                                    ============  ============
  Acquisition of real estate in exchange for
   minority interest partnership units............. $ 11,386,032  $        --
                                                    ============  ============
  Exchange of employee share notes for shares...... $  1,909,500  $        --
                                                    ============  ============
  Payments on employee shares notes from
   shareholder distributions....................... $     47,493  $        --
                                                    ============  ============
  Redemption of employee share notes............... $  1,345,263  $        --
                                                    ============  ============

              See accompanying notes to financial statements.

                             PACIFIC RETAIL TRUST

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Organization and formation

  Pacific Retail Trust ("Pacific Retail") was organized as a Maryland real estate investment trust on April 27, 1995 (originally named Southwest Retail Trust) for the purpose of acquiring, developing, managing and owning neighborhood infill retail properties in a nine state region of the western United States. On August 23, 1995, the Declaration of Trust was amended and restated to change the name to Pacific Retail Trust. At September 30, 1998, 69.9% of Pacific Retail's outstanding shares of beneficial interest are constructively owned by Security Capital Holdings S.A. ("HOLDINGS"), a wholly-owned subsidiary of Security Capital U.S. Realty ("USRealty"). Opportunity Capital Partners Limited Partnership ("OCP"), through its partnership Madison Property I, LP (MPI), acquired preferred shares of Pacific Retail as partial consideration for a pool of properties sold to Pacific Retail by MPI on October 20, 1995. At September 30, 1998, OCP owned 6.0% of Pacific Retail's outstanding shares of beneficial interest.

 Principles of consolidation

  The consolidated financial statements include the accounts of Pacific Retail, its 81.9% ownership in Retail Property Partners Limited Partnership and its 95% ownership in PRT Development Corporation (Note 4).

 Revenue recognition

  Minimum rents are recognized on a straight-line basis; as such, the rental revenues for leases, which contain rent abatements and contractual increases are recognized on a straight-line basis over the initial terms of the related leases. Property operating cost recoveries from tenants of common area maintenance, real estate taxes and other recoverable costs, are recognized in the period when the recoveries are earned.

 Real estate assets and related depreciation

  Costs related directly to the development and improvement of real estate, including tenant improvements, are capitalized; ordinary repairs and maintenance are expensed as incurred. Depreciation is computed on a straight-line basis over the expected economic useful lives, which are principally 10 to 40 years for buildings and improvements.

  Pacific Retail has adopted Statement of Financial Accounting Standards No. 121 ("SFAS 121"). Under SFAS 121, Pacific Retail recognizes impairment losses on property whenever events and changes in circumstances indicate that the carrying amount of long-lived assets, on an individual property basis, may not be recoverable through undiscounted future cash flows. Such losses are determined by comparing the sum of the expected future discounted net cash flows to the carrying amount of the asset. Impairment losses are recognized in operating income as they are determined. As of September 30, 1998, no impairment losses have been incurred.

 Adoption of recent accounting pronouncement

  In March 1998, the Emerging Issues Task Force (EITF) finalized Issue 97-11, requiring all internal costs associated with acquiring operating properties to be expensed as incurred. Pacific Retail has applied this policy prospectively.

  In July 1998, the EITF finalized Issue 98-9, requiring contingent rent based on the lessee's sales volume to be recognized when specified targets are met. Pacific Retail has applied this policy prospectively since May 1998.

                             PACIFIC RETAIL TRUST

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


 Interest

  Pacific Retail capitalizes interest as part of the cost of real estate projects during construction periods. During the nine months ended September 30, 1998 and 1997, $2,205,621 and $971,736, respectively, in interest was capitalized.

 Cash and cash equivalents

  Cash and cash equivalents include all cash and cash equivalent investments with original maturities of three months or less.

 Reclassification

  Certain reclassifications have been made to prior year financial statements to conform to current year presentation.

 Deferred loan fees

  Included in other assets as of September 30, 1998 are net costs of $1,291,585 associated with obtaining financing. Deferred loan fees are amortized to interest expense over the life of the loan and extensions, which is currently three years, using the straight-line method. Amortization of deferred loan fees for the nine months ended September 30, 1998 and 1997 was $539,581, and $368,477, respectively.

 Income taxes

  Pacific Retail elected real estate investment trust ("REIT") status in 1995 under the Internal Revenue Code of 1986, as amended. REITs are not required to pay federal income taxes if minimum distribution, income, asset and shareholder tests are met and, accordingly, no provision has been made for federal income taxes in the accompanying financial statements. PRT Development Corporation and Retail Property Partners Limited Partnership are taxed as separate entities.

                             PACIFIC RETAIL TRUST

 Earnings per share

  Pacific Retail has adopted Statement of Financial Accounting Standards No. 128 ("SFAS" 128"), which establishes standards for computing and presenting earnings per share (EPS). Basic EPS excludes the effect of potentially dilutive securities while diluted EPS reflects the potential dilution that would occur if dilutive securities or other contracts to issue common shares were exercised, converted into, or resulted in the issuance of common shares that then shared in the earnings of the Company. The following tables summarize the information required under SFAS 128:

                                                  FOR THE NINE MONTHS ENDED
                                                      SEPTEMBER 30, 1998
                                                         (UNAUDITED)
                                               --------------------------------
                                                                      PER SHARE
                                                 INCOME      SHARES    AMOUNT
                                               ----------- ---------- ---------
BASIC EPS
  Net earnings attributable to common shares.. $31,803,265 64,044,753   $0.50
                                                                        -----
EFFECT OF DILUTIVE SECURITIES
  Options.....................................         --     208,348
  Deferred trustee shares.....................         --       6,718
                                               ----------- ----------
DILUTED EPS
  Income available to common shares and
   assumed conversions........................ $31,803,265 64,259,819   $0.49
                                               =========== ==========   =====
                                                  FOR THE NINE MONTHS ENDED
                                                      SEPTEMBER 30, 1997
                                                         (UNAUDITED)
                                               --------------------------------
                                                                      PER SHARE
                                                 INCOME      SHARES    AMOUNT
                                               ----------- ---------- ---------
BASIC EPS
  Net earnings attributable to common shares.. $16,502,115 37,373,491   $0.44
                                                                        -----
EFFECT OF DILUTIVE SECURITIES
  Options.....................................         --      77,622
  Deferred trustee shares.....................         --         594
                                               ----------- ----------
DILUTED EPS
  Income available to common shares and
   assumed conversions........................ $16,502,115 37,451,707   $0.44
                                               =========== ==========   =====

                             PACIFIC RETAIL TRUST

  The assumed conversion of Series A preferred shares of beneficial interest, Series B preferred shares of beneficial interest and minority interest are not dilutive and have therefore been excluded from the calculation of diluted EPS. Options to purchase 625,078 common shares at $13 per share were outstanding during the third quarter of 1998 and options to purchase 41,667 common shares at $12 per share were outstanding during the third quarter of 1997, but were not included in the computation of diluted EPS because the options' exercise price was greater than or equal to the estimated fair market value of the common shares. The options expire 10 years from the date of grant, or earlier upon termination of employment or death.

 Use of estimates

  Pacific Retail has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities, and related revenues and expenses, to prepare these financial statements in accordance with generally accepted accounting principles. Actual results could differ from those estimates.

 Fair value

  Pacific Retail has estimated the fair value of its financial instruments at September 30, 1998 as required by Statement of Financial Accounting Standards No. 107. The Company believes the carrying values of the Company's financial instruments are reasonable estimates of their fair values.

2. REAL ESTATE INVESTMENTS

  As of September 30, 1998, Pacific Retail owned seventy-one properties. Twenty-one properties are located in three major metropolitan markets in
Texas: the Dallas-Fort Worth metroplex, Austin and Houston. Shopping centers in the Dallas-Fort Worth metroplex generated approximately 23% of the total revenues of the portfolio for the nine months ended September 30, 1998. Thirty-three shopping centers are located in California and comprise approximately 49% of the total revenues for the nine months ended September 30, 1998. The remaining properties are located in Arizona, Colorado, Washington, and Oregon.

  The following summarizes real estate investments:

                                                                 SEPTEMBER 30,
                                                                      1998
                                                                 --------------
                                                                  (UNAUDITED)
Improved land................................................... $  272,059,415
Land held for development.......................................      1,062,657
Land under development..........................................     28,190,273
Buildings and improvements......................................    677,672,174
Land improvements and parking lots..............................     47,823,281
Construction in process.........................................     21,656,899
Redevelopment properties........................................     32,275,141
                                                                 --------------
  Total real estate investments.................................  1,080,739,840
  Less accumulated depreciation.................................    (35,941,954)
                                                                 --------------
    Net real estate investments................................. $1,044,797,886
                                                                 ==============

                             PACIFIC RETAIL TRUST

 Land held for development

  In March 1996, Pacific Retail acquired Harwood Hills Shopping Center in Bedford, Texas. Between March and November of 1996, Pacific Retail completed the construction of an additional 20,300 square feet of retail space at a cost of approximately $1,857,000. As of September 30, 1998, approximately 2.9 acres of land remained for additional development.

  In January 1997, Pacific Retail acquired Plaza de Hacienda in La Puenta, California. Associated with this shopping center were approximately 3.63 acres of land for additional development. As of September 30, 1998, no development has taken place.

 Land under development

  In August 1997, Pacific Retail acquired Prestonwood Park, which consists of
24.55 acres of land in Dallas, Texas for future development into a grocery anchored shopping center. As of September 30, 1998, construction has not commenced.

  In November 1997, PRT Development Corporation acquired Hebron Parkway Plaza, which consists of 7.77 acres of land in Carrollton, Texas for development into a grocery anchored shopping center. As of September 30, 1998, construction has not commenced.

  In January 1998, PRT Development Corporation acquired MacArthur Park, which consists of 38.2 acres of land in Irving, Texas for development into a shopping center. As of September 30, 1998, PRT Development Corporation has incurred $4,418,993 in design and construction costs associated with the development, which is included in construction in process.

  In March 1998, Pacific Retail acquired Hawthorne Plaza in Hawthorne, California, which consists of 10.4 acres of land and an existing shopping center. Pacific Retail plans to demolish the existing structure and rebuild a grocery anchored shopping center. As of September 30, 1998, Pacific Retail has incurred $986,735 in development costs associated with the development, which is included in construction in process.

 Redevelopment properties

  In July 1996, Pacific Retail acquired Hancock Center in Austin, Texas for the purpose of redeveloping it as a grocery anchored infill shopping center. Pacific Retail immediately embarked upon the redevelopment program. On April 1, 1998, a portion of the project representing $7,322,949 in redevelopment costs was completed and capitalized. As of September 30, 1998, $6,672,175 in design and demolition costs and construction associated with the redevelopment remained in construction in process.

  In November 1997, Pacific Retail acquired Bristol & Warner Shopping Center in Santa Ana, California. During 1998, significant rehabilitation work began on the property. As of September 30, 1998, Pacific Retail has incurred $4,130,826 in design, demolition and construction costs.

3. BORROWINGS

 Lines of credit--secured

  On December 27, 1995, Pacific Retail entered into a credit agreement with a group of lenders to provide a secured line of credit up to a maximum of $50 million. On July 17, 1996, the credit agreement was amended to

                             PACIFIC RETAIL TRUST
increase the secured line of credit to a maximum of $75 million. The lenders determine the secured net borrowing base by using the lesser of 65% of the lenders' appraised value on ten of the properties or the permanent loan estimate for each property. As of December 31, 1997, the secured net borrowing base was $75 million. On November 14, 1997, the secured line of credit agreement was amended. Under the amended credit agreement, borrowings bear interest at the greater of prime or federal funds rate plus .50% or, at Pacific Retail's option, LIBOR plus a margin of 1.25%, if the ratio of total liabilities to gross asset value is less than .35 to one, or 1.40% if the ratio of total liabilities to gross asset value is greater than or equal to
 .35 to one. Additionally, there is a fee of .125% per annum of the average daily unfunded line of credit balance, or a fee of .25% per annum of the average daily unfunded line of credit balance if the average daily balance for both the secured and unsecured lines of credit is greater than $100 million. Interest is paid monthly based on the unpaid principal balance. On May 18, 1998, the credit agreement was amended; the secured line of credit was paid in full and terminated through the use of funds from the unsecured line of credit. The weighted averaged interest rate for the period from January 1, 1998 to May 18, 1998 was 7.1%.

 Lines of credit--unsecured

  On March 28, 1997, Pacific Retail entered into a credit agreement with a group of lenders to provide an unsecured line of credit up to a maximum of $75 million. On November 14, 1997, the unsecured line of credit was increased to a maximum of $125 million. On May 18, 1998, the credit agreement was amended and the unsecured line of credit was increased to $350 million. Borrowings bear interest at the greater of prime or federal funds rate plus .50% or, at Pacific Retail's option, LIBOR plus a margin of 1.25%, if the ratio of total liabilities to gross asset value is less than .35 to one, or 1.40% if the ratio of total liabilities to gross asset value is greater than or equal to
 .35 to one and less than .5 to one. Additionally, there is a fee of .125% per annum of the average daily unfunded line of credit balance, or a fee of .25% per annum of the average daily unfunded line of credit balance if the average daily balance is greater than $175 million. Interest is paid monthly based on the unpaid principal balance. The weighted average interest rate for the nine months ended September 30, 1998 was 7.01%. The interest rate at September 30, 1998 was 6.87%.

  The termination date of the amended credit agreement is March 28, 2000, but it may be extended for successive one-year periods, if acceptable to the lenders, for a .10% extension fee. All debt incurrences are subject to covenants, as more fully described in the credit agreement. Pacific Retail has utilized the unsecured line of credit to help finance the acquisition of neighborhood shopping centers and for general working capital purposes during the nine months ended September 30, 1998.

                             PACIFIC RETAIL TRUST

 Notes payable

  Notes payable consisted of the following at September 30, 1998 (unaudited):

                                                                      PRINCIPAL
                                      INTEREST MATURITY PAYMENTS/    BALANCE AT
                             MARKET     RATE     DATE    PERIOD        9/30/98
                           ---------- -------- -------- ---------    -----------
Mortgage Notes Payable:
  Paseo Village........... Arizona      7.50     5/1/01 $ 38,668(2)  $ 4,257,322
  Mills Pointe & Preston
   Park Village(4)........ Texas        7.23     7/1/00  264,578(2)   31,324,957
  Plaza de Hacienda....... California   9.00    6/10/12   57,128(2)    6,704,676
  Market at Round Rock.... Texas        8.63   12/31/05   63,059(2)    7,439,467
  North Hills Town Center. Texas        7.37     1/1/14   76,974(2)    9,004,416
  Friar's Mission......... California   9.50    6/10/05  152,006(2)   16,712,657
  Woodman Van-Nuys........ California   8.80    9/15/15   57,745(2)    6,100,577
  Sunnyside 205........... Oregon       9.38    1/15/00   52,401(2)    5,792,294
  Murryhill Marketplace... Oregon       8.05     5/1/19   69,762(2)    8,404,932
Municipal Tax Bonds
 Payable:
  Friar's Mission......... California  7.30-     9/2/15 161,177-       1,321,699
                                        7.90             168,131(3)
                                                                     -----------
                                                                     $97,062,997
                                                                     -----------

--------
(1) Payments are interest only payable monthly with the full principal balance due at maturity.

(2) Payments are interest and principal payable monthly.

(3) Annual payments of principal and interest payable in two semiannual installments. Amount disclosed is the applicable annual payment range.

(4) Mills Pointe & Preston Park Village are subject to one mortgage note payable.

  Principal repayments of notes payable are due approximately as follows:

Three months remaining in 1998..................................... $   399,328
1999...............................................................   2,303,848
2000...............................................................  37,268,527
2001...............................................................   5,230,349
2002...............................................................   1,412,470
2003 and after.....................................................  50,448,475
                                                                    -----------
                                                                    $97,062,997
                                                                    ===========

4. MINORITY INTEREST

  Minority interest represents limited partners' interests in Retail Property Partners Limited Partnership (the Partnership), a limited partnership controlled by Pacific Retail, and PRT Development Corporation (PRT Development), a Delaware corporation controlled by Pacific Retail.

 Retail Property Partners Limited Partnership

  In September 1996, Pacific Retail formed the Partnership by contributing cash to the Partnership in exchange for a 50.2% controlling general partnership interest in the Partnership, which invested in two retail

                             PACIFIC RETAIL TRUST
centers in Dallas, Texas. On December 1, 1996, Pacific Retail contributed the Blossom Valley Shopping Center in Mountain View, California to the Partnership. The assets and liabilities of Blossom Valley were transferred at book value as the transfer was between entities under common control. The value of the contributed property was $17,354,543, which increased Pacific Retail's investment in the Partnership to 76.6%.

  On July 31, 1997, Pacific Retail contributed $8.9 million to the Partnership. With this contribution, Pacific Retail's investment in the Partnership increased to 81.6%. The Partnership used this contribution to purchase the Heritage Plaza land. On May 21, 1998, Pacific Retail contributed $14,273,244 to the Partnership. With this contribution, Pacific Retail's investment in the Partnership increased to 84.2%. The Partnership used this contribution to purchase the Thomas Lake property in May 1998.

  On July 10, 1998, Pacific Retail contributed $37,026,419 to the Partnership. The partnership used this contribution to purchase the Sherwood Market Center, Murrayhill Marketplace, Cherry Park Market and Sunnyside 205 properties in July 1998. Pacific Retail's investment in the Partnership at September 30, 1998 was 81.9%.

  Limited partners are entitled to exchange each partnership unit for one common share of beneficial interest in Pacific Retail beginning in August 1998. As of December 31, 1997, there were 765,000 limited partnership units outstanding in the Partnership. On May 21, 1998, an additional 115,385 partnership units were issued in association with the acquisition of Thomas Lake. On July 10, 1998, an additional 760,464 partnership units were issued in association with the acquisitions of the Sherwood Market Center, Murrayhill Marketplace, Cherry Park Market and Sunnyside 205 properties. The limited partners' interests will be reflected as minority interest in the consolidated financial statements until the units are exchanged for Pacific Retail shares.

  On July 10, 1998, the Partnership formed a limited liability company called PRT Sunnyside LLC for the purpose of owning, holding, managing, operating, leasing, or selling the property commonly referred to as Sunnyside 205. The property was purchased by the Partnership and then conveyed to PRT Sunnyside LLC subject to a note payable in the amount of $5,806,994.

 PRT Development Corporation

  On November 20, 1997, PRT Development Corporation was organized as a Delaware corporation for the purpose of acquiring land and developing and selling the developed property. The authorized capital of PRT Development consists of 2,000,000 shares of common stock. 100,000 of the shares will be issued as Class A voting shares. The remaining 1,900,000 shares will be Class B nonvoting. As of September 30, 1998 and December 31, 1997, 33,892 and 3,250 shares, respectively, of Class A common stock were issued and outstanding. All of the Class A common stock is constructively owned by USRealty, and is represented in minority interest. Pacific Retail owned 643,958 and 61,750 shares of Class B common stock issued and outstanding at September 30, 1998 and December 31, 1997, respectively. The Class B common stock is generally entitled to 95% of all distributions made by PRT Development, and the Class A common stock is generally entitled to 5% of all distributions made by PRT Development. Pacific Retail has consolidated the operations of PRT Development based on the control exerted in the ordinary course of business over the operating decisions of PRT Development.

5. SHAREHOLDERS' EQUITY

 Offerings

  Between October 20, 1995 and July 16, 1996, Pacific Retail closed on a series of private offerings to HOLDINGS which resulted in the sale of 20 million common shares of beneficial interest at $10 per share for a total amount of $200 million.

                             PACIFIC RETAIL TRUST

  On October 20, 1995, as a partial acquisition price for five properties acquired from OCP, Pacific Retail issued 1,130,276 Series A preferred shares of beneficial interest to MPI at a stated liquidation preference of $10 per share plus declared and unpaid dividends resulting in outstanding Series A preferred shares valued at $11,302,760.

  On December 22, 1995, Pacific Retail completed an offering of 100,000 common shares at a price of $10 per share. Net proceeds, after offering costs, to Pacific Retail were $982,000.

  On August 6, 1996, OCP acquired 2,000,000 shares of Series B preferred shares of beneficial interest at a stated liquidation preference of $10 per share plus declared and unpaid dividends resulting in Series B preferred shares valued at $20 million.

  On August 30, 1996, OCP acquired 1,000,000 common shares of beneficial interest in Pacific Retail at $10 per share for a total of $10 million.

  On August 31, 1996, Pacific Retail completed a private offering of 18,182,305 common shares of beneficial interest at $11 per share resulting in a total equity investment of $200,005,350. The first funding call took place on September 16, 1996 resulting in 2,860,197 shares being issued for net proceeds of $29,414,529. On January 9, 1997 and January 27, 1997, two funding calls took place resulting in a total of 10,214,738 shares being issued for net proceeds of $112,355,838. The final funding call took place on May 15, 1997 resulting in 5,107,370 shares being issued for net proceeds of $56,181,060.

  On April 30, 1997, Pacific Retail completed a private offering of 12,500,000 common shares of beneficial interest at $12 per share resulting in a total expected equity investment of $150,000,000. The first funding call took place on May 15, 1997 resulting in 1,898,100 shares being issued for net proceeds of $21,277,205. The second funding call took place on September 18, 1997 resulting in 3,180,570 shares being issued for net proceeds of $38,158,904. On October 1, November 11, and November 28, three funding calls took place resulting in a total of 4,342,300 shares being issued for net proceeds of $52,107,598. The final funding call took place on December 26, 1997 resulting in 3,079,030 shares being issued for net proceeds of $36,948,358.

  On December 29, 1997, Pacific Retail completed and fully funded a private offering of 11,538,462 common shares of beneficial interest at $13 per share for net proceeds of $148,474,528.

 Trustee compensation

  On March 11, 1997, Pacific Retail granted 4,305 shares to the board of trustees as part of their compensation.

  Effective March 14, 1997, Pacific Retail adopted the Deferred Fee Plan for nonemployee trustees. Under this plan, trustees can defer receipt of cash and equity compensation otherwise payable to the trustee by Pacific Retail. Interest and dividends are earned on the deferred compensation. An election must be made by each trustee to defer their compensation, and this election shall remain in effect until modified or revoked by the trustee. Each trustee must specify when the payment of deferred compensation is to take place. The compensation may be deferred to a specific date of at least two years past the time the compensation is earned, or the compensation may become payable on the last day of the calendar year in which the trustee terminates service with Pacific Retail, or the compensation can become payable on the earlier of such dates.

  As of September 30, 1998 and December 31, 1997, 9,668 and 4,825 shares, respectively, have been deferred under this plan.

                             PACIFIC RETAIL TRUST

 Shares of beneficial interest

  As of September 30, 1998 and December 31, 1997, 150,000,000 shares of beneficial interest, $.01 par value per share, were authorized. Pacific Retail's board of trustees is authorized to issue, from the authorized but unissued shares of Pacific Retail, preferred shares in series and to establish from time to time the number of preferred shares to be included in such series and to fix the designation and any preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption's of the shares of such series.

 Common shares

  The outstanding common shares ("Shares") do not have redemption or conversion rights or the benefit of any sinking fund. In the event of liquidation, dissolution or winding up of Pacific Retail, the holders of Shares are entitled to receive ratably the assets remaining after satisfaction of all liabilities and payment of preferences and accrued dividends, if any, on Pacific Retail's shares ranking senior to the Shares (including the preferred shares). The rights of holders of Shares are subject to the rights and preferences established by Pacific Retail's board of trustees for any preferred shares, which have been or may subsequently be issued.

 Preferred shares

  The Series A preferred shares, the Series B preferred shares (together referred to as "Preferred Shares") and Shares vote together as a single class with respect to all matters presented to Pacific Retail's shareholders for a vote. If twelve consecutive quarterly dividends on the Preferred Shares are in arrears, the holders of Preferred Shares will be entitled to nominate and elect an additional trustee until such time as all arrearages have been paid. The Preferred Shares are entitled to a liquidation preference of $10 per share plus an amount equal to all dividends declared but unpaid to the date of final distribution. Pacific Retail may redeem the Preferred Shares any time after October 20, 2010 at a price of $10 per share, plus all declared but unpaid dividends.

 Series A preferred shares

  Series A preferred shares are convertible into Series B preferred shares on a one-for-one basis and contain provisions for adjustment to prevent dilution. For fiscal years beginning before January 1, 1997, the Series A preferred shares were entitled to a quarterly dividend in an amount equal to the greater of (i) $0.10 per share or (ii) $0.013 less than the dividend on the Shares. For fiscal years beginning on or after January 1, 1997, Series A preferred shares are entitled to quarterly dividends in an amount equal to the greater of (i) $0.10 per share, (ii) 65% of the highest funds from operations per Share for any preceding fiscal year and (iii) $0.013 less than the dividend on the Shares. Dividends on the Series A preferred shares are cumulative from the original issue date. Pacific Retail is restricted from paying any dividends on any Shares or shares ranking on a parity with, or ranking junior to, the Series A preferred shares, unless all cumulative dividends are simultaneously paid on the Series A preferred shares.

 Series B preferred shares

  The board of trustees has authorized up to 6,130,276 Series B preferred shares for issuance. Series B preferred shares are convertible into Shares on a one-for-one basis and contain provisions for adjustment to prevent dilution. For fiscal years beginning before January 1, 1997, the Series B preferred shares were entitled to a quarterly dividend in an amount equal to the greater of (i) $0.10 per share or (ii) the dividend on the Shares. For fiscal years beginning on and after January 1, 1997, Series B preferred shares are entitled to quarterly dividends in an amount equal to the greater of (i) $0.10 per share, (ii) 65% of the highest funds from operations per Share for any preceding fiscal year or (iii) the dividend on the Shares. Dividends on the Series B preferred

                             PACIFIC RETAIL TRUST
shares are cumulative from the original issue date. Pacific Retail is restricted from paying any dividends on any Shares or shares ranking on a parity with, or ranking junior to, the Series B preferred shares, unless all cumulative dividends are simultaneously paid on the Series B preferred shares.

 Investor agreement

  On October 20, 1995, HOLDINGS, and Pacific Retail entered into an investor agreement whereby HOLDINGS agreed to purchase up to 20 million Shares at $10 per share, net of the original shares purchased, before October 20, 1997. As of December 31, 1996, HOLDINGS had completed the purchase of 20 million Shares. As long as HOLDINGS owns at least 25% of the outstanding common shares of Pacific Retail it will have certain rights regarding appointment of trustees to the board of trustees and regarding approval of budgets, property operations, property acquisitions, changes in executive officers and sales of shares.

 Shareholders' agreement

  On October 20, 1995, OCP entered into a shareholders' agreement with HOLDINGS and Pacific Retail. Among other provisions of the agreement, OCP was to acquire two million shares of Series B preferred shares at $10 per share at its own request or if required by Pacific Retail. On August 6, 1996, OCP purchased the two million shares of Series B preferred shares.

  As part of the August 9, 1996 amendment to the shareholders' agreement, HOLDINGS and OCP shall each have the right to participate pro rata, based upon percentage ownership of the Shares on a fully diluted basis, in any offerings by Pacific Retail of any capital shares or securities convertible into capital shares on the same terms and at the same time as other offerees. The respective rights terminate at such time as the holder shall own less than 10% of the Shares on a fully diluted basis.

 Shareholder ownership limitations

  Pacific Retail's Declaration of Trust seeks to preserve its REIT status by restricting any shareholder from owning more than 9.8% of Pacific Retail's shares of beneficial interest, other than HOLDINGS or OCP. Pacific Retail intends to adopt a shareholder rights plan pursuant to which one purchase right will be issued as a dividend for each outstanding Share. Each purchase right will entitle the holder to purchase one share at a fixed exercise price and, under certain circumstances, to purchase at the exercise price shares or securities of an acquiring company having a market value equal to some multiple of the exercise price. The purchase rights would be exercisable only upon the occurrence of certain triggering events and purchase rights held by the acquiring person would not be exercisable. HOLDINGS and OCP would be exempted from this shareholder rights plan.

6. MERGER

  On September 23, 1998, Pacific Retail entered into a merger agreement with Regency Realty Corporation (Regency), a publicly owned real estate investment trust. The merger, already approved by the board of trustees of Pacific Retail and the board of directors of Regency, would result in the acquisition of Pacific Retail by Regency with Regency being the surviving entity. The merger is expected to close on December 31, 1998. Each outstanding Common and Preferred share of Pacific Retail would be converted into 0.48 shares of Regency Common and Preferred stock, respectively.

  Regency commenced operations as a real estate investment trust in 1993 with the completion of its initial public offering. It succeeded to the real estate business operations of The Regency Group, Inc., which began operations in 1963. Regency acquires, owns, develops and manages neighborhood shopping centers in targeted infill markets primarily in the eastern half of the United States. The merged company would have a total market

                             PACIFIC RETAIL TRUST
capitalization of approximately $2.2 billion, owning over 195 shopping centers, consisting of approximately 22.5 million square feet in 22 states and Washington, D.C., including 13 shopping centers under development.

  USRealty is the largest shareholder of Regency, owning approximately 46.0% of the outstanding Regency Common Stock. USRealty has already approved the merger and will vote for the merger when both companies have their respective shareholder meetings. Those shareholders meetings and accompanying vote with regard to the merger are expected to occur in mid-December 1998. After the merger USRealty will own approximately 59.3% of the outstanding Regency Common Stock (52.5% on a fully diluted basis). It is anticipated that after the merger Regency will continue to be taxed as a real estate investment trust under the Internal Revenue Code and continue to be organized as a corporation under the laws of the state of Florida. Regency's headquarters are in Jacksonville, Florida.

7. INCENTIVE STOCK PROGRAMS

  Pacific Retail has authorized 1,875,000 shares for a share incentive plan (the "Plan"). On September 24, 1997, the Plan was amended to increase the number of shares authorized to 5,250,000. Additionally, the Plan was amended to award "dividend equivalent units" with all option grants (other than matching options). Participants who are awarded dividend equivalent units will be credited with these units annually based on a calculated dividend yield, multiplied by the number of options outstanding. Matching options and a loan provision have also been added to the common share purchase portion of the Plan. This provision allows the compensation committee to award, for each common share purchased, one or more matching options. Matching options do not receive dividend equivalent units. Further, Pacific Retail may offer participants loans for the entire purchase price of any common shares purchased under the share purchase program. Any loans will be fully recourse to the participant and be for a maximum of 10 years, subject to an acceleration in the event of termination of employment or sale of the common shares. Participants will be required to pledge any common shares to secure the loan from Pacific Retail. Under all plans, the option exercise price represents the estimated fair market value at the date of grant. Vesting of the options commences no more than two years from grant date and options are fully vested no more than five years from grant date. Options expire in 10 years from the date of grant or earlier upon termination of employment or death.

  On August 6, 1996, the board of trustees adopted the 1996 Trustees Plan (the "Trustees Plan"). Under the Trustees Plan, nonemployee trustees received options to purchase Shares at an exercise price equal to the market price on the date of the grant. Options granted under the Trustees Plan are immediately vested. These options expire in five years from the date of grant or earlier upon resignation from the board of trustees or death.

                             PACIFIC RETAIL TRUST

  Pacific Retail applies APB Opinion No. 25 and related Interpretations in accounting for both the Trustees Plan and the employee share incentive plan. No compensation has been recognized for the plans as Pacific Retail has issued the options at an exercise price, which represents the fair market value at the date of grant. Had compensation cost for the plans been determined based on the fair market value at the grant dates for awards, consistent with the method provided by Statement of Financial Accounting Standards No. 123 (SFAS No. 123), the Company's pro forma net earnings for the nine months ended September 30, 1998 and 1997 would have been:

                                                           FOR THE     FOR THE
                                                         NINE MONTHS NINE MONTHS
                                                            ENDED       ENDED
                                                          SEPTEMBER   SEPTEMBER
                                                          30, 1998    30, 1997
                                                         ----------- -----------
                                                         (UNAUDITED) (UNAUDITED)
Net earnings...................... As reported           $33,566,923 $18,148,383
                                   Pro forma (unaudited) $32,788,374 $18,045,954
Per share net earnings............ As reported           $       .50 $       .44
 attributable to common shares.... Pro forma (unaudited) $       .48 $       .44
Diluted per share net earnings.... As reported           $       .49 $       .44
 attributable to common shares.... Pro forma (unaudited) $       .48 $       .44

  The fair value of each option grant is estimated on the date of grant using the "minimum value" calculation stipulated by SFAS No. 123 for nonpublic companies. Pacific Retail has assumed the following in estimating the fair value of the options: expected lives of five years, dividend yield of 5%, expected volatility of 0%, and risk-free interest rates ranging from 6.56% to 5.48%.

  The following table summarizes activity under all programs:

                                                             WEIGHTED
                                                             AVERAGE
                                                             EXERCISE  NUMBER OF
                                                              PRICE     OPTIONS
                                                             --------  ---------
Outstanding at December 31, 1997............................ $ 11.73   2,463,872
 Granted....................................................   13.00     348,155
 Exercised..................................................     --          --
 Cancelled..................................................  (11.88)   (406,668)
                                                             -------   ---------
Outstanding at September 30, 1998...........................   11.87   2,405,359
                                                             =======   =========
Options exercisable at September 30, 1999................... $ 10.51     130,282
                                                             =======   =========
Weighted average net value of options granted during 1998... $  3.20
                                                             =======

8. OPERATING LEASES

  Pacific Retail receives rental income from the properties under operating leases with terms ranging from less than one year to 24 years. The minimum future rentals under operating leases as of September 30, 1998 are as follows:

Three months remaining in 1998.................................... $ 24,289,843
1999..............................................................   90,904,809
2000..............................................................   80,548,312
2001..............................................................   68,759,426
2002..............................................................   59,220,811
Thereafter........................................................  377,360,451
                                                                   ------------
                                                                   $701,083,652
                                                                   ============

                             PACIFIC RETAIL TRUST

9. COMMITMENTS AND CONTINGENCIES

Pacific Retail is subject to environmental regulations related to the ownership, operation, development and acquisition of real estate properties. As part of due diligence procedures, Pacific Retail has obtained or conducted Phase I environmental assessments on each property prior to acquisition. Pacific Retail is not aware of any environmental condition on any of its properties which is likely to have a materially adverse effect on Pacific Retail's financial condition or results of operations.

                             PACIFIC RETAIL TRUST

            SCHEDULE III--REAL ESTATE AND ACCUMULATED DEPRECIATION
                               DECEMBER 31, 1997
                                (IN THOUSANDS)

                                                    COSTS      GROSS AMOUNT AT WHICH CARRIED AT
                                INITIAL COSTS    CAPITALIZED           DECEMBER 31, 1997
                             ------------------- SUBSEQUENT    -------------------------------------                  YEAR
                     ENCUM-         BUILDINGS &      TO                    BUILDINGS &               ACCUMULATED  CONSTRUCTED/
    PROPERTIES       BRANCES  LAND  IMPROVEMENTS ACQUISITION     LAND      IMPROVEMENTS    TOTAL     DEPRECIATION   ACQUIRED
    ----------       ------- ------ ------------ -----------   ---------- -------------------------- ------------ ------------
OPERATING
 PROPERTIES
Austin, Texas Area:
  Market @ Round
   Rock............  $ 7,523 $2,000   $ 8,978      $    9      $    2,000   $     8,988  $    10,988   $  (236)       1997
  North Hills......    9,194  4,900    18,484          56           4,900        18,540       23,440      (406)       1997
Dallas/Ft. Worth
 Area:
  Arapaho Village
   South...........             837     7,083         328             837         7,411        8,248      (569)       1995
  Casa Linda Plaza.           4,515    23,190       4,260           4,515        27,450       31,965    (1,120)       1996
  Cooper Street
   Plaza...........           2,079    10,419          78           2,079        10,497       12,576      (690)       1995
  Harwood Hills
   Phase I & II....    6,900  2,618     6,475       2,004           2,618         8,478       11,096      (692)    1996,1996
  Hillcrest
   Village.........           1,600     1,752                       1,600         1,752        3,352       (65)       1996
  Market @ Preston
   Forest..........           4,400    10,643                       4,400        10,643       15,043      (248)       1997
  Mills Pointe.....    6,078  2,000    11,432         177           2,000        11,610       13,610      (334)       1997
  Mockingbird
   Commons.........           3,000     9,335          32           3,000         9,367       12,367      (398)       1996
  Northview Plaza..           1,957     7,999         263           1,957         8,262       10,219      (627)       1995
  Preston Park
   Village.........   25,910  6,400    45,957           9           6,400        45,966       52,366    (1,143)       1997
  Ridglea Plaza....           1,675    12,609          71           1,675        12,680       14,355      (978)       1995
  Southpark Center.           3,078     8,720          38           3,078         8,758       11,836      (662)       1995
  Valley Ranch
   Phase I & II....           2,593     6,276       3,989           3,021         9,837       12,858      (414)    1996,1996
  The Village......             522     6,809          38             522         6,847        7,369      (520)       1995
Denver Area:
  Boulevard Center.           3,659     9,382          47           3,659         9,429       13,088      (375)       1996
  Buckley Square...           3,270     4,248        (265)(b)       2,970         4,283        7,253      (180)       1996
  Leetsdale Center.           3,420     9,150         432           3,420         9,582       13,002      (417)       1996
  Littleton Square.           2,030     8,060          58           2,030         8,118       10,148      (241)       1996
Houston Area:
  Champion Forest..           2,666     7,943          22           2,666         7,965       10,631      (258)       1997
Los Angeles County
 Area:
  El Camino........           7,600     9,671                       7,600         9,671       17,271     (86)         1997

                             PACIFIC RETAIL TRUST

                               DECEMBER 31, 1997
                                (IN THOUSANDS)

                                                   COSTS     GROSS AMOUNT AT WHICH CARRIED AT
                              INITIAL COSTS     CAPITALIZED         DECEMBER 31, 1997
                           -------------------- SUBSEQUENT  ------------------------------------                  YEAR
                   ENCUM-          BUILDINGS &      TO                  BUILDINGS &              ACCUMULATED  CONSTRUCTED/
    PROPERTIES     BRANCES  LAND   IMPROVEMENTS ACQUISITION   LAND      IMPROVEMENTS    TOTAL    DEPRECIATION   ACQUIRED
    ----------     ------- ------- ------------ ----------- ---------- ------------------------- ------------ ------------
OPERATING
 PROPERTIES
  Plaza de
   Hacienda....... $ 6,764 $ 4,230   $ 9,744       $  3     $    4,230   $    9,747   $   13,977   $  (349)       1997
  Redondo Village.           1,313     3,810                     1,313        3,810        5,123      (252)       1996
  Ventura Village.           4,300     6,135         32          4,300        6,167       10,467      (311)       1996
Orange County
 Area:
  Heritage Plaza..           8,907    25,732         46          8,907       25,778       34,685      (370)       1997
  Morningside
   Plaza..........           4,300    12,819          3          4,300       12,823       17,123      (176)       1997
  Newland Center..          12,500    11,686                    12,500       11,686       24,186                  1997
  Rona Plaza......           1,500     4,239          2          1,500        4,240        5,740       (29)       1997
  Santa Ana
   Downtown Plaza.           4,240     7,105         13          4,240        7,118       11,358      (369)       1996
Phoenix Area:
  Paseo Village...   4,363   2,550     6,652        100          2,550        6,752        9,302      (284)       1996
  Pima Crossing...           5,800    24,208         98          5,800       24,306       30,106      (181)       1997
Portland Area:
  Walker Center...           3,840     6,244                     3,840        6,244       10,084      (155)       1997
Sacramento Area:
  Arden Square....           3,140     7,271                     3,140        7,271       10,411                  1997
  The Promenade...           2,526    12,244         18          2,526       12,263       14,789      (664)       1996
San Diego County
 Area:
  Costa Verde.....          12,740    21,991        261         12,740       22,253       34,993    (1,249)       1996
  El Norte Parkway
   Plaza..........           2,834     6,121          1          2,834        6,122        8,956      (431)       1996
  Friars Mission..  18,213   6,660    25,754                     6,660       25,754       32,414      (289)       1997
San Francisco Bay
 Area:
  Blossom Valley..           7,804     9,848         31          7,804        9,880       17,683      (451)       1996
  Country Club
   Village........           3,000    11,117        170          3,000       11,287       14,287      (353)       1996
  Encina Grande...           5,040    10,117          6          5,040       10,123       15,163      (306)       1997
  Loehmann's
   Plaza..........           5,420     8,044                     5,420        8,044       13,464                  1997
  San Leandro.....           1,300     7,689                     1,300        7,689        8,989       (55)       1997
  Sequoia Station.           9,100    17,697                     9,100       17,697       26,797                  1997
  Strawflower
   Village........           4,060     6,867         15          4,060        6,882       10,943      (301)       1996
  Tassajara
   Crossing.......           8,560    14,526         47          8,560       14,573       23,133      (766)       1996
  Westpark Plaza..           5,840     4,398         37          5,840        4,434       10,274      (109)       1997
  Woodside Central
   Plaza..........           3,500     8,623                     3,500        8,623       12,123      (187)       1997

                             PACIFIC RETAIL TRUST
       SCHEDULE III--REAL ESTATE AND ACCUMULATED DEPRECIATION--CONTINUED
                               DECEMBER 31, 1997
                                (IN THOUSANDS)

                                                                   GROSS AMOUNT AT WHICH CARRIED AT
                                  INITIAL COSTS         COSTS              DECEMBER 31, 1997
                              ---------------------  CAPITALIZED   -----------------------------------                  YEAR
                      ENCUM-           BUILDINGS &    SUBSEQUENT               BUILDINGS &             ACCUMULATED  CONSTRUCTED/
     PROPERTIES       BRANCES   LAND   IMPROVEMENTS TO ACQUISITION   LAND     IMPROVEMENTS    TOTAL    DEPRECIATION   ACQUIRED
     ----------       ------- -------- ------------ -------------- ---------- ------------------------ ------------ ------------
OPERATING PROPERTIES
Seattle Area:
  Lake Meridian
  Marketplace.......          $  6,510   $ 11,557      $   119     $    6,510   $   11,676  $   18,186   $   (355)      1996
  South Point Plaza.             5,000      9,697           37          5,000        9,735      14,735       (205)      1997
  Southcenter Plaza.             1,300     12,022           74          1,300       12,096      13,396       (357)      1996
  Totem Hill Plaza..             1,100      3,124           15          1,100        3,139       4,239       (105)      1997
                              --------   --------      -------     ----------   ----------  ----------   --------
TOTAL OPERATING
PROPERTIES..........  $84,943  215,732    571,699       12,773        215,861      584,347     800,205    (19,315)
                      ------- --------   --------      -------     ----------   ----------  ----------   --------
REDEVELOPMENT
PROPERTIES
Austin, Texas Area:
  Hancock Center....             8,232      4,150            4          8,232        4,154      12,386       (348)      1996
Orange County Area:
  Bristol and
  Warner............             5,000      7,095                       5,000        7,095      12,095        (18)      1997
                      ------- --------   --------      -------     ----------   ----------  ----------   --------
TOTAL REDEVELOPMENT
PROPERTIES..........      --    13,232     11,245            4         13,232       11,249      24,481       (366)
                      ------- --------   --------      -------     ----------   ----------  ----------   --------
LAND UNDER
DEVELOPMENT
Dallas/Ft. Worth
Area:
  Hebron Parkway
  Plaza.............             2,378                                  2,378                    2,378                  1997
  Prestonwood Park..            10,166                                 10,166                   10,166                  1997
                              --------   --------      -------     ----------   ----------  ----------   --------
TOTAL LAND UNDER
DEVELOPMENT.........            12,543        --           --          12,544          --       12,544        --
                              --------   --------      -------     ----------   ----------  ----------   --------
LAND HELD FOR
DEVELOPMENT
Dallas/Ft. Worth
Area:
  Harwood Hills.....               234                       1            235                      235                  1996
Los Angeles Area:
  Plaza de Hacienda.               770                      58            828                      828                  1997
                              --------   --------      -------     ----------   ----------  ----------   --------
TOTAL LAND HELD FOR
DEVELOPMENT.........             1,004        --            59          1,063          --        1,063        --
                              --------   --------      -------     ----------   ----------  ----------   --------
    GRAND TOTAL.....  $84,943 $242,512   $582,944      $12,837     $  242,700   $  595,596  $  838,293   $(19,681)
                      ======= ========   ========      =======     ==========   ==========  ==========   ========

(a) Reconciliation of total cost to balance sheet caption at December 31, 1997 (in thousands):

   Total per Schedule III............................................. $838,293
   Construction in process............................................   13,165
                                                                       --------
   Total real estate.................................................. $851,458
                                                                       ========

(b) Pad site was sold in 1997 to the tenant under a right of first refusal existing at time center was purchased. Sales price was $300,000 which was equal to the cost of the pad site.

                                                                         ANNEX A

                                                                  EXECUTION COPY


                          AGREEMENT AND PLAN OF MERGER

                         DATED AS OF SEPTEMBER 23, 1998

                                 BY AND BETWEEN

                           REGENCY REALTY CORPORATION

                                      AND

                              PACIFIC RETAIL TRUST

                          AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is entered into as of September 23, 1998 by and between Pacific Retail Trust, a Maryland real estate investment trust ("West"), and Regency Realty Corporation, a Florida corporation ("East").

WHEREAS, the Board of Trustees of West and the Board of Directors of East have approved, and deem it advisable and in the best interests of their respective companies and shareholders to consummate, (a) a merger of West with and into East (the "East/West Merger" or the "Merger") and (b) a merger of Retail Property Partners Limited Partnership, a Delaware limited partnership ("West Operating Partnership"), with and into Regency Centers, L.P., a Delaware limited partnership ("East Operating Partnership") (the "Operating Partnership Merger") with East and East Operating Partnership as the respective successors to the merger upon the terms and subject to the conditions set forth in this Agreement, provided that the East/West Merger shall not be conditioned upon the simultaneous closing of the Operating Partnership Merger;

WHEREAS, the Board of Trustees of West and Board of Directors of East believe that it would be in the best interests of their respective companies and shareholders for PRT Development Corporation, a Delaware corporation ("West Management Company"), to merge with and into Regency Realty Group, Inc., a Florida corporation ("East Management Company") (the "Management Company Merger"), with East Management Company being the successor in the merger, provided that the simultaneous closing of the Management Company Merger shall not be a condition to the East/West Merger);

WHEREAS, the East/West Merger and this Agreement and the matters contemplated hereby require approval by the affirmative vote of holders of the outstanding shares of West Voting Stock (as defined herein) that are entitled to cast a majority of the votes on the matter, and the affirmative vote of holders of a majority of the outstanding shares of common stock, $.01 par value per share, of East ("East Common Stock") entitled to vote thereon (the "West Shareholders Approval" and "East Shareholders Approval," respectively);

WHEREAS, concurrently with the execution of this Agreement, Security Capital U.S. Realty and its wholly-owned subsidiary, Security Capital Holdings S.A. ("SCH" and collectively with Security Capital U.S. Realty, "Shareholder"), are entering into an agreement with East and West providing, among other things, that SCH will vote or cause to be voted at the shareholder meetings at which the East Shareholders Approval and West Shareholders Approval are solicited all of the shares of East Common Stock and West Common Stock beneficially owned by SCH at such time in favor of the Merger; and

WHEREAS, for United States federal income tax purposes it is intended that, with respect to the East/West Merger and the Management Company Merger, such mergers shall each qualify as a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and this Agreement is intended to be and is adopted as a plan of reorganization within the meaning of Section 368 of the Code, and it is further intended that the Operating Partnership Merger shall be a transaction governed by Section 721 of the Code.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

                                   ARTICLE I.

                                  Definitions

Section 1.1 Definition. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

"Articles of Merger" shall have the meaning set forth in Section 2.1.

"Closing" and "Closing Date" shall have the respective meanings set forth in
Section 2.2.

"DGCL" shall have the meaning set forth in Section 2.3.

"East Affiliated Group" shall have the meaning set forth in Section 3.7.

"East Alternative Proposals" shall have the meaning set forth in Section
5.4(a).

"East Benefit Plans" shall have the meaning set forth in Section 3.13.

"East Board" shall mean the Board of Directors of East.

"East Class B Common Stock" shall mean the non-voting Class B Common Stock of East.

"East Common Stock" shall have the meaning set forth in the Recitals.

"East Disclosure Schedule" shall mean the schedule of disclosures, delivered by East to West prior to the execution of this Agreement, setting forth those items the disclosure of which is necessary or appropriate in relation to any or all of East's representations and warranties herein.

"East Investor Agreement" shall mean that certain Stockholders Agreement dated July 10, 1996, as amended, among East, The Regency Group, Inc. and Shareholder.

"East Management Company" shall have the meaning set forth in the Recitals.

"East Merging Entities" shall mean East, East Operating Partnership and East Management Company.

"East Operating Partnership" shall have the meaning set forth in the Recitals.

"East Organizational Documents" shall have the meaning set forth in Section
3.1.

"East Required Consents" shall have the meaning set forth in Section 3.3(b).

"East Required Statutory Approvals" shall have the meaning set forth in Section 3.3(c).

"East SEC Documents" shall have the meaning set forth in Section 3.4.

"East SEC Financial Statements" shall have the meaning set forth in Section
3.4.

"East Shareholders Approval" shall have the meaning set forth in the Recitals.

"East Stock Options" shall mean options to purchase East Common Stock granted pursuant to East's Long-Term Omnibus Plan.

"East Restricted Stock Plan" shall mean the restricted stock plan that is a part of East's Long-Term Omnibus Plan.

"East Subsidiaries" shall mean the entities listed as East's subsidiaries in the East Disclosure Schedule.

"East/West Merger" shall have the meaning set forth in the Recitals.

"Effective Time" shall have the meaning set forth in Section 2.3.

"Environmental Laws" shall mean the Resource Conservation and Recovery Act, as amended, and the Comprehensive Environmental Response Compensation and Liability Act, as amended, and other federal laws governing the environment as in effect on the date of this Agreement, together with their implementing regulations as of the date of this Agreement, and all state, regional, county, municipal and other local laws, regulations and ordinances as in effect on the date hereof that are equivalent or similar to such federal laws or that purport to regulate Hazardous Materials.

"Exchange" shall mean the New York Stock Exchange.

"Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

"FBCA" shall have the meaning set forth in Section 2.3.

"Hazardous Materials" shall mean (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, polychlorinated biphenyls and, only to the extent it exists at levels which are considered hazardous to human health, radon gas and (b) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "toxic substances," "toxic pollutants," "contaminants" or "pollutants" or words of similar import, under any applicable Environmental Laws.

"HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

"Intellectual Property" shall mean all United States and foreign patents, patent applications, patent licenses, trade names, trademarks, trade names and trademark registrations (and applications therefor), copyrights and copyright registrations (and applications therefor), trade secrets, inventions, processes, designs, know-how and formulae.

"Liens" shall mean pledges, claims, liens, charges, encumbrances, and security interests of any kind or nature.

"Maryland REIT Law" shall have the meaning set forth in Section 2.3.

"Management Company Merger" shall have the meaning set forth in the Recitals.

"Merger" shall have the meaning set forth in the Recitals.

"Merger Consideration" shall have the meaning set forth in the Articles of Merger.

"Operating Partnership Merger" shall have the meaning set forth in the Recitals.

"Proxy Statement and Prospectus" shall mean the definitive joint proxy statement and prospectus to be filed with the SEC as a part of the Registration Statement.

"Registration Statement" shall mean the registration statement on Form S-4 of East, of which the Proxy Statement and Prospectus will form a part, to be filed with the Commission in connection with the transactions contemplated hereby.

"Representatives" shall have the meaning set forth in Section 6.1.

"SEC" shall mean the Securities and Exchange Commission.

"Securities Act" shall mean the Securities Act of 1933, as amended.

"Shareholder" shall have the meaning set forth in the recitals.

"Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, property, sales, withholding, social security, occupation, use, service, service use, license, payroll, franchise, transfer and recording taxes, fees and charges, imposed by the United States, or any state, local or foreign government or subdivision or agency thereof, whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, fines, penalties or additional amounts attributable or imposed on or with respect to any such taxes, charges, fees, levies or other assessments.

"Tax Returns" shall mean any return, report or other document or information required to be supplied to a taxing authority in connection with Taxes.

"Termination Date" shall have the meaning set forth in Section 8.1.

"West Affiliated Group" shall have the meaning set forth in 0.

"West Alternative Proposals" shall have the meaning set forth in Section
5.4(b).

"West Benefit Plans" shall have the meaning set forth in Section 4.13.

"West Board" shall mean the Board of Trustees of West.

"West Common Stock" shall mean the common shares of beneficial interest, $.01 par value per share, of West.

"West Disclosure Schedule" shall mean the schedule of disclosures, delivered by West to East prior to the execution of this Agreement, setting forth those items the disclosure of which is necessary or appropriate in relation to any or all of West's representations and warranties herein.

"West Financial Statements" shall have the meaning set forth in Section 4.4.

"West Investor Agreement" shall mean that certain Investor Agreement dated as of October 20, 1995 between West and Security Capital Holdings S.A. as amended.

"West Management Company" shall have the meaning set forth in the Recitals.

"West Merging Entities" shall mean West, West Operating Partnership and West Management Company.

"West Operating Partnership" shall have the meaning set forth in the Recitals.

"West Organizational Documents" shall have the meaning set forth in Section 4.1

"West Permitted Changes" shall have the meaning set forth in Section 5.2(b).

"West Pre-Termination Alternative Proposal Event" shall have the meaning set forth in Section 8.3(f).

"West Properties" shall have the meaning set forth in Section 4.11.

"West Required Consents" shall have the meaning set forth in Section 4.3(c).

"West Required Statutory Approvals" shall have the meaning set forth in Section 4.3(c).

"West Series A Preferred Stock" shall mean the Series A Cumulative Convertible Redeemable Preferred Shares of Beneficial Interest, $.01 par value per share, of West.

"West Series B Preferred Stock" shall mean the Series B Cumulative Convertible Redeemable Preferred Shares of Beneficial Interest, $.01 par value per share, of West.

"West Shareholders Approval" shall have the meaning set forth in the Recitals.

"West Stock Options" shall mean options to purchase West Common Stock, including dividend equivalent units, pursuant to West's 1996 Share Incentive Plan and West's 1996 Trustees Plan.

"West Subsidiaries" shall mean the entities listed as West's subsidiaries in the West Disclosure Schedule.

"West Voting Stock" shall mean the outstanding shares of West Common Stock, West Series A Preferred Stock and West Series B Preferred Stock entitled to vote on the transaction contemplated hereby, voting together as a single class.

                                  ARTICLE II.

                                   The Merger

Section 2.1 The Merger. Upon the terms and subject to the conditions of this Agreement, West and East shall each take all actions necessary to cause (a) West to be merged with and into East, which shall be the successor in such Merger, on the terms and conditions set forth in articles of merger substantially in the form of Exhibit A hereto (the "Articles of Merger"), (b) West Operating Partnership to be merged into East Operating Partnership, which shall be the successor in such Merger, on the terms and conditions set forth in the articles of merger substantially in the form of Exhibit B hereto, and (c) West Management Company to be merged into East Management Company, which shall be the successor in such Merger, on the terms and conditions set forth in the articles of merger substantially in the form of Exhibit C hereto.

Section 2.2 The Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to
Section 8.1, and subject to the satisfaction or waiver of the conditions set forth in Article VII, the closing of the East/West Merger (the "East/West Closing") will take place as soon as practicable after satisfaction or waiver of the conditions set forth in Section 7.1 (the "Closing Date") at 10:00 a.m., Jacksonville, Florida time at the offices of Foley & Lardner, 200 North Laura Street, Jacksonville, Florida, unless another date, time or place is agreed to in writing by the parties hereto. The Closing of the Management Company Merger and the Operating Partnership Merger will take place as soon as practical following satisfaction or waiver of the conditions set forth in their respective articles of merger. The closing of the East/West Merger shall not be conditioned upon the simultaneous closing of either of the other mergers.

Section 2.3 Effective Time. On the Closing Date, the parties hereto shall file the Articles of Merger for the East/West Merger executed in accordance with the relevant provisions of the Florida Business Corporations Act (the "FBCA") and Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland (the "Maryland REIT Law") and shall make all other filings or recordings required under the FBCA and the Maryland REIT Law. The East/West Merger shall become effective at such time as provided by applicable law or such other time as specified in the Articles of Merger (the time when the East/West Merger becomes effective being the "Effective Time").

                                  ARTICLE III.

                     Representations and Warranties of East

East represents and warrants to West as follows:

Section 3.1 Organization and Qualification. Each of East and the East Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and each has the requisite power, corporate or otherwise, and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted and as it is proposed by it to be conducted. Each of East and the East Subsidiaries is qualified to do business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not, alone or in the aggregate, reasonably be expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of East and the East Subsidiaries, taken as a whole, or prevent, hinder or materially delay the ability of East to consummate the transactions contemplated by this Agreement. True, accurate and complete copies of each of (a) the Second Amended and Restated Articles of Incorporation, as amended, and Bylaws of East, (b) the Second Amended and Restated Agreement of Limited Partnership of East Operating Partnership and (c) the Articles of Incorporation and Bylaws of East Management Company (collectively, the "East Organizational Documents"), as in effect on the date hereof, including all amendments thereto, have heretofore been delivered to West.

Section 3.2 Capitalization.

(a) The authorized capital stock of East consists of 170,000,000 shares. As of the date of this Agreement, there are (i) 25,503,066 shares of East Common Stock and 2,500,000 shares of East Class B Common Stock issued and outstanding,
(ii) no shares of East Common Stock or East Class B Common Stock held by any East Subsidiary; (iii) 890,095 shares of East Common Stock reserved for issuance upon exercise of authorized but unissued East Stock Options; (iv) 1,318,507 shares of East Common Stock issuable upon exercise of outstanding East Stock Options; (v) 59,000 shares of East Common Stock issued and outstanding (and included in the number stated in clause (i) above) subject to restrictions under the East Restricted Stock Plan; and (vi) 161,177 shares of East Common Stock reserved for issuance as employer matching contributions under East's 401(k) Savings Plan. As of the date of this Agreement, there are
(i) 692,432 Original Limited Partnership and Class A Units of East Operating Partnership outstanding, (ii) 400,927 Class 2 Units of East Operating Partnership outstanding, (iii) 25,503,066 Class B Units of East Operating Partnership outstanding and (iv) 1,600,000 8.125% Series A Cumulative Redeemable Preferred Units of East Operating Partnership outstanding. Except as set forth above or on the East Disclosure Schedule, no shares of capital stock or other equity securities of East or East Operating Partnership are issued, reserved for issuance, or outstanding. All of the issued and outstanding securities of East and East Operating Partnership are, and all equity securities of East and East Operating Partnership issued pursuant to this Agreement will be when so issued, duly authorized, validly issued, fully paid, nonassessable, and free of preemptive rights. All shares of East Common Stock issuable pursuant to this Agreement will be, when so issued, registered under the Securities Act for such issuance and registered under the Exchange Act, registered or exempt from registration under any applicable state securities laws for such issuance, and listed on the Exchange, subject to official notice of issuance.

(b) Except as set forth in Section 3.2(a), as contemplated by this Agreement, or as set forth in the East Disclosure Schedule, as of the date hereof there are no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement obligating East or East Operating Partnership to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests or obligating East or East Operating Partnership to grant, extend or enter into any such agreement or commitment; provided, however, that the foregoing shall not apply to the amendment by East of any incentive plan providing for grants of options or restricted shares to directors and employees nor to any grant of options or restricted shares thereunder. Except for the East Investor Agreement or as contemplated by this Agreement or as set forth in the East Disclosure Schedule, there are no voting trusts, proxies or other agreements or understandings to which East or East Operating Partnership is a party or by which East or East Operating Partnership is bound with respect to the voting of any of its respective voting securities. There are no outstanding bonds, debentures, notes or other indebtedness or other securities of East or East Operating Partnership having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of East or limited partners of East Operating Partnership may vote. Other than East Stock Options or as set forth in the East Disclosure Schedule, there are no outstanding contractual obligations, commitments, understandings or arrangements of East or any East Subsidiary to repurchase, redeem or otherwise acquire or make any payment in respect of or measured or determined based on the value or market price of any shares of capital stock of East or any East Subsidiary. Except as set forth in the East Disclosure Schedule, there are no agreements or arrangements pursuant to which East is or could be required to register shares of East Common Stock or other securities under the Securities Act, on behalf of any person other than Shareholder.

(c) All of the outstanding shares of capital stock of the East Subsidiaries have been validly issued and are fully paid and nonassessable and, except as set forth in the East Disclosure Schedule, are owned by East free and clear of all Liens. Except for shares of East Subsidiaries, East does not own, directly or indirectly, any capital stock or other equity or ownership interest in any entities. East owns good and marketable title to the stock of each East Subsidiary owned by it and each East Subsidiary owns good and marketable title to the securities of each other East Subsidiary owned by it, in each case free and clear of all Liens.

(d) Except as contemplated by this Agreement or as set forth in the East Disclosure Schedule, there are no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement obligating East or the East Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of any East Subsidiary or obligating East or any East Subsidiary to grant, extend or enter into any such agreement or commitment. There are no voting trusts, proxies or other agreements or understandings to which East or any East Subsidiary is a party or is bound with respect to the voting of any shares of the East Subsidiaries.

Section 3.3 Authority; Non-contravention; Approvals.

(a) East has full power, corporate or otherwise, and authority to enter into this Agreement and, subject to the East Shareholders Approval and East Required Statutory Approvals, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by East and the consummation by the East Merging Entities of the transactions contemplated hereby have been duly authorized by the East Board and the Board of Directors of East Management Company and no other proceedings on the part of the East Merging Entities are necessary to authorize the execution and delivery of this Agreement by East and the consummation by the East Merging Entities of the transactions contemplated hereby, except for obtaining of the East Shareholders Approval and East Required Statutory Approvals. This Agreement has been duly and validly executed and delivered by East, and, assuming the due authorization, execution and delivery hereof by West, constitutes a valid and binding agreement of East enforceable against East in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally or (ii) general equitable principles.

(b) The execution and delivery of this Agreement by East do not, and the consummation by the East Merging Entities of the transactions contemplated hereby will not, violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or result in the acceleration of any obligations under or the performance required by, or result in a right of termination or acceleration or any "put" right under, or result in the creation of any Lien upon any of the properties or assets of the East Merging Entities under any of the terms, conditions or provisions of, (i) subject to obtaining the East Shareholders Approval and the consent of the holder of East's Class B Common Stock, the East Organizational Documents, (ii) subject to obtaining the East Shareholders Approval and East Required Statutory Approvals, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to East or any East Subsidiary or any of their respective properties, or (iii) subject to obtaining any consent or waiver set forth in the East Disclosure Schedule (the "East Required Consents"), any loan or credit agreement, note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which East or any East Subsidiary is now a party or by which East or any East Subsidiary may be bound, excluding from the foregoing clauses (ii) and (iii) such violations, conflicts, breaches, defaults, terminations, accelerations, put rights, or creations of Liens that would not, alone or in the aggregate, be reasonably expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of East and the East Subsidiaries, taken as a whole, or prevent, hinder or materially delay the ability of the East Merging Entities to consummate the transactions contemplated by this Agreement.

(c) Except for (i) any filings by the parties hereto that may be required by the HSR Act, (ii) the filing of the Registration Statement, including the Proxy Statement and Prospectus, with the SEC pursuant to the Securities Act and the Exchange Act, and the declaration of the effectiveness thereof by the SEC and any filings that may be required with various state blue sky authorities, (iii) the filing of the Articles of Merger with, and the acceptance thereof for recording by, the appropriate state authorities and (iv) any required filings with or approvals from applicable federal or state environmental authorities (the filings and approvals referred to in clauses (i) through (iv) are collectively referred to as the "East Required Statutory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by East or the consummation by the East Merging Entities of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not, alone or in the aggregate, be reasonably expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of East and the East Subsidiaries, taken as a whole or prevent, hinder or materially delay the ability of the East Merging Entities to consummate the transactions contemplated by this Agreement.

Section 3.4 Disclosure and Financial Statements. East has filed all required reports, schedules, forms, registration statements and other documents with the SEC since October 29, 1993 (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the "East SEC Documents"). As of their respective dates, the East SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to the East SEC Documents, and none of the East SEC Documents (including any and all financial statements included therein) as of such dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of East included in the East SEC Documents (the "East SEC Financial Statements") comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of East and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments).

Section 3.5 Absence of Certain Changes or Events. Since December 31, 1997 through the date hereof, except as set forth in the East Disclosure Schedule or disclosed in any East SEC Documents there has not been (a) any material adverse change or any event which would reasonably be expected to result in a material adverse change, individually or in the aggregate, in the business, operations, properties, assets, liabilities, condition (financial or other), results of operations or prospects of East and the East Subsidiaries, taken as a whole; provided, however, that a material adverse change shall not include any (i) changes, effects, conditions, events or circumstances that affect the real estate industry generally (including tax, legal and regulatory changes) and do not affect East and the East Subsidiaries, taken as a whole, in a materially more adverse manner than the real estate industry generally or (ii) changes arising from the consummation of the Merger or the announcement of the execution of this Agreement; or (b) any event which, if it had taken place after the date hereof, would not have been permitted by Section 5.1 without the prior consent of West.

Section 3.6 Registration Statement and Proxy Statement and Prospectus. None of the information supplied or to be supplied by East for inclusion or incorporation by reference in (a) the Registration Statement or (b) the Proxy Statement and Prospectus will, in the case of the Proxy Statement and Prospectus or any amendments thereof or supplements thereto, at the time of the mailing of the Proxy Statement and Prospectus and any amendments thereof or supplements thereto, and at the time of the meetings of the shareholders of East and West to be held in connection with the transactions contemplated by this Agreement or, in the case of the Registration Statement, as amended or supplemented, at the time it becomes effective and at the time of such meetings, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by East with respect to information supplied by West for inclusion or incorporation therein. The Registration Statement and Proxy Statement and Prospectus will comply as to form in all material respects with all applicable laws, including the provisions of the Securities Act and Exchange Act and the rules and regulations promulgated thereunder.

Section 3.7 Taxes. Except as set forth in the East Disclosure Schedule:

(a) Each of East and the East Subsidiaries has timely filed, or shall timely file, with the appropriate governmental authorities all Tax Returns required to be filed by it (either separately or as a member of any affiliated group within the meaning of Section 1504 of the Code or any similar group defined under a similar provision of state, local or foreign law (an "East Affiliated Group")) for all periods ending on or prior to the Closing Date, except to the extent of any Tax Returns for which an extension of time for filing has been properly filed. Each such return and filing is complete and correct in all material respects. All Taxes shown on a Tax Return as owed by East or the East Subsidiaries have been paid. No material issues have been raised in any examination by any taxing authority with respect to the businesses and operations of East or the East Subsidiaries which (i) reasonably could be expected to result in an adjustment to the liability for Taxes for such period examined or (ii), by application of similar principles, reasonably could be expected to result in an adjustment to the liability for Taxes for any other period not so examined. All Taxes which East or the East Subsidiaries are required by law to withhold or collect, including Taxes required to have been withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party and sales, gross receipts and use taxes, have been duly withheld or collected and, to the extent required, have been paid over to the proper governmental authorities or are held in separate bank accounts for such purpose. There are no Liens for Taxes upon the assets of East or the East Subsidiaries except for statutory Liens for Taxes not yet due.

(b) None of East, the East Subsidiaries or the East Affiliated Group has filed for an extension of a statute of limitations with respect to any Tax and no governmental authorities have requested an extension of the statute of limitations with respect to any Tax. The Tax Returns of East, the East Subsidiaries and the East Affiliated Group are not being and have not been examined or audited by any taxing authority for any past year or periods. None of East, the East Subsidiaries or the East Affiliated Group is a party to any pending action or any formal or informal proceeding by any taxing authority for a deficiency, assessment or collection of Taxes, and no claim for any deficiency, assessment or collection of Taxes has been asserted, or, to the knowledge of East, threatened against it, including claims by any taxing authority in a jurisdiction where East and the East Subsidiaries do not file tax returns that any of them is or may be subject to taxation in that jurisdiction.

(c) Each of East and the East Subsidiaries has properly accrued on its respective financial statements all Taxes due for which East or the East Subsidiaries may be liable, whether or not shown on any Tax Return as being due (including by reason of being a member of an East Affiliated Group or as a transferee of the assets of, or successor to, any corporation, person, association, partnership, joint venture or other entity). East and the East Subsidiaries have established (and until the Closing Date shall continue to establish and maintain) on its books and records reserves that are adequate for the payment of all Taxes not yet due and payable.

(d) Neither East nor the East Subsidiaries (i) has filed a consent under
Section 341(f) of the Code concerning collapsible corporations, or (ii) is a party to any Tax allocation or sharing agreement.

(e) The East Affiliated Group of which East and any East Subsidiary is or was a member has duly and timely filed all Tax Returns that it was required to file for each taxable period during which East and any such East Subsidiary was a member of the group. All such Tax Returns were complete and correct in all material respects and all Taxes owed by the East Affiliated Group, whether or not shown on any Tax Return, have been paid for each taxable period during which East and any East Subsidiary was a member of the group.

(f) East does not have any liability for the Taxes of any person other than East and the East Subsidiaries and the East Subsidiaries do not have any liability for the Taxes of any person other than East and the East Subsidiaries (A) under Treasury Regulation Section
1.15026 (or any similar provision of state, local or foreign law), (B) as a transferee or successor, (C) by contract, or (D) otherwise. Neither East nor the East Subsidiaries has made any payments, is obligated to make any payments, or is a party to an agreement that could obligate it to make any payments that will not be deductible under Section 280G of the Code. East and the East Subsidiaries have disclosed to the IRS all positions taken on its federal income tax returns which could give rise to a substantial understatement of tax under Section 6662 of the Code.

(h) For all taxable years commencing with the taxable year ended December 31, 1993 through the taxable year ended December 31, 1997, East has been organized in conformity with the qualifications as a REIT (within the meaning of the Code) and has satisfied all requirements to qualify as a REIT for such years. East has operated, and intends to continue to operate, in such a manner as to qualify as a REIT for the tax year ending December 31, 1998, and has not taken or omitted to take any action which would reasonably be expected to result in a challenge to its status as a REIT, and no such challenge is pending or, to East's knowledge, threatened. Each East Subsidiary that is a partnership, joint venture or limited liability company has been treated during and since its formation and continues to be treated for federal income tax purposes as (i) a partnership, (ii) a qualified REIT subsidiary under the Code or (iii) an entity that may be disregarded as an entity separate from its owner under Treasury Regulation (S) 301.7701-3. Each East Subsidiary that is both (i) a corporation for federal income tax purposes and (ii) with respect to which all of the outstanding capital stock is owned solely by East (or solely by an East Subsidiary that is a corporation wholly owned by East) is a "qualified REIT subsidiary" as defined in Section 856(i) of the Code.

Section 3.8 Absence of Undisclosed Liabilities. Neither East nor any East Subsidiary had, at December 31, 1997, and neither has incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature (other than ordinary and recurring operating expenses consistent with past practices) except (a) liabilities, obligations or contingencies which are accrued or reserved against in the East SEC Financial Statements or reflected in the notes thereto, (b) as incurred in connection with the transactions contemplated by this Agreement, and (c) any liabilities, obligations or contingencies which (i) would not, alone or in the aggregate, be reasonably expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of East and the East Subsidiaries, taken as a whole, or prevent, hinder or materially delay the ability of East to consummate the transactions contemplated by this Agreement or (ii) have been discharged or paid in full prior to the date hereof.

Section 3.9 Litigation. Except as disclosed in the East SEC Documents or the East Disclosure Schedule, there are no claims, suits, actions or proceedings pending or, to East's knowledge, threatened, against, relating to or affecting East or any East Subsidiary or any of their respective properties or assets before or by any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that would reasonably be expected to have, alone or in the aggregate with all such claims, actions or proceedings, a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of East and the East Subsidiaries, taken as a whole, or to prevent, hinder or materially delay the ability of East to consummate the transactions contemplated by this Agreement. Neither East nor any East Subsidiary is subject to any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator which prohibits or restricts the consummation of the transactions contemplated hereby or would have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of East and the East Subsidiaries, taken as a whole or prevent, hinder or materially delay the ability of, East to consummate the transactions contemplated by this Agreement.

Section 3.10 No Violation of Law. Neither East nor any East Subsidiary is in violation of or has been given notice or been charged with any violation of any law, statute, order, rule, regulation, ordinance or judgment (including any applicable environmental law, ordinance or regulation) of any governmental or regulatory body or authority, except for violations which, alone or in the aggregate, would not reasonably be expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of East and the East Subsidiaries, taken as a whole, or prevent, hinder or materially delay the ability of, East to consummate the transactions contemplated by this Agreement. No investigation or review of East or any East Subsidiary by any governmental or regulatory body or authority is pending or, to the knowledge of East, threatened, nor has any governmental or regulatory body or authority indicated to East or any East Subsidiary an intention to conduct the same, other than, in each case, those the outcome of which, as far as reasonably can be foreseen, would not, alone or in the aggregate, reasonably be expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of East and the East Subsidiaries, taken as a whole, or prevent, hinder or materially delay the ability of, East to consummate the transactions contemplated by this Agreement. Each of East and the East Subsidiaries has all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct its business as presently conducted and as proposed by East or any East Subsidiary to be conducted, except for permits, licenses, franchises, variances, exemptions, orders, authorizations, consents and approvals the absence of which, alone or in the aggregate, would not reasonably be expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of East and the East Subsidiaries, taken as a whole, or prevent, hinder or materially delay the ability of, East to consummate the transactions contemplated by this Agreement.

Section 3.11 East Properties. Except as disclosed in the East SEC Documents or the East Disclosure Schedule, each of East and the East Subsidiaries (i) has good and marketable title to all the properties and assets reflected in the latest audited balance sheet included in the East SEC Documents as being owned by East or one of the East Subsidiaries or acquired after the date thereof which are, alone or in the aggregate, material to East's business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of (A) all Liens except (1) statutory Liens securing payments not yet due and (2) such imperfections or irregularities of title or other Liens (other than real property mortgages or deeds of trust) as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair the business operations presently conducted at such properties, and (B) all real property mortgages and deeds of trust, and (ii) is the lessee of all leasehold estates reflected in the latest audited financial statements included in the East SEC Documents or acquired after the date thereof which are, alone or in the aggregate, material to its business on a consolidated basis and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to East's knowledge, the lessor.

Section 3.12 Labor Matters. Neither East nor any East Subsidiary is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is East or any East Subsidiary the subject of any proceeding asserting that it or any subsidiary has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment nor is there any strike, work stoppage or other labor dispute involving East or any East Subsidiary pending, or, to East's knowledge, threatened, any of which would, alone or in the aggregate, reasonably be expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of East and the East Subsidiaries, taken as a whole or prevent, hinder or materially delay the ability of, East to consummate the transactions contemplated by this Agreement.

Section 3.13 Employee Benefit Plans. Each employee benefit plan maintained by East or any East Subsidiary that provides retirement, pension, health care, long-term disability income, workers compensation, life insurance and any other postretirement benefits that, as of the date hereof, covers any director, officer or employee of East or the East Subsidiaries (collectively, the "East Benefit Plans") complies and has been administered in form and in operation in all material respects with all requirements of law to the extent applicable and no notice has been issued by any governmental authority questioning or challenging such compliance. Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby constitutes or will constitute an event under any East Benefit Plan that may result in any payment by East or any East Subsidiary, any restriction or limitation upon the assets of any East Benefit Plan, any acceleration of payment or vesting, increase in benefits or compensation, or forgiveness of any loan from or other commitment to East or any East Subsidiary.

Section 3.14 Intellectual Property. East and the East Subsidiaries own, free of Liens, or have a valid license to use, all of the Intellectual Property used in the conduct of the businesses of East and the East Subsidiaries. None of such Intellectual Property has been or is the subject of any pending, or to the knowledge of East, threatened adverse claim, litigation or claim of infringement based on the use thereof by East or any East Subsidiary or a third party. Neither East nor any East Subsidiary has received any notice contesting East's or the East Subsidiaries' right to use any of such Intellectual Property and, to the knowledge of East, neither East nor any East Subsidiary has infringed upon or misappropriated any intellectual property rights of third parties. The consummation of the Merger will not result in the loss of any rights by East or any East Subsidiaries of any of its or their rights in such Intellectual Property.

Section 3.15 East Material Contracts. Except as disclosed in the East SEC Documents filed prior to the date hereof, neither East nor any East Subsidiary: is a party to or bound by (a) any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), or (b) any non-competition agreement or any other agreement or obligation that purports to limit in any respect the manner in which, or the localities in which, all or any substantial portion of the business of East or the East Subsidiaries would be conducted.

Section 3.16 Environmental Matters. Except as set forth in the East Disclosure Schedule and the East SEC Documents, East has no knowledge of (a) any violation of Environmental Laws relating to any property of East or any East Subsidiary,
(b) the release or potential release of Hazardous Materials on or from any such property, (c) underground storage tanks located on any property, or

(d) asbestos in or on any such property which would, alone or in the aggregate, reasonably be expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or otherwise), results of operations or prospects of East and the East Subsidiaries, taken as a whole, or prevent, hinder or materially delay the ability of East to consummate the transactions contemplated by this Agreement. Except as set forth in the East Disclosure Schedule, neither East nor any East Subsidiary, nor to East's knowledge, any tenant of such property, has manufactured, introduced, released or discharged from or onto any such property any Hazardous Materials or any toxic wastes, substances or materials (including asbestos) in violation of any Environmental Laws, and neither East nor any East Subsidiary, nor to East's knowledge, any tenant of such property, has used any such property or any part thereof for the generation, treatment, storage, handling or disposal of any Hazardous Materials, in violation of any Environmental Laws which would, alone or in the aggregate, reasonably be expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or otherwise), results of operations or prospects of East and the East Subsidiaries, taken as a whole, or prevent, hinder or materially delay the ability of East to consummate the transactions contemplated by this Agreement.

Section 3.17 Insurance. East or the East Subsidiaries maintain insurance coverage for East and the East Subsidiaries and their respective properties and assets of the types and in amounts typical of similar companies engaged in the respective businesses in which East and the East Subsidiaries are engaged. All such insurance policies (a) are in full force and effect, and with respect to all policies neither of East nor any East Subsidiary is delinquent in the payment of any premiums thereon, and no notice of cancellation or termination has been received with respect to any such policy, and (b) are sufficient for compliance with all requirements of law and of all agreements to which East or the East Subsidiaries are a party or otherwise bound and are valid, outstanding, collectable, and enforceable policies and will remain in full force and effect through their respective policy periods, except, in the case of either clause (a) or (b), in such manner as would not, alone or in the aggregate, be reasonably expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of East and the East Subsidiaries, taken as a whole, or prevent, hinder or materially delay the ability of the East Merging Entities to consummate the transactions contemplated by this Agreement. Neither East nor any East Subsidiary has received written notice within the last 12 months from any insurance company or board of fire underwriters of any defects or inadequacies that would materially adversely affect the insurability of, or cause any material increase in the premiums for, insurance covering, either East or any East Subsidiary or any of their respective properties or assets that have not been cured or repaired to the satisfaction of the party issuing the notice.

Section 3.18 Brokers and Finders. East has not employed any broker, finder, other intermediary, or financial advisor in connection with the transactions contemplated by this Agreement which would be entitled to any brokerage, finder's or similar fee or commission, or financial advisory fee, in connection with this Agreement or the transactions contemplated hereby, other than Prudential Securities Incorporated, the fees and expenses of which will be paid by East.

Section 3.19 Investment Company Act. Neither East nor any of the East Subsidiaries is an "investment company" within the meaning of the Investment Company Act of 1940, as amended, nor an "investment adviser" within the meaning of the Investment Advisers Act of 1940, as amended.

Section 3.20 HSR Act. For purposes of determining compliance with the HSR Act, East confirms that except for the business of East Management Company, the conduct of its businesses consists solely of investing in, owning, operating and developing real estate for the benefit of its shareholders.

Section 3.21 State Antitakeover Laws Not Applicable. Neither Sections 607.0901 or 607.0902 of the FBCA applies to this Agreement or the Merger or the other transactions contemplated hereby. Other than Sections 607.0901 or 607.0902 of the FBCA, no state takeover statute or similar statute or regulation of the State of Florida (and, to the knowledge of East, of any other state or jurisdiction) applies or purports to apply to this Agreement or the Merger or other transactions contemplated hereby.

Section 3.22 Required East Vote. The East Shareholders Approval, being the affirmative vote of a majority of the outstanding shares of East Common Stock entitled to vote, is the only vote of the holders of any class or series of the securities of the East Merging Entities necessary to approve this Agreement, the Merger and the other transactions contemplated hereby.

Section 3.23 Board Recommendation. The East Board, at a meeting duly called and held, has by a unanimous vote of those directors present and participating (who constituted 69% of the directors then in office, with two directors absent and the two Shareholder representatives abstaining), including the unanimous vote of the "Independent Directors" (as defined in East's Bylaws), (i) determined and declared that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to and in the best interests of East and the shareholders of East, and (ii) resolved to recommend that the holders of East Common Stock approve this Agreement and the transactions contemplated herein, including the Merger.

Section 3.24 Opinion Of Financial Advisor. A special committee of the East Board composed exclusively of "Independent Directors" (as defined in East's Bylaws) has received the opinion of Prudential Securities Incorporated, dated the date of this Agreement, to the effect that the Merger Consideration is fair, from a financial point of view, to the holders of East Common Stock other than the Shareholder.

Section 3.25 Disclosure. No representation or warranty contained in this
Article III, as qualified by the East Disclosure Schedule, or in any Schedule or Exhibit hereto or any closing certificate furnished or to be furnished by East to West pursuant to this Agreement or in connection with the Merger contains any untrue statement of a material fact, or, to the knowledge of East, omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

Section 3.26 Definition of East's Knowledge. All references in this Agreement to "East's knowledge" or words of similar import shall refer only to the actual knowledge of those persons identified in the East Disclosure Schedule and shall not be construed to refer to the knowledge of any other officer, agent or employee of East or any affiliate thereof. There shall be no personal liability on the part of any of the persons identified in the East Disclosure Schedule arising out of any representations or warranties made herein. Without limiting the foregoing, in no event shall the knowledge of Shareholder or any of its agents, officers or employees be attributed to East.

                                  ARTICLE IV.

                     Representations And Warranties Of West

West represents and warrants to East as follows:

Section 4.1 Organization And Qualification. Each of West and the West Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite power, corporate or otherwise, and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted and as it is proposed by it to be conducted. Each of West and the West Subsidiaries is qualified to do business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would, alone or in the aggregate, not reasonably be expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of West and the West Subsidiaries, taken as a whole, or prevent, hinder or materially delay the ability of West to consummate the transactions contemplated by this Agreement. True, accurate and complete copies of each of (a) the Second Amended and Restated Declaration of Trust of West, as amended and supplemented (the "Declaration of Trust"), and Amended and Restated Bylaws of West, (b) the Agreement of Limited Partnership of West Operating Partnership and (c) the Articles of Incorporation and Bylaws of West Management Company (collectively, the "West Organizational Documents") as in effect on the date hereof, including all amendments thereto, have heretofore been delivered to East.

Section 4.2 Capitalization.

(a) The authorized capital of West consists of 150,000,000 shares of beneficial interest. As of the date of this Agreement, except as set forth in the West Disclosure Schedule, there are (i) 64,060,619 shares of West Common Stock, 1,130,276 shares of West Series A Preferred Stock, and 2,000,000 shares of West Series B Preferred Stock issued and outstanding, (ii) no shares of West Common Stock, West Series A Preferred Stock, or West Series B Preferred Stock that have been acquired by West or by any West Subsidiary; (iii) 2,821,308 shares of West Common Stock reserved for issuance upon exercise of authorized but unissued West Stock Options; (iv) 2,428,692 shares of West Common Stock issuable upon exercise of outstanding West Stock Options and (v) 8,055 shares of West Common Stock reserved for issuance under West's Deferred Plan for Trustees. As of the date of this Agreement there are 1,640,849 units of limited partnership interest in the West Operating Partnership outstanding. The authorized capital of West Management Company is 100,000 shares of voting common stock, par value $0.01 per share, and 1,900,000 shares of non-voting common stock, par value $0.01 per share. As of the date of this Agreement, there are 33,892 shares of voting common stock and 643,958 shares of non-voting common stock of West Management Company outstanding. Except as set forth above or in the West Disclosure Schedule, no shares of capital stock or other equity securities of the West Merging Entities are issued, reserved for issuance, or outstanding. All of the issued and outstanding securities of the West Merging Entities are duly authorized, validly issued, fully paid, and, except as set forth on the West Disclosure Schedule, nonassessable and free of preemptive rights.

(b) Except as set forth in Section 4.2(a), or as contemplated by this Agreement, or as set forth in the West Disclosure Schedule, as of the date hereof there are no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement obligating a West Merging Entity to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests or obligating a West Merging Entity to grant, extend or enter into any such agreement or commitment. Except for the West Investor Agreement or as contemplated by this Agreement or as set forth in the West Disclosure Schedule, there are no voting trusts, proxies or other agreements or understandings to which a West Merging Entity is a party or by which a West Merging Entity is bound with respect to the voting securities of a West Merging Entity. Except for the West Voting Stock and as set forth in the West Disclosure Schedule, there are no outstanding bonds, debentures, notes or other indebtedness or other securities of a West Merging Entity having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders or limited partners, as applicable, of a West Merging Entity may vote. Other than the West Stock Options, except as set forth in the West Disclosure Schedule, there are no outstanding contractual obligations, commitments, understandings or arrangements of West or any West Subsidiary to repurchase, redeem or otherwise acquire or make any payment in respect of or measured or determined based on the value or market price of any shares of capital stock of West or any West Subsidiary. Except as set forth in the West Disclosure Schedule, there are no agreements or arrangements pursuant to which West is or could be required to register shares of West Common Stock or other securities under the Securities Act on behalf of any person.

(c) All of the outstanding shares of capital stock of the West Subsidiaries have been validly issued and are fully paid and nonassessable, and are owned, except as set forth in the West Disclosure Schedule, by West free and clear of all Liens. Except for shares of the West Subsidiaries or as set forth in the West Disclosure Schedule, West does not own, directly or indirectly, any capital stock or other equity or ownership interest in any entities. West owns good and marketable title to the stock of each of the West Subsidiaries owned by it and each West Subsidiary owns good and marketable title to the securities of each other West Subsidiary owned by it, in each case free and clear of all Liens.

(d) Except as set forth in the West Disclosure Schedule, there are no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement obligating West or the West Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the West Subsidiaries or obligating West or the West Subsidiaries to grant, extend or enter into any such agreement or commitment. There are no voting trusts, proxies or other agreements or understandings to which West or the West Subsidiaries is a party or is bound with respect to the voting of any shares of the West Subsidiaries.

Section 4.3 Authority; Noncontravention; Approvals.

(a) West has full power, trust or otherwise, and authority to enter into this Agreement and, subject to the West Shareholders Approval and West Required Statutory Approvals, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by West and the consummation by the West Merging Entities of the transactions contemplated hereby have been duly authorized by the West Board and the Board of Directors of West Management Company and no other proceedings on the part of the West Merging Entities are necessary to authorize the execution and delivery of this Agreement by West and the consummation by the West Merging Entities of the transactions contemplated hereby, except for the obtaining of the West Shareholders Approval and the West Required Statutory Approvals. This Agreement has been duly and validly executed and delivered by West, and, assuming the due authorization, execution and delivery hereof by East, constitutes a valid and binding agreement of West enforceable against West in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally or (ii) general equitable principles.

(b) The execution and delivery of this Agreement by West do not, and the consummation by the West Merging Entities of the transactions contemplated hereby will not, violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or result in the acceleration of any obligations under or the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties or assets of West under any of the terms, conditions or provisions of, (i) subject to obtaining the West Shareholders Approval, the West Organizational Documents, (ii) subject to obtaining the West Required Statutory Approvals and West Shareholders Approval, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to West or any West Subsidiary or any of their respective properties or (iii) subject to obtaining any consent or waiver set forth in the West Disclosure Schedule (the "West Required Consents"), any loan or credit agreement, note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which West or any West Subsidiary is now a party or by which West or any West Subsidiary may be bound, excluding from the foregoing clauses (ii) and (iii) such violations, conflicts, breaches, defaults, terminations, accelerations, put rights, or creations of Liens that would not, alone or in the aggregate, be reasonably expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of West and the West Subsidiaries, taken as a whole, or prevent, hinder or materially delay the ability of the West Merging Entities to consummate the transactions contemplated by this Agreement.

(c) Except for (i) any filings by the parties hereto that may be required by the HSR Act, (ii) the filing of the Articles of Merger with, and the acceptance thereof for recording by, the appropriate state authorities, and (iii) any required filings with or approvals from applicable federal or state environmental authorities (the filings and approvals referred to in clauses (i) through (iii) are collectively referred to as the "West Required Statutory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by West or the consummation by the West Merging Entities of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not, alone or in the aggregate, be reasonably expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of West and the West Subsidiaries, taken as a whole, or prevent, hinder or materially delay the ability of the West Merging Entities to consummate the transactions contemplated by this Agreement.

Section 4.4 Disclosure And Financial Statements. The consolidated financial statements of West for the period from April 27, 1995 to December 31, 1995 and the two years ended December 31, 1997 and for the six months ended June 30, 1998 (the "West Financial Statements") have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of West and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments).

Section 4.5 Absence Of Certain Changes Or Events. Since December 31, 1997 through the date hereof, and except as set forth in the West Disclosure Schedule, there has not been (a) any material adverse change or any event which would reasonably be expected to result in a material adverse change, individually or in the aggregate, in the business, operations, properties, assets, liabilities, condition (financial or other), results of operations or prospects of West and the West Subsidiaries, taken as a whole, provided, however, that a material adverse change shall not include any (i) changes, effects, conditions, events or circumstances that affect the real estate industry generally (including tax, legal and regulatory changes) and do not affect West and the West Subsidiaries, taken as a whole, in a materially more adverse manner than the real estate industry generally or (ii) changes arising from the consummation of the Merger or the announcement of the execution of this Agreement; or (b) any event which, if it had taken place after the date hereof, would not have been permitted by Section 5.2 without the prior consent of East.

Section 4.6 Registration Statement And Proxy Statement And Prospectus. None of the information supplied or to be supplied by West for inclusion or incorporation by reference in (a) the Registration Statement or (b) the Proxy Statement and Prospectus will, in the case of the Proxy Statement and Prospectus or any amendments thereof or supplements thereto, at the time of the mailing of the Proxy Statement and Prospectus and any amendments thereof or supplements thereto, and at the time of the meetings of the shareholders of East and West to be held in connection with the transactions contemplated by this Agreement or, in the case of the Registration Statement, as amended or supplemented, at the time it becomes effective and at the time of such meetings, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by West with respect to information supplied by East for inclusion or incorporation therein. The Proxy Statement (insofar as it relates to the solicitation of proxies by West) will comply as to form in all material respects with all applicable laws, including the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

Section 4.7 Taxes. Except as set forth in the West Disclosure Schedule:

(a) Each of West and the West Subsidiaries has timely filed, or shall timely file, with the appropriate governmental authorities all Tax Returns required to be filed by it (either separately or as a member of any affiliated group within the meaning of Section 1504 of the Code or any similar group defined under a similar provision of state, local or foreign law (a "West Affiliated Group")) for all periods ending on or prior to the Closing, except to the extent of any Tax Returns for which an extension of time for filing has been properly filed. Each such return and filing is complete and correct in all material respects. All Taxes shown on a Tax Return as owed by West or the West Subsidiaries have been paid. No material issues have been raised in any examination by any taxing authority with respect to the businesses and operations of West or the West Subsidiaries which (i) reasonably could be expected to result in an adjustment to the liability for Taxes such period examined, or (ii) by application of similar principles, reasonably could be expected to result in an adjustment to the liability for Taxes for any period not so examined. All Taxes which West or any West Subsidiary is required by law to withhold or collect, including Taxes required to have been withheld in connection with amount paid or owing to any employee, independent contractor, creditor, stockholder, or other third party and sales, gross receipts and use taxes, have been duly withheld or collected and, to the extent required, have been paid over to the proper governmental authorities or are held in separate bank accounts for such purpose. There are no Liens for Taxes upon the Assets of West or the West Subsidiaries except for statutory Liens for Taxes not yet due.

(b) None of West, the West Subsidiaries or the West Affiliated Group has filed for an extension of a statute of limitations with respect to any Tax and no governmental authorities have requested an extension of the statute of limitations with respect to any Tax. The Tax Returns of West, the West Subsidiaries and the West Affiliated Group are not being and have not been examined or audited by any taxing authority for any past year or periods. None of West, the West Subsidiaries or the West Affiliated Group is a party to any pending action or any formal or informal proceeding by any taxing authority for a deficiency, assessment or collection of Taxes, and no claim for any deficiency, assessment or collection of Taxes has been asserted, or, to the knowledge of West, threatened against it, including claims by any taxing authority in a jurisdiction where West and the West Subsidiaries do not file tax returns that any of them is or may be subject to taxation in that jurisdiction.

(c) Each of West and the West Subsidiaries has properly accrued on its respective financial statements all Taxes due for which West or the West Subsidiaries may be liable, whether or not shown on any Tax Return as being due (including by reason of being a member of a West Affiliated Group or as a transferee of the assets of, or successor to, any corporation, person, association, partnership, joint venture or other entity). West and the West Subsidiaries have established (and until the Closing Date shall continue to establish and maintain) on its books and records reserves that are adequate for the payment of all Taxes not yet due and payable.

(d) Neither West nor the West Subsidiaries (i) has filed a consent under
Section 341(f) of the Code concerning collapsible corporations, or (ii) is a party to any Tax allocation or sharing agreement.

(e) The West Affiliated Group of which West and any West Subsidiary is or was a member has duly and timely filed all Tax Returns that it was required to file for each taxable period during which West and any such West Subsidiary was a member of the group. All such Tax Returns were complete and correct in all material respects and all Taxes owed by the West Affiliated Group, whether or not shown on any Tax Return, have been paid for each taxable period during which West and any West Subsidiary was a member of the group.

(f) Except as set forth in the West Disclosure Schedule, West does not have any liability for the Taxes of any person other than West and the West Subsidiaries and the West Subsidiaries do not have any liability for the Taxes of any person other than West and the West Subsidiaries (A) under Treasury Regulation Section
1.15026 (or any similar provision of state, local or foreign law), (B) as a transferee or successor, (C) by contract, or (D) otherwise.

(g) Neither West nor the West Subsidiaries has made any payments, is obligated to make any payments, or is a party to an agreement that could obligate it to make any payments that will not be deductible under Section 280G of the Code. West and the West Subsidiaries have disclosed to the IRS all positions taken on its federal income tax returns which could give rise to a substantial understatement of tax under Section 6662 of the Code.

(h) For all taxable years commencing with the taxable year ended December 31, 1995 through the taxable year ended December 31, 1997, West has been organized in conformity with the qualifications as a REIT (within the meaning of the Code) and has satisfied all requirements to qualify as a REIT for such years. West has operated, and intends to continue to operate, in such a manner as to qualify as a REIT for the tax period ending on the Closing Date, and has not taken or omitted to take any action which would reasonably be expected to result in a challenge to its status as a REIT, and no such challenge is pending or, to West's knowledge, threatened. Each West Subsidiary that is a partnership, joint venture or limited liability company has been treated during and since its formation and continues to be treated for federal income tax purposes as (i) a partnership, (ii) a qualified REIT subsidiary under the Code or (iii) an entity that may be disregarded as an entity separate from its owner under Treasury Regulation (S) 301.7701-3. Each West Subsidiary that is both (i) a corporation for federal income tax purposes and (ii) with respect to which all of the outstanding capital stock is owned solely by West (or solely by a West Subsidiary that is a corporation wholly owned by West) is a "qualified REIT subsidiary" as defined in Section 856(i) of the Code.

Section 4.8 Absence Of Undisclosed Liabilities. Neither West nor any West Subsidiary had, at December 31, 1997, and neither has incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature (other than ordinary and recurring operating expenses consistent with past practices), except (a) liabilities, obligations or contingencies which are accrued or reserved against in the West Financial Statements or reflected in the notes thereto, (b) as incurred in connection with the transactions contemplated by this Agreement, and (c) for any liabilities, obligations or contingencies which (i) would not be, alone or in the aggregate, reasonably expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of West and the West Subsidiaries, taken as a whole or prevent, hinder or materially delay the ability of West to consummate the transactions contemplated by this Agreement, or (ii) have been discharged or paid in full prior to the date hereof.

Section 4.9 Litigation. Except as disclosed in the West Disclosure Schedule, there are no claims, suits, actions or proceedings pending or, to West's knowledge, threatened, against, relating to or affecting West or any West Subsidiary or any of their respective properties or assets before or by any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that would reasonably be expected to have, alone or in the aggregate with all such claims, actions or proceedings, a material adverse effect on the business, operations, properties, assets, condition (financial or other) results of operations or prospects of West or the West Subsidiaries, taken as a whole, or to prevent, hinder or materially delay the ability of West to consummate the transactions contemplated by this Agreement. Neither West nor any West Subsidiary is subject to any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator which prohibits or restricts the consummation of the transactions contemplated hereby or would have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of West and the West Subsidiaries, taken as a whole or prevent, hinder or materially delay the ability of West to consummate the transactions contemplated by this Agreement.

Section 4.10 No Violation Of Law. Neither West nor any West Subsidiary is in violation of or has been given notice or been charged with any violation of any law, statute, order, rule, regulation, ordinance or judgment (including any applicable environmental law, ordinance or regulation) of any governmental or regulatory body or authority, except for violations which, alone or in the aggregate, would not reasonably be expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of West and the West Subsidiaries, taken as a whole or prevent, hinder or materially delay the ability of West to consummate the transactions contemplated by this Agreement. No investigation or review of West or any West Subsidiary by any governmental or regulatory body or authority is pending or, to the knowledge of West, threatened, nor has any governmental or regulatory body or authority indicated to West or any West Subsidiary an intention to conduct the same, other than, in each case, those the outcome of which, as far as reasonably can be foreseen, would not, alone or in the aggregate, reasonably be expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of West and the West Subsidiaries, taken as a whole or prevent, hinder or materially delay the ability of West to consummate the transactions contemplated by this Agreement. Each of West and the West Subsidiaries have all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct its business as presently conducted and as proposed by West or any West Subsidiary to be conducted, except for permits, licenses, franchises, variances, exemptions, orders, authorizations, consents and approvals the absence of which, alone or in the aggregate, would not reasonably be expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of West and the West Subsidiaries, taken as a whole or prevent, hinder or materially delay the ability of West to consummate the transactions contemplated by this Agreement.

Section 4.11 West Properties. Except as disclosed in the West Disclosure Schedule, each of West and the West Subsidiaries (i) has good and marketable title to all the properties and assets reflected in the latest audited balance sheet included in the West Financial Statements as being owned by West or one of the West Subsidiaries or acquired after the date thereof ("West Properties") which are, alone or in the aggregate, material to West's business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of (A) all Liens except (1) statutory Liens securing payments not yet due and (2) such imperfections or irregularities of title or other Liens (other than real property mortgages or deeds of trust) as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair the business operations presently conducted at such properties, and (B) all real property mortgages and deeds of trust, and (ii) is the lessee of all leasehold estates reflected in the latest audited West Financial Statements or acquired after the date thereof which are, alone or in the aggregate, material to its business on a consolidated basis and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to West's knowledge, the lessor.

Section 4.12 Labor Matters. Neither West nor any West Subsidiary is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is West or any West Subsidiary the subject of any proceeding asserting that it or any subsidiary has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment nor is there any strike, work stoppage or other labor dispute involving West or any West Subsidiary pending, or, to West's knowledge, threatened, any of which would, alone or in the aggregate, reasonably be expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of West and the West Subsidiaries, taken as a whole or prevent, hinder or materially delay the ability of West to consummate the transactions contemplated by this Agreement.

Section 4.13 Employee Benefit Plans. Each employee benefit plan maintained by West or any West Subsidiary that provides retirement, pension, health care, long-term disability income, workers compensation, life insurance and any other postretirement benefits that, as of the date hereof, covers any director, trustee, officer or employee of West or the West Subsidiaries (collectively, "West Benefit Plans") complies and has been administered in form and in operation in all material respects with all applicable requirements of law and no notice has been issued by any governmental authority questioning or challenging such compliance. Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby constitutes or will constitute an event under any West Benefit Plan that may result in any payment by West or any West Subsidiary, any restriction or limitation upon the assets of any West Benefit Plan, any acceleration of payment or vesting, increase in benefits or compensation, or forgiveness of any loan or other commitment to West or any West Subsidiary.

Section 4.14 Intellectual Property. West and the West Subsidiaries own, free of Liens, or have a valid license to use, all of the Intellectual Property used in the conduct of the businesses of West and the West Subsidiaries. None of such Intellectual Property has been or is the subject of any pending, or to the knowledge of West, threatened adverse claim, litigation or claim of infringement based on the use thereof by West or any West Subsidiary or a third party. Neither West nor any West Subsidiary has received any notice contesting West's or the West Subsidiaries' right to use any of such Intellectual Property, and, to the knowledge of West, neither West nor any West Subsidiary has infringed upon or misappropriated any intellectual property rights of third parties. The consummation of the Merger will not result in the loss by West or any West Subsidiaries of any of its or their rights in such Intellectual Property.

Section 4.15 West Material Contracts. Except as disclosed in the West Disclosure Schedule, neither West nor any West Subsidiary is a party to or bound by (a) any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), or (b) any non-competition agreement or any other agreement or obligation that purports to limit in any respect the manner in which, or the localities in which, all or any substantial portion of the business of West or the West Subsidiaries would be conducted.

Section 4.16 Environmental Matters. Except as set forth in the West Disclosure Schedule, West has no knowledge of (a) any violation of Environmental Laws relating to any property of West or any West Subsidiary, (b) the release or potential release of Hazardous Materials on or from any such property, (c) underground storage tanks located on any property, or (d) asbestos in or on any such property which would, alone or in the aggregate, reasonably be expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or otherwise), results of operations or prospects of East and the East Subsidiaries, taken as a whole, or prevent, hinder or materially delay the ability of East to consummate the transactions contemplated by this Agreement. Except as set forth in West Disclosure Schedule, neither West nor any West Subsidiary, nor to West's knowledge, any tenant of such property, has manufactured, introduced, released or discharged from or onto any such property any Hazardous Materials or any toxic wastes, substances or materials (including asbestos) in violation of any Environmental Laws, and neither West nor any West Subsidiary, nor to West's knowledge, any tenant of such property, has used any such property or any part thereof for the generation, treatment, storage, handling or disposal of any Hazardous Materials, in violation of any Environmental Laws which would, alone or in the aggregate, reasonably be expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or otherwise), results of operations or prospects of West and the West Subsidiaries, taken as a whole, or prevent, hinder or materially delay the ability of West to consummate the transactions contemplated by this Agreement.

Section 4.17 Insurance. West or the West Subsidiaries maintain insurance coverage for West and the West Subsidiaries and their respective properties and assets of the types and in amounts typical of similar companies engaged in the respective businesses in which West and the West Subsidiaries are engaged. All such insurance policies (a) are in full force and effect, and with respect to all policies neither West nor any West Subsidiary is delinquent in the payment of any premiums thereon, and no notice of cancellation or termination has been received with respect to any such policy, and (b) are sufficient for compliance with all requirements of law and of all agreements to which West or the West Subsidiaries are a party or otherwise bound and are valid, outstanding, collectable, and enforceable policies and will remain in full force and effect through the Closing Date, except, in the case of either clause (a) or (b), in such manner as would not, alone or in the aggregate, be reasonably expected to have a material adverse effect on the business, operations properties, assets, condition (financial or other), results of operations or prospects of West and West Subsidiaries, taken as a whole or prevent, hinder or materially delay the ability of the West Merging Entities to consummate the transactions contemplated by this Agreement. Neither West nor any West Subsidiary has received written notice within the last 12 months from any insurance company or board of fire underwriters of any defects or inadequacies that would materially adversely affect the insurability of, or cause any material increase in the premiums for insurance covering, either West or any West Subsidiary or any of their respective properties or assets that have not been cured or repaired to the satisfaction of the party issuing the notice.

Section 4.18 Brokers and Finders. West has not employed any broker, finder, other intermediary, or financial advisor in connection with the transactions contemplated by this Agreement that would be entitled to any brokerage, finder's or similar fee or commission, or financial advisory fee, in connection with this Agreement or the transactions contemplated hereby, other than Goldman, Sachs & Co., whose fees and expenses will be paid by West.

Section 4.19 Investment Company Act. None of West nor any of the West Subsidiaries is an "investment company" within the meaning of the Investment Company Act of 1940, as amended, nor an "investment adviser" within the meaning of the Investment Advisers Act of 1940, as amended.

Section 4.20 HSR Act. For purposes of determining compliance with the HSR Act, West confirms that, except for the business of West Management Company, the conduct of its businesses consists solely of investing in, owning, operating and developing real estate for the benefit of its shareholders.

Section 4.21 State Antitakeover Laws Not Applicable. By virtue of provisions in West's Declaration of Trust, Bylaws or resolutions of the West Board validly adopted under Section 3-603(e)(1) or Section 3-702(b) of the Corporations and Associations Article of the Annotated Code of Maryland ("MGCL"), neither
Section 3-602 of the MGCL nor Subtitle 7 of the MGCL (Sections 3-701 through 3-709 of the MGCL) applies to this Agreement or the Merger or the other transactions contemplated hereby. Other than Section 3-602 and Subtitle 7 of the MGCL, no state takeover statute or similar statute or regulation of the State of Maryland (and, to the knowledge of West, of any other state or jurisdiction) applies or purports to apply to this Agreement or the Merger or other transactions contemplated hereby.

Section 4.22 Required West Vote. The West Shareholders Approval, being the affirmative vote of outstanding shares of West Voting Stock that are entitled to cast a majority of the votes on the matter of the holders of any class or series of the securities of the West Merging Entities necessary to approve this Agreement, the East/West Merger and the other transactions contemplated hereby.

Section 4.23 Board Recommendation. The West Board, at a meeting duly called and held, has by a unanimous vote of those trustees present (who constituted 100% of the trustees then in office), (i) determined and declared that this Agreement and the transactions contemplated hereby, including the East/West Merger, are advisable and fair to and in the best interests of West and the shareholders of West and (ii) resolved to recommend that the holders of West Voting Stock approve this Agreement and the transactions contemplated herein, including the East/West Merger.

Section 4.24 Opinion of Financial Advisor. A special committee of the West Board has received the opinion of Goldman, Sachs & Co., dated the date of this Agreement, to the effect that the Merger Consideration in the East/West Merger is fair, from a financial point of view, to the holders of West Common Stock other than the Shareholder.

Section 4.25 Disclosure. No representation or warranty contained in this
Article IV, as qualified by the West Disclosure Schedule, or in any Schedule or Exhibit hereto or any closing certificate furnished or to be furnished by West to East pursuant to this Agreement or in connection with the Merger contains any untrue statement of a material fact, or, to the knowledge of West, omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

Section 4.26 Definition of West's Knowledge. All references in this Agreement to "West's knowledge" or words of similar import shall refer only to the actual knowledge of those persons identified in the West Disclosure Schedule and shall not be construed to refer to the knowledge of any other officer, agent or employee of West or any affiliate thereof. There shall be no personal liability on the part of any of the persons identified in the West Disclosure Schedule arising out of any representations or warranties made herein. Without limiting the foregoing, in no event shall the knowledge of Shareholder or any of its agents, officers or employees be attributed to West.

                                   ARTICLE V.

                   Conduct Of Businesses Pending The Closing

Section 5.1 Conduct Of Business By East. From the date of this Agreement to the Effective Time (except as otherwise specifically required by the terms of this Agreement), East shall, and shall cause the East Subsidiaries to, act and carry on their respective businesses in the usual, regular and ordinary course of business consistent with past practice and, to the extent consistent therewith, use their reasonable best efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, lessors, lessees, and others having business dealings with them, to the end that their goodwill and ongoing businesses shall not be impaired in any material respect at the Effective Time. Without limiting the generality of the foregoing, from the date of this Agreement to the Effective Time, East shall not, and shall not permit any of the East Subsidiaries to, without the prior consent of the West:

(a) (i) except as contemplated by Section 5.3, or as disclosed in the East Disclosure Schedule with respect to dividends by East Management Company, declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly owned East Subsidiary to its parent and the declaration and payment by East of regular quarterly cash dividends on East Common Stock in an amount not in excess of $.44 per share and regular quarterly cash dividends on East Class B Common Stock in an amount not exceeding $.54 per share, and the payment by East Operating Partnership of (A) regular quarterly distributions on its units of partnership interest in an amount not exceeding $.44 per unit to holders of limited partnership interest other than 8.125% Series A Cumulative Redeemable Preferred Units of East Operating Partnership,
(B) regular quarterly distributions to the holders of 8.125% Series A Cumulative Redeemable Preferred Units of East Operating Partnership in accordance with their terms and (C) quarterly distributions to East, as general partner, in accordance with the terms of the East Organizational Documents, in each case with usual record and payment dates for such dividends or distributions in accordance with East's past dividend practices, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) purchase, redeem or otherwise acquire any shares of capital stock of East or any East Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, in each case other than in accordance with East's Long-Term Omnibus Plan or as set forth in the East Disclosure Schedule;

(b) authorize for issuance, issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock or the capital stock of any East Subsidiary, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or any other securities or equity equivalents (including without limitation stock appreciation rights), or contractual obligation valued or measured by the value or market price of East Common Stock (other than (y) the issuance of East Common Stock upon the exercise of East Stock Options outstanding on the date of this Agreement and in accordance with their present terms or pursuant to East's 401(k) Savings Plan and in accordance with its terms or (z) with respect to anticipated issuances set forth in the East Disclosure Schedule, such issuances being referred to herein as "East Permitted Changes");

(c) amend its articles or certificate of incorporation, bylaws or other comparable charter or organizational documents, except as contemplated by this Agreement or as required to allow for the consummation of the Merger;

(d) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, joint venture, association, or other business organization or division thereof except for acquisitions involving single asset entities where such acquisitions are permitted by Section 5.1(g);

(e) sell, lease, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets that are material, alone or in the aggregate, to East and the East Subsidiaries, taken as a whole, except sales, leases, mortgages, or other encumbrances or Liens of properties or assets in the ordinary course of business consistent with past practice;

(f) except in connection with financing for the acquisition and development of properties as permitted in Section 5.1(g), (i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of East or any East Subsidiary, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice, or (ii) make any loans, advances or capital contributions to, or investments in, any other person, other than to East or any direct or indirect wholly owned East Subsidiary;

(g) acquire or agree to acquire any assets that are material, alone or in the aggregate, to East and the East Subsidiaries, taken as a whole, or make or agree to make any capital expenditures except in either case in the ordinary course of business consistent with past practice or in connection with the acquisition or development of properties referred to in the East Disclosure Schedule; pay, discharge or satisfy any claims (including claims of shareholders), liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except for the payment, discharge or satisfaction, of (i) liabilities or obligations in the ordinary course of business consistent with past practice or in accordance with their terms as in effect on the date hereof, and (ii) liabilities reflected or reserved against in, or contemplated by, the most recent consolidated audited financial statements (or the notes thereof) of East included in the East SEC Documents, or waive, release, grant, or transfer any rights of material value or modify or change in any material respect any existing license, lease, contract or other document, other than in the ordinary course of business consistent with past practice;

(h) adopt or amend in any material respect (except as may be required by law or as contemplated by this Agreement) any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or other arrangement for the benefit or welfare of any employee, director or former director or employee; increase the compensation or fringe benefits of any director, employee or former director or employee, other than increases for current employees in the ordinary course of business consistent with past practice; pay any benefit not required by any existing plan, arrangement or agreement, grant any new or modified severance or termination arrangement or increase or accelerate any benefits payable under any severance or termination pay policies in effect on the date hereof, other than any such increase or acceleration provided for under the East Benefit Plans as in effect on the date of this Agreement;

(i) change any material accounting principle used by it, except for such changes as may be required to be implemented following the date of this Agreement pursuant to generally accepted accounting principles or rules and regulations of the SEC promulgated following the date hereof;

(j) take any action that would, or is reasonably likely to, result in any of its representations and warranties in this Agreement becoming untrue, or in any of the conditions to the Merger set forth in Article VII not being satisfied;

(k) except in the ordinary course of business and consistent with past practice, make any tax election or settle or compromise any federal, state, local or foreign income tax liability; or

(l) authorize any of, or commit or agree to take any of, the foregoing actions.

Section 5.2 Conduct Of Business By West. From the date of this Agreement to the Effective Time (except as otherwise specifically required by the terms of this Agreement), West shall, and shall cause the West Subsidiaries to, act and carry on their respective businesses in the usual, regular and ordinary course of business consistent with past practice and, to the extent consistent therewith, use their reasonable best efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, lessors, lessees, and others having business dealings with them, to the end that their goodwill and ongoing businesses shall not be impaired in any material respect at the Effective Time. Without limiting the generality of the foregoing, from the date of this Agreement to the Effective Time, West shall not, and shall not permit any of West Subsidiaries to, without the prior consent of East:

(a) (i) except as contemplated by Section 5.3, declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly owned West Subsidiary to its parent and the declaration and payment by West of regular quarterly cash dividends on West Common Stock in an amount not in excess of $.1925 per share and regular quarterly cash dividends on West Series A Preferred Stock and West Series B Preferred Stock in amounts not exceeding $.1795 and $.1925, respectively, per share, in each case with usual record and payment dates for such dividends or distributions in accordance with West's past dividend practices, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) purchase, redeem or otherwise acquire any shares of capital stock of West or any West Subsidiary or any other securities thereof or any rights, warrants, or options to acquire any such shares or other securities in each case other than as set forth in the West Disclosure Schedule or pursuant to the terms of the West Share Incentive Plan;

(b) except as set forth in the West Disclosure Schedule, authorize for issuance, issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock or the capital stock of any West Subsidiary, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or any other securities or equity equivalents (including without limitation stock appreciation rights), or contractual obligation valued or measured by the value or market price of West Common Stock (other than the issuance of West Common Stock upon the exercise of West Stock Options outstanding on the date of this Agreement and in accordance with their present terms or pursuant to West's 401(k) Savings Plan and in accordance with its terms, such issuances being referred to herein as "West Permitted Changes");

(c) amend its Declaration of Trust or bylaws, except as contemplated by this Agreement or as required to allow for the consummation of the Merger;

(d) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, joint venture, association, or other business organization or division thereof;

(e) except as set forth in the West Disclosure Schedule, sell, lease, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets that are material, alone or in the aggregate, to West and the West Subsidiaries, taken as a whole, except sales, leases, mortgages, or other encumbrances or Liens of properties or assets in the ordinary course of business consistent with past practice;

(f) except as permitted in Section 5.2(g) or as set forth in the West Disclosure Schedule and except in connection with financing for the acquisition and development of properties set forth in the West Disclosure Schedule (i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of West or any West Subsidiary, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for shortterm borrowings incurred in the ordinary course of business consistent with past practice, or (ii) make any loans, advances or capital contributions to, or investments in, any other person, other than to West or any direct or indirect wholly owned West Subsidiary;

(g) acquire or agree to acquire any assets that are material, alone or in the aggregate, to West and the West Subsidiaries, taken as a whole, or make or agree to make any capital expenditures, in either case except in the ordinary course of business consistent with past practice or in connection with the acquisition or development of properties referred to in the Disclosure Schedule; pay, discharge or satisfy any claims (including claims of shareholders), liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except for the payment, discharge or satisfaction, of

(i) liabilities or obligations in the ordinary course of business consistent with past practice or in accordance with their terms as in effect on the date hereof, and (ii) liabilities reflected or reserved against in, or contemplated by, the most recent consolidated audited financial statements (or the notes thereof) of West or waive, release, grant, or transfer any rights of material value or modify or change in any material respect any existing license, lease, contract or other document, other than in the ordinary course of business consistent with past practice;

(h) adopt or amend in any material respect (except as may be required by law or as contemplated by this Agreement) any bonus, profit sharing, compensation, share option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or other arrangement for the benefit or welfare of any employee, director, trustee, or former director, trustee, or employee; increase the compensation or fringe benefits of any director, trustee, employee or former director, trustee or employee, other than increases for current employees in the ordinary course of business consistent with past practice; pay any benefit not required by any existing plan, arrangement or agreement, grant any new or modified severance or termination arrangement or increase or accelerate any benefits payable under any severance or termination pay policies in effect on the date hereof, other than any such increase or acceleration provided for under the West Benefit Plans as in effect on the date of this Agreement;

(i) change any material accounting principle used by it, except for such changes as may be required to be implemented following the date of this Agreement pursuant to generally accepted accounting principles promulgated following the date hereof;

(j) take any action that would, or is reasonably likely to, result in any of its representations and warranties in this Agreement becoming untrue, or in any of the conditions to the Merger set forth in Article VII not being satisfied;

(k) except in the ordinary course of business and consistent with past practice, make any tax election or settle or compromise any federal, state, local or foreign income tax liability; or

(l) authorize any of, or commit or agree to take any of, the foregoing actions.

Section 5.3 Coordination of Dividends. West and East shall coordinate with each other regarding the payment of dividends with respect to West Voting Stock and East Common Stock after the date hereof, it being the intention of the parties that (a) West shall pay whatever preclosing dividends shall be necessary to avoid jeopardizing its status as a "real estate investment trust" under the Code, (b) the shareholders of East and West shall be treated fairly in order to avoid any "windfall" preclosing dividends, and (c) except as may be necessary to accomplish the foregoing, holders of West Voting Stock and East Common Stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of West Voting Stock or East Common Stock or any shares of East Common Stock that any such holder receives in exchange for shares of West Voting Stock in the Merger.

Section 5.4 No Solicitation.

(a) Neither East nor any of the East Subsidiaries shall, nor shall East or any of the East Subsidiaries authorize or permit any of its or their officers, directors, agents, representatives, advisors or subsidiaries to, directly or indirectly (a) solicit, initiate or encourage (including by way of furnishing information), or take any other action to facilitate the submission of inquiries, proposals or offers from any person relating to any acquisition or purchase of a substantial amount of assets of East or any of the East Subsidiaries (other than in the ordinary course of business) or of over 9.8% of any class of equity securities of East or any of the East Subsidiaries or any tender offer (including a self tender offer) or exchange offer that if consummated would result in any person beneficially owning 9.8% or more of any class of equity securities of East or any of the East Subsidiaries, or any merger, consolidation, business combination, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving East or any of the East Subsidiaries, other than the transactions contemplated by this Agreement, or any other transaction the consummation of which would or could reasonably be expected to impede, interfere with, prevent or materially delay the Merger (collectively, "East Alternative Proposals") or agree to or endorse any East Alternative Proposal, or (b) enter into or participate in any discussions or negotiations regarding any of the foregoing, or furnish to any other person any information with respect to its business, properties or assets or any of the foregoing, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing; provided, however, that the foregoing shall not prohibit East from
(i) furnishing information concerning East and its businesses, properties or assets (pursuant to an appropriate confidentiality agreement customary under the circumstances) to a third party who has made an unsolicited East Alternative Proposal, (ii) engaging in discussions or negotiations with a third party who has made an unsolicited East Alternative Proposal, (iii) following receipt of an unsolicited East Alternative Proposal, taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) under the Exchange Act or otherwise making disclosure to its shareholders, (iv) following receipt of an unsolicited East Alternative Proposal, failing to make or withdrawing or modifying its recommendation referred to in Section 6.5, and/or (v) engaging in discussions or negotiations with Shareholder or its controlling affiliates regarding an unsolicited East Alternative Proposal from a third party, but in each case referred to in the foregoing clauses (i) through (iv) (not in the case of the foregoing clause (v)) only if and to the extent that the East Board shall have concluded in good faith, after consulting with and considering the advice of outside counsel, that such action is required by the East Board in the exercise of its legal duties to the shareholders of East under applicable law; provided, further, that the Board of Directors of East shall not take any of the foregoing actions referred to in clauses (i) through (iv) (but not clause (v)) until after giving at least one business day's advance notice to West with respect to any of the actions specified in the foregoing clauses (i) through (iv) that it shall take. In addition, if the East Board receives an unsolicited East Alternative Proposal, then East shall promptly inform West in writing of the material terms of such proposal and the identity of the person (or group) making it. East will immediately cease and cause to be terminated all existing activities, discussions or negotiations, if any, with any parties (other than Shareholder) conducted heretofore with respect to any of the foregoing. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 5.4(a) by any director or executive officer of East or any of its subsidiaries or by any investment banker, financial adviser, attorney, accountant, or other representative of East or any of its subsidiaries shall be deemed to be a breach of this Section by East.

(b) Neither West nor any of the West Subsidiaries shall, nor shall West or any of the West Subsidiaries authorize or permit any of its or their officers, trustees, directors, agents, representatives, advisors or subsidiaries to, directly or indirectly (a) solicit, initiate or encourage (including by way of furnishing information), or take any other action to facilitate the submission of inquiries, proposals or offers from any person relating to any acquisition or purchase of a substantial amount of assets of West or any of the West Subsidiaries (other than in the ordinary course of business) or of over 9.8% of any class of equity securities of West or any of the West Subsidiaries or any tender offer (including a self tender offer) or exchange offer that if consummated would result in any person beneficially owning 9.8% or more of any class of equity securities of West or any of the West Subsidiaries, or any merger, consolidation, business combination, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving West or any of the West Subsidiaries, other than the transactions contemplated by this Agreement, or any other transaction the consummation of which would or could reasonably be expected to impede, interfere with, prevent or materially delay the Merger (collectively, "West Alternative Proposals") or agree to or endorse any West Alternative Proposal, or (b) enter into or participate in any discussions or negotiations regarding any of the foregoing, or furnish to any other person any information with respect to its business, properties or assets or any of the foregoing, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing; provided, however, that the foregoing shall not prohibit West from (i) furnishing information concerning West and its businesses, properties or assets (pursuant to an appropriate confidentiality agreement customary under the circumstances) to a third party who has made an unsolicited West Alternative Proposal, (ii) engaging in discussions or negotiations with a third party who has made an unsolicited West Alternative Proposal, (iii) following receipt of an unsolicited West Alternative Proposal, taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) under the Exchange Act or otherwise making disclosure to its shareholders,
(iv) following receipt of an unsolicited West Alternative Proposal, failing to make or withdrawing or modifying its recommendation referred to in Section 6.5, and/or (v) engaging in discussions or negotiations with Shareholder or its controlling affiliates regarding an unsolicited West Alterative Proposal from a third party, but in each case referred to in the foregoing clauses (i) through
(iv) (not in the case of the foregoing clause (v)) only if and to the extent that the West Board shall have concluded in good faith, after consulting with and considering the advice of outside counsel, that such action is required by the West Board in the exercise of its legal duties to the shareholders of West under applicable law; provided, further, that the West Board shall not take any of the foregoing actions referred to in clauses (i) through (iv) (but not clause (v)) until after giving at least one business day's advance notice to East with respect to any of the actions specified in the foregoing clauses (i) through (iv) that it shall take. In addition, if the Board of Trustees of West receives an unsolicited West Alternative Proposal, then West shall promptly inform East in writing of the material terms of such proposal and the identity of the person (or group) making it. West will immediately cease and cause to be terminated existing activities, discussions or negotiations, if any, with any parties (other than Shareholder) conducted heretofore with respect to any of the foregoing. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 5.4(b) by any trustee or executive officer of West or any of its subsidiaries or by any investment banker, financial adviser, attorney, accountant, or other representative of West or any of its subsidiaries shall be deemed to be a breach of this Section by West.

                                  ARTICLE VI.

                             Additional Agreements

Section 6.1 Access To Information. Each of the parties shall afford to the other party and its respective accountants, counsel, financial advisors and other representatives (the "Representatives") full access during normal business hours throughout the period prior to the Closing to all properties, books, contracts, commitments and records (including, but not limited to, Tax Returns) of such party, as appropriate, and, during such period, each shall furnish promptly to the other (a) a copy of each report, schedule and other document filed or received pursuant to the requirements of federal or state securities laws or filed with the SEC in connection with the transactions contemplated by this Agreement, and (b) such other information concerning its business, properties and personnel as shall be reasonably requested; provided that no investigation pursuant to this Section 6.1 shall affect any representation or warranty made herein or the respective conditions to the obligations of the parties hereto to consummate the transactions contemplated hereby. Each party shall promptly advise each other party in writing of any change or the occurrence of any event after the date of this Agreement having, or which, insofar as can reasonably be foreseen, in the future may have, a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of such party or its subsidiaries taken as a whole.

Section 6.2 Registration Statements And Proxy Statement And Prospectus. East shall file with the SEC as soon as is reasonably practicable after the date hereof the Proxy Statement and Prospectus, shall use all reasonable efforts to have the Registration Statement declared effective by the SEC as promptly as practicable, and shall take any action required to be taken under applicable state blue sky or securities laws in connection with the Merger. West and East shall promptly furnish to each other all information, and take such other actions as may reasonably be requested in connection with any action by either of them in connection with this Section and shall cooperate with one another and use their respective reasonable best efforts to facilitate the expeditious consummation of the transactions contemplated by this Agreement.

Section 6.3 Letters of Accountants.

(a) East shall use its reasonable best efforts to cause to be delivered to West two letters of KPMG Peat Marwick LLP, East's independent public accountants, one dated a date within two business days before the date on which the Registration Statement shall become effective and one dated a date within two business days before the Closing Date, each addressed to West, in form and substance reasonably satisfactory to West and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

(b) West shall use its reasonable best efforts to cause to be delivered to East two letters of Price Waterhouse LLP, West's independent public accountants, one dated a date within two business days before the date on which the Registration Statement shall become effective and one dated a date within two business days before the Closing Date, each addressed to East, in form and substance reasonably satisfactory to East and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

Section 6.4 Legal Opinions.

(a) East shall use its reasonable best efforts to cause to be delivered to West at the East/West Closing an opinion of Foley & Lardner, counsel to East, with respect to the East Merging Entities, as to due organization and existence, authorized capitalization, due authorization, consents (to such firm's knowledge), violations of law (to such firm's knowledge), litigation (to such firm's knowledge), the valid issuance of East Common Stock pursuant to this transaction, enforceability, and such other matters as counsel to West may reasonably request. (It being understood that the delivery of such opinion shall not be deemed a condition to the East/West Closing).

(b) West shall use its reasonable best efforts to cause to be delivered to East at the East/West Closing an opinion of Mayer, Brown & Platt, counsel for West, with respect to West and the West Subsidiaries, as to due organization and existence, authorized capitalization, due authorization, consents (to such firm's knowledge), violations of law (to such firm's knowledge), litigation (to such firm's knowledge), enforceability and such other matters as counsel to East may reasonably request. (It being understood that the delivery of such opinion shall not be deemed a condition to the East/West Closing).

Section 6.5 Shareholders Approval. As soon as practicable following the date upon which the Registration Statement is declared effective by the SEC, West shall use its reasonable best efforts to obtain the West Shareholders Approval, and East shall use its reasonable best efforts to obtain the East Shareholders Approval, including the requisite shareholder approval of the amendments to East's Articles of Incorporation necessary to consummate the Merger. The West Board and East Board shall recommend to their respective shareholders the approval of this Agreement and the Merger and the other transactions contemplated hereby; provided, however, that (a) prior to the meeting of shareholders of East, the East Board may withdraw, modify or amend such recommendation to the extent permitted by the first proviso to Section 5.4(a) and subject to compliance with Section 5.4(a), and (b) prior to the meeting of shareholders of West, the West Board may withdraw, modify or amend such recommendation to the extent permitted by the first proviso to Section 5.4(b) and subject to compliance with Section 5.4(b).

Section 6.6 Affiliate Agreements. West shall use its reasonable best efforts to cause each principal executive officer, each Trustee, and each other person who is an "affiliate," as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (including Shareholder), of West to deliver to East on or prior to the Closing Date a written agreement (an "Affiliate Agreement") to the effect that such person will not offer to sell, sell or otherwise dispose of any East Common Stock issued in the Merger, except, in each case, pursuant to an effective registration statement or in compliance with Rule 145, as amended from time to time, or in a transaction which, in the opinion of legal counsel satisfactory to East, is exempt from the registration requirements of the Securities Act.

Section 6.7 Exchange. East shall use its reasonable best efforts to effect, at or before the Closing Date, authorization for listing on the Exchange, upon official notice of issuance, the East Common Stock (i) to be issued in the Merger and (ii) which will be issuable upon conversion of East Series B Preferred Stock (including East Series B Stock issuable upon conversion of East Series A Preferred Stock) or redemption of units of limited partnership interest of East Operating Partnership issued pursuant to the Merger.

Section 6.8 Expenses. Except as provided in Section 8.3, whether or not the Merger is consummated, all fees and expenses (including financial advisory and other professional services fees) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except that those fees and expenses incurred in connection with filing, printing and distributing the Proxy Statement and Prospectus shall be shared ratably by West and East in proportion to the number of copies of the Proxy Statement and Prospectus mailed by each.

Section 6.9 Agreement to Cooperate. Subject to the terms and conditions herein provided, the parties hereto shall cooperate and use its respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, and under contracts giving rise to the East Required Consents or West Required Consents, to consummate and make effective the transactions contemplated by this Agreement, including using its reasonable best efforts to identify and obtain all necessary or appropriate waivers, consents and approvals, to effect all necessary registrations, filings and submissions (including, but not limited to, the East Required Statutory Approvals, West Required Statutory Approvals, any filings under federal and state securities laws and the HSR Act) and to lift any injunction or other legal bar to the transactions contemplated hereby (and, in such case, to proceed with such transactions as expeditiously as possible), subject, however, to obtaining the East Shareholders Approval and West Shareholders Approval. In addition, each of West and East agrees to use all reasonable efforts to cause each of the East/West Merger and the Management Company Merger to qualify as a reorganization within the meaning of Section 368 of the Code, to cause the Operating Partnership Merger to qualify under Section 721 of the Code, to maintain the status of East as a "real estate investment trust" under the Code, and to obtain the tax opinions contemplated in Section 7.1(e) and Section 7.1(f).

Section 6.10 Coordination of Employee Benefit Plans. West shall use its reasonable best efforts to take such actions as may be reasonably requested by East to facilitate decisions and subsequent actions by East to terminate or transition any of West's Benefit Plans, stock option plans and similar matters, including without limitation appropriate amendment of the West stock option plans. East shall use its reasonable best efforts to take such actions as may be necessary to modify East's stock option plan to permit the West senior executives identified on the West Disclosure Schedule to retain their stock options following termination of their employment upon consummation of the East/West Merger.

Section 6.11 West Nominees to East Board of Directors. East shall use its reasonable best efforts to cause three members of the West Board of Directors designated by West in the West Disclosure Schedule to be added as additional members of the East Board of Directors immediately following the East/West Closing.

Section 6.12 Public Statements. The parties shall consult with each other prior to issuing any press release or any written public statement with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or written public statement prior to review and approval by the other parties, except that prior review and approval shall not be required if, in the reasonable judgment of the party seeking to issue such release or public statement, prior review and approval would prevent the timely dissemination of such release or announcement in violation of any applicable law, rule or regulation or any policy of the Exchange.

Section 6.13 Corrections to the Proxy Statement and Prospectus and Registration Statement. Prior to the date of the East Shareholders Approval and West Shareholders Approval, each of West and East shall correct promptly any information provided by it to be used specifically in the Proxy Statement and Prospectus and Registration Statement or relating to it and incorporated by reference into the Proxy Statement and Prospectus and Registration Statement that shall have become false or misleading in any material respect and shall take all steps necessary to file with the SEC and have declared effective or cleared by the SEC any amendment or supplement to the Proxy Statement and Prospectus or the Registration Statement so as to correct the same and to cause the Proxy Statement and Prospectus as so corrected to be disseminated to the shareholders of East and West, in each case to the extent required by applicable law.

Section 6.14 Updated Schedules. Each party shall deliver to the other party at least two days prior to the Closing Date updated schedules to this Agreement reflecting any changes in such party's scheduled items occurring from the date hereof to the Closing Date. No information provided to a party pursuant to this
Section 6.11 shall be deemed to cure any breach of any representation, warranty or covenant made in this Agreement.

Section 6.15 Standstill Agreements; Confidentiality Agreements. During the period from the date of this Agreement through the Effective Time, each of West and East shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it or any of its subsidiaries is a party. During such period, each of West and East shall enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement, including by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any federal or state court having jurisdiction.

Section 6.16 Indemnification.

(a) East agrees that all rights to indemnification and exculpation from liabilities or acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former trustees, directors or officers of West and the West Subsidiaries as provided in their respective declaration of trust or articles of incorporation or bylaws (or comparable organizational documents) and any indemnification agreements or arrangements of West and the West Subsidiaries shall survive the Merger, shall be assumed and performed by East, and shall continue in full force and effect in accordance with their terms with respect to matters arising before the Effective Time. East shall pay any expenses of any indemnified person under this Section 6.16 in advance of the final disposition of any action, proceeding or claim relating to any such act or omission to the fullest extent permitted under the FBCA upon receipt from the applicable indemnified person to whom advances are to be advanced of any undertaking to repay such advances required under the FBCA. In addition, from and after the Effective Time, trustees or officers of West who become directors or officers of East will be entitled to the same indemnity rights and protections as are afforded to other directors and officers of East.

(b) In the event that East or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision will be made so that the successors and assigns of East will assume the obligations set forth in this Section.

(c) The provisions of this Section 6.16 are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise. The provisions of this Section 6.16 shall survive the Merger and are in addition to any other rights to which an indemnified party may be entitled. To the maximum extent permitted by law, all rights of indemnification for the benefit of any indemnified party shall be mandatory rather than permissive.

                                  ARTICLE VII.

                                   Conditions

Section 7.1 Conditions To Each Party's Obligations for East/West Merger. The respective obligations of each party to effect the East/West Merger shall be subject to the fulfillment or waiver at or prior to the East/West Closing of the following conditions:

(a) The other party shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the East/West Closing and the representations and warranties of the other party shall be true and correct in all material respects on and as of (i) the date made and (ii) the East/West Closing Date with the same effect as if made on that date; provided, however, that if any representation and warranty is already qualified in any respect by materiality or as to material adverse effect, the materiality qualification immediately before this proviso shall not apply; and the other party shall have delivered a certificate of its chief executive officer or a co-chairman to that effect;

(b) Each of the West Shareholders Approval and the East Shareholders Approval (including the requisite approval by East's shareholders of the amendment to the East Articles of Incorporation set forth in the East/West Articles of Merger) shall have been obtained;

(c) The Registration Statement shall have become effective in accordance with the Securities Act, and no stop order suspending such effectiveness shall have been issued and remain in effect and no proceeding for that purpose shall have been initiated or threatened by the Commission;

(d) The shares of East Common Stock issuable in the East/West Merger or upon redemption of units of limited partnership interest in East Operating Partnership issued in connection with the East/West Merger or upon conversion of the East Preferred stock issued in the East/West Merger shall have been approved for listing on the Exchange, subject to notice of issuance;

(e) Each of West, East and Shareholder shall have received a favorable opinion (in form and substance reasonably satisfactory to West, East and Shareholder, respectively) from Mayer, Brown & Platt to the effect that for United States federal income tax purposes (i) the East/West Merger will qualify as a reorganization within the meaning of Section 368 of the Code and that each of West and

East will be a party to such reorganization within the meaning of Section 368(b) of the Code, (ii) no gain or loss will be recognized by holders of West Common Stock, West Series A Preferred Stock or West Series B Preferred Stock except to the extent of cash received pursuant to the Merger or pursuant to the exercise of dissenters' rights, and (iii) no gain or loss will be recognized by East or West pursuant to the Merger. In providing the foregoing opinions, counsel may rely upon (i) customary factual representations made by West and East and (ii) the tax opinion of Foley & Lardner as described in Section (f) below regarding the status of East as a "real estate investment trust" under the Code.

(f) Each of West, East and Shareholder shall have received a favorable opinion (in form and substance reasonably satisfactory to West, East and Shareholder, respectively) from Foley & Lardner (who may rely upon customary factual representations made by West and East) to the effect that the consummation of the Merger and the performance of this Agreement will not jeopardize the status of East as a "real estate investment trust" under the Code;

(g) No preliminary or permanent injunction or other order or decree by any federal or state court which prevents the consummation of the East/West Merger shall have been issued and remain in effect (each party agreeing to use its reasonable best efforts to have any such injunction, order or decree lifted);

(h) Each of the East Required Stantory Approvals described in Section (c)(i) and (ii) and the West Merger Required Statutory Approvals described in Section
(c)(i) and (ii) shall have been obtained and be in effect at the Closing;

(i) Each of the East Required Consents which have been specifically identified as a mandatory precondition to closing of the East/West Merger in the East Disclosure Schedule and the West Required Consents which have been specifically identified as a mandatory precondition to closing of the East/West Merger in the West Disclosure Schedule, shall have been obtained and be in effect at the Closing;

(j) The holders of more than 10% of the issued and outstanding West Voting Stock shall not have duly perfected a demand for dissenter's rights in accordance with the MGCL; and

(k) Each party shall have received any additional documents that such party may reasonably require for the proper consummation of the East/West Merger.

                                 ARTICLE VIII.

                       Termination, Amendment And Waiver

Section 8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the shareholders of West and East:

(a) by mutual written consent of West and East;

(b) by West or East, if the Merger shall not have been consummated on or before March 31, 1999 (the "Termination Date") (other than by reason of a breach by the party seeking to terminate this Agreement of its obligations hereunder);

(c) by West or East, if an injunction, order or decree described in Section 7.1(g) shall be in effect and shall have become final and nonappealable, provided that the party seeking to terminate this Agreement has used its reasonable best efforts to have such injunction, order, or decree lifted;

(d) unilaterally by West or East (i) if the other party (A) fails to perform any covenant or agreement in this Agreement in any material respect, and does not cure the failure in all material respects within 15 business days after the terminating party delivers written notice of the alleged failure or (B) fails to fulfill or complete a condition to the obligations of the terminating party (which condition is not waived) by reason of a breach by the non-terminating party of its obligations hereunder or (ii) if any condition to the obligations of the terminating party is not satisfied (other than by reason of a breach by that party of its obligations hereunder), and it reasonably appears that the condition cannot be satisfied prior to the Termination Date;

(e) by West, if (1) East shall have exercised a right specified in the first proviso to Section 5.4(a) with respect to an East Alternative Proposal and shall, directly or through Representatives, continue discussions with any third party concerning such East Alternative Proposal for more than 15 business days after the date of receipt of such East Alternative Proposal; or (2) (A) an East Alternative Proposal that is publicly disclosed shall have been commenced, publicly proposed or communicated to East which contains a proposal as to price (without regard to whether such proposal specifies a specific price or a range of potential prices) and (B) East shall not have rejected such proposal within 15 business days of its receipt or, if sooner, the date its existence first becomes publicly disclosed;

(f) by East, if East validly exercises, pursuant to Section 5.4(a), the right specified in clause (iv) of the first proviso to Section 5.4(a);

(g) by East, if (1) West shall have exercised a right specified in the first proviso to Section 5.4(b) with respect to a West Alternative Proposal and shall, directly or through Representatives, continue discussions with any third party concerning such West Alternative Proposal for more than 15 business days after the date of receipt of such West Alternative Proposal; or (2) (A) a West Alternative Proposal that is publicly disclosed shall have been commenced, publicly proposed or communicated to West which contains a proposal as to price (without regard to whether such proposal specifies a specific price or a range of potential prices) and (B) West shall not have rejected such proposal within 15 business days of its receipt or, if sooner, the date its existence first becomes publicly disclosed; or

(h) by West, if West validly exercises, pursuant to Section 5.4(b), the right specified in clause (iv) of the first proviso to Section 5.4(b);

provided, however, that any termination of this Agreement pursuant to this
Section 8.1 shall require the approval of the Special Committee of the Board of the terminating party.

Section 8.2 Effect of Termination. In the event of termination of this Agreement, as provided in Section 8.1, this Agreement shall forthwith become, void and there shall be no further obligation on the part of any party hereto or their respective officers or directors or trustees (except as set forth in this Section 8.2 and in Section 6.8 and Section 8.3). Nothing in this Section 8.2 shall relieve any party from liability for any breach of this Agreement.

Section 8.3 Payment Upon Certain Terminations.

(a) In the event that this Agreement is terminated by East pursuant to Section 8.1(f), then, concurrently with any such termination, East shall pay West, in accordance with Section 8.4, a fee equal to $20 million by wire transfer of same day funds.

(b) In the event that (A) a East Pre-Termination Alternative Proposal Event (as defined below) shall occur and thereafter this Agreement is terminated by West pursuant to Section 8.1(e) and (B) prior to the date that is 12 months after the date of such termination East enters into any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to any East Alternative Proposal, then East shall promptly, but in no event later than two business days after the date such agreement is entered into, pay West, in accordance with Section 8.4, a fee equal to $20 million by wire transfer of same day funds.

(c) for purposes of Section 8.3(b), an "East Pre-Termination Alternative Proposal Event" shall be deemed to occur if an East Alternative Proposal shall have been made known to East or has been made directly to its shareholders generally or any person shall have publicly announced an intention (whether or not conditional) to make an East Alternative Proposal. East acknowledges that the agreements contained in Section 8.3(a) and Section 8.3(b) are an integral part of the transactions contemplated by this Agreement, and that the amounts to be paid pursuant to Section 8.3(a) and Section 8.3(b)constitute liquidated damages and not a penalty.

(d) In the event that this Agreement is terminated by West pursuant to Section 8.1(h), then, concurrently with any such termination, West shall pay East, in accordance with Section 8.4, a fee equal to $20 million by wire transfer of same day funds.

(e) In the event that (A) a West PreTermination Alternative Proposal Event (as defined below) shall occur and thereafter this Agreement is terminated by East pursuant to Section 8.1(g) and (B) prior to the date that is 12 months after the date of such termination West enters into any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to any West Alternative Proposal, then West shall promptly, but in no event later than two business days after the date such agreement is entered into, pay East, in accordance with Section 8.4, a fee equal to $20 million by wire transfer of same day funds.

(f) For purposes of Section 8.3(a), a "West PreTermination Alternative Proposal Event" shall be deemed to occur if a West Alternative Proposal shall have been made known to West or has been made directly to its shareholders generally or any person shall have publicly announced an intention (whether or not conditional) to make a West Alternative Proposal. West acknowledges that the agreements contained in Section 8.3(d) and (b) are an integral part of the transactions contemplated by this Agreement, and that the amounts to be paid pursuant to Section 8.3(d) and (b) constitute liquidated damages and not a penalty.

Section 8.4 Payment of Termination Amount.

(a) In the event that West or East (for purposes of this Section, the "Paying Party") is obligated to pay an amount pursuant to Section 8.3 (the "Section 8.3 Amount"), the Paying Party shall pay to the other party hereto (for purposes of this Section, the "Receiving Party"), from the applicable Section 8.3 Amount deposited into escrow in accordance with the next sentence, an amount equal to the lesser of (m) the Section 8.3 Amount or (n) the sum of (1) the maximum amount that can be paid to the Receiving Party without causing the Receiving Party to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A)-(H) or 856(c)(3)(A)-(I) of the Code ("Qualifying Income"), as determined by the Receiving Party's certified public accountants, plus (2) in the event the Receiving Party receives either (X) a letter from the Receiving Party's counsel indicating that the Receiving Party has received a ruling from the U.S. Internal Revenue Service ("IRS") described in Section 8.4(b)(ii) or (Y) an opinion from the Receiving Party's counsel as described in Section 8.4(b)(ii), an amount equal to the Section 8.3 Amount less the amount payable under clause (1) above. To secure the Paying Party's obligation to pay these amounts, the Paying Party shall deposit into escrow an amount in cash equal to the Section 8.3 Amount with an escrow agent selected by the Receiving Party and on such terms (subject to Section 8.4(b)) as shall be agreed upon by the Receiving Party and the escrow agent. The payment of deposit into escrow of the Section 8.3 Amount pursuant to this Section (a) shall be made on the date payment is due under Section 8.3 by wire transfer of same day funds.

(b) The escrow agreement shall provide that the Section 8.3 Amount in escrow or any portion thereof shall not be released to the Receiving Party unless the escrow agent receives any one or combination of the following: (i) a letter from the Receiving Party's certified public accountants indicating the maximum amount that can be paid by the escrow agent to the Receiving Party without causing the Receiving Party to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income or a subsequent letter from the Receiving Party's accountants revising that amount, in which case the escrow agent shall release such amount to the Receiving Party, or (ii) a letter from the Receiving Party's counsel indicating that the Receiving Party received a ruling from the IRS holding that the receipt by the Receiving Party of the Section 8.3 Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code (or alternatively, the Receiving Party's legal counsel has rendered a legal opinion to the effect that the receipt by the Receiving Party of the Section 8.3 Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of Section 856(c)(2) and (3) of the Code), in which case the escrow agent shall release the remainder of the Section 8.3 Amount to the Receiving Party. West agrees to amend this Section 8.4 at the request of the Receiving Party in order to (x) maximize the portion of the Section 8.3 Amount that may be distributed to the Receiving Party hereunder without causing the Receiving Party to fail to meet the requirements of Sections 856(c)(2) and
(3) of the Code, (y) improve the Receiving Party's chances of securing a favorable ruling described in this Section 8.4(b) or (z) assist the Receiving Party in obtaining a favorable legal opinion from its counsel as described in this Section 8.4(b); provided that the Receiving Party's legal counsel has rendered a legal opinion to the Receiving Party to the effect that such amendment would not cause the Receiving Party to fail to meet the requirements of Section 856(c)(2) or (3) of the

Code. The escrow agreement shall also provide that any portion of the
Section 8.3 Amount held in escrow for five years shall be released by the escrow agent to the Paying Party. The Paying Party shall not be a party to such escrow agreement and shall not bear any cost of or have liability resulting from the escrow agreement.

(c) Notwithstanding anything to the contrary set forth in this Agreement, in the event that the Receiving Party is required to file suit to seek all or a portion of an amount pursuant to Section 8.3, it shall be entitled to all expenses, including attorneys' fees and expenses, which it has incurred in enforcing its rights hereunder, provided that payment of such expenses shall be subject to the limitations of Section 8.4(a) (determined as if such expenses were included in the Section 8.3 Amount).

Section 8.5 Amendment and Waiver. This Agreement may not be amended except by an instrument in writing signed on behalf of both of the parties hereto and in compliance with applicable law; provided, that, (a) this Agreement may not be amended in any material respect following the West Shareholders Approval or East Shareholders Approval; (b) at any time prior to the Closing, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other party hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein (any agreement on the part of a party hereto to any such extension or waiver being valid if set forth in an instrument in writing signed on behalf of such party); and (c) the approval of each of the Special Committees shall be required for an amendment or modification of this Agreement and the approval of the Special Committee of the Board of the extending or waiving party shall be required for any extension by East or West of the time of the performance of any obligations or other acts of West or East and any waiver of any of West's or East's obligations under this Agreement.

                                  ARTICLE IX.

                               General Provisions

Section 9.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent via a recognized overnight courier with delivery confirmed in writing or sent via facsimile with confirmed receipt to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

  (a) If to West, to:

    Pacific Retail Trust
    8140 Walnut Hill Lane
    Dallas, Texas 75231
    Attention: Dennis H. Alberts
    Fax: (214) 696-9512
    with a copy to:
    Mayer, Brown & Platt
    190 South LaSalle Street
    Chicago, IL 60603
    Attention: Edward J. Schneidman
    Fax: (312) 701-7711

    and to:

    Munger, Tolles & Olson LLP
    355 South Grand Avenue, 35th Floor
    Los Angeles, CA 90071-1560
    Attention: R. Gregory Morgan
    Fax: (213) 687-3702

  (b) If to East, to:

    Regency Realty Corporation
    121 West Forsyth Street, Suite 200
    Jacksonville, FL 32202
    Attention: Martin E. Stein, Jr.
    Fax: (904) 634-3428

    with a copy to:

    Foley & Lardner
    200 Laura Street
    Jacksonville, FL 32202
    Attention: Linda Y. Kelso
    Fax: (904) 359-8700

    and to:

    Willkie Farr & Gallagher
    One Citicorp Center
    153 East 53rd Street
    New York, NY 10022
    Attention: Cornelius T. Finnegan, III
    Fax: (212) 728-8111

Section 9.3 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

Section 9.4 Miscellaneous. This Agreement (including the documents and instruments referred to herein) (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof; (b) shall not be assigned by operation of law or otherwise; and (c) shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Florida (without giving effect to the provisions thereof relating to conflicts of law).

Section 9.5 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

Section 9.6 Parties In Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto. Except as provided in Section 6.16, nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

Section 9.7 Limitation Of Liability. Any obligation or liability whatsoever of East or West which may arise at any time under this Agreement or any obligation or liability which may be incurred by it pursuant to any other instrument, transaction or undertaking contemplated hereby shall be satisfied, if at all, only out of East's or West's assets respectively. No such obligation or liability shall be personally binding upon, nor shall resort for the enforcement thereof be had to, the property of any of its shareholders, trustees, officers, employees or agents, regardless of whether such obligation or liability is in the nature of contract, tort or otherwise.

Section 9.8 No Presumption Against Drafter. Each of the parties hereto have jointly participated in the negotiation and drafting of this Agreement. In the event of an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by each of the parties hereto and no presumptions or burdens of proof shall arise favoring any party by virtue of the authorship of any of the provisions of this Agreement.

                                   * * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                          Pacific Retail Trust

                                                   /s/ Dennis H. Alberts
                                          By: _________________________________
                                             Print name: Dennis H. Alberts
                                             Its: President and Chief
                                             Executive Officer

                                          Regency Realty Corporation

                                                 /s/ Martin E. Stein, Jr.
                                          By: _________________________________
                                             Print name: Martin E. Stein, Jr.
                                             Its: Chairman and Chief Executive
                                             Officer

                                                            EXHIBIT A TO ANNEX A

                                 (REIT MERGER)
                     ARTICLES OF MERGER AND PLAN OF MERGER
                                    MERGING
                              PACIFIC RETAIL TRUST
           (A REAL ESTATE INVESTMENT TRUST OF THE STATE OF MARYLAND)
                                 WITH AND INTO
                           REGENCY REALTY CORPORATION
                    (A CORPORATION OF THE STATE OF FLORIDA)

Pursuant to Sections 607.1101 and 607.1108, Florida Statutes and Sections 3-109 and 8-501.1 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended.

Regency Realty Corporation, a corporation organized and existing under the laws of the State of Florida ("East"), and Pacific Retail Trust, a real estate investment trust organized and existing under the laws of the State of Maryland ("West"), agree that West shall be merged with and into East, the latter of which is to survive the merger, and hereby adopt the following Articles of Merger. The terms and conditions of the merger and the mode of carrying the same into effect are as herein set forth in these Articles of Merger.

FIRST: The parties to these Articles of Merger are West, a real estate investment trust organized and existing under the laws of the State of Maryland, and East, a corporation organized and existing under the laws of the State of Florida. East was incorporated on July 9, 1993 under the Florida Business Corporation Act (the "Florida Act").

SECOND: West shall be merged with and into East in accordance with Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland (the "Maryland Code") and the Florida Act and East shall survive the merger and continue under its present name (the "Surviving Entity"). At the effective time of the merger (the "Effective Time"), the separate existence of West shall cease in accordance with the provisions of the Maryland Code. From and after the Effective Time, the Surviving Entity shall continue its existence as a corporation under the Florida Act, shall succeed to all of the rights, privileges, properties, real, personal and mixed, liabilities and other assets without the necessity of any separate deed or other transfer and shall be subject to all of the liabilities and obligations of West without further action by either of the parties hereto, and will continue to be governed by the laws of the State of Florida. If at any time after the Effective Time the Surviving Entity shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Entity, its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of West acquired or to be acquired as a result of the merger, or (b) otherwise to carry out the purposes of these Articles, the Surviving Entity and its officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of West, all deeds, bills of sale, assignments and assurances, and to do, in the name and on behalf of West, all other acts or things necessary, desirable or proper to vest, perfect or confirm the Surviving Entity's right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of West acquired or to be acquired as a result of the merger and otherwise to carry out the purposes of these Articles.

THIRD: The principal office of West in the State of Maryland is located at 11 East Chase Street, Baltimore, Maryland. The name and address of the registered
agent of East is     . The principal office of East is located at 121 W.
Forsyth Street, Suite 200, Jacksonville, Florida 32202. Neither East nor West owns any interest in land in any county in the State of Maryland.

FOURTH: The terms and conditions of the transaction set forth in these Articles of Merger were advised, authorized and approved by each party to these Articles of Merger in the manner and by the vote required by East's articles of incorporation and the Florida Act or West's declaration of trust and the Maryland Code, as the case may be.

FIFTH: The merger was duly (a) advised by the board of directors of East by the adoption of a resolution declaring that the merger set forth in these Articles of Merger was advisable on substantially the terms and conditions set forth in the resolution and directing that the proposed merger be submitted, together with the board's recommendation, for consideration at a special meeting of the
shareholders of East and (b) approved by the shareholders of East on     , 1999
by the vote required by its articles of incorporation and the Florida Act. The only voting group of East entitled to vote on the adoption of the Plan was the holders of East Common Stock. The number of votes cast by such voting group was sufficient for approval by that group.

SIXTH: The merger was duly (a) advised by the board of trustees of West by the adoption of a resolution declaring that the merger set forth in these Articles of Merger was advisable on substantially the terms and conditions set forth or referred to in the resolution and directing that the proposed merger be submitted for consideration at a special meeting of the shareholders of West and (b) approved by the shareholders of West on , 1999 by the vote required by its declaration of trust and the Maryland Code.

SEVENTH: The total number of shares of beneficial interest of all classes which West has authority to issue is 150,000,000 shares of beneficial interest, of the par value of $.01 each, all such shares having an aggregate par value of $1,500,000. Of such shares of beneficial interest, 142,739,448 shares are classified as common shares ("West Common Stock"), 1,130,276 shares have been classified as Series A Cumulative Convertible Redeemable Preferred Shares of Beneficial Interest ("West Series A Preferred Stock"), and 6,130,276 shares have been classified as Series B Cumulative Convertible Redeemable Preferred Shares of Beneficial Interest ("West Series B Preferred Stock").

Immediately before the Effective Time, the total number of shares of stock of all classes which East had authority to issue is 170,000,000 shares, of the par value of $.01 each, all such shares having an aggregate par value of $1,700,000. Of such 170,000,000 shares, 150,000,000 shares were classified as common stock ("East Common Stock"), 10,000,000 shares were classified as Special Common Stock (of which 2,500,000 have been classified as Class B Non-Voting Stock) and 10,000,000 shares were classified as Preferred Stock (of which 1,600,000 have been classified as 8.125% Series A Cumulative Redeemable Preferred Stock). Immediately after the Effective Time, the total number of shares of stock of all classes which East has authority to issue is 170,000,000 shares, of the par value of $0.01 each, all such shares having an aggregate par value of $1,700,000. Of such 170,000,000 shares, 150,000,000 shares are classified as East Common Stock, 10,000,000 shares are classified as Special Common Stock (of which 2,500,000 are classified as Class B Non-Voting Common Stock) and 10,000,000 shares are classified as Preferred Stock (of which 542,532 shares have been classified as Series A Cumulative Convertible Redeemable Preferred Stock and 1,502,532 shares have been classified as Series B Cumulative Convertible Redeemable Preferred Stock and 1,600,000 have been classified as 8.125% Series A Cumulative Redeemable Preferred Stock).

EIGHTH: As of the Effective Time, by virtue of the Merger and without any action on the part of East, West, or any holder of any of the following securities:

(a) CANCELLATION OF TREASURY STOCK AND EAST-OWNED WEST CAPITAL STOCK. Each share of capital stock of West that is owned by West or any subsidiary of West or East or any subsidiary of East shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

(b) CONVERSION OF WEST COMMON STOCK. Each issued and outstanding share of West Common Stock, other than shares cancelled pursuant to paragraph (a) of this Article or shares as to which a demand for dissenter's rights has been duly perfected in accordance with the Maryland Code, shall be converted into the right to receive 0.48 validly issued, fully paid, and nonassessable shares of East Common Stock. The consideration to be issued to the holders of West Common Stock is referred to herein as the "Common Stock Merger Consideration." No fractional shares shall be issued as part of the common stock Merger Consideration.

(c) CONVERSION OF WEST SERIES A PREFERRED STOCK. Each issued and outstanding share of West Series A Preferred Stock, other than shares cancelled pursuant to paragraph (a) of this Article or shares as to which a demand for dissenters rights has been duly perfected in accordance with the Maryland Code, shall be converted into the right to receive 0.48 validly issued, fully paid and nonassessable shares of Series A Cumulative Convertible Redeemable Preferred Stock of East ("East Series A Preferred Stock"). The consideration to be issued to holders of West Series A Preferred Stock is referred to as the "Series A Merger Consideration."

(d) CONVERSION OF WEST SERIES B PREFERRED STOCK. Each issued and outstanding share of West Series B Preferred Stock, other than shares cancelled pursuant to paragraph (a) of this Article or shares as to which a demand for dissenters rights has been duly perfected in accordance with the Maryland Code, shall be converted into the right to receive 0.48 validly issued, fully paid and nonassessable shares of Series B Cumulative Convertible Redeemable Preferred Stock of East ("East Series B Preferred Stock"). The consideration to be issued to holders of West Series B Preferred Stock is referred to as the "Series B Merger Consideration." The Common Stock Merger Consideration, Series A Merger Consideration and Series B Merger Consideration are referred to collectively herein as the "Merger Consideration."

(e) NO FRACTIONAL SHARES. Each holder of West Common Stock, West Series A Preferred Stock or West Series B Preferred Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of (i) East Common Stock, (ii) East Series A Preferred Stock or (iii) East Series B Preferred Stock, as the case may be (after taking into account all shares of West Common Stock, West Series A Preferred Stock or West Series B Preferred Stock held of record by such holder at the Effective Time), shall receive, in lieu of such fraction of a share, cash in an amount arrived at by multiplying such fraction times the average closing price of a share of East

Common Stock on the New York Stock Exchange on the ten (10) consecutive trading days ending on the fifth day immediately preceding the Effective Time.

(f) CANCELLATION AND RETIREMENT OF WEST CAPITAL STOCK. As of the Effective Time, all shares of West capital stock converted into the right to receive the applicable Merger Consideration pursuant to this Article shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of West capital stock shall cease to have any rights with respect thereto, except the right to receive the applicable Merger Consideration in accordance with this Article, and any cash in lieu of fractional shares of East Common Stock paid in cash by East based on the average of the closing price of the East Common Stock on the New York Stock Exchange for the ten (10) consecutive trading days ending on the fifth day immediately preceding the Effective Time.

(g) CONVERSION OF WEST STOCK OPTIONS. Each option granted by West to purchase shares of West Common Stock (a "West Stock Option") which is outstanding and unexercised immediately prior to the Effective Time shall cease to represent a right to acquire such shares and shall be converted into an option to purchase shares of East Common Stock (a "East Stock Option") in an amount and at an exercise price determined as provided below (and otherwise subject to the terms and conditions of East's Long-Term Omnibus Plan and the agreements evidencing grants thereunder, but having the same vesting, exercise, and termination dates that such West Stock Options had immediately prior to the Effective Time except that departing officers' options shall fully vest and not terminate until the "date of termination" within the meaning of West's plan.

(i) the number of shares of East Common Stock to be subject to the new East Stock Option will be equal to the product of (A) the number of shares of West Common Stock subject to the existing West Stock Option immediately prior to the Effective Time and (B) the ratio of the value per share of West Common Stock immediately prior to the Effective Time to the value per share of East Common Stock immediately after the Effective Time, and

(ii) the exercise price per share of East Common Stock under the new East Stock Option will be equal to (A) the value per share of East Common Stock immediately after the Effective Time multiplied by (B) the ratio of the exercise price per share of West Common Stock to the value per share of West Common Stock immediately prior to the Effective Time.

NINTH: The parties hereto intend that the execution of these Articles of Merger constitute the adoption of a "plan of reorganization" within the meaning of
Section 368 of the Internal Revenue Code of 1996, as amended.

TENTH: The merger shall be effective at 12:01 a.m. on    , 1999.

ELEVENTH: The merger may be abandoned at any time prior to the Effective Time by either West or the Surviving Entity, without further shareholder action by filing a Notice of Abandonment with each state authority with which these Articles of Merger are filed.

TWELFTH: The Articles of Incorporation of East shall continue to be the Articles of Incorporation of East on and after the Effective Time, except for the following amendments:

(a) The Articles of Incorporation of East are hereby amended to add the Certificate of Designations, Rights, Preferences and Limitations of Series A Cumulative Convertible Redeemable Preferred Stock of East attached hereto as Exhibit A. [REPRODUCED AS ANNEX F TO THIS JOINT PROXY STATEMENT AND PROSPECTUS.]

(b) The Articles of Incorporation of East are hereby amended to add the Certificate of Designations, Rights, Preferences and Limitations of Series B Cumulative Convertible Redeemable Preferred Stock of East attached hereto as Exhibit B. [REPRODUCED AS ANNEX F TO THIS JOINT PROXY STATEMENT AND PROSPECTUS.]

(c) Article V of the Articles of Incorporation of East is hereby amended as set forth in Exhibit C hereto.

IN WITNESS WHEREOF,     , a Florida corporation, and   , a Maryland real estate
investment trust, the entities parties to the merger, have caused these Articles of Merger to be signed in their respective names and on their behalf
and witnessed or attested all as of the    day of    , 1999. Each of the
individuals signing these Articles of Merger on behalf of     or
acknowledges these Articles of Merger to be the act of such respective entity and, as to all other matters or facts required to be verified under oath, that to the best of his or her knowledge, information and belief, these matters are true in all material respects and that this statement is made under the penalties for perjury.

                                          Regency Realty Corporation,
                                          a Florida corporation


                                          By: _________________________________
                                                          , President

                                          Attest:

                                          _____________________________________
                                                          , Secretary

                                          Pacific Retail Trust,
                                          a Maryland real estate investment
                                           trust


                                          By: _________________________________
                                                          , President

                                          Attest:


                                          _____________________________________
                                                          , Secretary

                                                                         ANNEX B

                                                  PRUDENTIAL SECURITIES
                                                  INCORPORATED
                                                  One New York Plaza, New
                                                  York, NY 10292
                                                  (212) 778-1000

PRIVATE AND CONFIDENTIAL

                                                              September 23, 1998

The Special Committee of the Board of Directors
Regency Realty Corporation
121 West Forsyth Street, Suite 200
Jacksonville, FL 32202

Members of the Special Committee of the Board of Directors:

We understand that Regency Realty Corporation, a Florida corporation (the "Company" or "Regency"), and Pacific Retail Trust, a Maryland real estate investment trust ("Pacific"), propose to enter into an Agreement and Plan of Merger (the "Agreement") pursuant to which Pacific will merge with and into the Company (the "Merger"). In the Merger, (a) each outstanding share of beneficial interest, par value $.01 per share, of Pacific will be converted into the right to receive 0.48 (the "Exchange Ratio") shares of Common Stock, par value $.01 per share, of the Company ("Company Common Stock"), (b) each outstanding share of Pacific Series A Preferred Stock will be converted into the right to receive
0.48 shares of Series A Cumulative Convertible Redeemable Preferred Stock of the Company, and (c) each outstanding share of Pacific Series B Preferred Stock will be converted into the right to receive 0.48 shares of Series B Cumulative Convertible Redeemable Preferred Stock of the Company. Furthermore, we understand that Security Capital U.S. Realty and its wholly-owned subsidiary, Security Capital Holdings S.A. (collectively, "Security Capital") owns approximately 11.7 million shares of Regency, approximately 47.0 million shares of Pacific, and will own approximately 34.3 million shares of Regency after giving effect to the Merger.

You have requested our opinion as to the fairness to the Company's shareholders (other than Security Capital) from a financial point of view of the consideration to be paid by the Company in the Merger.

In conducting our analysis and arriving at the opinion expressed herein, we have reviewed such materials and considered such financial and other factors as we deemed relevant under the circumstances, including:

  (i) a draft, dated September 21, 1998, of the Agreement, including the exhibits thereto relating to the mergers of the Company's and Pacific's operating partnerships and management companies (together with the Merger, the "Transaction");

  (ii) certain publicly available historical financial and operating data for the Company including, but not limited to (a) the Annual Report to shareholders and Annual Report on Form 10-K for the fiscal year ended December 31, 1997, (b) the Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1998, (c) Reports on Forms 8-K, dated March 19, 1998 and July 20, 1998, and (d) the Proxy Statement relating to the Annual Meeting of Shareholders held on May 26, 1998;

  (iii) historical stock market prices and trading volume for the Company Common Stock;

  (iv) certain historical results of operations of Pacific provided to us by the management of Regency;

  (v) certain information relating to the Company, including projected income statement data for the fiscal years ending December 31, 1998 through December 31, 2001, prepared by the management of the Company;

  (vi) certain information relating to Pacific, including financial forecasts for the fiscal years ending December 31, 1998 through December 31, 2001, prepared by the management of Pacific and adjusted by the management of Regency;

  (vii) projected consolidated financial forecasts, after giving effect to the Transaction, for the fiscal years ending December 31, 1998 through December 31, 2001, prepared by the management of Regency;

  (viii) publicly available financial, operating, and stock market data concerning certain companies engaged in businesses we deemed comparable to Pacific or otherwise relevant to our inquiry;

  (ix) the financial terms of certain recent transactions we deemed relevant to our inquiry;

  (x) the pro forma financial impact of the Transaction on Regency's earnings; and

  (xi) such other financial studies, analyses and investigations that we deemed appropriate.

We have assumed, with your consent, that the draft of the Agreement which we reviewed will conform in all material respects to that document when in final form.

We have met with the senior management of Regency and Pacific to discuss (i) the prospects for their respective businesses, (ii) their estimates of such businesses' future financial performance, (iii) the financial impact of the Transaction on the respective companies and (iv) such other matters that we deemed relevant.

In connection with our review and analysis and in arriving at our opinion, we have relied upon the accuracy and completeness of the financial and other information provided to us by Regency and Pacific and have not undertaken any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of the Company or Pacific.

With respect to certain financial forecasts provided to us by the Company for the Company and Pacific, we have assumed that such information (and the assumptions and bases therefor) represents the Company's best currently available estimate as to the future financial performance of the Company and Pacific. Our opinion is predicated on the Merger qualifying (i) as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended, and (ii) for purchase accounting treatment. Further, our opinion is necessarily based on economic, financial and market conditions as they exist and can only be evaluated as of the date hereof.

Our opinion does not address nor should it be construed to address the relative merits of the Transaction or alternative business strategies that may be available to the Company. In addition, this opinion does not in any manner address the prices at which the Company common stock will trade following consummation of the Transaction.

As you know, we have been retained by the Company to render this opinion and provide other financial advisory services in connection with the Transaction and will receive a fee for such services, a portion of which fee is contingent upon the consummation of the Merger. In the ordinary course of business we may actively trade the shares of Company Common Stock for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. As you are aware, Prudential Securities Incorporated provides equity research coverage on Regency and acted as lead-manager for the secondary offering of Company Common Stock on July 10, 1997.

This letter and the opinion expressed herein are for the use of the Special Committee of the Board of Directors of the Company. This opinion does not constitute a recommendation to the shareholders of the Company as to how such shareholders should vote in connection with the Merger or as to any other action such shareholders should take regarding the Merger. This opinion may not be reproduced, summarized, excerpted from or otherwise publicly referred to or disclosed in any manner, without our prior written consent; except that the Company may include this opinion in its entirety in any proxy statement or information statement relating to the Transaction sent to the Company's shareholders or in a related registration statement filed with the Securities and Exchange Commission.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the consideration to be paid by the Company in the Merger is fair to the Company's shareholders (other than Security Capital) from a financial point of view.

                                          Very truly yours,

                                          Prudential Securities Incorporated

                    FORM OF OPINION OF GOLDMAN, SACHS & CO.
                                                                      APPENDIX C

PERSONAL AND CONFIDENTIAL

September 23, 1998

Special Committee of the Board of Trustees
Pacific Retail Trust
100 Congress Avenue
Suite 930
Austin, TX 78701

GENTLEMEN:

You have requested our opinion as to the fairness from a financial point of view to the holders (excluding Security Capital U.S. Realty ("USREALTY"), a Luxembourg corporation) of the outstanding common shares of beneficial interest, par value $.01 per share (the "Shares"), of Pacific Retail Trust (the "Company") of the exchange ratio of .480 shares of common stock, par value $.01 per share (the "Regency Common Stock") of Regency Realty Corporation ("Regency") to be received for each Share (the "Exchange Ratio") pursuant to the Agreement and Plan of Merger, dated as of September 23, 1998 by and between Regency and the Company (the "Agreement").

Goldman, Sachs & Co., as a part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with Regency, having acted as (i) lead-managing underwriter of an offering of $100 million of 7.125% notes due 2005 in July 1998 and (ii) co-managing underwriter of an offering of 2,415,000 shares of Regency Common Stock in July 1997, and may provide investment banking services to Regency in the future. We are familiar with USREALTY, having acted as (i) lead-managing underwriter of an offering of $350 million of 2.000% convertible notes due 2003 in May 1998, (ii) lead-managing underwriter of an offering of 5,735,493 common shares of USREALTY in December 1997, and (iii) lead-managing underwriter of an offering of 16,733,800 common shares of USREALTY in November 1996, and may provide investment banking services to USREALTY in the future. In addition, Goldman, Sachs & Co. is familiar with Security Capital Group ("SCG") which has an equity investment in USREALTY, having rendered significant investment banking services to SCG and certain of its affiliates from time to time, including having acted as principal in certain transactions and we may provide investment banking services or act as principal in certain transactions with SCG and its affiliates in the future. Goldman, Sachs & Co. provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of Regency, USREALTY, or SCG for its own account and for the accounts of customers.

In connection with this opinion, we have reviewed, among other things, the Agreement; audited financial statements for the Company for the three years ended December 31, 1997; Annual Reports to Shareholders and Annual Reports on Form 10-K of Regency for the five years ended December

31, 1997; certain interim reports and unaudited quarterly reports to shareholders of the Company and certain interim reports and Quarterly Reports on Form 10-Q of Regency; certain internal financial analyses and forecasts for the Company prepared by the managements of the Company and Regency; and certain internal financial analyses and forecasts for Regency prepared by the management of Regency. We also have held discussions with members of the senior management of the Company and Regency regarding the strategic rationale for, and the potential benefits of, the transaction contemplated by the Agreement and the past and current business operations, financial condition and future prospects of their respective companies. In addition, we have reviewed the reported price and trading activity for the Regency Common Stock, compared certain financial information for the Company and financial and stock market information for Regency with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the real estate industry, and performed such other studies and analyses as we considered appropriate.

We have relied upon the accuracy and completeness of all of the financial and other information reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed, with your consent, that the financial forecasts for the Company and Regency have been reasonably prepared on a basis reflecting the best currently available judgments and estimates of the management of the Company and Regency. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company or Regency or any of their subsidiaries, and we have not been furnished with any such evaluation or appraisal. We were not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of or other business combination with the Company. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Special Committee of the Board of Trustees of the Company in connection with its consideration of the transaction contemplated by the Agreement, and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such transaction.

Based upon and subject to the foregoing and based upon other matters as we consider relevant, it is our opinion that as of the date hereof the Exchange Ratio pursuant to the Agreement is fair from a financial point of view to the holders of Shares (excluding USREALTY).

Sincerely,

                                                                         ANNEX D

                     AMENDMENT TO ARTICLES OF INCORPORATION
                                       OF
                           REGENCY REALTY CORPORATION

This corporation was incorporated on July 8, 1993 effective July 9, 1993 under the name Regency Realty Corporation. Pursuant to Sections 607.1001, 607.1003,
607.1004 and 607.1006 of the Florida Business Corporation Act, amendments to
Section 5.1(r) and Section 5.14 of the Articles of Incorporation of Regency Realty Corporation were approved by the Board of Directors at a meeting held on September 23, 1998, and adopted by the shareholders of the corporation on
[      ], 1999.

Section 5.1(r) is hereby amended in its entirety as follows:

(r) "Special Shareholder Limit" for a Special Shareholder shall initially mean 60% of the outstanding shares of Common Stock, on a fully diluted basis, of the Corporation; provided, however, that if at any time after the effective date of this Amendment a Special Stockholder's ownership of Common Stock, on a fully diluted basis, of the Corporation shall have been below 45% for a continuous period of 180 days, then the definition of "Special Shareholder Limit" shall mean 49% of the outstanding shares of Common Stock, on a fully diluted basis, of the Corporation. After any adjustment pursuant to Section 5.8, the definition of "Special Shareholder Limit" shall mean the percentage of the outstanding Common Stock as so adjusted, and the definition of "Special Shareholder Limit" shall also be appropriately and equitably adjusted in the event of a repurchase of shares of Common Stock of the Corporation or other reduction in the number of outstanding shares of Common Stock of the Corporation. Notwithstanding the foregoing, if any Person and its Affiliates (taken as a whole), other than the Special Shareholder, shall directly or indirectly own in the aggregate more than 45% of the outstanding shares of Common Stock, on a fully diluted basis, of the Corporation, the definition of "Special Shareholder Limit" shall be revised in accordance with Section 5.8 of the Stockholders Agreement. Notwithstanding the foregoing provisions of this definition, if, as the result of any Special Shareholder's ownership (taking into account for this purpose constructive ownership under Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code) of shares of Capital Stock, any Person who is an individual within the meaning of Section 542(a)(2) of the Code (taking into account the ownership attribution rules under Section 544 of the Code, as modified by Section 856(h) of the Code) and who is the Beneficial Owner of any interest in a Special Shareholder would be considered to Beneficially Own more than 9.8% of the outstanding shares of Capital Stock, then unless such individual reduces his or her interest in the Special Shareholder so that such Person no longer Beneficially Owns more than 9.8% of the outstanding shares of Capital Stock, the Special Shareholder Limit shall be reduced to such percentage as would result in such Person not being considered to Beneficially Own more than 9.8% of the outstanding Shares of Capital Stock. Notwithstanding anything contained herein to the contrary, in no event shall the Special Shareholder Limit be reduced below the Ownership Limit. At the request of the Special Shareholders, the Secretary of the Corporation shall maintain and, upon request, make available to each Special Shareholder a schedule which sets forth the then current Special Shareholder Limits for each Special Shareholder.

Section 5.14 is hereby amended in its entirety as follows:

Section 5.14 Certain Transfers to Non-U.S. Persons Void.

(a) At any time that Non-U.S. Persons (including Special Shareholders who will at all times be presumed to be Non-U.S. Persons) own directly or indirectly 50% or more of the fair market value of the issued and outstanding shares of Capital Stock of the Corporation, any Transfer of shares of Capital Stock of the Corporation by any Person (other than a Special Shareholder) on or after the effective date of this Amendment that results in such shares being owned directly or indirectly by a Non-U.S. Person (other than a Special Shareholder) shall be void ab initio to the fullest extent permitted under applicable law and the intended transferee shall be deemed never to have had an interest therein.

(b) At any time that Non-U.S. Persons (including Special Shareholders who will at all times be presumed to be Non-U.S. Persons) own directly or indirectly less than 50% of the fair market value of the issued and outstanding shares of Capital Stock of the Corporation, any Transfer of shares of Capital Stock of the Corporation by any Person (other than a Special Shareholder) to any Person on or after the effective date of this Amendment shall be void ab initio to the fullest extent permitted under applicable law and the intended transferee shall be deemed never to have had an interest therein if such Transfer

  (i) occurs prior to the 10% Termination Date and results in the fair market value of the shares of Capital Stock of the Corporation owned directly or indirectly by Non-U.S. Persons (other than Special Shareholders) comprising
  4.9 percent (4.9%) or more of the fair market value of the issued and outstanding shares of Capital Stock of the Corporation; or

  (ii) results in the fair market value of the shares of Capital Stock of the Corporation owned directly or indirectly by Non-U.S. Persons (including Special Shareholders who will at all times be presumed to be Non-U.S. Persons) comprising fifty percent (50%) or more of the fair market value of the issued and outstanding shares of Capital Stock the Corporation.

(c) If any of the foregoing provisions is determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the shares of Capital Stock of the Corporation held or purported to be held by the transferee shall, automatically and without the necessity of any action by the Board of Directors or otherwise:

  (i) be prohibited from being voted;

  (ii) not be entitled to dividends with respect thereto;

  (iii) be considered held in trust by the transferee for the benefit of the Corporation and shall be subject to the provisions of Section 5.3(c) as if such shares of Capital Stock were the subject of a Transfer that violates
  Section 5.2; and

  (iv) not be considered outstanding for the purpose of determining a quorum at any meeting of shareholders.

(d) The Special Shareholders may, in their sole discretion, with prior notice to the Board of Directors, waive, alter or revise in writing all or any portion of the Transfer restrictions set forth in this Section 5.14 from and after the date on which such notice is given, on such terms and conditions as they in their sole discretion determine.

IN WITNESS WHEREOF, the undersigned Chairman of this corporation has executed
these Articles of Amendment this     day of    , 1999.

                                          _____________________________________
                                          Martin E. Stein, Jr.
                                          Chairman and Chief Executive Officer

                                                                         ANNEX E

                   AMENDMENT NO. 3 TO STOCKHOLDERS AGREEMENT

THIS AMENDMENT NO. 3 TO STOCKHOLDERS AGREEMENT (the "Amendment"), dated as of September 23, 1998, is made by and among Regency Realty Corporation, a Florida corporation (the "Company"), Security Capital U.S. Realty, a Luxembourg corporation, and Security Capital Holdings S.A., a Luxembourg corporation (together with Security Capital U.S. Realty and others specified in the Stockholders Agreement, "Investor").

                                  BACKGROUND:

WHEREAS, the Company, Investor and The Regency Group, Inc. entered into a Stockholders Agreement, dated as of July 10, 1996, as amended by Amendment No. 1 to Stockholders Agreement dated as of February 10, 1997 and by Amendment No. 2 to Stockholders Agreement dated as of December 4, 1997 (as amended, the "Stockholders Agreement"); and

WHEREAS, simultaneously with the execution hereof, the Company and Pacific Retail Trust, a Maryland real estate investment trust ("West"), have entered into that certain Agreement and Plan of Merger of even date herewith (the "Merger Agreement") pursuant to which, among other things and subject to the terms and conditions set forth in the Merger Agreement, West will merge with and into the Company at the Effective Time (as defined in the Merger Agreement); and

WHEREAS, the parties wish to amend the Stockholders Agreement in connection with the Merger, and such amendment is a condition to the Merger and has been agreed to by West; and

WHEREAS, pursuant to the Merger Agreement, at the meeting of the Company's stockholders at which the Merger is considered (the "Stockholders Meeting"), the Company stockholders will also be asked to amend the Company's Articles of Incorporation to be substantially in the form attached as Exhibit C to the Articles of Merger and Plan of Merger, which is attached as Exhibit A to the Merger Agreement, merging West with and into the Company (the "Amended Charter") and the Company's stockholders will also be asked to approve the Stockholders Agreement as amended hereby to be effective from and after the consummation of the transactions contemplated by the Merger Agreement;

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Definitions. Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement

2. Investments in Shopping Center Properties and Purchases of Interests in Shopping Center Companies.

  Section 1.20 is hereby restated in its entirety as follows:

  "Geographic Region" shall mean the United States of America.

3. Investor Nominees to the Board.

Section 2.1(a) of the Stockholders Agreement is hereby amended by deleting the first sentence thereof and replacing it with the following sentence:

  From and after the Effective Time (as defined in the Merger Agreement) until the next annual or special meeting of stockholders of the Company at, or the next taking of action by written consent of stockholders of the Company with respect to, which any Directors are to be elected, Investor shall have the right (but not the obligation) to have on the Board three Directors (such Directors, the "Investor Nominees"), and the Company shall cause such Investor Nominees to become members of the Board.

Section 2.1(a) of the Stockholders Agreement is hereby further amended by deleting the word "two" each time it appears in such section and replacing it with the word "three".

4. Voting Rights. Section 4.1 of the Stockholders Agreement is hereby amended by deleting the last two sentences thereof and replacing them in their entirety as follows:

  With regard to (i) any amendment to the Company Charter or the By-laws of the Company which would reasonably be expected to materially adversely affect Investor, and (ii) any Extraordinary Transaction submitted to a vote of the stockholders of the Company, Investor will vote all shares of Company Common Stock owned by it that represent ownership of in excess of 49% of the outstanding shares of Company Common Stock, in one of the following two manners, at its option: (x) in accordance with the recommendation of the Board, or (y) proportionately in accordance with the votes of the other holders of Company Common Stock. With regard to any Extraordinary Transaction submitted to a vote of the stockholders of the Company which requires the affirmative vote of holders of two-thirds of the shares of Company Common Stock, Investor will vote all shares of Company Common Stock owned by it that represent ownership of in excess of 32% of the outstanding shares of Company Common Stock, in one of the following two manners, at its option: (x) in accordance with the recommendation of the Board, or (y) proportionately in accordance with the votes of the other holders of Company Common Stock.

5. Participation Rights.

(a) Investor hereby waives any Participation Right it might have under Section
4.2 of the Stockholders Agreement to acquire Company Common Stock as a result of the Merger and the transactions contemplated under the Merger Agreement.

(b) Section 4.2 of the Stockholders Agreement is hereby further amended by deleting the reference to "37.5%" in such section and replacing it with "49%".

6. Standstill Period; Ownership Limit.

(a) Section 5.1(x) is hereby deleted.

(b) The Company hereby waives the applicability of the restrictions set forth in Section 5.2 of the Stockholders Agreement to the Merger, the Merger Agreement and the transactions contemplated thereby or hereby and agrees that such restrictions shall not be violated by the Merger, the Merger Agreement or the transactions contemplated thereby or hereby.

(c) Section 5.2(a)(iii) is hereby restated in its entirety as follows:

  (iii) purchase or otherwise acquire shares of Company Common Stock (or options, rights or warrants or other commitments to purchase and securities convertible into (or exchangeable or redeemable for) shares of Company Common Stock) as a result of which, after giving effect to such purchase or acquisition, Investor will own more than 60% of the outstanding shares of Company Common Stock, on a fully diluted basis; provided, however, that if at any time after the Effective Time (as defined in the Merger Agreement) Investor's ownership of Company Common Stock on a fully diluted basis shall have been below 45% for a continuous period of 180 days, then from and after such time the foregoing reference in this clause (iii) to "60% of the outstanding shares of Company Common Stock, on a fully diluted basis," shall be reduced to "49% of the shares of Company Common Stock, on a fully diluted basis".

(d) Section 5.8 of the Stockholders Agreement is hereby amended by deleting the reference in the first sentence thereof to "45% of the outstanding shares of Company Common Stock" and replacing it with "60% of the outstanding shares of Company Common Stock, or if the limitation in Section 5.2(a)(iii) of this Agreement shall have been reduced from 60% to 49%, 49% of the outstanding shares of Company Common Stock".

7. Termination Dates. Section 1.18 of the Stockholders Agreement is hereby amended by deleting all references therein to "15%" and replacing them with "10%." Section 1.45 of the Stockholders Agreement is hereby amended by deleting all references therein to "20%" and replacing them with "15%." Accordingly, all references in the Stockholders Agreement to the "15% Termination Date" are hereby deleted and replaced with references to the "10% Termination Date" and all references in the Stockholders Agreement to the "20% Termination Date" are hereby deleted and replaced with references to the "15% Termination Date".

8. Application of Section 5.14 of Company Charter. Section 2 of Amendment No. 2 to the Stockholders Agreement (as referenced in the definition of the Stockholders Agreement) is no longer applicable and is hereby deleted.

9. Certain Tax Matters.

(a) Section 6.1(a)(ii)(B) and Section 6.1(b) of the Stockholders Agreement are hereby amended by deleting each reference to "30%" in each such section and replacing it with "22%".

(b) Section 6.1 of the Stockholders Agreement and Schedule 6.1(c) to the Stockholders Agreement are hereby amended by deleting each reference therein to "Section 1296", "Section 1296(a)" and "Section 1296(c)" of the Code and replacing each such reference with "Section 1297", "Section 1297(a)" and "Section 1297(c)" of the Code, respectively, and by deleting each reference to "Section 1297", "Section 1297(a)" and "Section 1297(c)" of the Code and replacing each such reference with "Section 1298", "Section 1298(a)" and "Section 1298(c)" of the Code, respectively.

10. Restriction on Property Portfolio. Investor hereby waives the applicability of the limitations with respect to shopping centers greater than 350,000 square feet set forth in Section 6.1(a)(C) of the Stockholders Agreement to the extent the limitations in such Section are exceeded as a result of the Merger, the Merger Agreement or the transactions contemplated thereby.

11. Condition Precedent. The effectiveness of this Amendment is subject to the consummation of the Merger and the approval and adoption of the Amended Charter by the Company stockholders at the Stockholders Meeting, except that Section 6(b) of this Amendment shall be effective upon execution hereof. The Company shall not agree or consent to any amendment to the Merger Agreement, nor grant any waiver thereunder, without in each case the express written consent of Investor. The Company shall not in any event consummate the Merger or otherwise effect the transactions contemplated by the Merger Agreement without each of this Amendment and the Amended Charter simultaneously becoming effective.

12. No Effect on Consistent Terms. All terms of the Stockholders Agreement not inconsistent with this Amendment shall remain in place and in full force and effect and shall be unaffected by this Amendment, and shall continue to apply
(i) to the Stockholders Agreement as amended hereby and (ii) to this Amendment. From and after the date hereof, each reference to the Stockholders Agreement in any other instrument or document shall be deemed a reference to the Stockholders Agreement as amended by Amendment No. 1, Amendment No. 2 and as amended hereby, unless the context otherwise requires.

13. Headings. The headings contained in this Amendment are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Amendment.

14. Counterparts. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other party.

IN WITNESS WHEREOF, this Amendment has been signed by or on behalf of each of the parties hereto as of the day first above written.

                                          Regency Realty Corporation

                                                 /s/ Martin E. Stein, Jr.
                                          By: _________________________________
                                            Name: Martin E. Stein, Jr.
                                            Title: Chairman and Chief
                                                  Executive Officer

                                          Security Capital Holdings S.A.

                                                   /s/ Susan P. S. Liow
                                          By: _________________________________
                                            Name: Susan P. S. Liow
                                            Title: Vice President

                                          Security Capital U.S. Realty

                                                   /s/ Susan P. S. Liow
                                          By: _________________________________
                                            Name: Susan P. S. Liow
                                            Title: Vice President

                                                                      APPENDIX F

             ARTICLES OF AMENDMENT TO ARTICLES OF INCORPORATION OF
                           REGENCY REALTY CORPORATION
                    DESIGNATING THE PREFERENCES, RIGHTS AND
                        LIMITATIONS OF 542,532 SHARES OF
           SERIES 1 CUMULATIVE CONVERTIBLE REDEEMABLE PREFERRED STOCK

                                $0.01 PAR VALUE

Pursuant to Section 607.0602 of the Florida Business Corporation Act ("FBCA"), Regency Realty Corporation, a Florida corporation (the "Corporation"), does hereby certify that:

FIRST: Pursuant to the authority expressly vested in the Board of Directors of the Corporation by Section 4.2 of the Restated Articles of Incorporation of the Corporation, as amended (the "Charter") and Section 607.0602 of the FBCA, the Board of Directors of the Corporation, by resolutions duly adopted on September 23, 1998 has classified 542,532 shares of the authorized but unissued Preferred Stock par value $.01 per share (the "Series 1 Preferred Stock") as a separate class of Preferred Stock, authorized the issuance of a maximum of 542,532 shares of such class of Series 1 Preferred Stock, set certain of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, terms and conditions of redemption and other terms and conditions of such class of Series 1 Preferred Stock. Shareholder approval was not required under the Charter with respect to such designation.

SECOND: The class of Series 1 Preferred Stock of the Corporation created by the resolutions duly adopted by the Board of Directors of the Corporation shall have the following designation, number of shares, preferences, conversion and other rights, voting powers, restrictions and limitation as to dividends, qualifications, terms and conditions of redemption and other terms and conditions:

Section 1. Number of Shares and Designation. The number of shares of Series 1 Preferred Stock which shall constitute such series shall not be more than 542,532 shares, par value $0.01 per share, which number may be decreased (but not below the number thereof then outstanding plus the number required to fulfill the Corporation's obligations under certain agreements, options, warrants or similar rights issued by the Corporation) from time to time by the Board of Directors of the Corporation. Except as otherwise specifically stated herein, the Series 1 Preferred Stock shall have the same rights and privileges as Common Stock under Florida law.

Section 2. Definitions. For purposes of the Series 1 Preferred Stock, the following terms shall have the meanings indicated:

"Board" shall mean the Board of Directors of the Corporation or any committee authorized by such Board of Directors to perform any of its responsibilities with respect to the Series 1 Preferred Stock.

"Business Day" shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York City, New York are not required to be open.

"Call Date" shall mean the date specified in the notice to holders required under subparagraph (d) of Section 5 as the Call Date.

"Common Stock" shall mean the common capital stock of the Corporation, par value $0.01 per share.

"Constituent Person" shall have the meaning set forth in paragraph (c) of
Section 6 hereof.

"Dividend Payment Date" shall mean the last calendar day of March, June, September and December, in each year, commencing on March 31, 1999; provided, however, that if any Dividend Payment Date falls on any day other than a Business Day, the dividend payment due on such Dividend Payment Date shall be paid on the Business Day immediately following such Dividend Payment Date.

"Dividend Periods" shall mean quarterly dividend periods commencing on April 1, July 1, October 1 and January 1 of each year and ending on and including the day preceding the first day of the next succeeding Dividend Period (other than the initial Dividend Period, which shall commence on the Issue Date).

"Fully Junior Stock" shall mean any class or series of capital stock of the Corporation now or hereafter issued and outstanding over which the Series 1 preferred stock has preference or priority in both (i) the payment of dividends and (ii) the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

"Funds from Operations per Share" shall mean the amount determined by dividing
(a) the net income of the Corporation before extraordinary items (determined in accordance with generally accepted accounting principles) as reported by the Corporation in its year-end audited financial statements, minus gains (or losses) from debt restructuring and sales of property, plus real property depreciation and amortization and amortization of capitalized leasing expenses and tenant allowances or improvements (to the extent such allowances or improvements are capital items), and after adjustments for unconsolidated partnerships, corporations and joint ventures (such items of depreciation and amortization and such gains, losses and adjustments as determined in accordance with generally accepted accounting principles and as reported by the Corporation in its year-end audited financial statements) by (b) the weighted average number of shares of Common Stock of the Corporation outstanding as reported by the Corporation in its year-end audited financial statements. Adjustments for unconsolidated partnerships, corporations and joint ventures shall be calculated to reflect Funds from Operations per Share on the same basis. If the Corporation shall after the Issue Date (A) pay a dividend or make a distribution in shares of Common Stock on its outstanding shares of Common Stock, (B) subdivide its outstanding shares of Common Stock into a greater number of shares, (C) combine its outstanding Common Stock into a smaller number of shares or (D) issue any shares of capital stock by reclassification of its outstanding shares of Common Stock, the Funds from Operations per Share shall be appropriately adjusted to give effect to such events.

"Issue Date" shall mean the first date on which the Series 1 Preferred Stock is issued.

"Junior Stock" shall mean the Common Stock and any other class or series of capital stock of the Corporation now or hereafter issued and outstanding over which the Series 1 Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

"Minimum Amount" shall mean the greater of (A) $0.2083 and (B) 65% of the highest amount of Funds from Operations per Share for any preceding fiscal year beginning with the fiscal year ending December 31, 1996, divided by four.

"Non-Electing Share" shall have the meaning set forth in paragraph (c) of
Section 6 hereof.

"Parity Stock" shall have the meaning set forth in paragraph (b) of Section 8.

"Person" shall mean any individual, firm, partnership, corporation, or trust or other entity, and shall include any successor (by merger or otherwise) of such entity.

"PRT Issue Date" means October 20, 1995.

"Series 1 Preferred Stock" shall have the meaning set forth in Article FIRST hereof.

"Series 2 Preferred Stock" shall mean the Series 2 Cumulative Convertible Redeemable Preferred Stock of the Corporation, par value $0.01 per share.

"set apart for payment" shall be deemed to include, without any action other than the following, the recording by the Corporation in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to a declaration of dividends or other distribution by the Board, the allocation of funds to be so paid on any series or class of capital stock of the Corporation; provided, however, that if any funds for any class or series of Junior Stock, Fully Junior Stock or any class or series of shares of capital stock ranking on a parity with the Series 1 Preferred Stock as to the payment of dividends are placed in a separate account of the Corporation or delivered to a disbursing, paying or other similar agent, then "set apart for payment" with respect to the Series 1 Preferred Stock shall mean placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent.

"Transaction" shall have the meaning set forth in paragraph (c) of Section 6 hereof.

"Transfer Agent" means initially the Corporation and shall include such other agent or agents of the Corporation as may be designated by the Board or their designee as the transfer agent for the Series 1 Preferred Stock.

"Voting Preferred Stock" shall have the meaning set forth in Section 9 hereof.

Section 3. Dividends.

(a) The holders of Series 1 Preferred Stock shall be entitled to receive, when, as and if declared by the Board out of funds legally available for that purpose, quarterly dividends payable in cash in an amount per share equal to the greater of (i) the Minimum Amount or (ii) an amount equal to $0.02708 less than the dividends (determined on each Dividend Payment Date) on a share of Common Stock, or portion thereof, into which a share of Series 2 Preferred Stock is convertible upon conversion of a share of Series 1 Preferred Stock. For purposes of clause (ii) of the preceding sentence, such dividends shall equal the number of shares of Common Stock, or portion thereof, into which a share of Series 2 Preferred Stock is convertible upon conversion of a share of Series 1 Preferred Stock, multiplied by the most current quarterly dividend paid or payable on a share of Common Stock on or before the applicable Dividend Payment Date. Dividends on the Series 1 Preferred Stock shall begin to accrue and shall be fully cumulative from the Issue Date, whether or not for any Dividend Period or Periods there shall be funds of the Corporation legally available for the payment of such dividends, and shall be payable quarterly, when, as and if declared by the Board, in arrears on Dividend Payment Dates, commencing on the first Dividend Payment Date after the Issue Date. Accrued and unpaid dividends on shares of Series 1 Preferred Stock shall include any accrued and unpaid dividends on the Series A Cumulative Convertible Redeemable Preferred Shares of Beneficial Interest of Pacific Retail Trust which are exchanged by operation of law into such shares of Series 1 Preferred Stock pursuant to the merger of Pacific Retail Trust into the Corporation. Each dividend on the Series 1 Preferred Stock shall be payable to the holders of record of Series 1 Preferred Stock, as they appear on the stock records of the Corporation at the close of business on such record dates as shall be fixed by the Board. Accrued and unpaid dividends for any past Dividend Periods may be declared and paid at any time and for such interim periods, without reference to any regular Dividend Payment Date, to holders of record on such date as may be fixed by the Board.

(b) The amount of dividends payable for any dividend period shorter or longer than a full Dividend Period, on the Series 1 Preferred Stock shall be computed on the basis of twelve 30-day months and a 360-day year. Holders of Series 1 Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of current and cumulative but unpaid dividends, as herein provided, on the Series 1 Preferred Stock. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series 1 Preferred Stock that may be in arrears.

(c) So long as any Series 1 Preferred Stock is outstanding, no dividends, except as described in the immediately following sentence, shall be declared or paid or set apart for payment on any class or series of Parity Stock for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series 1 Preferred Stock for all Dividend Periods terminating on or prior to the Dividend Payment Date on such class or series of Parity Stock. When dividends are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all dividends declared upon Series 1 Preferred Stock and all dividends declared upon any other class or series of Parity Stock shall be declared ratably in proportion to the respective amounts of dividends accumulated and unpaid on the Series 1 Preferred Stock and accumulated and unpaid on such Parity Stock.

(d) So long as any Series 1 Preferred Stock is outstanding, no dividends (other than dividends or distributions paid solely in shares of, or options, warrants or rights to subscribe for or purchase shares of, Fully Junior Stock) shall be declared or paid or set apart for payment or other distribution declared or made upon Junior Stock, nor shall any Junior Stock be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Common Stock made for purposes of an employee incentive or benefit plan of the Corporation or any subsidiary) for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation, directly or indirectly (except by conversion into or exchange for Fully Junior Stock), unless in each case (i) the full cumulative dividends on all outstanding Series 1 Preferred Stock and any other Parity Stock of the Corporation shall have been paid or declared and set apart for payment for all past Dividend Periods with respect to the Series 1 Preferred Stock and all past dividend periods with respect to such Parity Stock and (ii) sufficient funds shall have been paid or declared and set apart for the payment of the dividend for the current Dividend Period with respect to the Series 1 Preferred Stock and the current dividend period with respect to such Parity Stock.

Section 4. Liquidation Preference.

(a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for payment to the holders of Junior Stock or Fully Junior Stock, the holders of the Series 1 Preferred Stock shall be entitled to receive $20.8333 per share of Series 1 Preferred Stock plus an amount equal to all dividends declared but unpaid thereon to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the Series 1 Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other shares of any class or series of Parity Stock, then such assets, or the proceeds thereof, shall be distributed among the holders of Series 1 Preferred Stock and any such other Parity Stock ratably in accordance with the respective amounts that would be payable on such Series 1 Preferred Stock and any such other Parity Stock if all amounts payable thereon were paid in full. For the purposes of this Section 4, (i) a consolidation or merger of the Corporation with one or more Persons, (ii) a sale or transfer of all or substantially all of the Corporation's assets or (iii) a statutory share exchange shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Corporation.

(b) Subject to the rights of the holders of shares of any series or class or classes of shares of capital stock ranking on a parity with or prior to the Series 1 Preferred Stock upon liquidation, dissolution or winding up, upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full to the holders of the Series 1 Preferred Stock, as provided in this Section 4, any other series or class or classes of Junior Stock or Fully Junior Stock shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series 1 Preferred Stock shall not be entitled to share therein.

Section 5. Redemption at the Option of the Corporation.

(a) The Series 1 Preferred Stock shall not be redeemable by the Corporation prior to October 20, 2010. On and after October 20, 2010, the Corporation, at its option, may redeem the Series 1 Preferred Stock, in whole at any time or from time to time in part at the option of the Corporation at a redemption price of $20.8333 per share of Series 1 Preferred Stock, plus the amounts indicated in Section 5(b).

(b) Upon any redemption of Series 1 Preferred Stock pursuant to this Section 5, the Corporation shall pay in full any and all accrued and unpaid dividends (without interest or sum of money in lieu of interest) for any and all Dividend Periods ending on or prior to the Call Date. If the Call Date falls after a dividend payment record date and prior to the corresponding Dividend Payment Date, then each holder of Series 1 Preferred Stock at the close of business on such dividend payment record date shall be entitled to the dividend payable on such shares on the corresponding dividend payment date notwithstanding the redemption of such shares before such Dividend Payment Date.

(c) If full cumulative dividends on the Series 1 Preferred Stock and any other class or series of Parity Stock of the Corporation have not been paid or declared and set apart for payment, the

Series 1 Preferred Stock may not be redeemed under this Section 5 in part and the Corporation may not purchase or acquire shares of Series 1 Preferred Stock, otherwise than pursuant to a voluntary purchase or exchange offer made on the same terms to all holders of Series 1 Preferred Stock.

(d) Notice of the redemption of any Series 1 Preferred Stock under this Section 5 shall be mailed by first-class mail to each holder of record of Series 1 Preferred Stock to be redeemed at the address of each such holder as shown on the Corporation's record, not less than 30 nor more than 90 days prior to the Call Date. Neither the failure to mail any notice required by this paragraph
(d), nor any defect therein or in the mailing thereof, to any particular holder, shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given on the date mailed whether or not the holder receives the notice. Each such mailed notice shall state, as appropriate: (1) the Call Date;
(2) the number of shares of Series 1 Preferred Stock to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the place or places at which certificates for such shares are to be surrendered; and (4) that dividends on the shares to be redeemed shall cease to accrue on such Call Date except as otherwise provided herein. Notice having been mailed as aforesaid, from and after the Call Date (unless the Corporation shall fail to make available an amount of cash necessary to effect such redemption), (i) except as otherwise provided herein, dividends on the Series 1 Preferred Stock so called for redemption shall cease to accrue, (ii) said shares shall no longer be deemed to be outstanding and (iii) all rights of the holders thereof as holders of Series 1 Preferred Stock of the Corporation shall cease (except the rights to convert and to receive cash payable upon such redemption, without interest thereon, upon surrender and endorsement of their certificates if so required and to receive any dividends payable thereon). The Corporation's obligation to provide cash in accordance with the preceding sentence shall be deemed fulfilled if, on or before the Call Date, the Corporation shall deposit with a bank or trust company (which may be an affiliate of the Corporation) that has an office in the Borough of Manhattan, City of New York, and that has, or is an affiliate of a bank or trust company that has, capital and surplus of at least $50,000,000, sufficient cash necessary for such redemption, in trust, with irrevocable instructions that such cash be applied to the redemption of the Series 1 Preferred Stock so called for redemption. No interest shall accrue for the benefit of the holders of Series 1 Preferred Stock to be redeemed on any cash so set aside by the Corporation. Subject to applicable escheat laws and other unclaimed property laws, any such cash unclaimed at the end of two years from the Call Date shall revert to the general funds of the Corporation, after which reversion the holders of such shares so called for redemption shall look only to the general funds of the Corporation for the payment of such cash. Notwithstanding the above, at any time after such redemption notice is received and on or prior to the Call Date, any holder may exercise its conversion rights under Section 6 below.

As promptly as practicable after the surrender in accordance with said notice of the certificates for any such shares so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and if the notice shall so state), such shares shall be exchanged for any cash (including accumulated and unpaid dividends but without interest thereon) for which such shares have been redeemed. If fewer than all the outstanding shares of Series 1 Preferred Stock are to be redeemed, shares to be redeemed shall be selected by the Corporation from outstanding Series 1 preferred stock not previously called for redemption by lot or pro rata (as nearly as may be) or by any other method determined by the Corporation in its sole discretion to be equitable. If fewer than all shares of the Series 1 Preferred Stock represented by any certificate are redeemed, then new certificates representing the unredeemed shares shall be issued without cost to the holder thereof.

Section 6. Conversion. Subject to subparagraph (f) of this Section 6, holders of Series 1 Preferred Stock shall have the right, at any time and from time to time, to convert all or a portion of such shares into Series 2 Preferred Stock, as follows:

  (a) Subject to and upon compliance with the provisions of this Section 6, a holder of Series 1 Preferred Stock shall have the right, at such holder's option, at any time to convert each share of Series 1 Preferred Stock into one fully paid and non-assessable share of Series 2 Preferred Stock by surrendering such shares to be converted, such surrender to be made in the manner provided in paragraph (b) of this Section 6. In addition, upon conversion of Series 1 Preferred Stock any holder may elect to simultaneously convert the Series 2 Preferred Stock issuable upon such conversion into that number of shares of Common Stock into which such Series 2 Preferred Stock is then convertible pursuant to the terms of the Series 2 Preferred Stock.

  (b) In order to exercise the conversion right, the holder of each share of Series 1 Preferred Stock to be converted shall surrender the certificate representing such share, duly endorsed or assigned to the Corporation or in blank, at the office of the Transfer Agent, accompanied by written notice to the Corporation that the holder thereof elects to convert such Series 1 Preferred Stock and payment of the amount, if any, determined pursuant to subparagraph (f) of this Section 6. Unless the shares issuable on conversion are to be issued in the same name as the name in which such Series 1 Preferred Stock is registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder or such holder's duly authorized attorney and an amount sufficient to pay any transfer or similar tax (or evidence reasonably satisfactory to the Corporation demonstrating that such taxes have been paid).

Holders of Series 1 Preferred Stock at the close of business on a dividend payment record date shall be entitled to receive the dividend payable on such shares on the corresponding dividend payment date notwithstanding the conversion thereof following such dividend payment record date and on or prior to such dividend payment date. In no event shall a holder of Series 1 Preferred Stock be entitled to receive a dividend payment on Series 2 Preferred Stock issued or issuable upon conversion of Series 1 Preferred Stock if such holder is entitled to receive a dividend in respect of the Series 1 Preferred Stock surrendered for conversion. The Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares or for dividends on the Series 2 Preferred Stock issued upon such conversion, except as contemplated pursuant to subparagraph (f) of this Section 6.

As promptly as practicable after the surrender of certificates for Series 1 Preferred Stock as aforesaid, the Corporation shall issue and shall deliver at such office to such holder, or such holder's written order, a certificate or certificates for the number of full shares of Series 2 Preferred Stock issuable upon the conversion of such shares in accordance with provisions of this
Section 6.

Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the certificates for Series 1 Preferred Stock shall have been surrendered and such notice (together with the undertaking described below if such conversion occurs on or prior to the fifth anniversary of the PRT Issue Date) received by the Corporation as aforesaid, and the person or persons in whose name or names any certificate or certificates for Series 2 Preferred Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby at such time on such date unless the stock transfer books of the Corporation shall be closed on that date, in which event such person or persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such stock transfer books are open. Concurrently with the delivery of any notice of conversion prior to the fifth anniversary of the PRT Issue Date, any holder converting its Series 1 Preferred Stock shall deliver to the Corporation an undertaking to pay the amount, if any, pursuant to the last sentence of subparagraph (f) of this Section 6.

  (c) If the Corporation shall be a party to any transaction (including without limitation a merger, consolidation, statutory share exchange, self tender offer for all or substantially all Series 2 Preferred Stock, sale of all or substantially all of the Corporation's assets or recapitalization of the Series 2 Preferred Stock) (each of the foregoing being referred to herein as a "Transaction"), in each case as a result of which all or substantially all Series 2 Preferred Stock is converted into the right to receive stock, securities or other property (including cash or any combination thereof) of another Person, each share of Series 1 Preferred Stock, which is not converted into a Series 2 Preferred Share prior to such Transaction, shall thereafter be convertible into the kind and amount of shares of stock, securities and other property (including cash or any combination thereof) receivable upon the consummation of such Transaction by a holder of that number of shares of Series 2 Preferred Stock into which one share of Series 1 Preferred Stock was convertible immediately prior to such Transaction, assuming such holder of Series 2 Preferred Stock (i) is not a Person with which the Corporation consolidated or into which the Corporation merged or which merged into the Corporation or to which such sale or transfer was made, as the case may be ("Constituent Person"), or an affiliate of a Constituent Person and (ii) failed to exercise his rights of election, if any, as to the kind or amount of stock, securities and other property (including cash) receivable upon such Transaction (provided that if the kind or amount of stock, securities and other property (including cash) receivable upon such Transaction is not the same for each share of Series 2 Preferred Share held immediately prior to such Transaction by other than a Constituent Person or an affiliate thereof and in respect of which such rights of election shall not have been exercised ("Non-Electing Share"), then for the purpose of this paragraph (c) the kind and amount of stock, securities and other property (including cash) receivable upon such Transaction by each Non-Electing Share shall be deemed to be the kind and amount so receivable per share by a plurality of the Non-Electing Shares). The Corporation shall not be a party to any Transaction unless the terms of such Transaction are consistent with the provisions of this paragraph (c), and it shall not consent or agree to the occurrence of any Transaction until the Corporation has entered into an agreement with the successor or purchasing entity, as the case may be, for the benefit of the holders of the Series 1 Preferred Stock that will contain provisions enabling the holders of the Series 1 Preferred Stock that remain outstanding after such Transaction to convert into the consideration received by holders of Series 2 Preferred Stock at the conversion price in effect immediately prior to such Transaction. The provisions of this paragraph (c) shall similarly apply to successive Transactions.

  (d) The Corporation covenants that it will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued shares of Series 2 Preferred Stock, for the purpose of effecting conversion of the Series 1 Preferred Stock, the full number of shares of Series 2 Preferred Stock deliverable upon the conversion of all outstanding Series 1 Preferred Stock not theretofore converted.

The Corporation covenants that any shares of Series 2 Preferred Stock issued upon conversion of the Series 1 Preferred Stock shall be validly issued, fully paid and non-assessable.

Prior to the delivery of any securities that the Corporation shall be obligated to deliver upon conversion of the Series 1 Preferred Stock, the Corporation shall endeavor to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.

  (e) The Corporation will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of Series 2 Preferred Stock or other securities or property on conversion of the Series 1 Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue or delivery of Series 2 Preferred Stock or other securities or property in a name other than that of the holder of the Series 1 Preferred Stock to be converted, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Corporation the amount of any such tax or established, to the reasonable satisfaction of the Corporation, that such tax has been paid.

  (f) In the event that any holder of Series 1 Preferred Stock shall exercise its right to convert such shares into Series 2 Preferred Stock prior to the fifth anniversary of the PRT Issue Date, upon any such conversion, the holder of the Series 1 Preferred Stock surrendered for conversion shall pay an amount in cash to the Corporation equal to the amount obtained by multiplying (i) 0.0052 times (ii) the quotient obtained by dividing (A) the actual number of days that will elapse beginning on and including the date on which the conversion is deemed to have been effected and ending on and including the fifth anniversary of the PRT Issue Date by (B) 365 times
  (iii) the difference between (X) the aggregate liquidation preference (excluding accrued and unpaid dividends) of the Series 1 Preferred Stock being converted and (Y) the aggregate amount of accrued and unpaid dividends on the Series 1 Preferred Stock being converted (provided that the amount determined pursuant to this clause (iii) shall not be less than zero). In addition, immediately after the dividend payment record date next following the conversion date with respect to the Series 2 Preferred Stock into which the Series 1 Preferred Stock is convertible (or the Common Stock into which such Series 2 Preferred Stock is convertible, whichever is applicable), the holder of the Series 1 Preferred Stock shall pay to the Corporation an amount, if any, necessary to ensure that the holder has received an aggregate amount of $0.0278 per share being converted less than the dividend payable on Common Stock for the dividend period during which the conversion was effected.

Section 7. Shares to Be Retired. All shares of Series 1 Preferred Stock which shall have been issued and reacquired in any manner by the Corporation shall be restored to the status of authorized but unissued shares of capital stock of the Corporation, without designation as to class or series.

Section 8. Ranking. Any class or series of shares of capital stock of the Corporation shall be deemed to rank:

  (a) prior to the Series 1 Preferred Stock, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Series 1 Preferred Stock;

  (b) on a parity with the Series 1 Preferred Stock, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, whether or not the dividend rates, dividend payment dates or liquidation prices per share thereof shall be different from those of the Series 1 Preferred Stock, if the holders of such class or series and the Series 1 Preferred Stock shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other ("Parity Stock");

  (c) junior to the Series 1 Preferred Stock, as to the payment of dividends or as to the distribution of assets upon liquidation, dissolution or winding up, if such class or series shall be Junior Stock; and

  (d) junior to the Series 1 Preferred Stock, as to the payment of dividends and as to the distribution of assets upon liquidation, dissolution or winding up, if such class or series shall be Fully Junior Stock.

The Corporation's Series 2 Cumulative Convertible Redeemable Preferred Stock and the Corporation's 8.125% Series A Cumulative Redeemable Preferred Stock shall constitute Parity Stock.

Section 9. Voting.

(a) Each issued and outstanding share of Series 1 Preferred Stock shall entitle the holder thereof to the number of votes per share of Common Stock into which a share of Series 2 Preferred Stock is convertible upon conversion of a share of Series 1 Preferred Stock (as of the close of business on the record date for determination of shareholders entitled to vote on a matter) on all matters presented for a vote of shareholders of the Corporation and, except as required by applicable law and subject to the further provisions of this Section 9, the Series 1 Preferred Stock shall be voted together with all issued and outstanding Common Stock and Series 2 Preferred Stock voting as a single class.

(b) If and whenever twelve consecutive quarterly dividends payable on the Series 1 Preferred Stock or any series or class of Parity Stock shall be in arrears (which shall, with respect to any such quarterly dividend, mean that any such dividend has not been paid in full), whether or not earned or declared, the number of directors then constituting the Board shall be increased by one and the holders of Series 1 Preferred Stock, together with the holders of shares of every other series of Parity Stock, including the Series 2 Preferred Stock (any such other series, the "Voting Preferred Stock"), voting as a single class regardless of series, shall be entitled to elect, at a special meeting of the holders of the Series 1 Preferred Stock and the Voting Preferred Stock called as hereinafter provided, the additional director to serve on the Board. Whenever all arrearages in dividends on the Series 1 Preferred Stock and the Voting Preferred Stock then outstanding shall have been paid and dividends thereon for the current quarterly dividend period shall have been paid or declared and set apart for payment, then the right of the holders of the Series 1 Preferred Stock and the Voting Preferred Stock to elect such additional director shall cease (but subject always to the same provision for the vesting of such voting rights in the case of any similar future arrearages in twelve quarterly dividends), and the terms of office of the person elected as director by the holders of the Series 1 Preferred Stock and the Voting Preferred Stock shall forthwith terminate and the number of members of the Board shall be reduced accordingly. At any time after such voting power shall have been so vested in the holders of Series 1 Preferred Stock and the Voting Preferred Stock (or if any vacancy shall occur in respect of the director previously elected by the holders of the Series 1 Preferred Stock and the Voting Preferred Stock), the secretary of the Corporation shall call a special meeting of the holders of the Series 1 Preferred Stock and of the Voting Preferred Stock for the election of the director to be elected by them as herein provided, such call to be made by notice similar to that provided in the Bylaws of the Corporation for a special meeting of the shareholders or as required by law. If any such special meeting required to be called as above provided shall not be called by the secretary within 30 days after the end of the most recent Dividend Period during which the right to elect such additional director arose or such vacancy occurred, then any holder of Series 1 Preferred Stock may call such meeting, upon the notice above provided, and for that purpose shall have access to the stock records of the Corporation. The director elected at any such special meeting shall hold office until the next annual meeting of the shareholders or special meeting held in lieu thereof if such office shall not have previously terminated as above provided.

(c) So long as any Series 1 Preferred Stock is outstanding, in addition to any other vote or consent of shareholders required by law or by the Charter, the affirmative vote of at least 66 2/3% of the votes entitled to be cast by the holders of the Series 1 Preferred Stock, together with the holders of Voting Preferred Stock, at the time outstanding, acting as a single class regardless of series, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

  (i) Any amendment, alteration or repeal of any of the provisions of the Charter or these Articles of Amendment that materially and adversely affects the voting powers, rights or preferences of the holders of the Series 1 Preferred Stock or the Voting Preferred Stock; provided, however, that the amendment of the provisions of the Charter so as to authorize or create or to increase the authorized amount of any Fully Junior Stock, Junior Stock that is not senior in any respect to the Series 1 Preferred Stock, or any stock of any class ranking on a parity with the Series 1 Preferred Stock or the Voting Preferred Stock shall not be deemed to materially adversely affect the voting powers, rights or preferences of the holders of Series 1 Preferred Stock; and provided, further, that if any such amendment, alteration or repeal would materially and adversely affect any voting powers, rights or preferences of the Series 1 Preferred Stock or another series of Voting Preferred Stock that are not enjoyed by some or all of the other series otherwise entitled to vote in accordance herewith, the affirmative vote of at least 66 2/3% of the votes entitled to be cast by the holders of all series similarly affected, similarly given, shall be required in lieu of the affirmative vote of at least 66 2/3% of the votes entitled to be cast by the holders of the Series 1 Preferred Stock and the Voting Preferred Stock otherwise entitled to vote in accordance herewith; or

  (ii) A share exchange that affects the Series 1 Preferred Stock, a consolidation with or merger of the Corporation into another Person, or a consolidation with or merger of another Person into the Corporation, unless in each such case each share of Series 1 Preferred Stock (A) shall remain outstanding without a material and adverse change to its terms and rights or (B) shall be converted into or exchanged for convertible preferred stock of the surviving entity having preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption thereof identical to that of a share of Series 1 Preferred Stock (except for changes that do not materially and adversely affect the holders of the Series 1 Preferred Stock); or

  (iii) The authorization or creation of, or the increase in the authorized amount of, any shares of any class or any security convertible into shares of any class ranking prior to the Series 1 Preferred Stock in the distribution of assets on any liquidation, dissolution or winding up of the Corporation or in the payment of dividends.

(d) For purposes of voting in respect to those matters referred to in subparagraphs (b) and (c) of this Section 9, unless otherwise provided under applicable law, each share of Series 1 Preferred Stock shall have one (1) vote per share, except that when any other series of Preferred Stock shall have the right to vote with the Series 1 Preferred Stock as a single class on any matter, then the Series 1 Preferred Stock and such other series shall have with respect to such matters one (1) vote per $20.8333 of stated liquidation preference. Except as otherwise required by applicable law or as set forth herein, the Series 1 Preferred Stock shall not have any relative, participating, optional or other special voting rights and powers other than as set forth herein, and the consent of the holders thereof shall not be required for the taking of any corporate action.

Section 10. Record Holders. The Corporation and the Transfer Agent may deem and treat the record holder of any shares of Series 1 Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the Transfer Agent shall be affected by any notice to the contrary.

Section 11. Sinking Fund. The Series 1 Preferred Stock shall not be entitled to the benefits of any retirement or sinking fund.

THIRD: The Series A Preferred Stock has been classified and designated by the Board of Directors under the authority contained in Section 4.2 of the Charter.

FOURTH: These Articles of Amendment have been approved by the Board of Directors in the manner and by the vote required by law.

FIFTH: The undersigned Managing Director and Executive Vice President of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Managing Director and Executive Vice President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

In Witness Whereof, the Corporation has caused these Articles of Amendment to be executed under seal in its name and on its behalf by its Managing Director
and Executive Vice President and attested to by its Secretary on this    day of
   , 1999.

                                          Regency Realty Corporation


                                          By: _________________________________
                                              Name: Bruce M. Johnson
                                              Title: Managing Director and
                                                  Executive Vice President

[SEAL]

ATTEST:

___________________________________
Name: J. Christian Leavitt
Title: Secretary

             ARTICLES OF AMENDMENT TO ARTICLES OF INCORPORATION OF
                           REGENCY REALTY CORPORATION
                    DESIGNATING THE PREFERENCES, RIGHTS AND
                       LIMITATIONS OF 1,502,532 SHARES OF
           SERIES 2 CUMULATIVE CONVERTIBLE REDEEMABLE PREFERRED STOCK

                                $0.01 PAR VALUE

Pursuant to Section 607.0602 of the Florida Business Corporation Act ("FBCA"), Regency Realty Corporation, a Florida corporation (the "Corporation"), does hereby certify that:

FIRST: Pursuant to the authority expressly vested in the Board of Directors of the Corporation by Section 4.2 of the Restated Articles of Incorporation of the Corporation, as amended (the "Charter") and Section 607.0602 of the FBCA, the Board of Directors of the Corporation, by resolutions duly adopted on September 23, 1998 has classified 1,502,532 shares of the authorized but unissued Preferred Stock par value $.01 per share (the "Series 2 Preferred Stock") as a separate class of Preferred Stock, authorized the issuance of a maximum of 1,502,532 shares of such class of Series 2 Preferred Stock, set certain of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, terms and conditions of redemption and other terms and conditions of such class of Series 2 Preferred Stock. Shareholder approval was not required under the Charter with respect to such designation.

SECOND: The class of Series 2 Preferred Stock of the Corporation created by the resolutions duly adopted by the Board of Directors of the Corporation shall have the following designation, number of shares, preferences, conversion and other rights, voting powers, restrictions and limitation as to dividends, qualifications, terms and conditions of redemption and other terms and conditions:

Section 1. Number of Shares and Designation. The number of shares of Series 2 Preferred Stock which shall constitute such series shall not be more than 1,502,532 shares, par value $0.01 per share, which number may be decreased (but not below the number thereof then outstanding plus the number required to fulfill the Corporation's obligations under certain agreements, options, warrants or similar rights issued by the Corporation) from time to time by the Board of Directors of the Corporation. Except as otherwise specifically stated herein, the Series 2 Preferred Stock shall have the same rights and privileges as Common Stock under Florida law.

Section 2. Definitions. For purposes of the Series 2 Preferred Stock, the following terms shall have the meanings indicated:

  "Board" shall mean the Board of Directors of the Corporation or any committee authorized by such Board of Directors to perform any of its responsibilities with respect to the Series 2 Preferred Stock.

  "Business Day" shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York City, New York are not required to be open.

  "Call Date" shall mean the date specified in the notice to holders required under subparagraph (d) of Section 5 as the Call Date.

  "Common Stock" shall mean the common capital stock of the Corporation, par value $0.01 per share.

  "Constituent Person" shall have the meaning set forth in paragraph (e) of
  Section 6 hereof.

  "Conversion Price" shall mean the conversion price per share of Common Stock for which the Series 2 Preferred Stock is convertible, as such Conversion Price may be adjusted pursuant to Section 6. The initial conversion price shall be $20.8333 (equivalent to a conversion rate of one
  (1) share of Common Stock for each share of Series 2 Preferred Stock).

  "Current Market Price" of publicly traded Common Stock or any other class of capital stock or other security of the Corporation or any other issuer for any day shall mean the last reported sales price on such day, regular way, or, if no sale takes place on such day, the average of the reported closing bid and asked prices on such day, regular way, in either case as reported on the New York Stock Exchange ("NYSE") or, if such security is not listed or admitted for trading on the NYSE, on the principal national securities exchange on which such security is listed or admitted for trading or, if not listed or admitted for trading on any national securities exchange, on the National Market System of the National Association of Securities Dealers, Inc. Automated Quotations System ("NASDAQ") or, if such security is not quoted on such National Market System, the average of the closing bid and asked prices on such day in the over-the-counter market as reported by NASDAQ or, if bid and asked prices for such security on such day shall not have been reported through NASDAQ, as reported by the National Quotation Bureau, Incorporated, or, if not so reported, the average of the closing bid and asked prices as furnished by any member of the National Association of Securities Dealers, Inc. selected from time to time by the Corporation for such purpose, or, if no such prices are furnished, the fair market value of the security as determined in good faith by the Board.

  "Dividend Payment Date" shall mean the last calendar day of March, June, September and December, in each year, commencing on March 31, 1999; provided, however, that if any Dividend Payment Date falls on any day other than a Business Day, the dividend payment due on such Dividend Payment Date shall be paid on the Business Day immediately following such Dividend Payment Date.

  "Dividend Periods" shall mean quarterly dividend periods commencing on April 1, July 1, October 1 and January 1 of each year and ending on and including the day preceding the first day of the next succeeding Dividend Period (other than the initial Dividend Period, which shall commence on the Issue Date).

  "Fully Junior Stock" shall mean any class or series of capital stock of the Corporation now or hereafter issued and outstanding over which the Series 2 Preferred Stock has preference or priority in both (i) the payment of dividends and (ii) the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

  "Funds from Operations per Share" shall mean the amount determined by dividing (a) the net income of the Corporation before extraordinary items (determined in accordance with generally accepted accounting principles) as reported by the Corporation in its year-end audited financial statements, minus gains (or losses) from debt restructuring and sales of property, plus real property depreciation and amortization and amortization of capitalized leasing expenses and tenant allowances or improvements (to the extent such allowances or improvements are capital items), and after adjustments for unconsolidated partnerships, corporations and joint ventures (such items of depreciation and amortization and such gains, losses and adjustments as determined in accordance with generally accepted accounting principles and as reported by the Corporation in its year-end audited financial statements) by (b) the weighted average number of shares of Common Stock of the Corporation outstanding as reported by the Corporation in its year-end audited financial statements. Adjustments for unconsolidated partnerships, corporations and joint ventures shall be calculated to reflect Funds from Operations per Share on the same basis. If the Corporation shall after the Issue Date (A) pay a dividend or make a distribution in shares of Common Stock on its outstanding shares of Common Stock, (B) subdivide its outstanding shares of Common Stock into a greater number of shares, (C) combine its outstanding common stock into a smaller number of shares or (D) issue any shares of Common Stock by reclassification of its outstanding shares of Common Stock, the Funds from Operations per Share shall be appropriately adjusted to give effect to such events.

  "Issue Date" shall mean the first date on which the Series 2 Preferred Stock is issued.

  "Junior Stock" shall mean the Common Stock and any other class or series of capital stock of the Corporation now or hereafter issued and outstanding over which the Series 2 Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

  "Minimum Amount" shall mean the greater of (A) $0.2083 and (B) 65% of the highest amount of Funds from Operations per Share for any preceding fiscal year, beginning with the fiscal year ending December 31, 1996, divided by four.

  "Non-Electing Share" shall have the meaning set forth in paragraph (e) of
  Section 6 hereof.

  "Parity Stock" shall have the meaning set forth in paragraph (b) of Section
  8.

  "Person" shall mean any individual, firm, partnership, corporation, or trust or other entity, and shall include any successor (by merger or otherwise) of such entity.

  "Securities" and "Security" shall have the meanings set forth in paragraph
  (d)(iv) of Section 6 hereof.

  "Series 1 Preferred Stock" shall mean the Series 1 Cumulative Convertible Redeemable Preferred Stock of the Corporation, par value $0.01 per share.

  "Series 2 Preferred Stock" shall have the meaning set forth in Article FIRST hereof.

  "set apart for payment" shall be deemed to include, without any action other than the following, the recording by the Corporation in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to a declaration of dividends or other distribution by the Board, the allocation of funds to be so paid on any series or class of capital stock of the Corporation; provided, however, that if any funds for any class or series of Junior Stock, Fully Junior Stock or any class or series of shares of capital stock ranking on a parity with the Series 2 Preferred Stock as to the payment of dividends are placed in a separate account of the Corporation or delivered to a disbursing, paying or other similar agent, then "set apart for payment" with respect to the Series 2 Preferred Stock shall mean placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent.

  "Transaction" shall have the meaning set forth in paragraph (e) of Section 6 hereof.

  "Transfer Agent" means initially the Corporation and shall include such other agent or agents of the Corporation as may be designated by the Board or their designee as the transfer agent for the Series 2 Preferred Stock.

  "Voting Preferred Stock" shall have the meaning set forth in Section 9 hereof.

Section 3. Dividends.

(a) The holders of Series 2 Preferred Stock shall be entitled to receive, when, as and if declared by the Board out of funds legally available for that purpose, quarterly dividends payable in cash in an amount per share equal to the greater of (i) the Minimum Amount or (ii) an amount equal to the dividend (determined on each Dividend Payment Date) on a share of Common Stock, or portion thereof, into which a share of Series 2 Preferred Stock is convertible. For purposes of clause (ii) of the preceding sentence, such dividends shall equal the number of shares of Common Stock, or portion thereof, into which a share of Series 2 Preferred Stock is convertible, multiplied by the most current quarterly dividend paid or payable on a share of Common Stock on or before the applicable Dividend Payment Date. Dividends on the Series 2 Preferred Stock shall begin to accrue and shall be fully cumulative from the Issue Date, whether or not for any Dividend Period or Periods there shall be funds of the Corporation legally available for the payment of such dividends, and shall be payable quarterly, when, as and if declared by the Board, in arrears on Dividend Payment Dates, commencing on the first Dividend Payment Date after the Issue Date. Accrued and unpaid dividends on shares of Series 2 Preferred Stock shall include any accrued and unpaid dividends on the Series B Cumulative Convertible Redeemable Preferred Shares of Beneficial Interest of Pacific Retail Trust which are exchanged by operation of law into such shares of Series 2 Preferred Stock pursuant to the merger of Pacific Retail Trust into the Corporation. Each dividend on the Series 2 Preferred Stock shall be payable to the holders of record of Series 2 Preferred Stock, as they appear on the stock records of the Corporation at the close of business on such record dates as shall be fixed by the Board. Accrued and unpaid dividends for any past Dividend Periods may be declared and paid at any time and for such interim periods, without reference to any regular Dividend Payment Date, to holders of record on such date as may be fixed by the Board.

(b) The amount of dividends payable for any dividend period shorter or longer than a full Dividend Period, on the Series 2 Preferred Stock shall be computed on the basis of twelve 30-day months and a 360-day year. Holders of Series 2 Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of current and cumulative but unpaid dividends, as herein provided, on the Series 2 Preferred Stock. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series 2 Preferred Stock that may be in arrears.

(c) So long as any Series 2 Preferred Stock is outstanding, no dividends, except as described in the immediately following sentence, shall be declared or paid or set apart for payment on any class or series of Parity Stock for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series 2 Preferred Stock for all Dividend Periods terminating on or prior to the Dividend Payment Date on such class or series of Parity Stock. When dividends are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all dividends declared upon Series 2 preferred stock and all dividends declared upon any other class or series of Parity Stock shall be declared ratably in proportion to the respective amounts of dividends accumulated and unpaid on the Series 2 preferred stock and accumulated and unpaid on such Parity Stock.

(d) So long as any Series 2 Preferred Stock is outstanding, no dividends (other than dividends or distributions paid solely in shares of, or options, warrants or rights to subscribe for or purchase shares of, Fully Junior Stock) shall be declared or paid or set apart for payment or other distribution declared or made upon Junior Stock, nor shall any Junior Stock be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Common Stock made for purposes of an employee incentive or benefit plan of the Corporation or any subsidiary) for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation, directly or indirectly (except by conversion into or exchange for Fully Junior Stock), unless in each case (i) the full cumulative dividends on all outstanding Series 2 Preferred Stock and any other Parity Stock of the Corporation shall have been paid or declared and set apart for payment for all past Dividend Periods with respect to the Series 2 Preferred Stock and all past dividend periods with respect to such Parity Stock and (ii) sufficient funds shall have been paid or declared and set apart for the payment of the dividend for the current Dividend Period with respect to the Series 2 Preferred Stock and the current dividend period with respect to such Parity Stock.

Section 4. Liquidation Preference.

(a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for payment to the holders of Junior Stock or Fully Junior Stock, the holders of the Series 2 Preferred Stock shall be entitled to receive $20.8333 per share of Series 2 Preferred Stock plus an amount equal to all dividends declared but unpaid thereon to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the Series 2 Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other shares of any class or series of Parity Stock, then such assets, or the proceeds thereof, shall be distributed among the holders of Series 2 Preferred Stock and any such other Parity Stock ratably in accordance with the respective amounts that would be payable on such Series 2 Preferred Stock and any such other Parity Stock if all amounts payable thereon were paid in full. For the purposes of this Section 4, (i) a consolidation or merger of the Corporation with one or more Persons, (ii) a sale or transfer of all or substantially all of the Corporation's assets or (iii) a statutory share exchange shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Corporation.

(b) Subject to the rights of the holders of shares of any series or class or classes of shares of capital stock ranking on a parity with or prior to the Series 2 Preferred Stock upon liquidation, dissolution or winding up, upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full to the holders of the Series 2 Preferred Stock, as provided in this Section 4, any other series or class or classes of Junior Stock or Fully Junior Stock shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series 2 Preferred Stock shall not be entitled to share therein.

Section 5. Redemption at the Option of the Corporation.

(a) The Series 2 Preferred Stock shall not be redeemable by the Corporation prior to October 20, 2010. On and after October 20, 2010, the Corporation, at its option, may redeem the Series 2 Preferred Stock, in whole at any time or from time to time in part, at the option of the Corporation at a redemption price of $20.8333 per share of Series 2 Preferred Stock, plus the amounts indicated in Section 5(b).

(b) Upon any redemption of Series 2 Preferred Stock pursuant to this Section 5, the Corporation shall pay in full any and all accrued and unpaid dividends (without interest or sum of money in lieu of interest) for any and all Dividend Periods ending on or prior to the Call Date. If the Call Date falls after a dividend payment record date and prior to the corresponding Dividend Payment Date, then each holder of Series 2 Preferred Stock at the close of business on such dividend payment record date shall be entitled to the dividend payable on such shares on the corresponding dividend payment date notwithstanding the redemption of such shares before such Dividend Payment Date.

(c) If full cumulative dividends on the Series 2 Preferred Stock and any other class or series of Parity Stock of the Corporation have not been paid or declared and set apart for payment, the Series 2 Preferred Stock may not be redeemed under this Section 5 in part and the Corporation may not purchase or acquire shares of Series 2 Preferred Stock, otherwise than pursuant to a voluntary purchase or exchange offer made on the same terms to all holders of Series 2 Preferred Stock.

(d) Notice of the redemption of any Series 2 Preferred Stock under this Section 5 shall be mailed by first-class mail to each holder of record of Series 2 Preferred Stock to be redeemed at the address of each such holder as shown on the Corporation's record, not less than 30 nor more than 90 days prior to the Call Date. Neither the failure to mail any notice required by this paragraph
(d), nor any defect therein or in the mailing thereof, to any particular holder, shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given on the date mailed whether or not the holder receives the notice. Each such mailed notice shall state, as appropriate: (1) the Call Date;
(2) the number of shares of Series 2 Preferred Stock to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the place or places at which certificates for such shares are to be surrendered; and (4) that dividends on the shares to be redeemed shall cease to accrue on such Call Date except as otherwise provided herein. Notice having been mailed as aforesaid, from and after the Call Date (unless the Corporation shall fail to make available an amount of cash necessary to effect such redemption), (i) except as otherwise provided herein, dividends on the Series 2 Preferred Stock so called for redemption shall cease to accrue, (ii) said shares shall no longer be deemed to be outstanding and (iii) all rights of the holders thereof as holders of Series 2 Preferred Stock of the Corporation shall cease (except the rights to convert and to receive cash payable upon such redemption, without interest thereon, upon surrender and endorsement of their certificates if so required and to receive any dividends payable thereon). The Corporation's obligation to provide cash in accordance with the preceding sentence shall be deemed fulfilled if, on or before the Call Date, the Corporation shall deposit with a bank or trust company (which may be an affiliate of the Corporation) that has an office in the Borough of Manhattan, City of New York, and that has, or is an affiliate of a bank or trust company that has, capital and surplus of at least $50,000,000, sufficient cash necessary for such redemption, in trust, with irrevocable instructions that such cash be applied to the redemption of the Series 2 Preferred Stock so called for redemption. No interest shall accrue for the benefit of the holders of Series 2 Preferred Stock to be redeemed on any cash so set aside by the Corporation. Subject to applicable escheat laws and other unclaimed property laws, any such cash unclaimed at the end of two years from the Call Date shall revert to the general funds of the Corporation, after which reversion the holders of such shares so called for redemption shall look only to the general funds of the Corporation for the payment of such cash. Notwithstanding the above, at any time after such redemption notice is received and on or prior to the Call Date, any holder may exercise its conversion rights under Section 6 below.

As promptly as practicable after the surrender in accordance with said notice of the certificates for any such shares so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and if the notice shall so state), such shares shall be exchanged for any cash (including accumulated and unpaid dividends but without interest thereon) for which such shares have been redeemed. If fewer than all the outstanding shares of Series 2 Preferred Stock are to be redeemed, shares to be redeemed shall be selected by the Corporation from outstanding Series 2 Preferred Stock not previously called for redemption by lot or pro rata (as nearly as may be) or by any other method determined by the Corporation in its sole discretion to be equitable. If fewer than all the shares of Series 2 Preferred Stock represented by any certificate are redeemed, then new certificates representing the unredeemed shares shall be issued without cost to the holder thereof.

Section 6. Conversion. Holders of Series 2 Preferred Stock shall have the right, at any time and from time to time, to convert all or a portion of such shares into Common Stock, as follows:

  (a) Subject to and upon compliance with the provisions of this Section 6, a holder of Series 2 Preferred Stock shall have the right, at such holder's option, at any time to convert each share of Series 2 Preferred Stock into the number of fully paid and non-assessable shares of Common Stock obtained by dividing the aggregate liquidation preference of such shares by the Conversion Price (as in effect at the time and on the date provided for in the last paragraph of paragraph (b) of this Section 6) by surrendering such shares to be converted, such surrender to be made in the manner provided in paragraph (b) of this Section 6.

  (b) In order to exercise the conversion right, each holder of shares of Series 2 Preferred Stock to be converted shall surrender the certificate representing such shares, duly endorsed or assigned to the Corporation or in blank, at the office of the Transfer Agent, accompanied by written notice to the Corporation that the holder thereof elects to convert such Series 2 Preferred Stock. Unless the shares issuable on conversion are to be issued in the same name as the name in which such Series 2 Preferred Stock is registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder or such holder's duly authorized attorney and an amount sufficient to pay any transfer or similar tax (or evidence reasonably satisfactory to the Corporation demonstrating that such taxes have been paid).

  Holders of Series 2 Preferred Stock at the close of business on a dividend payment record date shall be entitled to receive the dividend payable on such shares on the corresponding dividend payment date notwithstanding the conversion thereof following such dividend payment record date and on or prior to such dividend payment date. In no event shall a holder of Series 2

  Preferred Stock be entitled to receive a dividend payment on Common Stock issued or issuable upon conversion of Series 2 Preferred Stock if such holder is entitled to receive a dividend in respect of the Series 2 Preferred Stock surrendered for conversion. The Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares or for dividends on the Common Stock issued upon such conversion.

  As promptly as practicable after the surrender of certificates for Series 2 Preferred Stock as aforesaid, the Corporation shall issue and shall deliver at such office to such holder, or such holder's written order, a certificate or certificates for the number of full shares of Common Stock issuable upon the conversion of such shares in accordance with provisions of this Section 6, and any fractional interest in respect of a share of Common Stock arising upon such conversion shall be settled as provided in paragraph (c) of this Section 6.

  Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the certificates for Series 2 Preferred Stock shall have been surrendered and such notice received by the Corporation as aforesaid, and the person or persons in whose name or names any certificate or certificates for Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby at such time on such date and such conversion shall be at the Conversion Price in effect at such time on such date unless the stock transfer books of the Corporation shall be closed on that date, in which event such person or persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such stock transfer books are open, but such conversion shall be at the Conversion Price in effect on the date on which such shares shall have been surrendered and such notice received by the Corporation.

  (c) No fractional shares or scrip representing fractions of a share of Common Stock shall be issued upon conversion of the Series 2 Preferred Stock. Instead of any fractional interest in a share of Common Stock that would otherwise be deliverable upon the conversion of a share of Series 2 Preferred Stock, the Corporation shall pay to the holder of such share an amount in cash based upon the Current Market Price of Common Stock on the Business Day immediately preceding the date of conversion. If more than one share shall be surrendered for conversion at one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of Series 2 Preferred Stock so surrendered.

  (d) The Conversion Price shall be adjusted from time to time as follows:

    (i) If the Corporation shall after the Issue Date (A) pay a dividend or make a distribution in shares of Common Stock on its Common Stock, (B) subdivide its outstanding shares of Common Stock into a greater number of shares, (C) combine its outstanding shares of Common Stock into a smaller number of shares or (D) issue any shares of Common Stock by reclassification of its Common Stock, the Conversion Price in effect at the opening of business on the day following the date fixed for the determination of shareholders entitled to receive such dividend or distribution or at the opening of business on the Business Day next following the day on which such subdivision, combination or reclassification becomes effective, as the case may be, shall be adjusted so that the holder of any shares of Series 2 Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock that such holder would have owned or have been entitled to receive after the happening of any of the events described above as if such shares of Series 2 Preferred Stock had been converted immediately prior to the record date in the case of a dividend or distribution or the effective date in the case of a subdivision, combination or reclassification. An adjustment made pursuant to this subparagraph (i) shall become effective immediately after the opening of business on the Business Day next following the record date (except as provided in paragraph (g) below) in the case of a dividend or distribution and shall become effective immediately after the opening of business on the Business Day next following the effective date in the case of a subdivision, combination or reclassification.

    (ii) If the Corporation shall issue after the Issue Date rights, options or warrants to subscribe for or purchase Common Stock, or to subscribe for or purchase any security convertible into Common Stock, and the price per share for which Common Stock is issuable upon exercise of such rights, options or warrants, or upon the conversion or exchange of such convertible securities, is less than the lesser of the Conversion Price then in effect and the Current Market Price per share of Common Stock on the date such rights, options or warrants are issued, then the Conversion Price in effect at the opening of business on the Business Day next following such issue date shall be adjusted to equal the price determined by multiplying (A) the Conversion Price in effect immediately prior to the opening of business on the date for such issuance by (B) a fraction, the numerator of which shall be the sum of (I) the number of shares of Common Stock outstanding immediately prior to such issuance and (II) the number of shares that the aggregate proceeds to the Corporation from the exercise of such rights, options or warrants for Common Stock, or in the case of rights to purchase convertible securities, the aggregate proceeds from the exercise of such rights, options or warrants and the subsequent conversion of such convertible securities, would purchase at such Conversion Price or Current Market Price, as applicable, and the denominator of which shall be the sum of (A) the number of shares of Common Stock outstanding immediately prior to such issuance and (B) the number of additional shares of Common Stock offered for subscription or purchase pursuant to such rights, options or warrants. Such adjustment shall become effective immediately after the opening of business on the day next following such issue date (except as provided in paragraph (g) below). In determining whether any rights, options or warrants entitle the holders of Common Stock to subscribe for or purchase Common Stock or any security convertible into or exchangeable for Common Stock at less than such Conversion Price or Current Market Price, as applicable, there shall be taken into account any consideration received by the Corporation upon issuance and upon exercise of such rights, options or warrants, and in the case of rights, options or warrants to subscribe for or purchase convertible securities, upon the subsequent conversion of such securities, the value of such consideration, if other than cash, to be determined in good faith by the Board. In the event that the securities referenced in this subparagraph (ii) are only issued to all holders of Common Stock, no adjustment shall be made to the Conversion Price under this subparagraph (ii) if the Corporation shall issue to all holders of Series 2 Preferred Stock, the same number of rights, options or warrants to subscribe for or purchase Common Stock or any security convertible into or exchangeable for Common Stock, as those issued to holders of Common Stock, based upon the number of shares of Common Stock into which each share of Series 2 Preferred Stock is then convertible.

    (iii) If the Corporation shall issue after the Issue Date any shares of capital stock or security convertible or exchangeable for Common Stock (excluding rights, options or warrants referred to in subparagraph (ii) above) and the price per share for which Common Stock is issuable upon the conversion or exchange of such convertible or exchangeable securities is less than the lesser of the Conversion Price then in effect and the Current Market Price per share of Common Stock on the date such convertible or exchangeable securities are issued, then the Conversion Price in effect at the opening of business on the Business Day next following such issue date shall be adjusted to equal the price determined by multiplying (A) the Conversion Price in effect immediately prior to the opening of business on the Business Day next following the issue date by (B) a fraction, the numerator of which shall be the sum of (I) the number of shares of Common Stock outstanding on the close of business on the Business Day immediately preceding the issue date and (II) the number of shares of Common Stock that the aggregate proceeds to the Corporation from the conversion into or in exchange for Common Stock would purchase at such Conversion Price or Current Market Price, as applicable, and the denominator of which shall be the sum of (A) the number of shares of Common Stock outstanding on the close of business on the Business Day immediately preceding the issue date and (B) the number of additional shares of Common Stock issuable upon conversion or exchange of such convertible or exchangeable securities. Such adjustment shall become effective immediately after the opening of business on the day next following such issue date (except as provided in paragraph (g) below). In determining whether any securities are convertible for or exchangeable into Common Stock at less than such Conversion Price or Current Market Price, as applicable, there shall be taken into account any consideration received by the Corporation upon issuance and upon conversion or exchange of such convertible or exchangeable securities, the value of such consideration, if other than cash, to be determined in good faith by the Board.

    (iv) If the Corporation shall distribute to all holders of its Common Stock any shares of capital stock of the Corporation (other than Common Stock) or evidence of its indebtedness or assets (excluding cash dividends or distributions) or rights, options or warrants to subscribe for or purchase any of its securities (excluding those rights, options and warrants referred to in subparagraph (ii) above and excluding those convertible or exchangeable securities referred to in subparagraph
    (iii) above (any of the foregoing being hereinafter in this subparagraph (iv) collectively called the "Securities" and individually a "Security"), then in each such case the Conversion Price shall be adjusted so that it shall equal the price determined by multiplying (A) the Conversion Price in effect immediately prior to the close of business on the date fixed for the determination of shareholders entitled to receive such distribution by (B) a fraction, the numerator of which shall be the lesser of the Conversion Price then in effect and the Current Market Price per share of Common Stock on the record date mentioned below less the then fair market value (as determined in good faith by the Board), of the portion of the shares of capital stock or assets or evidences of indebtedness so distributed or of such rights, options or warrants applicable to one share of Common Stock, and the denominator of which shall be the lesser of the Conversion Price then in effect and the Current Market Price per share of Common Stock on the record date mentioned below. Such adjustment shall become effective immediately at the opening of business on the Business Day next following (except as provided in paragraph (g) below) the record date for the determination of shareholders entitled to receive such distribution. For the purposes of this clause (iv), the distribution of a Security, which is distributed not only to the holders of the Common Stock on the date fixed for the determination of shareholders entitled to such distribution of such Security, but also is distributed with each share of Common Stock delivered to a Person converting Series 2 Preferred Stock after such determination date, shall not require an adjustment of the Conversion Price pursuant to this clause (iv); provided that on the date, if any, on which a Person converting a share of Series 2 Preferred Stock would no longer be entitled to receive such Security with a share of Common Stock (other than as a result of the termination of all such Securities), a distribution of such Securities shall be deemed to have occurred and the Conversion Price shall be adjusted as provided in this clause (iv) (and such day shall be deemed to be "the date fixed for the determination of the shareholders entitled to receive such distribution" and "the record date" within the meaning of the two preceding sentences).

    (v) No adjustment in the Conversion Price shall be required unless such adjustment would require a cumulative increase or decrease of at least 1% in such price; provided, however, that any adjustments that by reason of this subparagraph (v) are not required to be made shall be carried forward and taken into account in any subsequent adjustment until made; and provided, further, that any adjustment shall be required and made in accordance with the provisions of this Section 6 (other than this subparagraph (v)) not later than such time as may be required in order to preserve the tax-free nature of a distribution to the holders of Common Stock. Notwithstanding any other provisions of this Section 6, the Corporation shall not be required to make any adjustment of the Conversion Price for the issuance of any Common Stock pursuant to (A) any plan providing for the reinvestment of dividends or interest payable on securities of the Corporation and the investment of additional optional amounts in Common Stock under such plan or (B) any right, option or warrant to acquire Common Stock granted to any employee (as such term is defined in General Instruction A to Form S-8 under the Securities Act) of the Corporation under a plan providing for the granting of such securities to employees; provided, however, that such plan is approved by the shareholders and the aggregate amount of Common Stock issuable under the rights, options and warrants granted under such plan shall not exceed 20% of the shares of Common Stock issued and outstanding on the date such plan is approved by shareholders. In addition, the Corporation shall not be required to make any adjustment of the Conversion Price for the issuance of any Common Stock or any other class or series of shares of capital stock pursuant to the terms of that certain Shareholders' Agreement among Pacific Retail Trust (to which the Corporation is successor by merger), Security Capital Holdings S.A. and Opportunity Capital Partners Limited Partnership. All calculations under this Section 6 shall be made to the nearest cent (with $.005 being rounded upward) or to the nearest one-tenth of a share (with .05 of a share being rounded upward), as the case may be. Anything in this paragraph (d) to the contrary notwithstanding, the Corporation shall be entitled, to the extent permitted by law, to make such reductions in the Conversion Price, in addition to those required by this paragraph (d), as it in its discretion shall determine to be advisable in order that any share dividends, subdivision of shares, reclassification or combination of shares, distribution of rights, options or warrants to purchase stock or securities, or a distribution of other assets (other than cash dividends) hereafter made by the Corporation to its shareholders shall not be taxable.

  (e) If the Corporation shall be a party to any transaction (including without limitation a merger, consolidation, statutory share exchange, self tender offer for all or substantially all Common Stock, sale of all or substantially all of the Corporation's assets or recapitalization of the Common Stock and excluding any transaction as to which subparagraph (d)(i) of this Section 6 applies) (each of the foregoing being referred to herein as a "Transaction"), in each case as a result of which all or substantially all shares of Common Stock are converted into the right to receive stock, securities or other property (including cash or any combination thereof) of another Person, each share of Series 2 Preferred Stock, which is not converted into the right to receive stock, securities or other property of such Person prior to such Transaction (and each share of Series 2 Preferred Stock issuable after such Transaction upon conversion of securities convertible into Series 2 Preferred Stock), shall thereafter be convertible into the kind and amount of shares of stock, securities and other property (including cash or any combination thereof) receivable upon the consummation of such Transaction by a holder of that number of shares of Common Stock into which one share of Series 2 Preferred Stock was convertible immediately prior to such Transaction, assuming such holder of Common Stock (i) is not a Person with which the Corporation consolidated or into which the Corporation merged or which merged into the Corporation or to which such sale or transfer was made, as the case may be ("Constituent Person"), or an affiliate of a Constituent Person and (ii) failed to exercise his rights of election, if any, as to the kind or amount of stock, securities and other property (including cash) receivable upon such Transaction (provided that if the kind or amount of stock, securities and other property (including cash) receivable upon such Transaction is not the same for each share of Common Stock held immediately prior to such Transaction by other than a Constituent Person or an affiliate thereof and in respect of which such rights of election shall not have been exercised ("Non-Electing Share"), then for the purpose of this paragraph (e) the kind and amount of stock, securities and other property (including cash) receivable upon such Transaction by each Non-Electing Share shall be deemed to be the kind and amount so receivable per share by a plurality of the Non-Electing Shares). The Corporation shall not be a party to any Transaction unless the terms of such Transaction are consistent with the provisions of this paragraph (e), and it shall not consent or agree to the occurrence of any Transaction until the Corporation has entered into an agreement with the successor or purchasing entity, as the case may be, for the benefit of the holders of the Series 2 Preferred Stock (and securities convertible into Series 2 Preferred Stock) that will contain provisions enabling the holders of the Series 2 Preferred Stock that remain outstanding (or are issuable upon conversion of securities convertible into Series 2 Preferred Stock) after such Transaction to convert into the consideration received by holders of Common Stock at the Conversion Price in effect immediately prior to such Transaction. The provisions of this paragraph (e) shall similarly apply to successive Transactions.

  (f) Whenever the Conversion Price is adjusted as herein provided, the Corporation shall promptly mail notice of such adjustment of the Conversion Price to each holder of Series 2 Preferred Stock at such holder's last address as shown on the share records of the Corporation.

  (g) In any case in which paragraph (d) of this Section 6 provides that an adjustment shall become effective on the day next following the record date for an event, the Corporation may defer until the occurrence of such event
  (A) issuing to the holder of any Series 2 Preferred Stock converted after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the shares of Common Stock issuable upon such conversion before giving effect to such adjustment and
  (B) paying to such holder any amount of cash in lieu of any fraction pursuant to paragraph (c) of this Section 6.

  (h) There shall be no adjustment of the Conversion Price in case of the issuance of any shares of capital stock of the Corporation in a reorganization, acquisition or other similar transaction except as specifically set forth in this Section 6. If any action or transaction would require adjustment of the Conversion Price pursuant to more than one paragraph of this Section 6, only one adjustment shall be made and such adjustment shall be the adjustment that yields the highest absolute value.

  (i) The Corporation covenants that it will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued Common Stock, for the purpose of effecting conversion of the Series 2 Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all outstanding Series 2 Preferred Stock not theretofore converted. For purposes of this paragraph
  (i), the number of shares of Common Stock that shall be deliverable upon the conversion of all outstanding Series 2 Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single holder.

  The Corporation covenants that any shares of Common Stock issued upon conversion of the Series 2 Preferred Stock shall be validly issued, fully paid and non-assessable. Before taking any action that would cause an adjustment reducing the Conversion Price below the then-par value of the Common Stock deliverable upon conversion of the Series 2 Preferred Stock, the Corporation will take any Corporate action that, in the opinion of its counsel, may be necessary in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock at such adjusted Conversion Price.

  Prior to the delivery of any securities that the Corporation shall be obligated to deliver upon conversion of the Series 2 Preferred Stock, the Corporation shall endeavor to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.

  (j) The Corporation will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of Common Stock or other securities or property on conversion of the Series 2 Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue or delivery of Common Stock or other securities or property in a name other than that of the holder of the Series 2 Preferred Stock to be converted, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Corporation the amount of any such tax or established, to the reasonable satisfaction of the Corporation, that such tax has been paid.

Section 7. Shares to Be Retired. All shares of Series 2 Preferred Stock which shall have been issued and reacquired in any manner by the Corporation shall be restored to the status of authorized but unissued shares of Preferred Stock of the Corporation, without designation as to class or series.

Section 8. Ranking. Any class or series of shares of capital stock of the Corporation shall be deemed to rank:

  (a) prior to the Series 2 Preferred Stock, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Series 2 Preferred Stock;

  (b) on a parity with the Series 2 Preferred Stock, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, whether or not the dividend rates, dividend payment dates or liquidation prices per share thereof shall be different from those of the Series 2 Preferred Stock, if the holders of such class or series and the Series 2 Preferred Stock shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other ("Parity Stock");

  (c) junior to the Series 2 Preferred Stock, as to the payment of dividends or as to the distribution of assets upon liquidation, dissolution or winding up, if such class or series shall be Junior Stock; and

  (d) junior to the Series 2 Preferred Stock, as to the payment of dividends and as to the distribution of assets upon liquidation, dissolution or winding up, if such class or series shall be Fully Junior Stock.

The Corporation's Series 1 Cumulative Convertible Redeemable Preferred Stock and the Corporation's 8.125% Series A Cumulative Redeemable Preferred Stock shall constitute Parity Stock.

Section 9. Voting.

(a) Each issued and outstanding share of Series 2 Preferred Stock shall entitle the holder thereof to the number of votes per share of Common Stock into which such share of Series 2 Preferred Stock is convertible (as of the close of business on the record date for determination of shareholders entitled to vote on a matter) on all matters presented for a vote of shareholders of the Corporation and, except as required by applicable law and subject to the further provisions of this Section 9, the Series 2 Preferred Stock shall be voted together with all issued and outstanding Common Stock and Series 1 Preferred Stock voting as a single class.

(b) If and whenever twelve consecutive quarterly dividends payable on the Series 2 Preferred Stock or any series or class of Parity Stock shall be in arrears (which shall, with respect to any such quarterly dividend, mean that any such dividend has not been paid in full), whether or not earned or declared, the number of directors then constituting the Board shall be increased by one and the holders of Series 2 Preferred Stock, together with the holders of shares of every other series of Parity Stock, including the Series 1 Preferred Stock (any such other series, the "Voting Preferred Stock"), voting as a single class regardless of series, shall be entitled to elect, at a special meeting of the holders of the Series 2 Preferred Stock and the Voting Preferred Stock called as hereinafter provided, the additional director to serve on the Board. Whenever all arrearages in dividends on the Series 2

Preferred Stock and the Voting Preferred Stock then outstanding shall have been paid and dividends thereon for the current quarterly dividend period shall have been paid or declared and set apart for payment, then the right of the holders of the Series 2 Preferred Stock and the Voting Preferred Stock to elect such additional director shall cease (but subject always to the same provision for the vesting of such voting rights in the case of any similar future arrearages in twelve quarterly dividends), and the terms of office of the person elected as director by the holders of the Series 2 Preferred Stock and the Voting Preferred Stock shall forthwith terminate and the number of members of the Board shall be reduced accordingly. At any time after such voting power shall have been so vested in the holders of Series 2 Preferred Stock and the Voting Preferred Stock (or if any vacancy shall occur in respect of the director previously elected by the holders of the Series 2 Preferred Stock and the Voting Preferred Stock), the secretary of the Corporation shall call a special meeting of the holders of the Series 2 Preferred Stock and of the Voting Preferred Stock for the election of the director to be elected by them as herein provided, such call to be made by notice similar to that provided in the Bylaws of the Corporation for a special meeting of the shareholders or as required by law. If any such special meeting required to be called as above provided shall not be called by the secretary within 30 days after the end of the most recent Dividend Period during which the right to elect such additional director arose or such vacancy occurred, then any holder of Series 2 Preferred Stock may call such meeting, upon the notice above provided, and for that purpose shall have access to the stock records of the Corporation. The director elected at any such special meeting shall hold office until the next annual meeting of the shareholders or special meeting held in lieu thereof if such office shall not have previously terminated as above provided.

(c) So long as any Series 2 Preferred Stock is outstanding, in addition to any other vote or consent of shareholders required by law or by the Charter, the affirmative vote of at least 66 2/3% of the votes entitled to be cast by the holders of the Series 2 Preferred Stock, together with the holders of Voting Preferred Stock, at the time outstanding, acting as a single class regardless of series, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

  (i) Any amendment, alteration or repeal of any of the provisions of the Charter or these Articles of Amendment that materially and adversely affects the voting powers, rights or preferences of the holders of the Series 2 Preferred Stock or the Voting Preferred Stock; provided, however, that the amendment of the provisions of the Charter so as to authorize or create or to increase the authorized amount of, any Fully Junior Stock, Junior Stock that is not senior in any respect to the Series 2 Preferred Stock, or any stock of any class ranking on a parity with the Series 2 Preferred Stock or the Voting Preferred Stock shall not be deemed to materially adversely affect the voting powers, rights or preferences of the holders of Series 2 Preferred Stock; and provided, further, that if any such amendment, alteration or repeal would materially and adversely affect any voting powers, rights or preferences of the Series 2 Preferred Stock or another series of Voting Preferred Stock that are not enjoyed by some or all of the other series otherwise entitled to vote in accordance herewith, the affirmative vote of at least 66 2/3% of the votes entitled to be cast by the holders of all series similarly affected, similarly given, shall be required in lieu of the affirmative vote of at least 66 2/3% of the votes entitled to be cast by the holders of the Series 2 Preferred Stock and the Voting Preferred Stock otherwise entitled to vote in accordance herewith; or

  (ii) A share exchange that affects the Series 2 Preferred Stock, a consolidation with or merger of the Corporation into another Person, or a consolidation with or merger of another Person into the Corporation, unless in each such case each share of Series 2 Preferred Stock (A) shall remain outstanding without a material and adverse change to its terms and rights or (B) shall be converted into or exchanged for convertible Preferred Stock of the surviving entity having preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption thereof identical to that of a share of Series 2 Preferred Stock (except for changes that do not materially and adversely affect the holders of the Series 2 Preferred Stock); or

  (iii) The authorization or creation of, or the increase in the authorized amount of, any shares of any class or any security convertible into shares of any class ranking prior to the Series 2 Preferred Stock in the distribution of assets on any liquidation, dissolution or winding up of the Corporation or in the payment of dividends.

(d) For purposes of voting in respect to those matters referred to in subparagraphs (b) and (c) of this Section 9, unless otherwise provided under applicable law, each Series 2 Preferred Stock shall have one (1) vote per share, except that when any other series of Preferred Stock shall have the right to vote with the Series 2 Preferred Stock as a single class on any matter, then the Series 2 Preferred Stock and such other series shall have with respect to such matters one (1) vote per $20.8333 of stated liquidation preference. Except as otherwise required by applicable law or as set forth herein, the Series 2 Preferred Stock shall not have any relative, participating, optional or other special voting rights and powers other than as set forth herein, and the consent of the holders thereof shall not be required for the taking of any trust action.

Section 10. Record Holders. The Corporation and the Transfer Agent may deem and treat the record holder of any shares of Series 2 Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the Transfer Agent shall be affected by any notice to the contrary.

Section 11. Sinking Fund. The Series 2 Preferred Stock shall not be entitled to the benefits of any retirement or sinking fund.

THIRD: The Series 2 Preferred Stock has been classified and designated by the Board of Directors under the authority contained in Section 4.2 of the Charter.

FOURTH: These Articles of Amendment have been approved by the Board of Directors in the manner and by the vote required by law.

FIFTH: The undersigned Managing Director and Executive Vice President of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Managing Director and Executive Vice President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

  In Witness Whereof, the Corporation has caused these Articles of Amendment to be executed under seal in its name and on its behalf by its Managing Director
and Executive Vice President and attested to by its Secretary on this     day
of        , 1999.

                                          Regency Realty Corporation

                                          By:
                                             ----------------------------------
                                          Name: Bruce M. Johnson
                                          Title: Managing Director and
                                                 Executive Vice President

[SEAL]

ATTEST:


-------------------------------------
Name: J. Christian Leavitt
Title: Secretary

                                                                      APPENDIX G
                                CODE OF MARYLAND
                         CORPORATIONS AND ASSOCIATIONS.
                    TITLE 8. REAL ESTATE INVESTMENT TRUSTS.

              Subtitle 5. Amendments and Termination of Existence.

SECTION 8-501.1 MERGER.

***
(i) Objecting shareholders.--Each shareholder of a Maryland real estate investment trust objecting to a merger of the Maryland real estate investment trust shall have the same rights as an objecting stockholder of a Maryland corporation under Subtitle 2 of Title 3 of this article and under the same procedures.

***

                           ANNOTATED CODE OF MARYLAND
                         CORPORATIONS AND ASSOCIATIONS.
            TITLE 3. CORPORATIONS IN GENERAL--EXTRAORDINARY ACTIONS.

                 Subtitle 2. Rights of Objecting Stockholders.

SECTION 3-201 "SUCCESSOR" DEFINED.

(a) Corporation amending charter.--In this subtitle, except as provided in subsection (b) of this section, "successor" includes a corporation which amends its charter in a way which alters the contract rights, as expressly set forth in the charter, of any outstanding stock, unless the right to do so is reserved by the charter of the corporation.

(b) Corporation whose stock is acquired.--When used with reference to a share exchange, "successor" means the corporation the stock of which was acquired in the share exchange.

SECTION 3-202 RIGHT TO FAIR VALUE OF STOCK.

(a) General rule.--Except as provided in subsection (c) of this section, a stockholder of a Maryland corporation has the right to demand and receive payment of the fair value of the stockholder's stock from the successor if:

  (1) The corporation consolidates or merges with another corporation;

  (2) The stockholder's stock is to be acquired in a share exchange;

  (3) The corporation transfers its assets in a manner requiring action under section 3-105 (d) of this title;

  (4) The corporation amends its charter in a way which alters the contract rights, as expressly set forth in the charter, of any outstanding stock and substantially adversely affects the stockholder's rights, unless the right to do so is reserved by the charter of the corporation; or

  (5) The transaction is governed by section 3-602 of this title or exempted by section 3-603 (b) of this title.

(b) Basis of fair value.--(1) Fair value is determined as of the close of business:

  (i) With respect to a merger under section 3-106 of this title of a 90 percent or more owned subsidiary into its parent, on the day notice is given or waived under section 3-106; or

  (ii) With respect to any other transaction, on the day the stockholders voted on the transaction objected to.

(2) Except as provided in paragraph (3) of this subsection, fair value may not include any appreciation or depreciation which directly or indirectly results from the transaction objected to or from its proposal.

(3) In any transaction governed by section 3-602 of this title or exempted by section 3-603 (b) of this title, fair value shall be value determined in accordance with the requirements of section 3-603 (b) of this title.

(c) When right to fair value does not apply.--Unless the transaction is governed by section 3-602 of this title or is exempted by section 3-603 (b) of this title, a stockholder may not demand the fair value of his stock and is bound by the terms of the transaction if:

  (1) The stock is listed on a national securities exchange or is designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.:

    (i) With respect to a merger under section 3-106 of this title of a 90 percent or more owned subsidiary into its parent, on the date notice is given or waived under section 3-106; or

    (ii) With respect to any other transaction, on the record date for determining stockholders entitled to vote on the transaction objected to;

  (2) The stock is that of the successor in a merger, unless:

    (i) The merger alters the contract rights of the stock as expressly set forth in the charter, and the charter does not reserve the right to do so; or

    (ii) The stock is to be changed or converted in whole or in part in the merger into something other than either stock in the successor or cash, scrip, or other rights or interests arising out of provisions for the treatment of fractional shares of stock in the successor; or

  (3) The stock is that of an open-end investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940 and the value placed on the stock in the transaction is its net asset value.

SECTION 3-203 PROCEDURE BY STOCKHOLDER.

(a) Specific duties.--A stockholder of a corporation who desires to receive payment of the fair value of his stock under this subtitle:

  (1) Shall file with the corporation a written objection to the proposed transaction:

    (i) With respect to a merger under section 3-106 of this title of a 90 percent or more owned subsidiary into its parent, within 30 days after notice is given or waived under section 3-106; or

    (ii) With respect to any other transaction, at or before the stockholders' meeting at which the transaction will be considered;

  (2) May not vote in favor of the transaction; and

  (3) Within 20 days after the Department accepts the articles for record, shall make a written demand on the successor for payment for his stock, stating the number and class of shares for which he demands payment.

(b) Failure to comply with section.--A stockholder who fails to comply with this section is bound by the terms of the consolidation, merger, share exchange, transfer of assets, or charter amendment.

SECTION 3-204 EFFECT OF DEMAND ON DIVIDEND AND OTHER RIGHTS.

A stockholder who demands payment for his stock under this subtitle:

  (1) Has no right to receive any dividends or distributions payable to holders of record of that stock on a record date after the close of business on the day as at which fair value is to be determined under section 3-202 of this subtitle; and

  (2) Ceases to have any rights of a stockholder with respect to that stock, except the right to receive payment of its fair value.

SECTION 3-205 WITHDRAWAL OF DEMAND.

A demand for payment may be withdrawn only with the consent of the successor.

SECTION 3-206 RESTORATION OF DIVIDEND AND OTHER RIGHTS.

(a) When rights restored.--The rights of a stockholder who demands payment are restored in full, if:

  (1) The demand for payment is withdrawn;

  (2) A petition for an appraisal is not filed within the time required by this subtitle;

  (3) A court determines that the stockholder is not entitled to relief; or

  (4) The transaction objected to is abandoned or rescinded.

(b) Effect of restoration.--The restoration of a stockholder's rights entitles him to receive the dividends, distributions, and other rights he would have received if he had not demanded payment for his stock. However, the restoration does not prejudice any corporate proceedings taken before the restoration.

SECTION 3-207 NOTICE AND OFFER TO STOCKHOLDERS.

(a) Duty of successor.--(1) The successor promptly shall notify each objecting stockholder in writing of the date the articles are accepted for record by the Department.

(2) The successor also may send a written offer to pay the objecting stockholder what it considers to be the fair value of his stock. Each offer shall be accompanied by the following information relating to the corporation which issued the stock:

  (i) A balance sheet as of a date not more than six months before the date of the offer;

  (ii) A profit and loss statement for the 12 months ending on the date of the balance sheet; and

  (iii) Any other information the successor considers pertinent.

(b) Manner of sending notice.--The successor shall deliver the notice and offer to each objecting stockholder personally or mail them to him by certified mail, return receipt requested, bearing a postmark from the United States Postal Service, at the address he gives the successor in writing, or, if none, at his address as it appears on the records of the corporation which issued the stock.

SECTION 3-208 PETITION FOR APPRAISAL; CONSOLIDATION OF PROCEEDINGS; JOINDER OF OBJECTORS.

(a) Petition for appraisal.--Within 50 days after the Department accepts the articles for record, the successor or an objecting stockholder who has not received payment for his stock may petition a court of equity in the county where the principal office of the successor is located or, if it does not have a principal office in this State, where the resident agent of the successor is located, for an appraisal to determine the fair value of the stock.

(b) Consolidation of suits; joinder of objectors.--(1) If more than one appraisal proceeding is instituted, the court shall direct the consolidation of all the proceedings on terms and conditions it considers proper.

(2) Two or more objecting stockholders may join or be joined in an appraisal proceeding.

SECTION 3-209 NOTATION ON STOCK CERTIFICATE.

(a) Submission of certificate.--At any time after a petition for appraisal is filed, the court may require the objecting stockholders parties to the proceeding to submit their stock certificates to the clerk of the court for notation on them that the appraisal proceeding is pending. If a stockholder fails to comply with the order, the court may dismiss the proceeding as to him or grant other appropriate relief.

(b) Transfer of stock bearing notation.--If any stock represented by a certificate which bears a notation is subsequently transferred, the new certificate issued for the stock shall bear a similar notation and the name of the original objecting stockholder. The transferee of this stock does not acquire rights of any character with respect to the stock other than the rights of the original objecting stockholder.

SECTION 3-210 APPRAISAL OF FAIR VALUE.

(a) Court to appoint appraisers.--If the court finds that the objecting stockholder is entitled to an appraisal of his stock, it shall appoint three disinterested appraisers to determine the fair value of the stock on terms and conditions the court considers proper. Each appraiser shall take an oath to discharge his duties honestly and faithfully.

(b) Report of appraisers--Filing.--Within 60 days after their appointment, unless the court sets a longer time, the appraisers shall determine the fair value of the stock as of the appropriate date and file a report stating the conclusion of the majority as to the fair value of the stock.

(c) Same--Contents.--The report shall state the reasons for the conclusion and shall include a transcript of all testimony and exhibits offered.

(d) Same--Service; objection.--(1) On the same day that the report is filed, the appraisers shall mail a copy of it to each party to the proceedings.

(2) Within 15 days after the report is filed, any party may object to it and request a hearing.

SECTION 3-211 ACTION BY COURT ON APPRAISERS' REPORT.

(a) Order of court.--The court shall consider the report and, on motion of any party to the proceeding, enter an order which:

  (1) Confirms, modifies, or rejects it; and

  (2) If appropriate, sets the time for payment to the stockholder.

(b) Procedure after order.--(1) If the appraisers' report is confirmed or modified by the order, judgment shall be entered against the successor and in favor of each objecting stockholder party to the proceeding for the appraised fair value of his stock.

(2) If the appraisers' report is rejected, the court may:

  (i) Determine the fair value of the stock and enter judgment for the stockholder; or

  (ii) Remit the proceedings to the same or other appraisers on terms and conditions it considers proper.

(c) Judgment includes interest.--(1) Except as provided in paragraph (2) of this subsection, a judgment for the stockholder shall award the value of the stock and interest from the date as at which fair value is to be determined under section 3-202 of this subtitle.

(2) The court may not allow interest if it finds that the failure of the stockholder to accept an offer for the stock made under section 3-207 of this subtitle was arbitrary and vexatious or not in good faith. In making this finding, the court shall consider:

  (i) The price which the successor offered for the stock;

  (ii) The financial statements and other information furnished to the stockholder; and

  (iii) Any other circumstances it considers relevant.

(d) Costs of proceedings.--(1) The costs of the proceedings, including reasonable compensation and expenses of the appraisers, shall be set by the court and assessed against the successor. However, the court may direct the costs to be apportioned and assessed against any objecting stockholder if the court finds that the failure of the stockholder to accept an offer for the stock made under section 3-207 of this subtitle was arbitrary and vexatious or not in good faith. In making this finding, the court shall consider:

  (i) The price which the successor offered for the stock;

  (ii) The financial statements and other information furnished to the stockholder; and

  (iii) Any other circumstances it considers relevant.

(2) Costs may not include attorney's fees or expenses. The reasonable fees and expenses of experts may be included only if:

  (i) The successor did not make an offer for the stock under section 3-207 of this subtitle; or

  (ii) The value of the stock determined in the proceeding materially exceeds the amount offered by the successor.

(e) Effect of judgment.--The judgment is final and conclusive on all parties and has the same force and effect as other decrees in equity. The judgment constitutes a lien on the assets of the successor with priority over any mortgage or other lien attaching on or after the effective date of the consolidation, merger, transfer, or charter amendment.

SECTION 3-212 SURRENDER OF STOCK.

The successor is not required to pay for the stock of an objecting stockholder or to pay a judgment rendered against it in a proceeding for an appraisal unless, simultaneously with payment:

  (1) The certificates representing the stock are surrendered to it, indorsed in blank, and in proper form for transfer; or

  (2) Satisfactory evidence of the loss or destruction of the certificates and sufficient indemnity bond are furnished.

SECTION 3-213 RIGHTS OF SUCCESSOR WITH RESPECT TO STOCK.

(a) General rule.--A successor which acquires the stock of an objecting stockholder is entitled to any dividends or distributions payable to holders of record of that stock on a record date after the close of business on the day as at which fair value is to be determined under section 3-202 of this subtitle.

(b) Successor in transfer of assets.--After acquiring the stock of an objecting stockholder, a successor in a transfer of assets may exercise all the rights of an owner of the stock.

(c) Successor in consolidation, merger, or share exchange.--Unless the articles provide otherwise, stock in the successor of a consolidation, merger, or share exchange otherwise deliverable in exchange for the stock of an objecting stockholder has the status of authorized but unissued stock of the successor. However, a proceeding for reduction of the capital of the successor is not necessary to retire the stock or to reduce the capital of the successor represented by the stock.

                                                                      APPENDIX H

                           REGENCY REALTY CORPORATION
              PROXY SOLICITED ON BEHALF OF BOARD OF DIRECTORS FOR
                 SPECIAL MEETING OF SHAREHOLDERS--      , 1999

The undersigned, having received the Notice of Special Meeting of Shareholders and accompanying Joint Proxy Statement and Prospectus, appoints Martin E. Stein, Jr. and Bruce M. Johnson, and each or either of them, as proxies, with full power of substitution and resubstitution, to represent the undersigned and to vote all shares of common stock of Regency Realty Corporation which the undersigned is entitled to vote at the Special Meeting of Shareholders of the
Company to be held on       , 1999 and any and all adjournments thereof, in the
manner specified.

1. Approval of the Merger Agreement dated September 23, 1998, between Pacific Retail Trust and Regency Realty Corporation, and the transactions contemplated thereby.

           [_] FOR     [_] AGAINST   [_] ABSTAIN

Approval of Proposal 1 is conditioned on approval of Proposals 2 and 3.

2. Approval of Amendments to Sections 5.1 and 5.14 of the Articles of Incorporation (a) to permit SC-USRealty to acquire the shares issuable to it in the merger and (b) to preserve Regency's ability to requalify as, and maintain its status at that time as, a domestically controlled REIT if stock ownership by Non-U.S. Persons permits.

           [_] FOR     [_] AGAINST   [_] ABSTAIN

Approval of Proposal 2 is conditioned on approval of Proposal 1.

3. Approval of Amendment No. 1 to the Regency Realty Corporation 1993 Long Term Omnibus Plan to increase the number of shares available for award under the Plan in order to permit Regency to grant substitute options to Pacific Retail employees, officers and non-employee directors.

           [_] FOR     [_] AGAINST   [_] ABSTAIN

Approval of Proposal 3 is conditioned on approval of Proposal 1.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" EACH PROPOSAL.

SHOULD ANY OTHER MATTERS REQUIRING A VOTE OF THE SHAREHOLDERS ARISE, INCLUDING MATTERS INCIDENT TO THE CONDUCT OF THE MEETING, THE ABOVE NAMED PROXIES ARE AUTHORIZED TO VOTE THE SAME IN ACCORDANCE WITH THEIR BEST JUDGMENT IN THE INTEREST OF THE COMPANY. THE BOARD OF DIRECTORS IS NOT AWARE OF ANY MATTER WHICH IS TO BE PRESENTED FOR ACTION AT THE MEETING OTHER THAN THE MATTERS SET FORTH HEREIN.

DATED:    , 199

                                          _______________________________(SEAL)

                                          _______________________________(SEAL)

                                          (Please sign exactly as name or
                                          names appear hereon. Executors,
                                          administrators, trustees or other
                                          representatives should so indicate
                                          when signing.)

                                                                     APPENDIX I

                             PACIFIC RETAIL TRUST

      PROXY SOLICITED ON BEHALF OF BOARD OF TRUSTEES FOR SPECIAL MEETING
                      OF SHAREHOLDERS --JANUARY 29, 1999

The undersigned shareholder of Pacific Retail Trust, a Maryland real estate investment trust ("Pacific Retail"), hereby appoints Dennis H. Alberts, Jane
E. Mody and James G. Buis, and each or any of them, as proxies for the undersigned, with full power of substitution and resubstitution in each of them, to attend the Special Meeting of Shareholders of Pacific Retail to be
held on January 29, 1999,        , at   a.m., central time, at the offices of
Pacific Retail, 8140 Walnut Hill Lane, Suite 400, Dallas, Texas 75231 and any and all adjournments or postponements thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby revokes any proxy previously given with respect to such meeting.

The undersigned acknowledges receipt of the Notice of Special Meeting of Shareholders and accompanying Joint Proxy Statement and Prospectus.

THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST AS INSTRUCTED BELOW. IF THIS PROXY IS EXECUTED BUT NO INSTRUCTION IS GIVEN, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST "FOR" THE MERGER AND IN THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

1. Approval and adoption of the Merger Agreement, dated September 23, 1998, between Pacific Retail Trust and Regency Realty Corporation, and the transactions contemplated thereby.

                     [_] FOR    [_] AGAINST    [_] ABSTAIN

2. TO VOTE AND OTHERWISE REPRESENT THE UNDERSIGNED ON ANY OTHER MATTER WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF IN THE DISCRETION OF THE PROXY HOLDER.

                            [_] FOR    [_] AGAINST

THE BOARD OF TRUSTEES IS NOT AWARE OF ANY MATTER WHICH IS TO BE PRESENTED FOR ACTION AT THE MEETING OTHER THAN THE MATTERS SET FORTH HEREIN.

Dated:      , 19

                                          _____________________________________
                                          _____________________________________
                                          (Please sign exactly as name or
                                          names appear hereon. If the shares
                                          are held jointly, each holder should
                                          sign. When signing as attorney,
                                          executor, administrator, trustee,
                                          guardian or as an officer signing
                                          for a corporation, please give full
                                          title under signature.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Regency's officers and directors are and will be indemnified under Florida law and the charter and by-laws of Regency.

The Florida Business Corporation Act (the "Florida Act") permits a Florida corporation to indemnify a present or former director or officer of the corporation (and certain other persons serving at the request of the corporation in related capacities) for liabilities, including legal expenses, arising by reason of service in such capacity if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and in any criminal proceeding if such person had no reasonable cause to believe his conduct was unlawful. However, in the case of actions brought by or in the right of the corporation, no indemnification may be made with respect to any matter as to which such director or officer shall have been adjudged liable, except in certain limited circumstances.

Article X of Regency's bylaws provides that Regency shall indemnify directors and executive officers to the fullest extent now or hereafter permitted by the Florida Act. In addition, Regency has entered into Indemnification Agreements with its directors and executive officers in which Regency has agreed to indemnify such persons to the fullest extent now or hereafter permitted by the Florida Act.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits

The exhibits to this Registration Statement are listed in the Exhibit Index, which appears immediately after the signature page and is incorporated herein by this reference.

(b) Financial Statement Schedules

Schedule III of Regency: Real Estate and Accumulated Depreciation as of December 31, 1997 (found at page S-2 of Regency's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and incorporated herein by reference.

The Independent Auditors' Report on the above-referenced schedule of Regency is found at page S-1 of Regency's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and incorporated herein by reference.

All other schedules are omitted because they are not applicable, or because the required information is included in the financial statements of Regency or notes thereto incorporated herein by reference.

Schedule III of Pacific Retail: Real Estate and Accumulated Depreciation as of December 31, 1997 on page S-1 of this Registration Statement.

All other schedules are omitted because they are not applicable, or because the required information is included in the financial statements of Pacific Retail or notes thereto incorporated herein by reference.

(c) Reports, Opinions and Appraisals

Not Applicable.

ITEM 22.  Undertakings

  The undersigned registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or material change to such information in the registration statement.

  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Company hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the annual report of a Company pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Regency pursuant to the provisions discussed in Item 20 or otherwise, Regency has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a Company of expenses incurred or paid by a director, officer or controlling person of Regency in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Regency will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Company hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed after the effective date of this Registration Statement through the date of responding to the request.

The undersigned Company hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

                                   SIGNATURES

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, REGENCY HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF JACKSONVILLE, STATE OF FLORIDA, ON DECEMBER 21, 1998.

                                          Regency Realty Corporation

                                                             *
                                          By: _________________________________
                                                   MARTIN E. STEIN, JR.,
                                             CHAIRMAN OF THE BOARD, PRESIDENT
                                                AND CHIEF EXECUTIVE OFFICER

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

                                                            *
       December 21, 1998                  _____________________________________
Date: _______________________________              MARTIN E. STEIN, JR.,
                                             CHAIRMAN OF THE BOARD, PRESIDENT
                                                AND CHIEF EXECUTIVE OFFICER

                                                  /s/ Bruce M. Johnson
       December 21, 1998                  _____________________________________
Date: _______________________________                BRUCE M. JOHNSON,
                                              MANAGING DIRECTOR AND PRINCIPAL
                                                     FINANCIAL OFFICER

                                                /s/ J. Christian Leavitt
       December 21, 1998                  _____________________________________
Date: _______________________________              J. CHRISTIAN LEAVITT,
                                                VICE PRESIDENT, SECRETARY,
                                            TREASURER AND PRINCIPAL ACCOUNTING
                                                          OFFICER

                                                         /s/  *
       December 21, 1998                  _____________________________________
Date: _______________________________                  JOAN W. STEIN
                                              CHAIRMAN EMERITUS AND DIRECTOR

                                                          /s/ *
       December 21, 1998                  _____________________________________
Date: _______________________________                RICHARD W. STEIN,
                                                         DIRECTOR

                                                          /s/ *
       December 21, 1998                  _____________________________________
Date: _______________________________                EDWARD L. BAKER,
                                                         DIRECTOR

                                                          /s/ *
       December 21, 1998                  _____________________________________
Date: _______________________________                RAYMOND L. BANK,
                                                         DIRECTOR

                                                          /s/ *
       December 21, 1998                  _____________________________________
Date: _______________________________            J. ALEXANDER BRANCH III,
                                                         DIRECTOR

                                                          /s/ *
       December 21, 1998                  _____________________________________
Date: _______________________________                 A.R. CARPENTER,
                                                         DIRECTOR

                                                          /s/ *
       December 21, 1998                  _____________________________________
Date: _______________________________               J. DIX DRUCE, JR.,
                                                         DIRECTOR

                                                          /s/ *
       December 21, 1998                  _____________________________________
Date: _______________________________               ALBERT ERNEST, JR.,
                                                         DIRECTOR

                                                          /s/ *
       December 21, 1998                  _____________________________________
Date: _______________________________                DOUGLAS S. LUKE,
                                                         DIRECTOR

                                                          /s/ *
       December 21, 1998                  _____________________________________
Date: _______________________________                MARY LOU ROGERS,
                                                         DIRECTOR

                                                          /s/ *
       December 21, 1998                  _____________________________________
Date: _______________________________                 JONATHAN SMITH,
                                                         DIRECTOR

                                                          /s/ *
       December 21, 1998                  _____________________________________
Date: _______________________________                LEE S. WIELANSKY,
                                                         DIRECTOR

                             /s/ Bruce M. Johnson
                     _____________________________________
                               BRUCE M. JOHNSON
                               ATTORNEY-IN-FACT

                                 EXHIBIT INDEX

   2.1    Agreement and Plan of Merger dated September 23, 1998 (attached as
          Annex A to the Joint Proxy Statement and Prospectus included in this
          Registration Statement).
   3.1    Restated Articles of Incorporation of Regency Realty Corporation as
          amended to date (filed as an exhibit to Regency's Form 10-Q for the quarter ended June 30, 1998, and incorporated herein by reference).
   3.1(a) Form of Articles of Amendment to Articles of Incorporation
          Designating the Preferences, Rights and Limitations of Series 1
          Cumulative Convertible Redeemable preferred stock (attached as Annex
          F to the Joint Proxy Statement).
   3.1(b) Form of Articles of Amendment to Articles of Incorporation
          Designating the Preferences, Rights and Limitations of Series 2
          Cumulative Convertible Redeemable preferred stock (attached as Annex
          F to the Joint Proxy Statement).
   3.2    Restated bylaws of Regency Realty Corporation (filed as an exhibit to
          Regency's Form 10-Q for the quarter ended June 30, 1998, and incorporated herein by reference).
   4.     See exhibits 3.1 and 3.2 for provisions of the Articles of
          Incorporation and bylaws of Regency Realty Corporation defining rights of security holders.
 * 5.     Opinion of Foley & Lardner as to legality of securities.
 * 8.1.   Opinion of Mayer, Brown & Platt as to tax matters relating to the merger.
   8.2    Opinion of Foley & Lardner as to REIT status.
   9.1.   Shareholder Voting Agreement among Security Capital U.S. Realty,
          Security Capital Holdings S.A., Regency Realty Corporation and
          Pacific Retail Trust dated September 23, 1998 (filed as an exhibit to
          Amendment 8 to Schedule 13D of Security Capital U.S. Realty and
          incorporated herein by reference).
   9.2    Transfer Restriction Agreement among Security Capital Holdings S.A.
          and Regency Realty Corporation dated as of September 23, 1998 (filed as an exhibit to Amendment 8 to Schedule 13D of Security Capital U.S.
          Realty and incorporated herein by reference).
 *10.     Amendment No. 1 to Regency 1993 Long Term Omnibus Plan.
 *12.     Statements regarding computation of ratios.
  23.1    Consent of KPMG Peat Marwick LLP.
  23.2    Consent of PricewaterhouseCoopers LLP.
  23.3    Consent of Foley & Lardner (included in Exhibits 5 and 8.2).
 *23.4    Consent of Mayer, Brown & Platt (included in Exhibit 8.1).
 *23.5    Consent of Prudential Securities Incorporated.
  23.6    Consent of Goldman, Sachs & Co. (to be filed by amendment)
 *23.7    Consent of John T. Kelley
 *23.8    Consent of John C. Schweitzer
 *23.9    Consent of Terry N. Worrell
 *23.10   Consent of Jeffrey A. Cozad
 *23.11   Consent of Dennis H. Alberts
  99.1    Road Show Slide Presentation

--------
* Previously filed